Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-192233

Bank 1440 Proxy Statement	Alamogordo Financial Corp. Prospectus

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of Bank 1440:

Your board of directors has agreed to a transaction that will result in the merger of Bank 1440 with BANK’34, a subsidiary of Alamogordo Financial Corp. You are being asked to approve the merger by approving the merger agreement at a special meeting of shareholders to be held on June 26, 2014.

If the merger agreement is approved at the special meeting, subject to the other conditions of the agreement, Bank 1440 will be merged into BANK’34, with BANK’34 as the surviving entity. In connection with the merger, each holder of Bank 1440 common stock and preferred stock will receive for each of his or her shares: (1) $0.94 in cash (the “Cash Consideration”); and (2) 0.17064 shares of Alamogordo Financial Corp. common stock (the “Stock Consideration”).

We expect the merger to be tax-free for federal income tax purposes to Bank 1440 shareholders with respect to the stock you receive in exchange for your shares of Bank 1440 common or preferred stock. The common stock of Alamogordo Financial Corp. is quoted on the OTCQB under the symbol “ALMG.” The closing price of Alamogordo Financial Corp. common stock on May 12, 2014 was $15.17. Based on this price, if the merger is consummated, Bank 1440 common and preferred shareholders would receive total merger consideration valued at $7.9 million, and Bank 1440 shareholders would receive $0.94 in cash and stock valued at $3.53 per share in exchange for each share of their Bank 1440 common or preferred stock and cash. Based on the closing price of Alamogordo Financial Corp. common stock on March 31, 2014, which is the last day on which shares of Alamogordo Financial Corp. common stock traded preceding the public announcement of the increase in the consideration to be paid to shareholders of Bank 1440 in the proposed merger, this value was $3.58 per share.

After careful consideration, the board of directors of Bank 1440 has determined that the merger is in the best interests of shareholders and recommends that Bank 1440 shareholders vote “FOR” the proposal to approve the merger agreement.

This proxy statement/prospectus contains information that you should consider in evaluating the merger agreement and the proposed merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 10 for a discussion of certain risk factors relating to the merger agreement and the merger.

We cannot complete the merger unless Bank 1440’s shareholders approve the merger agreement and we obtain all applicable regulatory approvals. Whether or not you plan to attend the special meeting of shareholders of Bank 1440, please complete and return the enclosed proxy card. Your vote is important. If you do not return your proxy card, it will have the effect as a vote against the proposed merger.

/s/ Michael Mandell	/s/ Brian Ruisinger
Michael Mandell	Brian Ruisinger
Chairman of the Board of Directors	Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or completeness of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated May 13, 2014 and is first being mailed to Bank 1440 shareholders on or about May 23, 2014.

BANK 1440
7010 East Chauncey Lane, Suite 120

Phoenix, Arizona 85054

Notice of Special Meeting of Shareholders to be held on June 26, 2014

A special meeting of shareholders of Bank 1440 will be held at 6:00. p.m., local time, on June 26, 2014 at the Pinnacle Peak Country Club, 8701 E. Pinnacle Peak Road, Scottsdale, Arizona. Any adjournments or postponements of the special meeting will be held at the same location.

At the special meeting, you will be asked to:

1.	Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 25, 2013, as amended, by and among Alamogordo Financial Corp., BANK’34 and Bank 1440;

2.	Consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

3.	Transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

A copy of the Agreement and Plan of Merger, as amended, which is referred to as the “merger agreement,” is included as Annex A to the accompanying proxy statement/prospectus. The enclosed proxy statement/prospectus describes the merger agreement and the proposed merger in detail. We urge you to read these materials carefully. The enclosed proxy statement/prospectus forms a part of this notice.

The board of directors of Bank 1440 recommends that Bank 1440 shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies to vote in favor of the merger agreement.

The board of directors of Bank 1440 has fixed the close of business on May 5, 2014 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important. Your proxy is being solicited by the Bank 1440 board of directors. The proposal to approve the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Bank 1440 common stock and Bank 1440 preferred stock, voting together as one class, in order for the proposed merger to be consummated. Whether or not you plan to attend the special meeting in person, please complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

As a shareholder of Bank 1440, you have the right to demand an appraisal of the fair value of your shares of Bank 1440 common stock and Bank 1440 preferred stock under applicable provisions of Arizona law by an Arizona court of law located in Maricopa County, Arizona, the county in which Bank 1440’s headquarters are located. In order to perfect appraisal rights, you must give written notice of your intent to exercise dissenters’ rights before the merger agreement is voted on at the special meeting and you must not vote in favor of the merger agreement. A copy of the sections of the Arizona Revised Statutes pertaining to appraisal rights is included as Annex C to the accompanying proxy statement/prospectus.

If you have more questions about the merger, or how to submit your proxy, please contact Brian Ruisinger, Chief Executive Officer of Bank 1440, at (623) 463-1440 or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact Bank 1440’s Secretary, Ray Russell, at (623) 463-1440.

By Order of the Board of Directors

/s/ Ray Russell
Ray Russell
Secretary

Phoenix, Arizona

May 13, 2014

Annex A	Merger Agreement
Annex B	Fairness Opinion of FIG Partners LLC
Annex C	Title 10, Chapter 13 of the Arizona Revised Statutes – Appraisal Rights
Annex D	Financial Statements of Alamogordo Financial Corp.
Annex E	Financial and Other Information of Bank 1440

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What am I being asked to vote on? What is the proposed transaction?

A:	You are being asked to vote on the approval of a merger agreement, as amended, that provides for the merger of Bank 1440 into BANK’34. The Bank 1440 board of directors has determined that the proposed merger is in the best interests of Bank 1440 shareholders, has approved the merger agreement and recommends that Bank 1440 shareholders vote “FOR” the approval of the merger agreement.

Q:	What will I be entitled to receive in the merger?

A:	Under the merger agreement, each holder of Bank 1440 common stock and Bank 1440 preferred stock will receive for each of his or her shares: (1) $0.94 in cash (the “Cash Consideration”); and (2) 0.17064 shares of Alamogordo Financial Corp. common stock (the “Stock Consideration”).

Alamogordo Financial Corp. will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of Alamogordo Financial Corp. common stock that you would otherwise be entitled to receive. See “Description of the Merger—Consideration to be Received in the Merger” on page 48 and “Description of Alamogordo Financial Corp. Capital Stock” on page 73.

Q:	What will my dividends be after the merger?

A:	Alamogordo Financial Corp. does not currently pay a dividend, and has not paid a dividend since August 2011. See “Comparative Per Share Data.” Although Alamogordo Financial Corp. may elect to pay dividends in the future, there is no guarantee that Alamogordo Financial Corp. will do so. Any dividends on Alamogordo Financial Corp. common stock will be declared at the discretion of the Alamogordo Financial Corp. board of directors. The level of any dividends that may be paid by Alamogordo Financial Corp. will be affected by the ability of AF Mutual Holding Company, Alamogordo Financial Corp.’s majority stockholder, to waive the receipt of dividends. AF Mutual Holding Company’s regulator, the Board of Governors of the Federal Reserve System, has implemented regulations that make such a dividend waiver more difficult to attain, including the requirement to obtain the approval of the members of AF Mutual Holding Company (depositors of BANK’34). In the future, this may result in either additional cost to Alamogordo Financial Corp. and/or the decision not to pay dividends. See “Risk Factors – Risks Related to Alamogordo Financial Corp. – The amount of dividends Alamogordo Financial Corp. pays on its common stock, if any, may be limited by Federal Reserve Board policy and the ability of AF Mutual Holding Company to waive receipt of dividends.”

Q:	How do I exchange my stock certificates?

A:	Shortly after the merger, Alamogordo Financial Corp.’s transfer agent will mail to each holder of record of Bank 1440 common or preferred stock a transmittal letter with instructions on how to surrender certificates representing shares of Bank 1440 common stock for the merger consideration. If your shares are held in a brokerage account, this exchange will occur automatically without any action on your part. Please do not send your Bank 1440 stock certificates with your proxy card.

Q:	What if I do not have stock certificates?

A:	If you have lost your stock certificates, or if your shares of Bank 1440 common stock or Bank 1440 preferred stock were issued to you in “non-certificated” or “direct registration” form, the election form will contain specific instructions.

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Q:	What are the tax consequences of the merger to me?

A:	No gain or loss should be recognized with respect to the stock you receive in exchange for your shares of Bank 1440 common or preferred stock. However, you will not be permitted to recognize any loss for federal income tax purposes with respect to the cash you receive. Any recognized gain could be taxed as a capital gain or a dividend.

Q:	Am I entitled to appraisal rights?

A:	Yes. Arizona law provides you with appraisal rights in the merger. This means that you have the right to demand payment of an amount equal to the fair value of your shares, which may include a determination of the fair value of your shares by the Arizona courts. In order to perfect appraisal rights, you must (1) deliver to Bank 1440, before the special meeting of Bank 1440 shareholders or at the special meeting but before the vote is taken, a written notice of your intent to demand payment under applicable law for your shares of Bank 1440 common stock or Bank 1440 preferred stock, and (2) not vote in favor of the merger. Notices should be addressed to Bank 1440’s Secretary and sent to 7010 East Chauncey Lane, Suite 120, Phoenix, Arizona 85054. Your failure to follow exactly the procedures specified under Arizona law will result in the loss of your appraisal rights. A copy of the section of the Arizona Revised Statutes pertaining to dissenters’ rights is provided as Annex C to this document. See “Appraisal Rights” on page 32 for a more detailed description of your rights.

Q:	Why do Bank 1440 and BANK’34 want to merge?

A:	Bank 1440 believes that the proposed merger will provide Bank 1440 shareholders with substantial benefits, and Alamogordo Financial Corp. believes that the merger will further its strategic growth plans, including the ability to provide full financial services in Maricopa County, Arizona, where it currently operates a lending office. As a larger company, BANK’34 can provide the capital and resources that Bank 1440 needs to compete more effectively and to offer a broader range of products and services to better serve its banking customers. To review the reasons for the merger in more detail, see “Description of the Merger—Alamogordo Financial Corp.’s Reasons for the Merger” on page 47 and “Description of the Merger—Bank 1440’s Reasons for the Merger and Recommendation of the Board of Directors” on page 34.

Q:	What vote is required to approve the merger agreement?

A:	Holders of a majority of the outstanding shares of Bank 1440 common stock and Bank 1440 preferred stock entitled to vote, voting together as one class, must vote in favor of the proposal to approve the merger agreement. Alamogordo Financial Corp. shareholders are not required to vote, and will not be voting on the merger agreement.

Q:	When and where is the Bank 1440 special meeting?

A:	The special meeting of Bank 1440 shareholders is scheduled to take place at the Pinnacle Peak Country Club, 8701 E. Pinnacle Peak Road, Scottsdale, Arizona at 6:00 p.m., local time, on June 26, 2014.

Q:	Who is entitled to vote at the Bank 1440 special meeting?

A:	Holders of shares of Bank 1440 common stock and Bank 1440 preferred stock at the close of business on May 5, 2014, which is the record date, are entitled to vote on the proposal to approve the merger agreement. As of the record date, 2,045,022 shares of Bank 1440 common stock and 180,814 shares of Bank 1440 preferred stock were outstanding and entitled to vote.

Q:	If I plan to attend the Bank 1440 special meeting in person, should I still return my proxy?

A:	Yes. Whether or not you plan to attend the Bank 1440 special meeting, you should complete and return the enclosed proxy card. The failure of a Bank 1440 shareholder to vote in person or by proxy will have the same effect as a vote “AGAINST” the merger agreement.

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Q:	What do I need to do now to vote my shares of Bank 1440 common stock and Bank 1440 preferred stock?

A:	After you have carefully read and considered the information contained in this proxy statement/prospectus, please complete, sign, date and mail your proxy card in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not return a properly executed proxy card and do not vote at the special meeting, this will have the same effect as a vote AGAINST the merger agreement. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted in favor of approval of the merger agreement. You may change your vote or revoke your proxy before the special meeting by filing with the Secretary of Bank 1440 a duly executed revocation of proxy, submitting a new proxy card with a later date, or voting in person at the special meeting.

Q:	If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker will not be able to vote your shares of Bank 1440 common stock or Bank 1440 preferred stock on the proposal to approve the merger agreement unless you provide instructions on how to vote. Please instruct your broker how to vote your shares, following the directions that your broker provides. If you do not provide instructions to your broker on the proposal to approve the merger agreement, your shares will not be voted, and this will have the effect of voting AGAINST the merger agreement. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:	When is the merger expected to be completed?

A:	We will try to complete the merger as soon as possible. Before that happens, the merger agreement must be approved by Bank 1440’s shareholders and we must obtain the necessary regulatory approvals. Assuming holders of at least a majority of the outstanding shares of Bank 1440 common stock and Bank 1440 preferred stock, voting together as one class, vote in favor of the merger agreement and we obtain the other necessary regulatory approvals, we expect to complete the merger in the second half of 2014.

Q:	Is completion of the merger subject to any conditions besides shareholder approval?

A:	Yes. The transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied. To review the conditions of the merger in more detail, see “Description of the Merger—Conditions to Completing the Merger” on page 56.

Q:	Who can answer my other questions?

A:	If you have more questions about the merger, or how to submit your proxy, please contact Brian Ruisinger, Chief Executive Officer of Bank 1440, at (623) 463-1440, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact Bank 1440’s Secretary, Ray Russell, at (623) 463-1440.

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SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the documents attached to this proxy statement/prospectus.

The Companies

Alamogordo Financial Corp.
500 East 10th Street
Alamogordo, New Mexico 88310

(575) 437-9334

Alamogordo Financial Corp., a federal corporation, is a savings and loan holding company headquartered in Alamogordo, New Mexico. Alamogordo Financial Corp.’s common stock is quoted on the OTCQB under the symbol “ALMG.” Approximately 69.6% of Alamogordo Financial Corp.’s outstanding shares are owned by AF Mutual Holding Company, a federal corporation and a mutual holding company. Alamogordo Financial Corp. conducts its operations primarily through its wholly owned subsidiary, BANK’34, a federally chartered savings and loan association. BANK’34 operates from two offices in Alamogordo and Las Cruces, New Mexico, as well as a lending office in Scottsdale, Arizona. BANK’34 is a community-oriented savings institution offering traditional financial services to consumers in Otero and Dona Ana Counties and in the surrounding counties in New Mexico, and in Maricopa and Pinal Counties in Arizona. BANK’34’s business model primarily involves attracting deposits from the general public and originating residential real estate loans (including multi-family residential real estate loans), as well as commercial real estate loans (including construction loans), commercial and industrial loans and consumer and other loans. At December 31, 2013, Alamogordo Financial Corp. had total assets of $167.0 million, total deposits of $131.0 million, and shareholders’ equity of $22.4 million.

Bank 1440

7010 East Chauncey Lane, Suite 120
Phoenix, Arizona 85054

(623) 463-1440

Bank 1440 is an Arizona-chartered commercial bank headquartered in Phoenix, Arizona. Bank 1440’s common stock is quoted on the OTCQB under the symbol “BFFO.” Bank 1440 operates from two offices in Phoenix and Peoria, Arizona. Bank 1440 is principally engaged in the business of accepting deposits from the general public through a variety of deposit programs and investing these funds by originating loans in its market area, including loans secured by one- to four-family residential properties, loans secured by multi-family residential and non-residential properties, construction loans, second mortgage loans on single-family residences, home equity lines of credit, commercial non-mortgage loans, and both secured and unsecured consumer loans, including loans secured by deposits. At December 31, 2013, Bank 1440 had total assets of $82.5 million, total deposits of $71.5 million and total shareholders’ equity of $10.7 million.

Special Meeting of Shareholders; Required Vote (page 30)

A special meeting of Bank 1440 shareholders is scheduled to be held at the Pinnacle Peak Country Club, 8701 E. Pinnacle Peak Road, Scottsdale, Arizona at 6:00 p.m., local time, on June 26, 2014. At the special meeting, you will be asked to vote on a proposal to approve the merger agreement between BANK’34 and Bank 1440. You also will be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement.

Only Bank 1440 shareholders of record as of the close of business on May 5, 2014 are entitled to notice of, and to vote at, the Bank 1440 special meeting and any adjournments or postponements of the meeting.

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Bank 1440 common stock and Bank 1440 preferred stock entitled to vote, voting together as one class. As of May 5, 2014, there were 2,045,022 shares of Bank 1440 common stock and 180,814 shares of Bank

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1440 preferred stock outstanding. The directors and executive officers of Bank 1440 (and their affiliates), as a group, beneficially owned 127,661 shares of Bank 1440 common stock, representing 6.24% of the outstanding shares of Bank 1440 common stock, and 1,500 shares of Bank 1440 preferred stock, representing 0.01% of the outstanding shares of Bank 1440 preferred stock, as of May 5, 2014. Certain directors of Bank 1440, who collectively own 56,500 shares of Bank 1440 common stock (2.76% of the outstanding shares of Bank 1440 common stock as of May 5, 2014) and 1,500 shares of Bank 1440 preferred stock (0.01% of the outstanding shares of Bank 1440 preferred stock as of May 5, 2014) have agreed to vote their shares in favor of the merger at the special meeting. This amount does not include shares that may be acquired upon the exercise of stock options. No approval of the merger or merger agreement by Alamogordo Financial Corp. shareholders is required.

The Merger and the Merger Agreement (page 34)

The merger of Bank 1440 into BANK’34 is governed by a merger agreement. The merger agreement provides that if all of the conditions are satisfied or waived, Bank 1440 will be merged with and into BANK’34 with BANK’34 as the surviving entity. We encourage you to read the merger agreement, which is included as Annex A to this proxy statement/prospectus.

What Bank 1440 Shareholders Will Receive in the Merger (page 48)

Under the merger agreement, each holder of Bank 1440 common stock and Bank 1440 preferred stock will receive for each of his or her shares: (1) $0.94 in cash (the “Cash Consideration”); and (2) 0.17064 shares of Alamogordo Financial Corp. common stock (the “Stock Consideration”). Based upon Alamogordo Financial Corp’s. closing price as of May 12, 2014, the transaction is valued at approximately $3.53 per share of Bank 1440 stock ($0.94 in cash and $2.59 of Alamogordo Financial Corp. common stock), or approximately $7.9 million in the aggregate.

The following table shows the increase in the value per share based upon total deal value of $7.2 million under the previous terms of the merger agreement and also using the closing price as of May 12, 2014.

Per Share Value of Bank 1440 Common and Preferred Stock

Under terms of original merger agreement	$3.23
Under terms of amended merger agreement	$3.53

Exchange of Bank 1440 Options and Bank 1440 Warrants (page 49)

Bank 1440 is obligated under the terms of the merger agreement to use its best efforts to cause all holders of outstanding options or warrants to acquire shares of Bank 1440 common stock or Bank 1440 preferred stock that have an exercise price that is less than $4.70, whether or not vested, to exchange such Bank 1440 options and Bank 1440 warrants, immediately prior to the Effective Time, for a cash payment equal to the number of shares of Bank 1440 common stock or Bank 1440 preferred stock subject to the Bank 1440 option or Bank 1440 warrant at the effective time multiplied by the amount by which $4.70 exceeds the exercise price per share of the Bank 1440 option or Bank 1440 warrant. Bank 1440 is also obligated to use its best efforts to cause all holders of Bank 1440 options and Bank 1440 warrants that have an exercise price that is greater than $4.70, whether or not vested, to cancel such Bank 1440 option or Bank 1440 warrant, without any consideration. In addition, the parties have discussed the possibility of offering a nominal amount of consideration to holders of Bank 1440 options and Bank 1440 warrants with an exercise price greater than $4.70 to induce such persons to cancel their options and/or warrants. In connection with these efforts, Bank 1440 intends to engage in a tender offer to: (1) acquire outstanding Bank 1440 options with an exercise price of less than $4.70 for a cash payment equal to the number of shares of Bank 1440 common stock or Bank 1440 preferred stock subject to the option multiplied by the amount by which $4.70 exceeds the exercise price per share of the Bank 1440 option; and (2) acquire outstanding Bank 1440 options

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and Bank 1440 warrants with an exercise price greater than $4.70 for a nominal amount of consideration to be determined by the parties.

At the effective time, all outstanding and unexercised Bank 1440 options and Bank 1440 warrants that were not exchanged or cancelled as described above will vest and then cease to represent an option or warrant to purchase Bank 1440 common stock or Bank 1440 preferred stock and will be converted automatically into options or warrants, as applicable, to purchase Alamogordo Financial Corp. common stock. The options and warrants to purchase Alamogordo Financial Corp. common stock will be identical in all respects to the Bank 1440 options and Bank 1440 warrants, except that:

·	the number of shares of Alamogordo Financial Corp. common stock purchasable upon exercise of the resulting Alamogordo Financial Corp. option or warrant will be reduced to a number equal to (1) the number of shares of Bank 1440 common stock that were purchasable under the Bank 1440 option or Bank 1440 warrant multiplied by (B) 0.17064, rounded down to the nearest whole share; and

·	the per share exercise price for each resulting Alamogordo Financial Corp. option and warrant will be increased to a price equal to (1) the per share exercise price of the Bank 1440 option or Bank 1440 warrant divided by (B) 0.17064, rounded up to the nearest cent.

Comparative Market Prices (page 29)

The following table shows the closing price per share of Alamogordo Financial Corp. common stock, the closing price per share of Bank 1440 common stock and the equivalent price per share of Bank 1440 common stock, giving effect to the merger: on June 25, 2013, which is the last day on which shares of Alamogordo Financial Corp. common stock traded preceding the public announcement of the proposed merger; on March 31, 2014, which is the last day on which shares of Alamogordo Financial Corp. common stock traded preceding the public announcement of the amendment to the merger agreement; and on May 12, 2014, the most recent practicable date before the mailing of this proxy statement/prospectus. The equivalent price per share of Bank 1440 common stock was computed by adding: (1) the price of a share of Alamogordo Financial Corp. common stock multiplied by 0.17064 and (2) and $0.94. See “Description of the Merger—Consideration to be Received in the Merger.”

	Alamogordo Financial Corp. Common Stock	Bank 1440 Common Stock	Equivalent Price Per Share of Bank 1440 Common Stock

June 25, 2013	$16.25	$1.10	$3.71
March 31, 2014	$15.50	$3.05	$3.58
May 12, 2014	$15.17	$3.30	$3.53

The equivalent price per share set forth in this table is based upon the consideration established in the amendment to the merger agreement dated April 1, 2014 even though the amendment had not been executed as of the June 25, 2013 date in the table. Under the previous terms of the merger agreement, the equivalent price per share of Bank 1440 common stock as of June 25, 2013 was $3.41. In addition, as indicated on the previous page under “What Bank 1440 Shareholders Will Receive in the Merger,” using closing prices as of May 12, 2014, the per share value of Bank 1440 common stock and preferred stock would have been $3.23 under the terms of the original merger agreement compared to the $3.53 under the terms of the amended merger agreement as set forth in this table.

Recommendation of Bank 1440 Board of Directors (page 38)

The Bank 1440 board of directors has approved the merger agreement and the proposed merger. The Bank 1440 board believes that the merger agreement, including the merger contemplated by the merger agreement, is fair to, and in the best interests of, Bank 1440 and its shareholders, and therefore recommends that Bank 1440 shareholders vote “FOR” the proposal to approve the merger agreement. In reaching this decision, Bank

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1440’s board of directors considered many factors, which are described in the section captioned “Description of the Merger—Bank 1440’s Reasons for the Merger and Recommendation of the Board of Directors.”

Bank 1440’s Financial Advisor Believes the Merger Consideration is Fair to Shareholders (page 40)

In deciding to approve the merger, Bank 1440’s board of directors considered the opinion, dated June 24, 2013, of FIG Partners LLC, which served as financial advisor to Bank 1440’s board of directors, that the initial merger consideration was fair to the holders of Bank 1440 common stock and Bank 1440 preferred stock from a financial point of view. Bank 1440’s board of directors has subsequently received a new opinion, dated April 10, 2014, of FIG Partners LLC, that the merger consideration of 0.17064 shares of Alamogordo Financial Corp. and $0.94 in cash for each share of Bank 1440 common stock and preferred stock is fair to the holders of Bank 1440 common stock and Bank 1440 preferred stock from a financial point of view. A copy of this opinion is included as Annex B to the proxy statement/prospectus. You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by FIG Partners LLC. Bank 1440 has agreed to pay FIG Partners LLC fees totaling $55,000 for its services in connection with the merger.

Regulatory Approvals (page 53)

Under the terms of the merger agreement, the merger cannot be completed unless it is first approved by the Office of the Comptroller of the Currency (the “OCC”), the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Arizona Department of Financial Institutions (the “Arizona Department”). Alamogordo Financial Corp. has filed the required applications with the Office of the Comptroller of the Currency, the Federal Reserve Board and the Arizona Department. As of the date of this document, Alamogordo Financial Corp. has not received any regulatory approvals of the merger, but does not know of any reason why it would not be able to obtain these approvals in a timely manner. Alamogordo Financial Corp. cannot be certain when or if it will receive OCC, Federal Reserve Board and Arizona Department approval.

Conditions to the Merger (page 56)

The completion of the merger is subject to the fulfillment of a number of conditions, including:

·	approval of the merger agreement at the special meeting by the holders of a majority of the outstanding shares of Bank 1440 common stock and Bank 1440 preferred stock entitled to vote;

·	approval of the merger by the appropriate regulatory authorities without conditions that would materially and adversely impact the economic or business benefits of the merger to Alamogordo Financial Corp.;

·	receipt by the parties of an opinion from Alamogordo Financial Corp’s counsel or independent public accounting firm to the effect that the merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

·	receipt of any required third party consents;

·	the continued accuracy of representations and warranties made on the date of the merger agreement; and

·	the cancellation or exchange of such number of Bank 1440 options and Bank 1440 warrants such that, following the effective time of the merger,

o	AF Mutual Holding Company owns at least 51% of the pro forma outstanding Alamogordo Financial Corp. common stock; and

o	the holders of record of Alamogordo Financial Corp. common stock (other than AF Mutual Holding Company) immediately prior to the effective time of the merger own a majority of the pro forma outstanding Alamogordo Financial Corp. common stock that is not owned by AF Mutual Holding Company.

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Termination (page 64)

The merger agreement may be terminated by mutual written consent of Alamogordo Financial Corp. and Bank 1440 at any time before the completion of the merger. Additionally, subject to conditions and circumstances described in the merger agreement, either Alamogordo Financial Corp. or Bank 1440 may terminate the merger agreement if, among other things, any of the following occur:

·	the merger has not been consummated by September 10, 2014;

·	Bank 1440 shareholders do not approve the merger agreement at the Bank 1440 special meeting;

·	a required regulatory approval is denied or a governmental authority prohibits the consummation of the merger; or

·	there is a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach.

Alamogordo Financial Corp. may terminate the merger agreement if any of the following occur:

·	Bank 1440 materially breaches its agreements regarding the solicitation of other acquisition proposals and the submission of the merger agreement to shareholders, or if the board of directors of Bank 1440 does not recommend approval of the merger in the proxy statement/prospectus, or if the board of directors of Bank 1440 withdraws or revises its recommendation in a manner adverse to Alamogordo Financial Corp;

·	Alamogordo Financial Corp. determines, based on environmental reports that the aggregate costs of corrective action with respect to certain environmental issues is estimated to exceed $300,000 or, if such costs cannot be reasonably estimated, if such costs could reasonably be expected to exceed $500,000 in the aggregate; or

·	if Bank 1440 breaches any of the covenants related to the solicitation of the holders of Bank 1440 options or Bank 1440 warrants to exchange, terminate, cancel or tender their options or warrants.

In addition, Bank 1440 may terminate the merger agreement if it has received a superior proposal for a transaction with a party other than Alamogordo Financial Corp. and Bank 1440’s board of directors has determined to accept the superior proposal, after determining in good faith, based on advice of its outside legal counsel, that failing to terminate the merger agreement would constitute a breach of its fiduciary duties. In the event Bank 1440 intends to terminate the merger agreement in this circumstance, at least five business days before such termination Bank 1440 must give written notice to Alamogordo Financial Corp. of its intent, specifying the terms and conditions of the superior proposal and identifying the person making such proposal, and negotiate in good faith with Alamogordo Financial Corp. so as to enable Bank 1440 to proceed with the merger with Alamogordo Financial Corp. on adjusted terms consistent with Bank 1440’s board of directors’ determination in good faith that proceeding based upon such adjusted terms would not constitute a breach of its fiduciary duties.

Termination Fee (page 65)

Under certain circumstances described in the merger agreement, Alamogordo Financial Corp. may demand from Bank 1440 a $385,000 termination fee in connection with the termination of the merger agreement.

Interests of Bank 1440 Officers and Directors in the Merger that are Different from Yours (page 54)

You should be aware that some of Bank 1440’s directors and officers may have interests in the merger that are different from, or in addition to, the interests of Bank 1440’s shareholders generally. These include: the ability

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to cancel stock options with an exercise price of less than $4.70 in exchange for a cash payment equal to $4.70 minus the exercise price for each option; provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Bank 1440 for events occurring before the merger; the appointment of Michael Mandell and Elaine Ralls, each of whom currently is a director of Bank 1440, to the boards of directors of Alamogordo Financial Corp. and BANK’34 following the completion of the merger; and the appointment of certain other directors of Bank 1440 to an Arizona advisory board being established by BANK’34 in connection with the merger. Bank 1440’s board of directors was aware of these interests and took them into account in approving the merger. See “Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours.”

Accounting Treatment of the Merger (page 50)

Alamogordo Financial Corp. will account for the merger under the “acquisition” method of accounting in accordance with U.S. generally accepted accounting principles. Using the acquisition method of accounting, the assets and liabilities of Bank 1440 will be recorded by Alamogordo Financial Corp. at their respective fair values at the time of the completion of the merger. The difference between the purchase price and the net fair value of the assets acquired and liabilities assumed will be recorded as goodwill or bargain purchase gain.

Certain Differences in Shareholder Rights (page 75)

When the merger is completed, Bank 1440 shareholders who are to receive shares of Alamogordo Financial Corp. will become Alamogordo Financial Corp. shareholders and their rights will be governed by United States law and by Alamogordo Financial Corp.’s charter and bylaws. See “Comparison of Rights of Shareholders” for a summary of the material differences between the respective rights of Alamogordo Financial Corp. and Bank 1440 shareholders.

Appraisal Rights (page 32)

Shareholders of Bank 1440 have the right to demand payment of the fair value of their shares of Bank 1440 common stock or Bank 1440 preferred stock under applicable provisions of Arizona law. In order to perfect appraisal rights, a shareholder must give written notice of his or her intent to demand payment under applicable law before the merger agreement is voted on at the special meeting and must not vote in favor of the agreement or merger. A copy of the section of the Arizona Revised Statutes pertaining to dissenters’ rights is attached as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

Material Tax Consequences of the Merger (page 50)

Bank 1440 shareholders who exchange their Bank 1440 common stock or Bank 1440 preferred stock for the per share merger consideration of: (i) 0.17064 shares of Alamogordo Financial Corp. common stock and (ii) $0.94 of cash, should recognize capital gain, but not loss, on the exchange. In certain limited circumstances, a Bank 1440 shareholder may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized if the receipt of cash has the effect of the distribution of a dividend. Our counsel is not able to opine whether this tax treatment will apply to any individual shareholder. However, any cash received in lieu of a fractional share interest (all fractional share interests will be aggregated and only whole shares will be received by any Bank 1440 shareholder) will be treated as received in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

This tax treatment may not apply to all Bank 1440 shareholders. Determining the actual tax consequences of the merger to Bank 1440 shareholders can be complicated. Bank 1440 shareholders should consult their own tax advisors for a full understanding of the merger’s tax consequences that are particular to each shareholder.

To review the tax consequences of the merger to Bank 1440 shareholders in greater detail, please see the section “Description of the Merger—Material Tax Consequences of the Merger.”

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RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document. Please refer to the section of this proxy statement/prospectus titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to the Merger

The price of Alamogordo Financial Corp. common stock might decrease after the merger.

Following the merger, many holders of Bank 1440 common stock and Bank 1440 preferred stock will become shareholders of Alamogordo Financial Corp. Alamogordo Financial Corp. common stock could decline in value after the merger. For example, during the twelve-month period ending on May 12, 2014 (the most recent practicable date before the printing of this proxy statement/prospectus), the closing price of Alamogordo Financial Corp. common stock varied from a low of $14.10 to a high of $16.50 and ended that period at $15.17. The market value of Alamogordo Financial Corp. common stock fluctuates based upon general market economic conditions, Alamogordo Financial Corp.’s business and prospects, and other factors.

Alamogordo Financial Corp. and BANK’34 may be unable to successfully integrate Bank 1440’s operations and retain Bank 1440’s employees.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include:

·	integrating personnel with diverse business backgrounds;

·	combining different corporate cultures;

·	combining operations from two distinct geographic market areas; and

·	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the business and activities of Alamogordo Financial Corp. and BANK’34 and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of Bank 1440 who are expected to be retained by Alamogordo Financial Corp. and BANK’34, and Alamogordo Financial Corp. and BANK’34 may not be successful in retaining these employees for the time period necessary to successfully integrate Bank 1440’s operations with those of BANK’34. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of Alamogordo Financial Corp. or BANK’34 following the merger.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Bank 1440.

Until the completion of the merger, with some exceptions, Bank 1440 is prohibited from soliciting, initiating, encouraging or taking any other action to facilitate any inquiries, discussions or the making of any proposals that may lead to an acquisition proposal, such as a merger or other business combination, with any person other than Alamogordo Financial Corp. In addition, Bank 1440 has agreed to pay a termination fee to Alamogordo Financial Corp. in specified circumstances. These provisions could discourage other companies from trying to acquire Bank 1440 even though those other companies may be willing to offer greater value to Bank 1440’s shareholders than Alamogordo Financial Corp. has offered in the merger. The payment of the termination fee could also have a material adverse effect on Bank 1440’s financial condition.

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Certain of Bank 1440’s officers and directors have interests that are different from, or in addition to, interests of Bank 1440’s shareholders generally.

The directors and officers of Bank 1440 have interests in the merger that are different from, or in addition to, the interests of Bank 1440 shareholders generally. These include: the cancellation of stock options with an exercise price of less than $4.70 in exchange for a cash payment equal to $4.70 minus the exercise price for each option; provisions in the merger agreement relating to indemnification of directors and officers and insurance for directors and officers of Bank 1440 for events occurring before the merger; the appointment of two directors of Bank 1440 to the boards of directors of Alamogordo Financial Corp. and BANK’34; and the appointment of additional directors of Bank 1440 to an Arizona advisory board to be formed by BANK’34 in connection with the merger.

For a more detailed discussion of these interests, see “Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours.”

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Alamogordo Financial Corp. and Bank 1440.

If the merger is not completed, the ongoing businesses of Alamogordo Financial Corp. and Bank 1440 may be adversely affected and Alamogordo Financial Corp. and Bank 1440 will be subject to several risks, including the following:

·	Alamogordo Financial Corp. and Bank 1440 will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

·	under the merger agreement, Bank 1440 is subject to certain restrictions on the conduct of its business before completing the merger, which may adversely affect its ability to fully execute its business strategy;

·	under the merger agreement, Bank 1440 is required to pay a termination fee in specified circumstances if the merger agreement is terminated, including if Bank 1440 accepts an acquisition proposal from a third party other than Alamogordo Financial Corp.; and

·	matters relating to the merger may require substantial commitments of time and resources by Alamogordo Financial Corp. and Bank 1440 management, which could otherwise have been devoted to other opportunities that may be beneficial to Alamogordo Financial Corp. and Bank 1440 as independent companies, as the case may be.

In addition, the financial markets as well as customers and employees of Alamogordo Financial Corp. and/or Bank 1440 may react unfavorably if the merger is not completed. Alamogordo Financial Corp. and/or Bank 1440 also could be subject to litigation related to any failure to complete the merger.

Bank 1440 shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

Bank 1440 shareholders currently have the right to vote to elect the Bank 1440 board of directors and to vote on various other matters affecting Bank 1440. Upon the completion of the merger, Bank 1440 shareholders will become shareholders of Alamogordo Financial Corp. with a percentage ownership interest in the combined organization that is much smaller than their percentage ownership of Bank 1440. Further, AF Mutual Holding Company, the mutual holding company that owns 69.6% of Alamogordo Financial Corp.’s common stock, will continue to own a majority of the outstanding shares of Alamogordo Financial Corp., and current shareholders of Alamogordo Financial Corp. will, immediately following the merger, own a majority of the outstanding shares of Alamogordo Financial Corp. that are not owned by AF Mutual Holding Company. Accordingly, Bank 1440

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shareholders will not be able to exercise as much influence over the management and policies of Alamogordo Financial Corp. as they currently can with respect to Bank 1440.

In certain circumstances, cash merger consideration received may be taxed as a dividend rather than capital gains and our counsel is not able to opine whether this tax treatment will apply to any individual shareholder.

In certain circumstances, the cash merger consideration received by a Bank 1440 shareholder who receives Alamogordo Financial Corp. common stock and cash may be taxed as a dividend, rather than as capital gain. This could arise if there has not been a meaningful reduction in a shareholder’s interest in Alamogordo Financial Corp. as a result of the exchange. For purposes of this determination, a shareholder generally will be treated as if the shareholder first exchanged all of the shareholders shares of Bank 1440 stock solely for Alamogordo Financial Corp. common stock and then Alamogordo Financial Corp. immediately redeemed a portion of the Alamogordo Financial Corp. common stock in exchange for the cash the shareholder actually received. Moreover, a Bank 1440 shareholder may be deemed to constructively own shares of Alamogordo Financial Corp. common stock held by certain members of the shareholder’s family or certain entities in which the shareholder has an ownership or beneficial interest, and certain stock options may be aggregated with the shareholder’s shares of Alamogordo Financial Corp. common stock. Because the determination as to whether a shareholder’s interest has been meaningfully reduced is based on facts and circumstances unique to each shareholder, the opinion received from Luse Gorman Pomerenk & Schick, P.C. will not opine as to such treatment at the individual shareholder level.

Risks Related to Alamogordo Financial Corp.

Alamogordo Financial Corp. has experienced operating losses in recent periods, and losses may continue in the future.

Alamogordo Financial Corp. had net operating losses of $611,000, $133,000 and $3.4 million for the six months ended December 31, 2013 and the fiscal years ended June 30, 2013 and 2012, respectively. The primary reason for the operating loss in the fiscal year ended June 30, 2012 was a provision for loan losses of $2.9 million. See “Information About Alamogordo Financial Corp.—Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Any losses in the future could negatively impact the value of Alamogordo Financial Corp.’s stock.

Changes in interest rates may hurt Alamogordo Financial Corp.’s profits and asset values.

Alamogordo Financial Corp.’s earnings and cash flows are dependent on its net interest income and income from mortgage banking operations. Interest rates are highly sensitive to many factors that are beyond Alamogordo Financial Corp.’s control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve Board. Changes in market interest rates could have an adverse effect on Alamogordo Financial Corp.’s financial condition and results of operations. Alamogordo Financial Corp.’s interest-bearing liabilities generally reprice or mature more quickly than its interest-earning assets. If rates increase rapidly, Alamogordo Financial Corp. may have to increase the rates paid on deposits, particularly higher cost time deposits and borrowed funds, more quickly than any changes in interest rates earned on loans and investments, resulting in a negative effect on interest rate spreads and net interest income. Furthermore, Alamogordo Financial Corp.’s mortgage banking income varies directly with movements in interest rates, and increases in interest rates could negatively affect its ability to originate loans in the same volumes as those in recent years. Increases in interest rates may also make it more difficult for borrowers to repay adjustable rate loans.

Conversely, should market interest rates fall below current levels, Alamogordo Financial Corp.’s net interest margin also could be negatively affected if competitive pressures keep it from further reducing rates on deposits, while the yields on Alamogordo Financial Corp.’s assets decrease more rapidly through loan prepayments and interest rate adjustments. Decreases in interest rates often result in increased prepayments of loans and mortgage-related securities, as borrowers refinance their loans to reduce borrowings costs. Under these circumstances, Alamogordo Financial Corp. is subject to reinvestment risk to the extent it is unable to reinvest the cash received from such prepayments in loans or other investments that have interest rates that are comparable to the interest rates on existing loans and securities.

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Changes in interest rates also affect the value of Alamogordo Financial Corp.’s interest-earning assets, and in particular Alamogordo Financial Corp.’s securities portfolio.  Generally, the value of fixed-rate securities fluctuates inversely with changes in interest rates.  Unrealized gains and losses on securities available for sale determined to be temporary in nature are reported as a separate component of equity.  Decreases in the fair value of securities available for sale resulting from increases in interest rates therefore could have an adverse effect on shareholders’ equity.

We monitor interest rate risk through the use of a simulation model that estimates the amounts by which the fair value of our assets and liabilities (our economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. As of December 31, 2013, in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience a 13.36% decrease in EVE. See “Information About Alamogordo Financial Corp.—Management’s Discussion of Financial Condition and Results of Operations—Management of Market Risk.” We believe that consummation of the merger would not have materially affected this calculation as of December 31, 2013.

A larger percentage of Alamogordo Financial Corp.’s loans are collateralized by real estate, and further disruptions in the real estate market may result in losses and reduce Alamogordo Financial Corp.’s earnings.

Approximately 96% of Alamogordo Financial Corp.’s loan portfolio at December 31, 2013 was comprised of loans collateralized by real estate.  Continued weak economic conditions have caused a decrease in demand for real estate, which has resulted in an erosion of some real estate values in Alamogordo Financial Corp.’s markets.  Further disruptions in the real estate market could significantly impair the value of Alamogordo Financial Corp.’s collateral and its ability to sell the collateral upon foreclosure.  The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended.  If real estate values decline further, it will become more likely that Alamogordo Financial Corp. would be required to increase its allowance for loan losses.  If during a period of lower real estate values Alamogordo Financial Corp. is required to liquidate the collateral securing a loan to satisfy debts or to increase its allowance for loan losses, it could materially reduce Alamogordo Financial Corp.’s profitability and adversely affect Alamogordo Financial Corp.’s financial condition.

Strong competition within Alamogordo Financial Corp.’s market area could adversely affect Alamogordo Financial Corp.’s profits and slow growth.

Although Alamogordo Financial Corp. considers itself competitive in its market areas, it faces intense competition both in making loans and attracting deposits.  Price competition for loans and deposits might result in Alamogordo Financial Corp.’s earning less on its loans and paying more on its deposits, which reduces net interest income.  Some of Alamogordo Financial Corp.’s competitors have substantially greater resources than Alamogordo Financial Corp. and may offer services that it does not provide.  Alamogordo Financial Corp. expects competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing consolidation in the financial services industry.  Alamogordo Financial Corp.’s profitability will depend upon its continued ability to compete successfully in its market areas.

Government responses to economic conditions may adversely affect Alamogordo Financial Corp.’s operations, financial condition and earnings.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) has changed the bank regulatory framework. For example, the law created an independent Consumer Financial Protection Bureau that has assumed the consumer protection responsibilities of the various federal banking agencies, established more stringent capital standards for banks and bank holding companies, and gave the Federal Reserve Board exclusive authority to regulate savings and loan holding companies. The legislation also has resulted in new regulations affecting the lending, funding, trading and investment activities of banks and bank holding companies. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as BANK’34, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Banks and savings institutions with $10.0 billion or less in assets will continue to be examined by their applicable bank regulators. The new legislation also weakens the federal

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preemption available for national banks and federal savings associations, making national banks and federal savings associations subject to more state regulation, and gives state attorneys general the ability to enforce applicable federal consumer protection laws. The Dodd-Frank Act also requires the federal banking agencies to promulgate rules requiring mortgage lenders to retain a portion of the credit risk related to loans that are securitized and sold to investors, and in 2013 the federal bank agencies proposed a rule regarding retention of credit risk on loan sales. BANK’34 expects that such rules would make it more difficult for it to sell loans into the secondary market. Bank regulatory agencies also have been responding aggressively to any safety and soundness or compliance concerns identified in examinations, and such agencies have broad discretion and significant resources to initiate enforcement actions against financial institutions and their directors and officers in connection with their examination authority. Ongoing uncertainty and adverse developments in the financial services industry and in the domestic and international credit markets, and the effect of new legislation and regulatory actions in response to these conditions, may adversely affect Alamogordo Financial Corp.’s operations by restricting business activities, including the ability to originate or sell loans, modify loan terms, or foreclose on property securing loans.

The full impact of the Dodd-Frank Act on Alamogordo Financial Corp.’s business will not be known until all key regulations implementing the statute are adopted and implemented. As a result, Alamogordo Financial Corp. cannot at this time determine the extent to which the Dodd-Frank Act will impact its business, operations or financial condition. However, compliance with these new laws and regulations has required and will continue to require changes to its business and operations and may result in additional costs and divert management’s time from other business activities, any of which may adversely impact its results of operations, liquidity or financial condition.

Furthermore, the Federal Reserve Board, in an attempt to help the overall economy, has, among other things, adopted a low interest rate policy through its targeted federal funds rate and the purchase of mortgage-backed securities known as “quantitative easing.” Because of improvements in the national economy over the past few years, the Federal Reserve Board has indicated that it intends to reduce its mortgage-backed securities purchases. Any reduction or termination of the mortgage-backed securities purchases or increases in the federal funds rate would likely result in an increase in market interest rates, which may negatively affect the housing markets, the U.S. economic recovery and Alamogordo Financial Corp.’s results of operations, liquidity or financial condition.

Proposed and final regulations would restrict BANK’34’s ability to originate and sell loans.

The Consumer Financial Protection Bureau has issued a rule designed to clarify for lenders how they can avoid legal liability under the Dodd-Frank Act, which holds lenders accountable for ensuring a borrower’s ability to repay a mortgage. Loans that meet this “qualified mortgage” definition will be presumed to have complied with the new ability-to-repay standard. Under the Consumer Financial Protection Bureau’s rule, a “qualified mortgage” loan must not contain certain specified features, including:

·	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

·	interest-only payments;

·	negative-amortization; and

·	terms of longer than 30 years.

Also, to qualify as a “qualified mortgage,” a loan must be made to a borrower whose total monthly debt-to-income ratio does not exceed 43%. Lenders must also verify and document the income and financial resources relied upon to qualify the borrower on the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments. Although the significant majority of BANK’34’s historical loan originations would qualify as qualified mortgages under the new rule on qualified mortgages, the new rule may limit BANK’34’s ability or desire to make certain types of loans or loans to certain borrowers, and may make it more costly/and or time consuming to make these loans, which could limit BANK’34’s growth and/or profitability. The new rule may also alter Bank’34’s

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residential mortgage loan origination mix between qualified and non-qualified mortgage loans, which could reduce gain on sale fees from secondary market loan sales and affect interest rate risk related to non-qualified loans that are originated and held in Bank’34’s portfolio.

In addition, the Dodd-Frank Act requires the regulatory agencies to issue regulations that require securitizers of loans to retain “not less than 5% of the credit risk for any asset that is not a qualified residential mortgage.” The regulatory agencies have issued a proposed rule to implement this requirement. The Dodd-Frank Act provides that the definition of “qualified residential mortgage” can be no broader than the definition of “qualified mortgage” issued by the Consumer Financial Protection Bureau for purposes of its regulations.

BANK’34 currently sells the significant majority of its originated residential mortgage loans in the secondary market. Although the final rule with respect to the retention of credit risk has not yet been issued, the final rule could have a material effect on the secondary market for loans and the types of loans BANK’34 originates. This could restrict BANK’34’s ability to make qualified residential mortgage loans for sale in the secondary market.

A worsening of economic conditions could adversely affect Alamogordo Financial Corp.’s financial condition and results of operations.

Although the U.S. economy has emerged from the severe recession that occurred in 2008 and 2009, recent economic growth has been slow and uneven, and unemployment levels remain high compared to long-term, historical averages. Recovery by many businesses has been impaired by lower consumer spending and a notable portion of new jobs created nationally have been in somewhat lower wage positions.

Our southern New Mexico banking operations are primarily conducted in Otero and Dona Ana Counties. Within this market area, the employment base and economy is concentrated in federal defense facilities, education (New Mexico State University), state and local government, agriculture and tourism, with the federal defense industry facilities and related military and civilian employment comprising the largest segment of our regional economy. Our operations are thus subject to downturns in these key local economic sectors. Such risks include a reduction in federal defense spending or a transfer of defense operations to other areas of the country. The agriculture industry, centered in the Rio Grande valley, typically is affected by national and international food prices and government agriculture policies, including price support programs. Tourism can be negatively affected by a variety of factors including economic activity, unemployment levels, wage levels and weather conditions. Higher education, while generally a stable or growing economic sector, also is subject to factors such as the overall number of high school graduates, the general economic climate for employment post-high school, the level of state and federal financial support to educational institutions, annual college costs, perceived value of a college education in terms of post-graduate employment opportunities, and general competition for potential students.

We also currently originate both residential and commercial loans from a loan production office in Scottsdale, Arizona. The acquisition of Bank 1440 will expand our market area and services provided in the Phoenix/Scottsdale, Arizona metropolitan area, providing access to a substantially larger population and economic base for our banking operations. This market area has also experienced the effects of the recession through lower economic activity, lower real estate prices and higher unemployment. Although many economic and demographic measures remain positive, the Phoenix/Scottsdale economy will remain subject to national macro-economic forces.

A return to prolonged weak economic conditions or a combination of any or all of the above factors could significantly affect the markets in which Alamogordo Financial Corp. operates, the value of loans and investments, and ongoing operations, costs and profitability. Further declines in real estate values and sales volumes and continued elevated unemployment levels may result in higher than expected loan delinquencies, increases in nonperforming and criticized classified assets and a decline in demand for Alamogordo Financial Corp.’s products and services. These events may cause Alamogordo Financial Corp. to incur losses and may adversely affect its financial condition and results of operations.

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Because most of BANK’34’s borrowers are located in Southern New Mexico, a prolonged downturn in the local economy, or a decline in local real estate values, could cause an increase in nonperforming loans or a decrease in loan demand, which would reduce Alamogordo Financial Corp.’s profitability. We face similar risks in the market areas in which Bank 1440 operates.

Substantially all of BANK’34’s loans are secured by real estate located in its primary market area in Otero and Dona Ana Counties, New Mexico. Our primary market area in southern New Mexico experienced reductions in home prices and home sales activity as a result of the recession of 2008 and 2009, and the recovery has been slow and modest over the past several years. As an indication of recent trends in real estate values, the median price for a residential home in both Otero County and Dona Ana County declined by 3% from the third calendar year quarter in 2011 to the third calendar year quarter in 2013, notwithstanding increases in home prices from lower levels in early 2013.

The residential real estate market in the Phoenix/Scottsdale, Arizona area also experienced fluctuating real estate values since the recession. After reaching a high of approximately $241,000 in 2008, the median home price in Phoenix declined to a low of approximately $80,000 in 2009. Median home prices have subsequently increased to approximately $161,000 as of December 2013. Similarly, after reaching a high of approximately $475,000 in 2008, the median home price in Scottsdale declined to a low of approximately $290,000 in 2010. Median Scottsdale home prices have subsequently increased to approximately $384,000 as of December 2013.

In recent years, due to general economic conditions, opportunities for originating quality loans in our southern New Mexico market (multi-family, commercial real estate, commercial business and land loans) have been limited. The competitive environment also has caused a reduction in lending volumes. Lending opportunities for our Scottsdale loan production office have improved in late 2013 and early 2014. For commercial lending, there remains a high level of competition from other financial institutions and lenders operating in the Scottsdale market area. Limited commercial lending opportunities in New Mexico resulted in our decision to seek lending opportunities in the Phoenix/Scottsdale area in Arizona.

Continued weakness in the local economy and local real estate markets could adversely affect the ability of BANK’34’s borrowers to repay their loans and the value of the collateral securing the loans, which could adversely affect Alamogordo Financial Corp.’s results of operations. Real estate values are affected by various factors, including supply and demand, changes in general or regional economic conditions, interest rates, governmental rules or policies and natural disasters. Continued weakness in economic conditions also could result in reduced loan demand and fewer loan originations. In particular, a significant decline in real estate values would likely lead to a decrease in new loan originations and increased delinquencies and defaults by borrowers.

If BANK’34’s allowance for loan losses is not sufficient to cover actual loan losses, Alamogordo Financial Corp.’s results of operations would be negatively affected.

In determining the amount of the allowance for loan losses, BANK’34 analyzes its loss and delinquency experience by loan categories and considers the effect of existing economic conditions. In addition, BANK’34 makes various assumptions and judgments about the collectability of the loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of the loans. If the results of BANK’34’s analyses are incorrect, the allowance for loan losses may not be sufficient to cover losses inherent in our portfolio, which would require additions to the allowance and would reduce net income. BANK’34’s emphasis on loan growth and on increasing the portfolio of commercial real estate loans, as well any future credit deterioration, could require it to increase the allowance in the future.

In addition, bank regulators periodically review BANK’34’s allowance for loan losses and may require it to increase the allowance for loan losses or recognize further loan charge-offs. Any increase in the allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on Alamogordo Financial Corp.’s financial condition and results of operations.

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Because we intend to increase our commercial real estate and commercial business loan originations, our credit risk may increase and continued downturns in the local real estate market or economy could adversely affect our earnings.

We intend to emphasize the origination of commercial real estate and commercial business loans as a strategic complement to our traditional emphasis on originating one- to four-family residential real estate loans. Commercial real estate and commercial business loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate and commercial business loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. Commercial real estate and commercial business loans also may involve relatively large loan balances to individual borrowers or groups of related borrowers. A downturn in the real estate market or the local economy could adversely affect the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of nonperforming loans. As our commercial real estate and commercial business loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase. Furthermore, it may be difficult to assess the future performance of newly originated commercial loans, as such loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.

The impact of the changing regulatory capital requirements and new capital rules is uncertain.

On July 9, 2013, the OCC and the other federal bank regulatory agencies issued a final rule that will revise their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions (such as BANK’34), top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies (such as Alamogordo Financial Corp.). Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4.0% to 6.0% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule becomes effective for BANK’34 and Alamogordo Financial Corp. on January 1, 2015. The capital conservation buffer requirement will be phased in at 0.625% per year beginning January 1, 2016 and ending January 1, 2019, when the full 2.5% capital conservation buffer requirement will be effective.

The application of the new capital requirements for BANK’34 and Alamogordo Financial Corp. could, among other things, result in lower returns on invested capital, require raising additional capital, and result in regulatory actions if they are unable to comply with such requirements. The changes under the new capital requirements could also result in management modifying its business strategy, and limit Alamogordo Financial Corp.’s ability to make distributions (including paying dividends) or repurchasing its shares.

As of December 31, 2013, BANK’34 had a Tier 1 leverage capital ratio of 13.89% and a total risk-based capital ratio of 24.66%. Assuming completion of the merger as of December 31, 2013, these ratios would have been 12.24% and 19.32%, respectively. Ratios of 5% and 10%, respectively, are required for a savings association like BANK’34 to be considered “well capitalized.”

Alamogordo Financial Corp. expects that its return on equity will likely be low compared to other companies and may continue to remain low in the future.

Return on average equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. For the six months ended December 31, 2013 and the year ended June 30, 2013, Alamogordo Financial Corp.’s return on average equity was

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(5.31)% and (0.55)%, respectively.  Alamogordo Financial Corp.’s goal of generating a return on average equity that is competitive with that of other publicly held subsidiaries of mutual holding companies, without assuming undue risk, could take several years to achieve, and Alamogordo Financial Corp. cannot predict whether this goal will be attained. Consequently, you should not expect a competitive return on average equity in the near future.  Failure to achieve a competitive return on average equity may make an investment in Alamogordo Financial Corp.’s common stock unattractive to some investors and may cause Alamogordo Financial Corp.’s common stock to trade at lower prices than stocks of comparable companies with higher returns on average equity.

Additional annual employee compensation and benefit expenses may reduce Alamogordo Financial Corp.’s profitability and shareholders’ equity.

Alamogordo Financial Corp. will continue to incur employee compensation and benefit expenses for employees and executives under its stock and other benefit plans.  The Alamogordo Financial Corp. employee stock ownership plan has an outstanding stock loan that was used to acquire Alamogordo Financial Corp. common stock, and Alamogordo Financial Corp. will recognize compensation expense for such plan each year as the outstanding loan is repaid and shares are committed to be released to participants’ accounts.   In addition, employees of BANK’34 participate in a defined benefit plan, which has been frozen as to additional benefit accruals since 2006.  Costs associated with the defined benefit plan could increase due to market conditions or legislation could be enacted that would increase BANK’34’s obligations under the plan or change the methods used in accounting for the plan.  Such changes could adversely affect personnel expense and Alamogordo Financial Corp.’s financial condition.

AF Mutual Holding Company owns a majority of Alamogordo Financial Corp.’s common stock and is able to exercise voting control over most matters requiring a vote of shareholders, and may prevent a sale or merger transaction that may be in your interest or a “second-step” conversion by AF Mutual Holding Company.

AF Mutual Holding Company owns a majority of Alamogordo Financial Corp.’s common stock and, through its board of directors, is able to exercise voting control over most matters put to a vote of shareholders.  As a federally chartered mutual holding company, the board of directors of AF Mutual Holding Company must ensure that the interests of depositors of BANK’34 are represented and considered in matters put to a vote of shareholders of Alamogordo Financial Corp.  Therefore, the votes cast by AF Mutual Holding Company may not be in your personal best interests as a shareholder.  For example, AF Mutual Holding Company may exercise its voting control to prevent a sale or merger transaction in which shareholders could receive a premium for their shares, not undertake a “second-step” conversion transaction of AF Mutual Holding Company from mutual to stock form, or defeat a shareholder nominee for election to the board of directors of Alamogordo Financial Corp. However, implementation of any stock-based incentive plan will require approval of Alamogordo Financial Corp.’s shareholders other than AF Mutual Holding Company.  Applicable regulations and policy prohibit an acquisition of Alamogordo Financial Corp. other than by another mutual holding company or a mutual institution.

There is a limited market for Alamogordo Financial Corp.’s common stock, which may result in a lower trading price for the stock.

Although Alamogordo Financial Corp.’s shares of common stock are currently quoted on the OTCQB, trading volume has historically been limited, and there is no guarantee that the shares will be regularly traded after the merger.  An active trading market for Alamogordo Financial Corp.’s common stock is unlikely to develop, and you may not be able to sell all of your shares of common stock on short notice or at a desirable price, and the sale of a large number of shares at one time by another shareholder could temporarily depress the market price.

Alamogordo Financial Corp.’s ability to pay dividends is subject to the ability of BANK’34 to make capital distributions to Alamogordo Financial Corp. and also may be limited by Federal Reserve Board policy.

Alamogordo Financial Corp.’s long-term ability to pay dividends to its shareholders depends primarily on the ability of BANK’34 to make capital distributions to Alamogordo Financial Corp. and on the availability of cash at the holding company level in the event earnings are not sufficient to pay dividends. Under OCC safe harbor regulations, BANK’34 may distribute to Alamogordo Financial Corp. capital not exceeding net income for the current calendar year and the prior two calendar years.

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In addition, the Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the holding company’s net income for the past four quarters, net of dividends paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with the its capital needs and overall financial condition. These regulatory policies may affect the ability of Alamogordo Financial Corp. to pay dividends or otherwise engage in capital distributions.

The amount of dividends Alamogordo Financial Corp. pays on its common stock, if any, may be limited by Federal Reserve Board policy and the ability of AF Mutual Holding Company to waive receipt of dividends.

AF Mutual Holding Company currently owns approximately 69.6% of Alamogordo Financial Corp.’s outstanding stock, and following the merger it will own at least 51% of such stock.   If Alamogordo Financial Corp. pays dividends to its shareholders, it also will be required to pay dividends to AF Mutual Holding Company, unless AF Mutual Holding Company elects to waive the receipt of dividends and receives regulatory approval for such waiver. The Dodd-Frank Act has changed our primary bank and holding company regulator, which has resulted in changes in regulations applicable to AF Mutual Holding Company and Alamogordo Financial Corp. Under the Dodd-Frank Act, the Federal Reserve Board became the federal regulator of all savings and loan holding companies and mutual holding companies, and the Federal Reserve Board historically has not allowed mutual holding companies that were subject to its regulations to waive the receipt of dividends declared by their mid-tier holding company subsidiaries. However, the Dodd-Frank Act allows “grandfathered” mutual holding companies that were formerly regulated by the Office of Thrift Supervision, such as Alamogordo Financial Corp., to waive the receipt of dividends, subject to Federal Reserve Board approval. Absent approval from the Federal Reserve Board for AF Mutual Holding Company to waive dividends, any dividend declared on Alamogordo Financial Corp.’s common stock would have to be paid to AF Mutual Holding Company as well as public shareholders, resulting in a tax liability for AF Mutual Holding Company and a decrease in the consolidated capital of Alamogordo Financial Corp. The Federal Reserve Board currently requires a “grandfathered” mutual holding company, like AF Mutual Holding Company, to obtain member (depositor) approval and comply with other procedural requirements prior to waiving dividends, which makes obtaining dividend waivers more difficult and more expensive to achieve.

Changes in Alamogordo Financial Corp.’s accounting policies or in accounting standards could materially affect how Alamogordo Financial Corp. reports its financial condition and results of operations.

Alamogordo Financial Corp.’s accounting policies are essential to understanding its financial condition and results of operations. Some of these policies require the use of estimates and assumptions that may affect the value of Alamogordo Financial Corp.’s assets or liabilities and financial results. Some of Alamogordo Financial Corp.’s accounting policies are critical because they require management to make difficult, subjective, and complex judgments about matters that are inherently uncertain, and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. If such estimates or assumptions underlying Alamogordo Financial Corp.’s financial statements are incorrect, it may experience material losses.

From time to time, the Financial Accounting Standards Board and the Securities and Exchange Commission change the financial accounting and reporting standards or the interpretation of those standards that govern the preparation of our financial statements. These changes are beyond Alamogordo Financial Corp.’s control, can be difficult to predict and could materially affect how Alamogordo Financial Corp. reports its financial condition and results of operations. Alamogordo Financial Corp. could also be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements in material amounts.

The need to account for certain assets at estimated fair value, such as loans held for sale and investment securities, may adversely affect Alamogordo Financial Corp.’s financial condition and results of operations.

Alamogordo Financial Corp. reports certain assets, such as loans held for sale and investment securities, at estimated fair value. The balance of loans held for sale was $6.3 million at both December 31, 2013 and June 30,

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2013, respectively, while the balance of investment securities was $43.4 million and $55.3 million at December 31, 2013 and June 30, 2013, respectively. Generally, for assets that are reported at fair value, Alamogordo Financial Corp. uses quoted market prices or valuation models that utilize observable market inputs to estimate fair value. Because Alamogordo Financial Corp. carries these assets on its books at their estimated fair value, it may incur losses even if the asset in question presents minimal credit risk. For the six months ended December 31, 2013 and the year ended June 30, 2013, investment securities resulted in reductions to other comprehensive income of $553,000 and $636,000, respectively, but we did not recognize a loss on investment securities or loans held for sale during those periods.

Because the nature of the financial services business involves a high volume of transactions, Alamogordo Financial Corp. faces significant operational risks.

Alamogordo Financial Corp. operates in diverse markets and relies on the ability of its employees and systems to process a significant number of transactions. Operational risk is the risk of loss resulting from operations, including the risk of fraud by employees or persons outside a company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of the internal control system and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards, adverse business decisions or their implementation, and customer attrition due to potential negative publicity. In the event of a breakdown in the internal controls system, improper operation of systems or improper employee actions, Alamogordo Financial Corp. could incur financial loss, face regulatory action, and suffer damage to its reputation.

Risks associated with system failures, interruptions, or breaches of security could negatively affect Alamogordo Financial Corp.’s earnings.

Information technology systems are critical to Alamogordo Financial Corp.’s business. Alamogordo Financial Corp. uses various technology systems to manage customer relationships, general ledger, securities investments, deposits, and loans. Alamogordo Financial Corp.’s has established policies and procedures to prevent or limit the effect of system failures, interruptions, and security breaches, but such events may still occur or may not be adequately addressed if they do occur. In addition, any compromise of Alamogordo Financial Corp.’s systems could deter customers from using its products and services. Security systems may not protect systems from security breaches.

In addition, Alamogordo Financial Corp. outsources a majority of its data processing to certain third-party providers. If these third-party providers encounter difficulties, or if Alamogordo Financial Corp. has difficulty communicating with them, Alamogordo Financial Corp.’s ability to adequately process and account for transactions could be affected, and business operations could be adversely affected. Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption, or breach of security could damage Alamogordo Financial Corp.’s reputation and result in a loss of customers and business thereby subjecting it to additional regulatory scrutiny, or could expose is to litigation and possible financial liability. Any of these events could have a material adverse effect on Alamogordo Financial Corp.’s financial condition and results of operations.

Alamogordo Financial Corp.’s risk management framework may not be effective in mitigating risk and reducing the potential for significant losses.

Alamogordo Financial Corp.’s risk management framework is designed to minimize risk and loss to the company. Alamogordo Financial Corp. seeks to identify, measure, monitor, report and control exposure to risk, including strategic, market, liquidity, compliance and operational risks. While Alamogordo Financial Corp. uses a broad and diversified set of risk monitoring and mitigation techniques, these techniques are inherently limited because they cannot anticipate the existence or future development of currently unanticipated or unknown risks. Economic conditions and heightened legislative and regulatory scrutiny of the financial services industry, among

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other developments, have increased Alamogordo Financial Corp.’s level of risk. Accordingly, Alamogordo Financial Corp. could suffer losses if it fails to properly anticipate and manage these risks.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, “Questions And Answers About the Merger and the Special Meeting,” “Summary,” “Risk Factors,” “Description of the Merger—Background of the Merger,” “Description of the Merger—Alamogordo Financial Corp.’s Reasons for the Merger,” and “Description of the Merger—Bank 1440’s Reasons for the Merger and Recommendation of the Board of Directors.” You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section.

Because of these and other uncertainties, Alamogordo Financial Corp.’s actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, you should not assume that Alamogordo Financial Corp.’s and Bank 1440’s combined future results will reflect the past results of operations of either entity. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. Alamogordo Financial Corp. is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. Alamogordo Financial Corp. qualifies all of its forward-looking statements by these cautionary statements.

Further information on other factors which could affect the financial condition, results of operations, liquidity or capital resources of Alamogordo Financial Corp. before and after the merger is included in this proxy statement/prospectus under “Information About Alamogordo Financial Corp.—Business of BANK’34” and “Information About Alamogordo Financial Corp.—Management’s Discussion and Analysis and Results of Operations.”

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SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables show summarized historical financial data for Alamogordo Financial Corp. and Bank 1440. You should read this summary financial information in connection with Alamogordo Financial Corp.’s and Bank 1440’s historical financial information, which appears elsewhere in this proxy statement/prospectus.

The selected historical financial data for Alamogordo Financial Corp. as of June 30, 2013 and 2012 and for the two years then ended is derived from Alamogordo Financial Corp.’s audited financial statements that are included in this document. The selected historical financial data for Alamogordo Financial Corp. as of December 31, 2013 and for the six-month periods ended December 31, 2013 and 2012 is derived from Alamogordo Financial Corp.’s unaudited financial statements. Unaudited financial statements for Alamogordo Financial Corp. for the six-month periods ended December 31, 2013 and 2012 include normal, recurring adjustments necessary to fairly present the data for those periods. The unaudited data is not necessarily indicative of expected results for any future period.

The selected historical financial data for Bank 1440 as of December 31, 2013 and 2012 and for the two years then ended is derived from Bank 1440’s audited financial statements that are included in this document. The selected historical financial data for Bank 1440 as of December 31, 2011 and for the year then ended is derived from Bank 1440’s audited financial statements that are not included in this document.

Selected Historical Financial Data of Alamogordo Financial Corp.

	At December	At June 30,
	31, 2013	2013	2012	2011
	(In thousands)
Selected Financial Condition Data:
Total assets	$166,997	$174,310	$184,766	$183,744
Cash and cash equivalents	7,014	4,216	4,549	2,378
Investment securities	43,407	55,340	41,271	21,245
Loans held for investment, net	91,515	89,390	111,266	135,435
Loans held for sale	6,342	6,295	6,885	2,781
Deposits	130,961	135,517	143,421	136,363
Borrowings	11,973	13,327	15,502	18,093
Total equity	22,416	23,597	24,676	28,168

	For the Six Months Ended December 31,		For the Years Ended June 30,
	2013	2012	2013	2012	2011
	(In thousands, except per share data)
Selected Operating Data:
Interest income	$3,467	$3,886	$7,503	$8,524	$8,756
Interest expense	736	982	1,831	2,194	2,884
Net interest income	2,731	2,904	5,672	6,330	5,872
Provision (benefit) for loan losses	—	175	(121)	2,939	2,097
Net interest income after provision for loan losses	2,731	2,729	5,793	3,391	3,775
Other income (loss)	1,314	1,814	3,494	1,039	1,947
Other expenses	4,640	4,414	9,383	7,797	6,733
Income (loss) before provision (benefit) for income taxes	(595)	129	(97)	(3,367)	(1,011)
Provision (benefit) for income taxes	16	64	36	26	(452)
Net income (loss)	$(611)	$65	$(133)	$(3,393)	$(559)
Earnings (loss) per share - basic	$(0.47)	$0.05	$(0.10)	$(2.57)	$(0.42)
Earnings (loss) per share - diluted	$(0.47)	$0.05	$(0.10)	$(2.57)	$(0.42)

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	At or For the Six Months Ended December 31, (4)		At or For the Years Ended June 30,
	2013	2012	2013	2012	2011

Performance Ratios:
Return on average assets	(0.70)%	0.07%	(0.07)%	(1.84)%	(2.74)%
Return on average equity	(5.31)%	0.51%	(0.55)%	(12.84)%	(1.75)%
Interest rate spread (1)	3.39%	3.35%	3.34%	3.65%	3.68%
Net interest margin (2)	3.52%	3.51%	3.50%	3.82%	3.87%
Non-interest expense to average assets	5.34%	4.75%	5.23%	4.24%	3.68%
Dividend payout ratio	—%	—%	—%	(4.23)%	(116.70)%
Efficiency ratio (3)	114.64%	93.58%	102.37%	105.81%	86.11%
Average interest-earning assets to average interest-bearing liabilities	113.73%	112.67%	114.50%	112.88%	107.06%

Capital Ratios:
Total capital to risk weighted assets (bank only)	24.66%	23.63%	25.77%	22.06%	22.41%
Tier 1 capital to risk weighted assets (bank only)	23.41%	22.37%	24.51%	20.80%	21.16%
Tier 1 capital to average assets (bank only)	13.89%	13.05%	13.63%	12.93%	14.76%
Average equity to average assets	13.20%	13.68%	13.41%	14.36%	15.33%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	1.74%	1.87%	1.87%	2.02%	1.82%
Allowance for loan losses as a percentage of non-performing loans	288.83%	47.22%	242.23%	63.93%	34.82%
Net (charge-offs) recoveries to average outstanding loans during the period	(0.19)%	(0.82)%	(0.45)%	(2.34)%	0.25%
Non-performing loans as a percentage of total loans	0.60%	3.96%	0.77%	3.15%	5.23%
Non-performing loans as a percentage of total assets	0.36%	2.46%	0.43%	2.06%	4.01%
Total non-performing assets and accruing troubled debt restructuring as a percentage of total assets	1.43%	3.22%	1.52%	3.46%	3.80%

Other:
Number of offices	2	2	2	2	2
Number of full-time equivalent employees	61	63	66	59	54

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Annualized, where appropriate.

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Selected Historical Financial Data of Bank 1440

	At December 31,
	2013	2012	2011
	(In thousands)
Selected Financial Condition Data:
Total assets	$82,479	$79,221	$87,069
Cash and cash equivalents	2,035	3,020	4,587
Investment securities	17,154	19,629	27,719
Loans held for investment, net	61,564	54,566	51,135
Deposits	71,523	68,779	72,662
Borrowings	—	—	5,000
Total equity	10,698	10,228	8,759

	Years Ended December 31,
	2013	2012	2011
	(In thousands, except per share data)
Selected Operating Data:
Interest income	$4,635	$4,330	$4,954
Interest expense	585	716	1,138
Net interest income	4,050	3,614	3,816
Provision for loan losses	—	7	223
Net interest income after provision for loan losses	4,050	3,607	3,593
Other income (loss)	497	632	380
Other expenses	3,696	3,530	3,895
Income (loss) before income taxes	851	709	78
Provision (benefit) for income taxes	—	—	—
Net income (loss)	$851	$709	$78
Earnings per share – basic	$0.42	$0.35	$0.04
Earnings per share – diluted	$0.40	$0.34	$0.04

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	For the Years Ended December 31,
	2013	2012	2011

Performance Ratios:
Return on average assets	1.06%	0.87%	0.08%
Return on average equity	8.06%	7.35%	0.84%
Interest rate spread (1)	4.88%	4.30%	3.97%
Net interest margin (2)	5.07%	4.49%	4.18%
Non-interest expense to average assets	4.60%	4.35%	4.17%
Dividend payout ratio	—%	—%	—%
Efficiency ratio (3)	81.28%	83.11%	93.94%
Average interest-earning assets to average interest-bearing liabilities	127.89%	121.09%	116.11%

Capital Ratios:
Total capital to risk weighted assets	18.16%	17.46%	15.68%
Tier I capital to risk weighted assets	16.89%	16.19%	14.44%
Tier 1 capital to average assets	12.74%	11.99%	9.91%
Average equity to average assets	13.13%	11.88%	9.95%

Asset Quality Ratios:
Allowance for loan losses as a percentage of total loans	2.67%	3.01%	4.23%
Allowance for loan losses as a percentage of non-performing loans	99.53%	53.58%	43.57%
Net (charge-offs) recoveries to average outstanding loans during the period	0.01%	(1.08)%	(2.82)%
Non-performing loans as a percentage of total loans	2.69%	5.61%	9.71%
Non-performing loans as a percentage of total assets	2.07%	3.99%	5.97%
Total non-performing assets and troubled debt restructuring as a percentage of total assets	3.44%	3.99%	6.76%

Other:
Number of offices	2	2	2
Number of full-time equivalent employees	19	17	15

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percentage of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income.

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SUMMARY SELECTED PRO FORMA CONDENSED COMBINED DATA

The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective as of the date presented in the case of the balance sheet information, and as of July 1, 2012, in the case of the income statement information. The pro forma information reflects the acquisition method of accounting.

Alamogordo Financial Corp. anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and greater revenue. The pro forma information, while helpful in illustrating the financial characteristics of Alamogordo Financial Corp. following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of Alamogordo Financial Corp. would have been had our companies been combined during these periods.

The exchange ratio of 0.17064 shares of Alamogordo Financial Corp. common stock and $0.94 in cash is fixed and, accordingly, will not change prior to the completion of the merger; however, because the price of Alamogordo Financial Corp. common stock during the period before the completion of the merger may fluctuate, the shares of Alamogordo Financial Corp. common stock that you receive may be worth more or less than such shares were worth as of the date of the merger agreement. You should read this summary pro forma information in conjunction with the information under “Pro Forma Financial Information” and with the historical information in this document on which it is based.

	Six Months Ended December 31, 2013	Year Ended June 30, 2013
	(In thousands, except per share data)
Pro forma condensed combined income statement data:
Interest income	$6,085	$11,957
Interest expense	991	2,391
Net interest income	5,093	9,566
Provision (benefit) for loan losses	—	(121)
Net interest income after provision (benefit) for loan losses	5,093	9,687
Other income	1,697	3,722
Other expense	6,776	12,827
Income before income taxes	15	581
Provision for income taxes	31	61
Net income (loss)	$(16)	$520

Pro forma per share data:
Basic earnings	$(0.01)	$0.31
Diluted earnings	$(0.01)	$0.31

	December 31, 2013	June 30, 2013
	(In thousands)
Pro forma combined balance sheet data:
Total assets	$245,398	$249,850
Loans held to maturity, net	152,550	147,921
Deposits	202,547	205,106
Total shareholders’ equity	28,973	29,191

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COMPARATIVE PER SHARE DATA

The following table shows information about Alamogordo Financial Corp.’s and Bank 1440’s income per common share, dividends per share and book value per share, and similar information giving effect to the merger (which we refer to as “pro forma” information). In presenting the comparative pro forma information for the time periods shown, we assumed that the merger occurred as of the date presented in the case of the book value per share information, and as of July 1, 2012, in the case of the dividend and income (loss) information. See “Pro Forma Financial Information.”

The information listed as “per equivalent Bank 1440 share” was obtained by multiplying the pro forma amounts by an exchange ratio of 0.17064, which is the stock exchange ratio to be received in exchange for Bank 1440’s outstanding shares of stock, and does not reflect the receipt of cash by holders of Bank 1440’s shares of stock. Alamogordo Financial Corp. anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and greater revenue. The pro forma information, while helpful in illustrating the financial characteristics of Alamogordo Financial Corp. following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of Alamogordo Financial Corp. would have been had our companies been combined during these periods.

The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document. See “Pro Forma Financial Information.”

	Alamogordo Financial Corp. Historical	Bank 1440 Historical (1)	Pro Forma Combined (2)	Per Equivalent Bank 1440 Share
Book value per share:
At December 31, 2013	$17.18	$4.33	$17.20	$2.94
At June 30, 2013	$17.98	$4.11	$17.33	$2.96

Cash dividends declared per share:
Six months ended December 31, 2013	$—	$—	$—	$—
Year ended June 30, 2013	$—	$—	$—	$—

Earnings (loss) per share - diluted:
Six months ended December 31, 2013	$(0.47)	$0.28	$(0.01)	$(0.00)
Year ended June 30, 2013	$(0.10)	$0.30	$0.31	$0.05

(1)	Since Bank 1440 has a December 31 fiscal year end and Alamogordo Financial Corp. has a June 30 fiscal year end, Bank 1440’s historical data for the year ended June 30, 2013 was calculated by adding the results from the third and fourth quarters of fiscal 2012 to the first six months of fiscal 2013.
(2)	The pro forma combined book value per share of Alamogordo Financial Corp. common stock is based upon the pro forma combined common shareholders’ equity for Alamogordo Financial Corp. and Bank 1440 divided by total pro forma common shares of the combined entity.

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MARKET PRICE AND DIVIDEND INFORMATION

Alamogordo Financial Corp. common stock is quoted on the OTCQB under the symbol “ALMG.” Bank 1440 common stock is quoted on the OTCQB under the symbol “BFFO.” The following table lists the high and low prices per share for Alamogordo Financial Corp. common stock and Bank 1440 common stock for the periods indicated. Alamogordo Financial Corp. and Bank 1440 did not declare a cash dividend for the periods indicated.

	Alamogordo Financial Corp. Common Stock		Bank 1440 Common Stock
	High	Low	High	Low
Quarter Ended
June 30, 2014 (through May 5, 2014)	$15.75	$15.17	$3.30	$3.05
March 31, 2014	15.75	15.30	3.30	3.05

December 31, 2013	15.90	15.75	3.10	3.00
September 30, 2013	16.25	14.10	3.51	2.90
June 30, 2013	16.50	14.00	3.50	0.75
March 31, 2013	14.70	12.55	0.75	0.75

December 31, 2012	15.00	12.50	0.75	0.75
September 30, 2012	16.00	13.80	0.75	0.75
June 30, 2012	19.00	14.35	0.75	0.75
March 31, 2012	17.40	15.70	1.00	0.75

You should obtain current market quotations for Alamogordo Financial Corp. common stock, as the market price of Alamogordo Financial Corp. common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

As of May 5, 2014, there were approximately 262 holders of record of Alamogordo Financial Corp. common stock. As of May 5, 2014, there were approximately 470 holders of record of Bank 1440 common stock and 319 holders of record of Bank 1440 preferred stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the merger, the declaration of dividends will be at the discretion of Alamogordo Financial Corp.’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Alamogordo Financial Corp., applicable federal law and government regulations, the ability of AF Mutual Holding Company to waive the receipt of dividends and other factors deemed relevant by Alamogordo Financial Corp.’s board of directors.

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SPECIAL MEETING OF BANK 1440 SHAREHOLDERS

Date, Place, Time and Purpose

Bank 1440’s board of directors is sending you this document for the purpose of requesting that you allow your shares of Bank 1440 to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the Bank 1440 board of directors will ask you to vote on a proposal to approve the merger agreement. You also may be asked to vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger agreement. The special meeting will be held at the Pinnacle Peak Country Club, 8701 E. Pinnacle Peak Road, Scottsdale, Arizona at 6:00 p.m., local time, on June 26, 2014. We intend to mail this proxy statement/prospectus and the enclosed proxy card to shareholders of record beginning on or about May 23, 2014.

Who Can Vote at the Meeting

You are entitled to vote if the records of Bank 1440 showed that you held shares of Bank 1440 common stock or Bank 1440 preferred stock as of the close of business on May 5, 2014. As of the close of business on that date, a total of 2,045,022 shares of Bank 1440 common stock and 180,814 shares of Bank 1440 preferred stock were outstanding. Each share of common stock and each share of preferred stock has one vote. If you are a beneficial owner of shares of Bank 1440 common stock or Bank 1440 preferred stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of Bank 1440 common stock and Bank 1440 preferred stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of Bank 1440 common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the merger agreement will require the affirmative vote the holders of a majority of the outstanding shares of Bank 1440 common stock and Bank 1440 preferred stock entitled to vote at the meeting, voting together as one class. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Broker non-votes and abstentions from voting will have the same effect as voting against the merger agreement.

The affirmative vote of the majority of votes cast by holders of Bank 1440 common stock and Bank 1440 preferred stock, voting together as one class, is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

Shares Held by Bank 1440 Officers and Directors and by Alamogordo Financial Corp.

As of May 5, 2014, directors and executive officers of Bank 1440 beneficially owned 127,661 shares of Bank 1440 common stock and 1,500 shares of Bank 1440 preferred stock, not including shares that may be acquired upon the exercise of stock options and warrants. This equals 6.24% of the outstanding shares of Bank 1440 common stock and 0.01% of the outstanding shares of Bank 1440 preferred stock. As of the same date, Alamogordo Financial Corp. and its directors and executive officers owned no shares of Bank 1440 common stock and Bank 1440 preferred stock. Certain Bank 1440 directors, who collectively own 2.76% of Bank 1440’s outstanding common stock and 0.01% of Bank 1440’s outstanding preferred stock, entered into voting agreements with Alamogordo Financial Corp. to vote all shares of Bank 1440 common stock and Bank 1440 preferred stock owned by them in favor of the proposal to approve the merger agreement. Directors who did not enter into voting

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agreements may vote their shares against the approval of the merger agreement, and may solicit proxies from other shareholders to vote those shareholders’ shares against the approval of the merger agreement.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, Bank 1440 recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Bank 1440 shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger agreement. If you are the record holder of your shares of Bank 1440 common stock or Bank 1440 preferred stock and submit your proxy without specifying a voting instruction, your shares will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement. Bank 1440’s board of directors recommends a vote “FOR” approval of the merger agreement and “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

You may revoke your proxy before it is voted by:

·	filing with the Secretary of Bank 1440 a duly executed revocation of proxy;

·	submitting a new proxy with a later date; or

·	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Ray Russell, Secretary
7010 East Chauncey Lane, Suite 120
Phoenix, Arizona 85054
Facsimile: (623) 930-1440

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. Bank 1440 does not know of any other matters to be presented at the meeting.

Solicitation of Proxies

This proxy solicitation is made by the board of directors of Bank 1440. Bank 1440 has paid the cost and expenses incurred in the production of this proxy statement. Proxies will be solicited through the mail. Additionally, officers and directors of Bank 1440 may solicit proxies personally or by telephone or other means of communication. Bank 1440 officers and directors will not be additionally compensated. Bank 1440 will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of Bank 1440 common stock or preferred stock.

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APPRAISAL RIGHTS

Under Arizona law, holders of Bank 1440 common stock and Bank 1440 preferred stock that do not wish to accept the merger consideration may elect to dissent from the merger and obtain payment of the fair value of their shares, plus accrued interest. The valuation, which could be higher or lower than, or the same as, the value of the merger consideration, will not necessarily include any element of value arising from the accomplishment or expectation of the merger. A shareholder may only exercise such appraisal rights by complying with the provisions of Title 10, Chapter 13 of the Arizona Revised Statutes.

The following summary of the provisions of Title 10, Chapter 13 of the Arizona Revised Statutes is not a complete statement of the law pertaining to appraisal rights under the Arizona Revised Statutes and is qualified in its entirety by reference to the full text of Title 10, Chapter 13 of the Arizona Revised Statutes, a copy of which is attached to this proxy statement/prospectus as Annex C and incorporated into this summary by reference. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Title 10, Chapter 13, and are urged to consult a legal advisor before electing or attempting to exercise these rights.

All references in Title 10, Chapter 13 and in this summary to a “shareholder” are to the record holder of the shares of Bank 1440 common stock or Bank 1440 preferred stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Bank 1440 common stock or Bank 1440 preferred stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights. In addition, a beneficial owner may only exercise dissenters’ rights with respect to shares held of record by another person if the beneficial owner submits the record holder’s consent to the dissent at the time that the beneficial owner otherwise asserts dissenters’ rights, and if the beneficial owner asserts dissenters’ rights with respect to all shares of which he or she is the beneficial owner and over which he or she has the power to direct the vote. If you own shares through a bank, broker or other nominee, please carefully review Article 2, Section 1303 of Title 10, Chapter 2, and contact your bank, broker or nominee early in order to assert dissenters’ rights.

Under Title 10, Chapter 13, where a proposed merger is to be submitted for approval at a meeting of shareholders, as in the case of Bank 1440’s special meeting, which is scheduled for June 26, 2014, the corporation must notify each of its shareholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Title 10, Chapter 13, Article 2 of the Arizona Revised Statutes. This document constitutes notice to the Bank 1440 shareholders of the availability of appraisal rights, and the applicable statutory provisions of the Arizona Revised Statutes are attached to this document as Annex C.

Any Bank 1440 shareholder wishing to exercise the right to demand appraisal under Title 10, Chapter 13 of the Arizona Revised Statutes must satisfy each of the following conditions:

·	The shareholder must deliver to Bank 1440, before the vote on the merger agreement (which is scheduled for June 26, 2014) is taken, a written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the merger is effected. Neither voting against, abstaining from voting, or failing to vote on the adoption of the merger agreement will constitute a written notice of intent to demand payment within the meaning of Title 10, Chapter 13. The written notice of intent to demand payment must be in addition to and separate from any failure to vote, abstention from voting, or any vote, in person or by proxy, cast against approval of the merger.

·	The shareholder must not vote his or her shares of common stock in favor of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement. Therefore, a Bank 1440 shareholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or affirmatively indicate on the proxy that such shareholder is abstaining from voting on the merger agreement. Submitting the notice of intent to demand payment or objecting, in writing or otherwise, to the merger agreement, will not satisfy this requirement. The Arizona courts have held, in

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Waite v. Old Tucson Development Co., that shareholders must actually vote against the merger to receive the cash value of their stock.

Within ten days after the completion of the merger, Alamogordo Financial Corp. must send a notice as to the completion of the merger to each of Bank 1440’s former shareholders who submitted a written notice of intent to demand payment in accordance with Title 10, Chapter 13 and who has not voted in favor of or consented to adoption of the merger agreement. This notice is required to contain the following information:

·	where the demand for payment must be sent and where and when certificates for certificated shares are to be deposited;

·	whether and to what extent transfer of uncertificated shares will be restricted after the demand for payment is received;

·	a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the merger, and that requires that the shareholders asserting dissenters’ rights certify whether or not the shareholder acquired beneficial ownership of the shares before that date;

·	the date by which the demand for payment must be received, which date will be not less than 30 and not more than 60 days after of delivery of this notice; and

·	a copy of Article 2 of Title 10, Chapter 13 of the Arizona Revised Statutes.

Any shareholder who receives the foregoing notice must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the form accompanying the foregoing notice and deposit the shareholder’s certificates in accordance with the terms of the notice.

If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a bank or broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner.

Upon receipt of a demand for payment from any shareholder, Alamogordo Financial Corp. shall immediately pay each shareholder who properly asserted dissenters’ rights an amount that Alamogordo Financial Corp. estimates to be the fair value of the shares plus accrued interest. The payment must be accompanied by the following information:

·	Bank 1440’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment (in the case of the merger, December 31, 2013), an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any (in the case of the merger, this is expected to be March 31, 2014);

·	a statement of Bank 1440’s estimate of the fair value of the shares;

·	an explanation of how the interest was calculated;

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·	a statement of the dissenting shareholder’s right to demand payment if the shareholder is dissatisfied with the payment by Alamogordo Financial Corp.; and

·	a copy of Article 2 of Title 10, Chapter 13 of the Arizona Revised Statutes.

With respect to any shareholder who was not the beneficial owner of the shares before the date set forth in Alamogordo Financial Corp.’s notice, Alamogordo Financial Corp. may either withhold payment or offer to make the payment set forth above to any dissenting shareholder who agrees to accept the payment in full satisfaction of the shareholder’s demand.

A dissenting shareholder may provide written notice, within 30 days after the payment by Alamogordo Financial Corp., of the shareholder’s own estimate of the fair value of the shares and amount of interest due, and either demand payment of the dissenting shareholder’s estimate, less any payment previously made by Alamogordo Financial Corp., or reject Alamogordo’s offer if the dissenting shareholder believes that the amount paid or offered by Alamogordo Financial Corp. is less than the fair value of his or her shares or that the interest due was incorrectly calculated, if Alamogordo Financial Corp. fails to make payment within 60 days of the required demand date, or if Alamogordo Financial Corp. does not complete the merger and fails to return deposited certificates or release transfer restrictions imposed on uncertificated shares within 60 days of the required demand date.

If any demand for payment remains unsettled, Alamogordo Financial Corp. shall commence a proceeding within 60 days after receiving the payment demand and shall petition the state court of Arizona in Maricopa County, Arizona to determine the fair value of the shares and accrued interest. All shareholders whose demands remain unsettled will be made parties to the proceeding. There are no rights to trial by jury in any such proceeding, and the court may appoint a master with such power and authority as permitted by law. If Alamogordo Financial Corp. does not commence this proceeding within the 60-day period, it shall pay each dissenting shareholder whose demand remains unsettled the amount demanded.

Failure to follow the steps required by Title 10, Chapter 13 of the Arizona Revised Statutes for perfecting appraisal rights may result in the loss of appraisal rights, in which event a Bank 1440 shareholder will be entitled to receive the consideration with respect to his or her dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Title 10, Chapter 13 of the Arizona Revised Statutes, if you are a Bank 1440 shareholder and are considering exercising your appraisal rights under the Arizona Revised Statutes, you should consult your own legal advisor.

DESCRIPTION OF THE MERGER

The following is a summary of the material terms of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. We urge you to read carefully this entire document, including the merger agreement, as this summary may not contain all of the information that you consider important.

General

The merger agreement provides for the merger of Bank 1440 with and into BANK’34, with BANK’34 as the surviving entity. Following the merger of Bank 1440 with BANK’34, Alamogordo Financial Corp. will continue to serve as the holding company for BANK’34.

Background of the Merger

In August 2011, Bank 1440’s initial president and chief executive officer, Jeffrey Crabb, resigned following almost four years of service, and the bank was without a chief executive officer for many months following his resignation. During this time, the Bank 1440 board of directors met with and interviewed many candidates in search of the best fit from a cultural and leadership perspective. In May 2012, the Bank 1440 board of directors hired a new president and chief executive officer, Marvin Mutchler, and a new chief financial officer,

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Brian Ruisinger, each on 90-day employment contracts, pending positive background and experience reviews in the form of non-objection letters from the bank’s regulators. Non-objection letters were received from the FDIC and Arizona Department in mid-June 2012 for both candidates after face to face meetings with both agencies and completion of the requisite background checks. Upon expiration of his 90-day employment contract, the Bank 1440 board of directors elected not to retain Mr. Mutchler as the new president and chief executive officer on a permanent basis. However, the Bank 1440 board of directors elected to continue the employment of Mr. Ruisinger as the bank’s chief financial officer.

Following the expiration of Mr. Mutchler’s 90-day employment contract, the bank continued its search for a new chief executive officer. In early August 2012, Mr. Ruisinger contacted William Kauper, the current chief operating officer of Alamogordo Financial Corp. and BANK’34 for potential candidates to fill Bank 1440’s recently vacated chief executive officer position. Based on Mr. Kauper’s prior experience as a bank chief executive officer and years of service in the banking industry, Mr. Ruisinger believed that Mr. Kauper would either be a qualified candidate for the vacant position at Bank 1440 or would have knowledge of other qualified individuals for the position. Messrs. Ruisinger and Kauper had previously worked together at a banking organization in Scottsdale, Arizona, for which Mr. Kauper served as the president and chief operating officer and Mr. Ruisinger served as the chief financial officer. Mr. Kauper and Mr. Ruisinger met informally at Bank 1440 on August 3, 2012 and during their conversation about filling Bank 1440’s chief executive position, the discussion turned toward the possibility of a business combination between Bank 1440 and BANK’34. Both individuals relayed the substance of this discussion to their respective boards of directors at the August board meetings.

At the time of the initial meeting between Messrs. Ruisinger and Kauper, BANK’34 was in the process of revising its strategic plan to that of a more traditional commercial bank model. In connection with that process, BANK’34 had hired a new management team, reconstituted its board of directors and conducted market studies on several southwestern markets for potential expansion, ultimately choosing the Phoenix/Scottsdale market as its preferred market area. In this regard, BANK’34 had already leased office space in North Scottsdale with plans to open a loan production office in August 2012. It was Bank 1440’s understanding that BANK’34’s management team had decided to pursue a more commercial bank business model to supplement its traditional emphasis on residential mortgage and consumer lending. However, as a result of decreases in BANK’34’s existing loan portfolio due to payoffs and refinancings, and increased competition for new loans, BANK’34’s existing markets in Alamogordo and Las Cruces, New Mexico were not providing adequate lending opportunities to deploy its capital.

After the initial conversation between Messrs. Ruisinger and Kauper, the management teams of both institutions continued discussions regarding a possible business combination during August 2012, and the board of directors of each party independently discussed the prospects of a transaction at their respective August board meetings. On September 18, 2012, the management teams of Bank 1440 and BANK’34 met in person to continue discussions due to the continued interest of both parties resulting from the August board meetings. These discussions focused on the cultural and leadership issues associated with a business combination, as both parties had expressed a desire to engage in a strategic combination utilizing their respective strengths rather than a transaction characterized as an acquisition. The parties also desired to complete a transaction with no anticipated job losses, Bank 1440 directors on the board of the combined entity, the formation of an Arizona advisory board for the combined organization, and a significant portion of the consideration consisting of Alamogordo Financial Corp. common stock. The parties agreed that this structure could further support BANK’34’s transition to a traditional commercial bank model by providing additional resources and support to its operations in the Phoenix/Scottsdale market. Additionally, the features of the proposed business combination were consistent with Bank 1440’s strategic objective of being a growing commercial bank with ownership and management located in and integrated into the local market.

These and other significant terms of the business combination were outlined in a non-binding letter of intent delivered by Alamogordo Financial Corp. to Bank 1440 on October 10, 2012. The purchase price included in the letter of intent had a deal value range of $2.25 to $2.83 per share, representing aggregate merger consideration of $5.0 million to $6.3 million and consisted of approximately 60% stock and 40% cash, subject to satisfactory due diligence. Upon its receipt of the October 10, 2012 letter of intent from Alamogordo Financial Corp., Bank 1440 solicited recommendations of experienced investment banking firms to advise the Bank 1440 board of directors regarding the proposed transaction and to ultimately execute a fairness opinion, which would be delivered to the

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Bank 1440 board of directors. Bank 1440 sought bids from consultants and conducted phone interviews from the recommendations provided and ultimately selected and retained FIG Partners located in Atlanta, Georgia.

At Bank 1440’s October 18, 2012 board meeting, the board of directors reviewed and voted to execute the letter of intent. FIG Partners provided a valuation presentation to Bank 1440’s board of directors, which included an analysis of recent national and Western United States comparative bank transactions and an analysis of Bank 1440’s discounted cash flows of equity and earnings. FIG Partners’ valuation range for Bank 1440 was $2.50 to $3.50 per share, or $5.6 million to $7.8 million in aggregate deal value. The letter of intent was executed by Bank 1440 on October 19, 2012.

From December 3, 2012 through January 2013, the parties performed due diligence reviews. In mid-December 2012, a due diligence team from Bank 1440 traveled to Alamogordo and Las Cruces to conduct on-site due diligence of BANK’34. To assist with its due diligence efforts, Bank 1440 engaged Owings and Associates, an outside consulting firm with significant experience in loan reviews of financial institutions in connection with bank acquisitions that has assisted banking clients for the last 30 years. Further, the firm has conducted the independent loan review audit for Bank 1440’s board of directors for the last five years. Owings and Associates was retained to conduct an on-site, limited scope loan review analysis of BANK’34’s loan portfolio in conjunction with evaluating the classification and corresponding quality of its loans. Jeffrey Crabb, Bank 1440’s former president and chief executive officer, was a contract employee for Owings and Associates and assisted with the loan review analysis performed by the firm. The firm’s evaluation consisted of reviewing credit files for each loan selected to ascertain whether those loans were appropriately graded based upon established criteria. Owings and Associates reviewed credit files for 47 loans (33 relationships) with loans outstanding of $37.9 million, representing 30.5% of the outstanding loans of BANK’34 as of September 30, 2012. An individual loan review form was created for each loan with specific comments provided for each credit facility selected. The scope of the engagement included review of credit files, allowance for loan and lease losses and accompanying narrative for September 30, 2012, a comparative analysis of BANK’34’s allowance percentage compared with four sub-categories of banks and a review of other internal and external reports. The scope centered on a random sampling from the group of each of BANK’34’s loans graded as Watch, Criticized and Classified, with a further random sampling of the loan portfolio graded as satisfactory. With the exception of the two day limit to conduct the review, there were no other limitations specified pursuant to the scope of the engagement. The final loan review report, which was dated as of September 30, 2012 and issued by Owings and Associates on December 26, 2012, affirmed the credit classification reflected by BANK’34 management for each loan reviewed and did not recommend a more severe loan grade classification for any of the reviewed loans. The report further indicated that BANK’34’s loan portfolio was concentrated in real estate loans (with concentrations in one-to-four family residential loans) and stated that the ongoing credit quality of BANK’34’s loan portfolio was dependent on the health of the local real estate market and stability of the local economy. Owings and Associates’ also reported that BANK’34’s allowance for loan and lease losses appeared to be in compliance with applicable regulatory guidance and policy, and that the loan loss reserve appeared to be adequately funded.

Upon completion of the due diligence process by both parties and continued dialogue between their respective management teams and financial advisors, on February 8, 2013 Alamogordo Financial Corp. delivered a revised letter of intent to Bank 1440 which included consideration of $2.75 per share (aggregate consideration of $6.3 million) consisting of approximately 80% stock and 20% cash (with the stock component based upon a fixed exchange ratio based upon an Alamogordo Financial Corp. stock price of $15 per share), the appointment of one member of the Bank 1440 board of directors to the board of Alamogordo Financial Corp. and BANK’34, no anticipated staff reductions and the establishment of an Arizona advisory board consisting of the remaining non-officer Bank 1440 board members. FIG Partners provided an updated valuation presentation to Bank 1440’s board of directors incorporating new comparative bank transactions and revised discounted cash flows of equity and earnings for Bank 1440, resulting in a valuation range between $3.00 and $4.00 per Bank 1440 share or $7.2 million and $9.6 million in aggregate deal value. The respective Chairmen of the boards of directors of Bank 1440 and Alamogordo Financial Corp. met on February 20, 2013 in El Paso, Texas to discuss the terms of the revised letter of intent; however, no verbal agreement was reached.

At this point in the negotiating process, the boards of directors of Alamogordo Financial Corp. and Bank 1440 agreed to meet in person in order to further the diligence process and determine whether the parties were ready to proceed with the negotiation of a definitive agreement. After the boards of directors met in March 2013,

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Alamogordo Financial Corp. delivered a revised letter of intent on April 5, 2013 containing an increased deal value of $3.00 per share ($7.62 million in aggregate deal value) and with the Bank 1440 board representation increased to the original level of two directorships in the combined entity. Following Bank 1440’s receipt of the revised letter of intent, Bank 1440’s directors met to discuss the revised terms of the proposed transaction. Two directors expressed their dissent due to their position that the merger consideration needed to be increased. While the April 5, 2013 letter of intent was not formally approved at this meeting, a majority of Bank 1440’s board of directors authorized Bank 1440’s chairman to negotiate the final transaction terms with the chairman of Alamogordo Financial Corp., subject to certain minimum parameters.

Requests for additional information and clarification of existing data by Bank 1440’s board members prompted continued dialogue and due diligence relating to the financial performance and strategic plan for the combined institution. During April and May of 2013, the Bank 1440 board of directors was provided with additional due diligence data, conducted interviews with BANK’34 management and FIG Partners, and management of BANK’34 and Bank 1440 provided the board of directors with detailed analyses of BANK’34’s historical financial performance in response to questions and requests received from the dissenting Bank 1440 board members. The respective Chairmen of the BANK’34 and Bank 1440 boards of directors met again and agreed to an increased deal value of $3.20 per share price ($7.7 million in aggregate deal value) and all other terms of the letter of intent delivered in April 2013 remaining unchanged.

Following the parties’ agreement to the terms, the parties and their respective legal counsel negotiated the terms of the definitive merger agreement over a two-month period. During this time, Bank 1440’s board of directors also engaged Moss Adams LLP, an independent accounting, audit and tax firm, to review the letters of intent, FIG Partners’ board presentations and a draft of the definitive merger agreement. Moss Adams LLP then issued a letter to the Bank 1440 board of directors that outlined a set of parameters for the conduct of due diligence for transactions of this nature, which was reviewed by Bank 1440’s board of directors, legal counsel and financial advisors at its May 23, 2013 monthly board meeting. At this meeting, certain members of Bank 1440’s board of directors raised questions regarding call reports and quarterly comparative financial analysis and requested that Bank 1440 management perform additional due diligence regarding these items and report back to the Bank 1440 board with their findings. Bank 1440 management addressed these questions at meetings with the Bank 1440 board of directors on June 11 and 12, 2013.

Once Bank 1440’s board of directors deemed the due diligence process to be complete and upon consultation with the bank’s legal and financial advisors, a final vote was taken at a special board meeting on June 24, 2013 to approve the definitive merger agreement. At this meeting, the board of directors received a fairness opinion from FIG Partners stating that as of June 21, 2013, their analysis of the proposed transaction, which included an equity discounted cash flow, an earnings discounted cash flow, national comparative bank transactions and Western United States comparative bank transactions, resulted in an opinion that the transaction is fair, from a financial point of view to shareholders of Bank 1440 common stock. With five votes cast in favor of approving the definitive merger agreement, and two votes opposed, the motion carried and the Bank 1440 board of directors moved to finalize the definitive merger agreement. The parties executed the definitive merger agreement on June 25, 2013 and announced the transaction by joint press release the following day.

Alamogordo Financial Corp. filed its initial registration statement, including a preliminary version of this proxy statement/prospectus, with the Securities and Exchange Commission on November 8, 2013. On February 10, 2014, Alamogordo Financial Corp. filed a pre-effective amendment to its registration statement, updating financial information as of September 30, 2013 and providing responses to comments received from the Securities and Exchange Commission. Simultaneous to these filings, Alamogordo Financial Corp. and BANK’34 completed applications to the Board of Governors of the Federal Reserve Board, the Office of the Comptroller of the Currency and the Arizona Department of Financial Institutions, as required by applicable regulation, to seek the approvals of banking regulatory authorities governing this proposed transaction. As the June 25, 2014 contract termination date moved closer, the parties’ Boards agreed to an extension of 75 days to September 10, 2014 to close the transaction in exchange for an increase in the cash consideration that would be paid to Bank 1440 shareholders. This amendment was executed April 1, 2014 and announced publicly on April 2, 2014. In addition to the price change and time extension, the option of electing all stock, all cash or a combination for Bank 1440 shareholders was removed from the deal structure. Subsequent to the execution of the amendment, FIG Partners delivered an updated

37

fairness opinion to the board of directors of Bank 1440 stating that, as of April 10, 2014, the consideration to be received by the shareholders of Bank 1440, as amended, is fair, from a financial point of view.

Bank 1440’s Reasons for the Merger and Recommendation of the Board of Directors

The Bank 1440 board of directors reviewed the terms the proposed merger in consultation with Bank 1440 management and its financial and legal advisors and determined that the proposed merger is in the best interests of Bank 1440 and its shareholders. In reaching its conclusion to approve the merger agreement by a five to two majority vote, the board of directors considered a number of factors affecting the business, operations, financial condition, earnings and future prospects of Bank 1440 both as a stand-alone institution and on a combined basis with BANK’34 in a holding company structure.

In its deliberations and in making its determination, Bank 1440’s board of directors considered many factors, including, without limitation, the following:

·	Bank 1440’s community banking orientation and its compatibility with Alamogordo Financial Corp. and BANK’34;

·	the business, earnings and/or losses, operations, financial condition, management, prospects, capital levels and asset quality of both Bank 1440 and BANK’34, and of the combined institution;

·	the premium represented by the value of the merger consideration over the trading price of the Bank 1440 stock before the announcement of the merger;

·	the opinion delivered by FIG Partners that the merger consideration is fair, from a financial standpoint, to the shareholders of Bank 1440;

·	the diversity of products and earnings centers of the combined organization and its ability to reduce earnings pressure from net interest margin compression and the effect of rising interest rates;

·	Bank 1440’s limited sources of core deposit funding liquidity and BANK’34’s access to lower cost core deposits in its existing markets as compared with the Phoenix market;

·	the current historically low interest rate environment and the effect rising rates would likely have on Bank 1440’s net interest margin;

·	the ability of the combined organization to absorb the impact of increased regulatory costs for smaller community banks such as Bank 1440;

·	the fact that without the merger, Bank 1440 would likely need to raise additional capital in the future by means of a rights offering or public offering, or support its operations with borrowed funds;

·	the Bank 1440 board of directors’ belief that Bank 1440 would be unlikely to find a more suitable merger partner, particularly a partner willing to consider a transaction structured as a merger of equals;

·	the geographic diversity of the combined organization and its ability to reduce the volatility Bank 1440 has experienced in the Phoenix real estate market;

·	the fact that BANK’34 has an existing mortgage division that will provide new products that Bank 1440 has historically not provided, and increase the value of the combined institution;

·	the ability of the merger to reduce loan concentration risks of the combined organization;

38

·	the shared view by Bank 1440 and BANK ’34 management and boards of complementary business strengths and ability to compete as a combined entity;

·	BANK’34’s 79 year operating history and loyal customer base in its current markets;

·	Board representation by existing Bank 1440 directors offered in the combined institution provides for continuity, input and direction;

·	the intended retention of Bank 1440’s management team in the combined organization and its knowledge and experience of operating in the Phoenix market;

·	the ability of the combined organization to access capital for future growth including the ability of BANK’34 to increase its capital through a mutual-to-stock conversion of BANK’34’s mutual holding company (i.e. a second-step conversion); and

·	the anticipated positive impact of the merger on the depositors, employees, customers and communities served by Bank 1440 through economies of scale, additional product offerings, greater resources and enhancement of expertise.

The Bank 1440 board of directors also considered potential risks, uncertainties and disadvantages associated with the merger in connection with its deliberations of the proposed transaction, including, without limitation, the following:

·	the contribution analysis prepared by FIG Partners cites certain inequitable results to Bank 1440’s shareholders based upon their contribution (see “—Contribution Analysis” on page 42)

·	the risk that the announcement of the merger agreement could have the effect of discouraging other parties that might be interested in a transaction with Bank 1440 from proposing a transaction;

·	the risk that Alamogordo Financial Corp. and BANK’34 might not be able to obtain regulatory approval to complete the merger;

·	the risk that Bank 1440’s shareholders may not approve the merger;

·	the risk that, because of limitations on the number of shares of Alamogordo Financial Corp. common stock to be issued in the merger, shareholders of Bank 1440 might not experience the desired liquidation event;

·	the risk that the future performance of the combined organization may not attain projected results;

·	the uncertainty of operating under a federal savings association charter following the merger;

·	the fact that approximately 70.4% of Alamogordo Financial Corp.’s common stock was owned by AF Mutual Holding Company at that time, which will have the ability to control BANK’34 following the merger;

·	the risk that AF Mutual Holding Company may not raise additional capital by converting to stock form in the future;

·	the combined organization’s shift in focus to commercial banking may hinder operating results;

·	the risk that rising interest rates could be detrimental to the combined organization’s interest rate risk management and resulting net interest income; and

39

·	the consideration being offered in the merger is in the lower end of the range of the fairness analysis provided by FIG Partners.

The Bank 1440 board of directors evaluated the factors described above, among others, including asking questions of management and its legal and financial advisors, and reached a majority consensus that the merger was in the best interests of Bank 1440 and its shareholders.

In reaching its determination to approve the merger agreement and the merger, Bank 1440’s board of directors looked at the totality of the information presented to it and did not assign any relative or specific weights to any of the individual factors considered, and individual directors may have given different weights to different factors. The board of directors considered these factors as a whole, including the potential risks, uncertainties and disadvantages associated with the merger, and considered the benefits of the merger to be favorable and outweigh the potential risks, uncertainties and disadvantages of the merger.

The Bank 1440 board of directors determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Bank 1440 and its shareholders. The board of directors also determined that the merger agreement and the transactions contemplated thereby are consistent with, and in furtherance of, Bank 1440’s business strategies. Accordingly, the board of directors approved and adopted the merger agreement and recommends that Bank 1440 shareholders vote “FOR” approval of the merger agreement.

Directors James Gerdes and Bruce Huson voted against the board’s proposal to approve and adopt the merger agreement.

Opinion of Bank 1440’s Financial Advisor

FIG Partners LLC (“FIG”) has delivered to the Board of Directors of Bank 1440 its opinion that, based upon and subject to the various considerations set forth in its written opinion dated April 10, 2014, the total merger consideration to be paid to the shareholders of Bank 1440 is fair from a financial point of view as of such date. In requesting FIG’s advice and opinion, no limitations were imposed by Bank 1440 upon FIG with respect to the investigations made or procedures followed by it in rendering its opinion. The full text of the opinion of FIG, dated April 10, 2014, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Annex B. Bank 1440 shareholders should read this opinion in its entirety.

FIG is a nationally recognized investment banking firm and, as part of its investment banking business, it values financial institutions in connection with mergers and acquisitions, private placements and for other purposes. As a specialist in securities of financial institutions, FIG has experience in, and knowledge of, banks, thrifts and bank and thrift holding companies. Bank 1440’s board of directors selected FIG to act as its financial advisor in connection with the merger on the basis of the firm’s reputation and expertise in transactions such as the merger.

FIG will receive a fee from Bank 1440 of $55,000 for performing its financial advisory services in connection with the merger and rendering a written opinion to the Board of Directors of Bank 1440 as to the fairness, from a financial point of view, of the merger to Bank 1440’s shareholders. The fee is not contingent upon the consummation of the merger. This fee includes $50,000 for the issuance of an initial fairness opinion and $5,000 for the issuance of the update dated April 10, 2014. Further, Bank 1440 has agreed to indemnify FIG against any claims or liabilities arising out of FIG’s engagement by Bank 1440. FIG has not received fees from Bank 1440 for any other services performed during the two years preceding the date of its opinion to Bank 1440. In addition, FIG has not had a material relationship with any party to the merger for which it has received compensation during the prior two years.

FIG’s opinion is directed only to the fairness, from a financial point of view, of the total merger consideration, and, as such, does not constitute a recommendation to any Bank 1440 shareholder as to how the shareholder should vote at the Bank 1440 shareholder meeting. The summary of the opinion of FIG set forth in this joint statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

40

The following is a summary of the analyses performed by FIG in connection with its fairness opinion. Certain analyses were confirmed in a presentation to the Board of Directors of Bank 1440 by FIG. The summary set forth below does not purport to be a complete description of either the analyses performed by FIG in rendering its opinion or the presentation delivered by FIG to the Board of Directors of Bank 1440, but it does summarize all of the material analyses performed and presented by FIG.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, FIG did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. FIG may have given various analyses more or less weight than other analyses. Accordingly, FIG believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors could create an incomplete view of the process underlying the analyses set forth in its report to the Board of Directors of Bank 1440 and its fairness opinion.

In performing its analyses, FIG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bank 1440. The analyses performed by FIG are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FIG’s analysis of the fairness of the transaction consideration, from a financial point of view, to Bank 1440 shareholders. The analyses do not purport to be an appraisal or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. FIG’s opinion does not address the relative merits of the merger as compared to any other business combination in which Bank 1440 might engage. In addition, as described above, FIG’s opinion to the Board of Directors of Bank 1440 was one of many factors taken into consideration by the Board of Directors of Bank 1440 in making its determination to approve the merger agreement.

During the course of its engagement, and as a basis for arriving at its opinion, FIG reviewed and analyzed material bearing upon the financial and operating conditions of Bank 1440 and Alamogordo Financial Corp. and material prepared in connection with the merger, including, among other things, the following:

·	reviewed the agreement, including the amendment dated April 1, 2014;

·	reviewed certain historical publicly available business and financial information concerning Bank 1440 and Alamogordo Financial Corp. including, among other things, quarterly and annual reports filed by the parties with the FDIC and Federal Reserve Board;

·	reviewed any available filings with the Securities and Exchange Commission by Bank 1440 and Alamogordo Financial Corp.;

·	reviewed certain financial projections prepared by management of Bank 1440;

·	held discussions with members of the senior management of Bank 1440 and Alamogordo Financial Corp. for the purpose of reviewing future prospects of Bank 1440 and Alamogordo Financial Corp. related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings expected to be achieved as a result of the merger;

·	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that FIG considered relevant; and

·	performed such other analyses and considered such other factors as FIG deemed appropriate.

FIG conducted meetings and had discussions with members of senior management of Bank 1440 and Alamogordo Financial Corp. for purposes of reviewing the future prospects of Bank 1440 and Alamogordo Financial Corp., including the financial forecasts related to the respective businesses, earnings, assets, liabilities and

41

the amount and timing of cost savings and revenue enhancements expected to be achieved as a result of the merger. FIG also took into account its experience in other transactions, as well as its knowledge of the commercial banking industry and its general experience in securities valuations.

In rendering its opinion, FIG assumed, without independent verification, the accuracy and completeness of the publicly and non-publicly available financial and other information furnished to FIG by Bank 1440 and Alamogordo Financial Corp., and relied upon the accuracy of the representations and warranties of the parties contained in the merger agreement. FIG also assumed that the financial forecasts furnished to or discussed with FIG by Bank 1440 and Alamogordo Financial Corp. were reasonably prepared and reflected the best currently available estimates and judgments of senior management of Bank 1440 and Alamogordo Financial Corp. as to the future financial performance of Bank 1440. FIG has not made any independent evaluation or appraisal of any properties, assets or liabilities of Bank 1440 or Alamogordo Financial Corp.

Contribution Analysis

FIG prepared a contribution analysis showing percentages of total assets, total loans, total deposits, non-performing assets, tangible common equity, and net income as of the most recently available period for Bank 1440 and for Alamogordo Financial Corp. to be contributed to the combined company on a pro forma basis. Bank 1440 shareholders will receive a merger consideration of 73.7% stock (a total issuance of 2,225,836 shares of Alamogordo Financial Corp. common stock) and 26.3% cash.

Bank 1440
Contribution
To Alamogordo Financial Corp.

Total assets	32.3%
Total loans	39.9%
Total deposits	34.5%
Non-performing assets	59.7%
Total tangible common equity	33.2%
LTM net income*	100.0%
Pro forma ownership (Current Consideration)	22.5%
Pro forma ownership (Assuming 100% Stock)	28.2%

*ALMG reported a LTM net loss of $0.4 million versus a LTM net income of $0.9 million for Bank 1440; results were not adjusted for any one-time gains/losses or other nonrecurring items.

Comparable Transaction Analysis

As part of its analysis, FIG reviewed three groups of comparable merger transactions. The first peer group included transactions which have occurred since January 1, 2010, that involved target banks located throughout the United States that had total assets of $50 million to $150 million and NPA/Assets of 2.0% - 6.0% (the “Comparable Transactions - National”). All consideration types were included. The group was also limited to bank holding companies and commercial banks and transactions where pricing was disclosed. This group consisted of the following 27 transactions:

42

Data
Announced	Buyer	St.	Seller	City	St.
03/21/14	Xenith Bankshares Inc.	VA	Colonial Virginia Bank	Gloucester	VA
03/06/14	First Bancshares Inc.	MS	BCB Holding Co.	Mobile	AL
02/18/14	First Defiance Financial	OH	First Community Bank	Columbus	OH
01/23/14	First Fed of Northern MI Bncp	MI	Alpena Banking Corp.	Alpena	MI
01/23/14	Redwood Equity Partners Inc.	CA	America California Bank	San Francisco	CA
01/21/14	Peoples Bancorp Inc.	OH	Midwest Bancshares Inc.	Wellston	OH
11/04/13	Independence Bank	CA	Premier Service Bank	Riverside	CA
07/26/13	HomeStreet Inc.	WA	Fortune Bank	Seattle	WA
07/12/13	First Bank	NJ	Heritage Community Bk	Randolph	NJ
07/02/13	Peoples Bancorp Inc.	OH	Ohio Commerce Bank	Beachwood	OH
06/12/13	Four Corners Community Bank	NM	Citizens State Bank of Cortez	Cortez	CO
05/06/13	HomeTrust Bancshares Inc.	NC	BankGreenville Financial Corp.	Greenville	SC
11/08/12	Peoples Fleming Cnty Bncp Inc	KY	Salt Lick Deposit Bank	Salt Lick	KY
10/11/12	Heartland Financial USA Inc.	IA	Heritage Bank NA	Phoenix	AZ
10/11/12	Greenwoods Financial Group Inc	WI	Bank of Monticello	Monticello	WI
09/21/12	CapStone Bank	NC	Patriot State Bk	Fuquay-Varina	NC
07/27/12	Main Banc Inc.	NM	Bank 1st Financial Corp.	Albuquerque	NM
04/17/12	Bank of Commerce	ID	State Bank & Trust Co	Dillon	MT
12/05/11	River Valley Bancorp	IN	Dupont State Bank	Dupont	IN
11/03/11	Kentucky First Federal (MHC)	KY	CKF Bancorp Inc.	Danville	KY
04/05/11	BCB Bancorp Inc.	NJ	Allegiance Community Bank	South Orange	NJ
04/29/11	Palco Bankshares Inc.	KS	Midwest Community Bank	Plainville	KS
11/19/10	Piedmont Cmnty Bk Hldgs Inc.	NC	Community Bank of Rowan	Salisbury	NC
10/04/10	National Bancorp Hldgs Inc.	KS	Generations Bank	Overland Park	KS
10/06/10	First General Bank	CA	American Prmr Bcrp	Arcadia	CA
07/19/10	Investor group	—	First Natl Bk of Scottsdale	Scottsdale	AZ
07/29/10	First Peoples Bancorp Inc.	TN	First Peoples Bk of Tennessee	Jefferson City	TN

In addition, FIG also reviewed comparable transactions, which have occurred since January 1, 2011, that involved target banks located in the Western U.S. Region (AZ, CA, ID, MT, NV, NM, OR, UT, WA, and WY) that had total assets less than $250 million and NPA/Assets greater than 2.5% (the “Comparable Transactions - West ”). All consideration types were included. The group was also limited to bank holding companies and commercial banks and transactions where pricing was disclosed. This group consisted of the following 21 transactions:

43

Data
Announced	Buyer	St.	Seller	City	St.
01/23/14	Redwood Equity Partners Inc.	CA	America California Bank	San Francisco CA
11/04/13	Independence Bank	CA	Premier Service Bank	Riverside	CA
07/26/13	HomeStreet Inc.	WA	Fortune Bank	Seattle	WA
12/20/12	Central Valley Community Bnc]	CA	Visalia Community Bank	Visalia	CA
10/23/12	Pacific Continental Corp.	OR	Century Bank	Eugene	OR
10/22/12	Sterling Financial Corp.	WA	American Heritage Holdings	La Mesa	CA
10/11/12	Heartland Financial USA Inc.	IA	Heritage Bank NA	Phoenix	AZ
09/14/12	Heritage Financial Corp.	WA	Northwest Commercial Bank	Lakewood	WA
08/17/12	Western Alliance Bancorp	AZ	Western Liberty Bancorp	Las Vegas	NV
07/19/12	SKBHC Holdings LLC	WA	ICB Financial	Ontario	CA
03/26/12	FNB Bancorp	CA	Oceanic Bank Holding Inc.	San Francisco	CA
04/17/12	Bank of Commerce	ID	State Bank & Trust Co	Dillon	MT
01/19/12	Grandpoint Capital Inc.	CA	California Community Bank	Escondido	CA
10/27/11	Bitterroot Holding Co.	MT	Ravalli County Bankshares Inc.	Hamilton	MT
06/27/11	SCJ Inc.	CA	Santa Lucia Bancorp	Atascadero	CA
06/09/11	SKBHC Holdings LLC	AZ	Sunrise Bank	San Diego	CA
06/06/11	First PacTrust Bancorp Inc.	CA	Gateway Bancorp	Santa Ana	CA
05/26/11	SKBHC Holdings LLC	AZ	Bank of the Northwest	Bellevue	WA
05/26/11	First General Bank	CA	Golden Security Bancorp	Rosemead	CA
03/22/11	Embarcadero Bank	CA	Coronado First Bank	Coronado	CA
06/29/11	First Foundation Inc.	CA	Desert Commercial Bank	Palm Desert	CA

The final peer group includes transactions, which have occurred since January 1, 2014, that involved target banks located throughout the United States that had total assets less than $250 million (the “Comparable Transactions – 2014 National”). All consideration types were included. The group was also limited to bank holding companies and commercial banks and transactions where pricing was disclosed. This group consisted of the following 15 transactions:

Data
Announced	Buyer	St.	Seller	City	St.
04/01/14	Bankwell Financial Group Inc.	CT	Quinnipiac B&TC	Hamden	CT
03/21/14	Xenith Bankshares Inc.	VA	Colonial Virginia Bank	Gloucester	VA
03/20/14	First Citizens Bancshares Inc.	TN	Southern Heritage Bancshares	Cleveland	TN
03/19/14	Salisbury Bancorp Inc.	CT	Riverside Bank	Poughkeepsie	NY
03/13/14	South Texas Bancshares Inc.	TX	First Amherst Bancshares Inc	Amherst	TX
03/06/14	First Bancshares Inc.	MS	BCB Holding Co.	Mobile	AL
03/04/14	HomeTrust Bancshares Inc.	NC	Bank of Commerce	Charlotte	NC
02/18/14	First Defiance Financial	OH	First Community Bank	Columbus	OH
01/31/14	AltaPacific Bancorp	CA	Mission Oaks Bancorp	Temecula	CA
01/23/14	First Fed of Northern MI Bncp	MI	Alpena Banking Corp.	Alpena	MI
01/23/14	Redwood Equity Partners Inc.	CA	America California Bank	San Francisco	CA
01/21/14	Peoples Bancorp Inc.	OH	Midwest Bancshares Inc.	Wellston	OH
01/16/14	Bay Commercial Bank	CA	Bank On It Inc.	Stockton	CA
01/14/14	TriSummit Bank	TN	Community National Bank	Morristown	TN
01/08/14	Southern National Bncp of VA	VA	Prince George's FSB	Upper Marlboro	MD

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FIG calculated the medians and averages of the following relevant transaction ratios in the Comparable Transactions – National, Comparable Transactions – U.S. West Region, the Comparable Transactions – 2014 National: the percentage of the offer value to the acquired company’s total assets, the multiple of the offer value to the acquired company’s stated book value; the multiple of the offer value to the acquired company’s tangible book value; and the tangible book value premium to core deposits. FIG compared these multiples with the corresponding multiples for the merger based on ALMG’s closing price of $15.50 per share as of April 1, 2014, valuing the consideration for the common stock at $8.0 million, or $3.58 per share, and another $1.0 million, or $4.70 per share, for the outstanding options. The total consideration that would be received pursuant to the merger agreement is valued at approximately $9.0 million, or $3.68 per Bank 1440 diluted share. In calculating the multiples for the merger, FIG used Bank 1440’s diluted tangible book value per share, LTM normalized earnings, total assets, and total core deposits as of December 31, 2013. The results of this analysis are as follows:

	Offer Value to
	Diluted Tangible Book Value	LTM Normalized Earnings	Total Assets	Core Deposit Premium
	(%)	(x)	(%)	(%)

Bank 1440	87.0	27.8	10.9	(2.6)

Transaction – National Median	97.2	15.3	8.0	(0.2)
Transactions – West Median	99.7	15.3	11.2	0.0
Transactions – 2014 National	112.0	17.7	11.3	1.2

Discounted Cash Flow Analysis

FIG estimated the present value of all shares of Bank 1440 common stock by estimating the value of Bank 1440’s estimated future earnings stream beginning in 2014. Reflecting internal projections and FIG estimates based upon discussions with Bank 1440, FIG assumed net income in 2014, 2015, 2016, 2017, and 2018 of $553,000, $655,000, $845,000, $1.030 million, and $1.081 million respectively. The present value of these earnings was calculated based on a range of discount rates of 14.0%, 15.0%, and 16.0%, respectively. In order to derive the terminal value of Bank 1440’s earnings stream beyond 2018, FIG performed two separate analyses: 1) an acquisition in 2018 at 15.0 times estimated earnings in the terminal year; and 2) an acquisition in 2018 at 1.25 times estimated tangible book value in the terminal year. The present value of these terminal amounts was then calculated based on the range of discount rates mentioned above. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Bank 1440’s common stock. The two analyses and the underlying assumptions yielded a range of value for all the shares of Bank 1440’s stock of approximately 1) $3.30 per share to $4.97 per share; and 2) $1.95 per share to $2.79 per share compared to the merger consideration of $3.58 per share and $3.68 per diluted share.

Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, FIG determined that the merger consideration was fair, from a financial point of view, to Bank 1440 shareholders.

Financial Projections of Bank 1440

Although Bank 1440 does not typically publicly disclose internal management estimates, in January 2013, during the period in which Bank 1440’s board of directors was exploring a potential strategic transaction with Alamogordo Financial Corp., management of Bank1440 provided Alamogordo Financial Corp. and its financial advisor, Keefe, Bruyette & Woods, Inc., with a copy of Bank 1440’s financial projections for the calendar year 2013. The estimates reflect management's assessment, at that time, of Bank 1440’s prospects given its then-current operating environment, and were based on numerous variables and assumptions, which at that time were inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, Bank 1440’s actual results for the year ended 2013 vary from those set forth in the estimates prepared by management, and you are urged not to place undue reliance on these historical financial projections. Rather, we urge you to refer to the actual historical financial data which appear elsewhere in this proxy statement/prospectus.

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The following tables contain excerpts from Bank 1440’s financial projections for the calendar year 2013, which were prepared by Bank 1440’s senior management.

Income Statement

Consolidated

For the Year Ended December 31, 2013
Interest Income
Interest on Loans	$3,465,975
Fees on Loans	72,000
Interest on federal funds sold	914
Interest on deposits with banks	—
Investment Securities - Taxable	753,367
Total Interest Income	4,292,256
Interest Expense
Interest bearing demand deposits	167,019
Savings and Money Market Deposits	234,545
Time Deposits - Retail	144,120
Time Deposits - Wholesale	59,948
Total Interest Expense on Deposits	605,632
FHLB Advances	1,704
Interest on other borrowings	—
Total Interest Expense	607,336
Net Interest Income	3,684,920
Provision for loan losses	31,250
Net In. Inc. After Prov. for Loan Losses	3,653,670
Non Interest Income
Service charges and fees	42,000
Securities gains (losses), net	—
Other noninterest income	360,000
Total Non Interest Income	402,000
Non Interest Expense
Salaries and employee benefits	1,666,847
Occupancy	576,000
Other noninterest expense	1,216,500
Total Non Interest Expense	3,459,347
Income Before Taxes	596,323
Net Income	$596,323

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Balance Sheet

Consolidated

As of December 31, 2013
Assets
Cash and due from banks	$825,000
Fed funds sold & repos	—
Interest bearing deposits with banks	93,333
Investment Securities - Taxable	21,211,961
Loans, net of unearned income	61,257,749
Less: Allowance for loan losses	(1,723,185)
Premises and equipment, net	479,249
Accrued interest receivable	345,000
Other assets	285,000
Total Assets	82,774,107
Liabilities
Non-Interest Bearing Deposits	5,573,343
Interest bearing demand deposits	17,445,000
Savings and Money Market Deposits	25,120,800
Time Deposits - Retail	15,351,600
Time Deposits - Wholesale	6,280,200
Total Deposits	69,770,943
Accrued expenses and other liabilities	175,000
FHLB Advances	2,003,690
Total Liabilities	71,949,633
Equity
Preferred Stock	180,814
Common stock	2,045,022
Capital surplus	20,637,998
Retained earnings	(12,989,871)
Accumulated other comprehensive income (loss)	899,869
Net Income	50,642
Total Equity	10,824,474
Total Liabilities & Equity	$82,774,107

Alamogordo Financial Corp.’s Reasons for the Merger

Alamogordo Financial Corp.’s board of directors believes that the merger is in the best interests of Alamogordo Financial Corp. and its shareholders. In deciding to approve the merger, Alamogordo Financial Corp.’s board of directors considered a number of factors, including:

·	Bank 1440’s compatibility with Alamogordo Financial Corp. and BANK’34 in their community banking orientation, in their reputational standing in the respective communities served, and culturally at the Board and executive management levels;

·	executive management’s review of the business, operations, earnings, and financial condition, including capital levels and asset quality of Bank 1440;

·	the geographic expansion and resulting economic risk diversification and customer base diversification of establishing business operations beyond BANK’34’s current Arizona Loan Production Office in one of the fastest metropolitan job growth markets in the nation since the recent economic downturn;

·	the anticipated enhancement to the future revenue and earnings growth potential of Alamogordo Financial Corp., including expansion of BANK’34’s mortgage origination platform into one of the

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fastest recovering housing markets in the nation and the immediate leveraging of two full-service bank branches in Maricopa County, Arizona;

·	the positive trend that in 2012 Arizona ranked 4th in bank profitability (return on assets) nationally and also had the largest improvement in bank profitability from the previous year of any other states in the region, including Colorado, New Mexico and Texas;

·	the fact that BANK’34 possesses executive management with commercial banking experience in both New Mexico and Arizona;

·	bank statistics during the past decade that indicate that average premium to tangible book value is higher for financial institutions: exceeding $250 million in assets compared to those under that level of assets; operating in top Metropolitan Statistical Area markets; operating in markets with annual population growth above 1%; and

·	the relatively limited number of acquisition candidates in BANK’34’s region of the size, operating performance and culture suitable to align with from a business model standpoint.

While Alamogordo Financial Corp.’s board of directors considered these and other factors, the board of directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Alamogordo Financial Corp.’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of Alamogordo Financial Corp.’s shareholders. The terms of the merger were the result of arm’s-length negotiations between representatives of Alamogordo Financial Corp. and representatives of Bank 1440.

Consideration to be Received in the Merger

When the merger becomes effective, each holder of Bank 1440 common stock and Bank 1440 preferred stock will receive for each of his or her shares: (1) $0.94 in cash (the “Cash Consideration”); and (2) 0.17064 shares of Alamogordo Financial Corp. common stock (the “Stock Consideration”).

See “—Exchange of Bank 1440 Options and Bank 1440 Warrants” for a description of the treatment under the merger agreement of options and warrants to purchase Bank 1440 common stock and Bank 1440 preferred stock.

The following table illustrates the composition and value of the consideration that you may receive in the merger for one share of Bank 1440 common stock or one share of Bank 1440 preferred stock, based on a fixed exchange ratio of 0.17064 shares of common stock and $0.94 in cash. On May 12, 2014, the closing price of Alamogordo Financial Corp. common stock was $15.17. You are advised to obtain current market quotations for Alamogordo Financial Corp. common stock. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Alamogordo Financial Corp. common stock, you should carefully read the information included below under “—Material Tax Consequences of the Merger.”

Closing Price of Alamogordo Financial Corp. Common Stock Immediately Prior to the Effective Time	Value of Alamogordo Financial Corp. Common Stock to be Received (1)	Cash to be Received	Value of Total Consideration to be Received

$13.00	$2.22	$0.94	$3.16
14.00	2.39	0.94	3.33
15.00	2.56	0.94	3.50
16.00	2.73	0.94	3.67
17.00	2.90	0.94	3.84

(1)	Calculated by multiplying the closing price of Alamogordo Financial Corp. common stock immediately prior to the effective time, by 0.17064. The actual value of the shares at the time Alamogordo Financial Corp. common stock certificates are

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delivered or the shares become available may be more or less than the amounts shown due to fluctuations in the market price of Alamogordo Financial Corp. common stock.

If Alamogordo Financial Corp. declares a stock dividend or distribution on shares of its common stock or subdivides, splits, reclassifies or combines the shares of Alamogordo Financial Corp. common stock before the effective time of the merger, then the exchange ratio will be adjusted to provide Bank 1440 shareholders with the same economic effect as contemplated by the merger agreement before any of these events.

Bank 1440’s shareholders will not receive fractional shares of Alamogordo Financial Corp. common stock. Instead, Bank 1440’s shareholders will receive a cash payment for any fractional shares in an amount equal to the product of (1) the fraction of a share of Alamogordo Financial Corp. common stock to which they are entitled multiplied by (2) the average closing price of Alamogordo Financial Corp. common stock on the OTCQB over the ten trading days ending on the third business day prior to the closing date of the merger.

Exchange of Bank 1440 Options and Bank 1440 Warrants

Bank 1440 is obligated under the terms of the merger agreement to use its best efforts to cause all holders of outstanding options or warrants to acquire shares of Bank 1440 common stock or Bank 1440 preferred stock that have an exercise price that is less than $4.70, whether or not vested, to exchange such Bank 1440 options and Bank 1440 warrants, immediately prior to the Effective Time, for a cash payment per option or warrant equal to the difference between the exercise price of the option or warrant and $4.70. The cash payments for the options will be treated as compensation and will be payable by Bank 1440 net of any applicable federal and state income and employment withholding taxes. See “—Material Tax Consequences of the Merger.” Bank 1440 is also obligated to use its best efforts to cause all holders of Bank 1440 options and Bank 1440 warrants that have an exercise price that is greater than $4.70, whether or not vested, to cancel such Bank 1440 option or Bank 1440 warrant, without any consideration. In addition, the parties have discussed the possibility of offering a nominal amount of consideration to holders of Bank 1440 options and Bank 1440 warrants with an exercise price greater than $4.70 to induce such persons to cancel their options and/or warrants for such nominal consideration. In connection with these efforts, Bank 1440 intends to engage in a tender offer to: (1) acquire outstanding Bank 1440 options with an exercise price of less than $4.70 for a cash payment equal to the number of shares of Bank 1440 common stock or Bank 1440 preferred stock subject to the option multiplied by the amount by which $4.70 exceeds the exercise price per share of the Bank 1440 option; and (2) acquire outstanding Bank 1440 options and Bank 1440 warrants with an exercise price greater than $4.70 for a nominal amount of consideration to be determined by the parties.

At the effective time, all outstanding and unexercised Bank 1440 options and Bank 1440 warrants that were not exchanged or cancelled as described above will vest and then cease to represent an option or warrant to purchase Bank 1440 common stock or Bank 1440 preferred stock and will be converted automatically into options or warrants as applicable, to purchase Alamogordo Financial Corp. common stock. The options and warrants to purchase Alamogordo Financial Corp. common stock will be identical in all respects to the Bank 1440 options and Bank 1440 warrants, except that:

·	the number of shares of Alamogordo Financial Corp. common stock purchasable upon exercise of the resulting Alamogordo Financial Corp. option or warrant will be reduced to a number equal to (1) the number of shares of Bank 1440 common stock that were purchasable under the Bank 1440 option or Bank 1440 warrant multiplied by (2) 0.17064, rounded down to the nearest whole share; and

·	the per share exercise price for each resulting Alamogordo Financial Corp. option and warrant will be increased to a price equal to (1) the per share exercise price of the Bank 1440 option or Bank 1440 warrant divided by (2) 0.17064, rounded up to the nearest cent.

The effect of the foregoing adjustments will be that a holder of Bank 1440 option or Bank 1440 warrant who does not elect to exchange his or her Bank 1440 option or Bank 1440 warrant for cash will receive an option or warrant to purchase fewer shares of Alamogordo Financial Corp. common stock at a higher exercise price. For example, if you are the holder of a Bank 1440 option to purchase 1,000 shares at a price of $2.00 per share, and you do not elect to exchange your Bank 1440 option for cash in the amount of $2,700 at the request of Bank 1440, you would receive

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an option to purchase 170 shares of Alamogordo Financial Corp. common stock at an exercise price of $11.72 per share.

Surrender of Stock Certificates

No later than five business days after the completion of the merger, the exchange agent will mail to Bank 1440 shareholders a letter of transmittal, together with instructions for the exchange of their Bank 1440 common stock and Bank 1440 preferred stock certificates for the merger consideration. Until you surrender your Bank 1440 stock certificates (or complete the procedures for shares held in uncertificated or direct registration form) for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Alamogordo Financial Corp. common stock into which your Bank 1440 shares have been converted. When you surrender your Bank 1440 stock certificates (or complete the procedures for shares held in uncertificated or direct registration form), Alamogordo Financial Corp. will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of Bank 1440 common stock or Bank 1440 preferred stock. Bank 1440 stock certificates presented for transfer (and shares as to which the procedures for shares held in uncertificated or direct registration form have been completed) after the completion of the merger will be canceled and exchanged for the merger consideration.

If your Bank 1440 stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. The letter of transmittal will include instructions on how to provide evidence of ownership. Alamogordo Financial Corp. will require you to make an affidavit with respect to your certificates, and may require that you post a bond as indemnity against any claim that may be made with respect to your certificates.

Accounting Treatment

Alamogordo Financial Corp. will account for the merger under the “acquisition” method of accounting in accordance with U.S. generally accepted accounting principles. Using the acquisition method of accounting, the assets and liabilities of Bank 1440 will be recorded by Alamogordo Financial Corp. at their respective fair values at the time of the completion of the merger. The difference between the Alamogordo Financial Corp.’s purchase price and the net fair value of the assets acquired and liabilities assumed will be recorded as either goodwill (if the purchase price exceeds the fair value of net assets acquired) or bargain purchase gain (if the purchase price is less than the fair value of net assets acquired).

Material Tax Consequences of the Merger

General. The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of Bank 1440 common stock or Bank 1440 preferred stock who surrenders all of his or her Bank 1440 stock for per share merger consideration of: (i) 0.17064 shares of Alamogordo Financial Corp. common stock and (ii) $0.94 cash in the merger. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. residents and citizens who hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). No attempt has been made to comment on all U.S. federal income tax consequences of the merger and related transactions that may be relevant to holders of shares of Bank 1440 common stock and Bank 1440 preferred stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons who hold their shares of Bank 1440 stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise appraisal rights, persons that are, or hold their shares of Bank 1440 stock through, partnerships or other pass-through entities, or persons who acquired their shares of Bank 1440 common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be

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given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Bank 1440 shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions. It is a condition to the obligations of Alamogordo Financial Corp. and Bank 1440 that Alamogordo Financial Corp. and Bank 1440 receive an opinion of Alamogordo Financial Corp’s counsel or independent registered public accounting firm to the effect that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. Alamogordo Financial Corp. and Bank 1440 expect to be able to obtain the tax opinion if, as expected:

·	Alamogordo Financial Corp. and Bank 1440 are able to deliver customary representations to Alamogordo Financial Corp’s counsel or independent registered public accounting firm; and

·	there is no adverse change in U.S. federal income tax law.

In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, Luse Gorman Pomerenk & Schick, P.C. has delivered its opinion to Alamogordo Financial Corp. and Bank 1440 that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. A copy of this opinion has been filed as an exhibit to Alamogordo Financial Corp.’s registration statement, which has been filed with the Securities and Exchange Commission. Such opinion speaks only as of the date of the opinion, and has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion and factual representations contained in certificates of officers of Alamogordo Financial Corp. and Bank 1440, all of which must continue to be true and accurate in all material respects as of the effective time of the merger.

If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed merger.

Based on the opinion of Luse Gorman Pomerenk & Schick, P.C. that the merger will qualify as a reorganization within the meaning of Section 368(a), the tax consequences to shareholders of Bank 1440 are set forth below.

Exchange for Alamogordo Financial Corp. Common Stock and Cash. A Bank 1440 shareholder who receives merger consideration of (i) 0.17064 shares of Alamogordo Financial Corp. common stock and (ii) $0.94 cash in exchange for each share of his or her Bank 1440 common stock or Bank 1440 preferred stock will not be permitted to recognize any loss for federal income tax purposes. Such a shareholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain a Bank 1440 shareholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of Alamogordo Financial Corp. common stock received exceeds (b) the shareholders’ basis in the Bank 1440 common stock or Bank 1440 preferred stock to be surrendered in the exchange for the cash and Alamogordo Financial Corp. common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Alamogordo Financial Corp. common stock received by such Bank 1440 shareholder will be the same as the basis of the shares of Bank 1440 common stock or Bank 1440 preferred stock surrendered in exchange for the shares of Alamogordo Financial Corp. common stock, adjusted as provided in Section 358(a) of the Internal Revenue Code for the cash received in exchange for such shares of Bank 1440 common stock or Bank 1440 preferred stock. The holding period for shares of Alamogordo Financial Corp. common stock received by such Bank 1440 shareholder will include such shareholder’s holding period for the Bank 1440 common stock or Bank 1440 preferred stock surrendered in exchange for the Alamogordo Financial Corp. common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger.

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A Bank 1440 shareholder’s federal income tax consequences will also depend on whether his or her shares of Bank 1440 common stock or Bank 1440 preferred stock were purchased at different times at different prices. If they were, the Bank 1440 shareholder could realize gain with respect to some of the shares of Bank 1440 common stock or Bank 1440 preferred stock and loss with respect to other shares. Such Bank 1440 shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the shareholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the Alamogordo Financial Corp. common stock received, but could not recognize loss with respect to those shares in which the Bank 1440 shareholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the Alamogordo Financial Corp. common stock received. Any disallowed loss would be included in the adjusted basis of the Alamogordo Financial Corp. common stock. Such a Bank 1440 shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that shareholder.

Possible Dividend Treatment. In certain circumstances, a Bank 1440 shareholder who receives a combination of cash and Alamogordo Financial Corp. common stock in the merger may receive ordinary income rather than capital gain treatment on all or a portion of the gain recognized by that shareholder if the receipt of cash “has the effect of the distribution of a dividend.” If a shareholder receives a combination of Alamogordo Financial Corp. common stock and cash pursuant to the merger, the gain recognized may be treated as a dividend for U.S. federal income tax purposes to the extent of the shareholder’s ratable share of Bank 1440’s accumulated “earnings and profits.” In general, the determination of whether such gain recognized will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage of stock ownership of Alamogordo Financial Corp. For purposes of this determination, the shareholder generally will be treated as if the shareholder first exchanged all of his or her shares of Bank 1440 stock solely for Alamogordo Financial Corp. common stock and then Alamogordo Financial Corp. immediately redeemed (the “deemed redemption”) a portion of the Alamogordo Financial Corp. common stock in exchange for the cash the shareholder actually received. The determination generally requires a comparison of the percentage of the outstanding stock of Alamogordo Financial Corp. the shareholder is considered to have owned immediately before the redemption to the percentage of the outstanding stock of Alamogordo Financial Corp. the shareholder owns immediately after the deemed redemption. Such gain recognized by a shareholder pursuant to the deemed redemption will be treated as capital gain if the deemed redemption is (i) “substantially disproportionate” with respect to the shareholder (and after the deemed redemption the shareholder actually or constructively owns less than 50% of the voting power of the outstanding Alamogordo Financial Corp. common stock) or (ii) not “essentially equivalent to a dividend.”

In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of Alamogordo Financial Corp. following the merger. The IRS has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has at least a relatively minor reduction in such shareholder’s percentage of stock ownership under the above analysis.

The deemed redemption generally will be “substantially disproportionate” with respect to a shareholder if the percentage of the outstanding Alamogordo Financial Corp. common stock that the shareholder actually and constructively owns immediately after the deemed redemption is less than 80% of the percentage of the outstanding Alamogordo Financial Corp. common stock that the shareholder is deemed actually and constructively to have owned immediately before the deemed redemption. For purposes of this comparison, the Bank 1440 shareholder may be deemed to constructively own shares of Alamogordo Financial Corp. common stock held by certain members of the shareholder’s family or certain entities in which the shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the shareholder’s shares of Alamogordo Financial Corp. common stock.

The amount of the cash payment that may be treated as a dividend is limited to the shareholder’s ratable share of the accumulated earnings and profits of Bank 1440 at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as capital gain, provided that the shareholder’s shares were held as capital assets at the effective time of the merger. Because the determination of whether a cash payment will be treated as having

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the effect of a dividend depends primarily upon the facts and circumstances of each Bank 1440 shareholder, the opinion received from Luse Gorman Pomerenk & Schick, P.C. will not opine as to such treatment at the individual shareholder level. Shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

Cash in Lieu of Fractional Shares. A Bank 1440 shareholder who holds Bank 1440 common stock or Bank 1440 preferred stock as a capital asset and who receives in the merger, in exchange for each share of Bank 1440 common stock or Bank 1440 preferred stock, the per share merger consideration of: (i) 0.17064 Alamogordo Financial Corp. common stock and (ii) $0.94 cash, will receive additional cash in lieu of any fractional share interest in Alamogordo Financial Corp. common stock. The cash received in lieu of any fractional share interest will be treated as received in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Backup Withholding. Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a Bank 1440 shareholder is entitled pursuant to the merger, unless the Bank 1440 shareholder signs and returns the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the Bank 1440 shareholder’s taxpayer identification number, and certification necessary to avoid backup withholding.

Tax Treatment of the Entities. No gain or loss will be recognized by Bank 1440 as a result of the merger. However, if the total consideration for the transaction is less than the fair value of net assets acquired, a bargain purchase gain will be recognized by Alamogordo Financial Corp. Such gain is subject to the tax treatment as ordinary income.

Regulatory Matters Relating to the Merger

Completion of the merger is subject to prior approval of the Office of the Comptroller of the Currency, the Federal Reserve Board and the Arizona Department of Financial Institutions. In reviewing applications for transactions of this type, the Office of the Comptroller of the Currency must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the Office of the Comptroller of the Currency may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Alamogordo Financial Corp. has filed applications with the Arizona Department of Financial Institutions, the Federal Reserve Board and the Office of the Comptroller of the Currency.

Under the Community Reinvestment Act of 1977, the Office of the Comptroller of the Currency must take into account the record of performance of Bank 1440 in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. Bank 1440 received a “Satisfactory” rating during its last federal Community Reinvestment Act examination.

In addition, a period of 15 to 30 days must expire following approval by the Office of the Comptroller of the Currency before the merger can be completed, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While Alamogordo Financial Corp. and Bank 1440 believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger or what the result would be, if any proceeding is instituted or challenge is made.

The merger cannot proceed in the absence of the requisite regulatory approvals. See “Description of the Merger—Conditions to Completing the Merger” and “—Terminating the Merger agreement.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There also can be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under “Description of the Merger—Conditions to Completing the Merger.”

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The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Bank 1440 common stock and Bank 1440 preferred stock to Alamogordo Financial Corp. common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Interests of Certain Persons in the Merger that are Different from Yours

Share Ownership. On the record date for the special meeting, Bank 1440’s directors and officers beneficially owned, in the aggregate, 127,661 shares of Bank 1440’s common stock and 1,500 shares of Bank 1440’s preferred stock (excluding shares that may be acquired upon the exercise of stock options or warrants), representing approximately 6.24% of the outstanding shares of Bank 1440 common stock and approximately 0.01% of the outstanding shares of Bank 1440 preferred stock.

As described below, certain of Bank 1440’s officers and directors have interests in the merger that are in addition to, or different from, the interests of Bank 1440’s shareholders generally. Bank 1440’s board of directors was aware of these interests and took them into account in approving the merger.

Exchange of Bank 1440 Options; Tender Offer for Bank 1440 Warrants. Bank 1440 is obligated under the terms of the merger agreement to use its best efforts to cause all holders of outstanding options or warrants to acquire shares of Bank 1440 common stock or Bank 1440 preferred stock that have an exercise price that is less than $4.70, whether or not vested, to exchange such Bank 1440 options and Bank 1440 warrants, immediately prior to the effective time, for a cash payment equal to the number of shares of Bank 1440 common stock or Bank 1440 preferred stock subject to the Bank 1440 option or Bank 1440 warrant at the effective time multiplied by the difference between the exercise price and $4.70. See “—Exchange of Bank 1440 Options and Bank 1440 Warrants” for a discussion of the treatment of Bank 1440 options and Bank 1440 warrants. Bank 1440 is also obligated to use its best efforts to cause all holders of Bank 1440 options and Bank 1440 warrants that have an exercise price that is greater than $4.70, whether or not vested, to cancel such Bank 1440 option or Bank 1440 warrant, without any consideration. In addition, the parties have discussed the possibility of offering a nominal amount of consideration to holders of Bank 1440 options and Bank 1440 warrants with an exercise price greater than $4.70 to induce such persons to cancel their options and/or warrants. In connection with these efforts, Bank 1440 intends to engage in a tender offer to: (1) acquire outstanding Bank 1440 options with an exercise price of less than $4.70 for a cash payment equal to the number of shares of Bank 1440 common stock or Bank 1440 preferred stock subject to the option multiplied by the amount by which $4.70 exceeds the exercise price per share of the Bank 1440 option; and (2) acquire outstanding Bank 1440 options and Bank 1440 warrants with an exercise price greater than $4.70 for a nominal amount of consideration to be determined by the parties. Because the tender offer will be conditioned upon the closing of the merger, the holders of Bank 1440 options and warrants have additional incentive to approve the merger, and may have interests that are different from yours.

At the effective time, all outstanding and unexercised Bank 1440 options and Bank 1440 warrants that were not exchanged or cancelled as described above will vest and then cease to represent an option or warrant to purchase Bank 1440 common stock or Bank 1440 preferred stock and will be converted automatically into options or warrants, as applicable, to purchase Alamogordo Financial Corp. common stock. Bank 1440’s directors and executive officers hold, in the aggregate, options to acquire 236,131 shares with a weighted average exercise price of $2.05 and warrants to acquire 78,945 shares with a weighted average exercise price of $10.00. Of such options, 53,631 options and all of the warrants have exercise prices greater than $4.70 per share. The remaining 182,500 options have a weighted average exercise price of $0.67 per share, and thus the holders will either have the option of exchanging the options for cash pursuant to Bank 1440’s tender offer prior to the effective time, or accepting options to purchase shares of Alamogordo Financial Corp. common stock.

Appointment of Two Directors to the Alamogordo Financial Corp. and BANK’34 Boards of Directors. Following the completion of the merger, Alamogordo Financial Corp. and BANK’34 will each appoint Michael Mandell and Elaine Ralls, each of whom currently is a director of Bank 1440, to the boards of directors of Alamogordo Financial Corp. and BANK’34. Mr. Mandell will be appointed to a term expiring at the 2015 annual meeting of shareholders and Ms. Ralls will be appointed to a term expiring at the 2016 annual meeting of

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shareholders. These appointees will receive the same board fees and be otherwise entitled to the same privileges as the directors of Alamogordo Financial Corp. and BANK’34 immediately prior to the effective time of the merger. Directors of Alamogordo Financial Corp. and BANK’34 currently receive fees and other benefits as described in “Management and Operations After the Merger—Directors’ Compensation.”

Appointment of Directors to Advisory Board of Directors of BANK’34. No later than 30 days following the effective time of the merger, BANK’34 will establish an advisory board for purposes of advising the board of directors of BANK’34 on matters specific to the Arizona markets served by Bank 1440, and shall appoint one or more of the current directors of Bank 1440 as initial members of the advisory board. The advisory board shall meet at least every other month, and each member of the advisory board will receive a fee of $500 per meeting attended. BANK’34 is obligated under the merger agreement to maintain the existence of the advisory board for at least two years following the effective time of the merger.

Continued Director and Officer Liability Coverage. For a period of six years following the effective time of the merger, Alamogordo Financial Corp. has agreed to indemnify and hold harmless the current and former officers and directors of Bank 1440 and its subsidiaries against any costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the merger to the same extent as Bank 1440 currently provides for indemnification of its officers and directors. Alamogordo Financial Corp. has also agreed to use its reasonable best efforts to provide coverage for a period of three years following the effective time of the merger to the officers and directors of Bank 1440 immediately before the effective time of the merger under the directors’ and officers’ liability insurance policy currently maintained by Bank 1440 or under a policy with comparable or better coverage, except that, to obtain such insurance coverage, Alamogordo Financial Corp. is not obligated to expend an annual amount exceeding 125% of the amount of the annual premiums currently paid by Bank 1440 for such insurance.

Employee Matters

Alamogordo Financial Corp. intends to offer employment to all employees of Bank 1440.

Alamogordo Financial Corp. will honor the terms of all employment, consulting and change in control agreements that were disclosed to it during the negotiation of the merger agreement that remain in effect at the closing of the merger, if any. Each full-time employee of Bank 1440, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, who incurs an involuntary termination (other than for “cause,” as defined in applicable federal banking regulations) within one year following the closing of the merger shall receive a lump sum severance payment from BANK’34 equal to one week of pay at the rate then in effect, for each full year of employment with Bank 1440, provided that the employee enters into a release of claims against Alamogordo Financial Corp., Bank 1440 and their respective affiliates in a form satisfactory to Alamogordo Financial Corp.

The Bank 1440 benefit plans may continue to be maintained separately, or be consolidated or terminated in accordance with applicable law. If any Bank 1440 benefit plan is frozen or terminated, employees of Bank 1440 who become employees of Alamogordo Financial Corp. or BANK’34 after the closing of the merger who are participants in any such plan shall be eligible to participate in any plan of similar character offered by Alamogordo Financial Corp. in accordance with its terms (to the extent that one exists) other than any non-qualified deferred compensation plan, employment agreement, change in control agreement or similar-type of arrangement, and Alamogordo Financial Corp. shall take all actions necessary or appropriate to facilitate coverage of such employees in the applicable Alamogordo Financial Corp. benefit plans after the closing date of the merger. Any Bank 1440 employee who becomes a participant in an Alamogordo Financial Corp. benefit plan shall receive credit for service with Bank 1440 for purposes of eligibility and vesting determination (but not for benefit accrual purposes), except that credit for prior years of service shall not be given under the Alamogordo Financial Corp. employee stock ownership plan.

In no event shall the aggregate payments or benefits to be made under any Bank 1440 benefit plan that constitute an “excess parachute payment” (as such term is defined in Section 280G of the Internal Revenue Code), and to the extent any payments or benefits would constitute an “excess parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Section 280G of the Internal Revenue Code.

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Operations of Bank 1440 After the Merger

After the merger of Bank 1440 and BANK’34, the former offices of Bank 1440 will operate as branch offices of BANK’34.

Restrictions on Resale of Shares of Alamogordo Financial Corp. Common Stock

The shares of Alamogordo Financial Corp. common stock to be issued to shareholders of Bank 1440 under the merger agreement have been registered under the Securities Act of 1933 and may be freely traded by such shareholders without restriction (unless they are affiliates of Alamogordo Financial Corp., in which case certain restrictions under the securities laws may apply). Certain shareholders who are deemed to be affiliates of Alamogordo Financial Corp. must abide by certain transfer restrictions under the Securities Act of 1933.

Time of Completion

Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on a date designated by Alamogordo Financial Corp. that is no later than 15 days following the date on which all of the conditions to the merger contained in the merger agreement are satisfied or waived. See “—Conditions to Completing the Merger.” On the closing date, Alamogordo Financial Corp. will file a certificate of merger with the Arizona Secretary of State and articles of combination with the Office of the Comptroller of the Currency merging Bank 1440 into BANK’34. The merger will become effective at the time stated in the certificate of merger and the articles of combination.

Alamogordo Financial Corp. and Bank 1440 are working to complete the merger as quickly as possible. It is currently expected that the merger will be completed in the second half of 2014. However, because completion of the merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

Conditions to Completing the Merger

Alamogordo Financial Corp.’s and Bank 1440’s obligations to consummate the merger are conditioned on the following:

·	approval of the merger agreement by Bank 1440 shareholders;

·	receipt of all required regulatory approvals and the expiration of all statutory waiting periods;

·	none of the regulatory approvals containing any condition or requirement (including the continuation of any regulatory agreement to which Bank 1440 is subject, or any provision thereof) that would so materially and adversely impact the economic or business benefits to Alamogordo Financial Corp. of the merger that, had such condition or requirement been known, Alamogordo Financial Corp. would not, in its reasonable judgment, have entered into the merger agreement;

·	no party to the merger being subject to any legal order, decree or injunction that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding for the purpose of blocking the transaction, and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

·	receipt by each party of all consents and approvals from third parties (other than those required from governmental agencies, described above) required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on Alamogordo Financial Corp. after completion of the merger;

·	the registration statement of which this proxy statement/prospectus forms a part being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened

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proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state securities laws approvals;

·	receipt by the parties of the opinion of either legal counsel or independent registered public accounting firm to Alamogordo Financial Corp. to the effect that the merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

·	there has not been a material adverse change to the business, financial condition or results of operations of the other party; and

·	the other party having performed in all material respects its obligations under the merger agreement, the other party’s representations and warranties being true and correct in all material respects as of the date of the merger agreement and as of the closing date, and receipt of a certificate signed by the other party’s chief executive officer and chief financial officer to that effect.

In addition, Alamogordo Financial Corp.’s obligations to consummate the merger are conditioned on the following:

·	the aggregate number of shares of Bank 1440 common stock and Bank 1440 preferred stock with respect to which the holders thereof have exercised and not withdrawn their appraisal rights not exceeding 10% of the outstanding shares of Bank 1440 common stock and Bank 1440 preferred stock as of the record date for the shareholder meeting; and

·	the cancellation or exchange of such number of Bank 1440 options and Bank 1440 warrants such that, following the effective time of the merger,

o	AF Mutual Holding Company owns at least 51% of the pro forma outstanding Alamogordo Financial Corp. common stock; and

o	the holders of record of Alamogordo Financial Corp. common stock (other than AF Mutual Holding Company) immediately prior to the effective time of the merger own a majority of the pro forma outstanding Alamogordo Financial Corp. common stock that is not owned by AF Mutual Holding Company.

Alamogordo Financial Corp. and Bank 1440 cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

Bank 1440 has agreed that, until completion of the merger and unless permitted by Alamogordo Financial Corp., neither it nor its subsidiaries will:

General Business

·	conduct its business other than in the regular, ordinary and usual course consistent with past practice;

·	fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships;

·	take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

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Indebtedness

·	incur, modify, extend or renegotiate any indebtedness or become responsible for the obligations of any person or entity, other than (a) the creation of deposit liabilities in the ordinary course of business consistent with past practice; and (b) advances from the Federal Home Loan Bank of San Francisco with a maturity of not more than one year;

·	prepay any such indebtedness so as to cause itself to incur a prepayment penalty thereunder;

Capital Stock

·	adjust, split, combine or reclassify its capital stock;

·	make, declare or pay any dividends or make any other distribution on its capital stock;

·	grant any stock appreciation rights or grant any option, warrant or other right to acquire any of its shares of capital stock, including pursuant to any Bank 1440 employee benefit or incentive plan;

·	issue any additional shares of capital stock or any securities convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding stock options and warrants;

·	redeem, purchase or otherwise acquire any shares of its capital stock, except for the repurchase or exchange of options and warrants in accordance with its obligations under the merger agreement;

Dispositions

·	sell, transfer, mortgage, encumber or dispose of any of its material property or assets or cancel or release any indebtedness, other than in the ordinary course of business or pursuant to commitments existing as of the date of the merger agreement;

Investments

·	make any equity investment other than pursuant to commitments existing as of the date of the merger agreement, except for the purchase of Federal Home Loan Bank of San Francisco stock in the ordinary course of business consistent with past practice;

·	enter into any futures contract, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

·	restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified;

·	make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than three years;

Contracts

·	enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving the payment of less than $10,000 per year, and those specifically permitted by the merger agreement;

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Loans and Other Policies

·	make, renegotiate, renew, increase, extend, modify or purchase any loans, advances, credit enhancements or extensions, other than existing loan commitments and those in conformity with lending policies in effect as of the date of the merger agreement, in amounts not to exceed an aggregate of $500,000 with respect to any one borrower;

·	make or increase any loan or extension of credit or commit to make or increase any such loan or extension of credit to any director or executive officer of Bank 1440, except for loans or extensions of credit on terms made available to the general public and other than renewals of existing loans or commitments to loan;

·	make any changes in existing policies with regard to: the extension of credit, or the establishment of reserves for losses or the charge-off of losses; investments; asset/liability management; or other material banking policies, except as may be required by changes in applicable law or regulations or generally accepted accounting principles;

Employees

except as may be required under existing agreements:

·	increase the compensation or fringe benefits of any of its employees or directors;

·	pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any employees or directors;

·	become a party to, amend or commit to any benefit plan or employment agreement, except as may be required by law or by regulation;

·	voluntarily accelerate the vesting of, or the lapsing of any restrictions with respect to, any stock options or other stock-based compensation;

·	elect any senior executive officer or director who is not currently a member of the senior management team or the board of directors;

·	hire any employee with the title of vice president or higher;

Claims

·	commence any action other than to enforce any obligation owed to Bank 1440 in accordance with past practice;

·	settle any claim against it for more than $20,000 or that would impose material restrictions on its operations;

Governing Documents

·	amend its articles of incorporation or bylaws;

Capital Expenditures

·	make any capital expenditures in excess of $10,000 in the aggregate, other than pursuant to binding commitments and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

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Branches

·	establish or commit to establish any new branch or other office or file an application to relocate or terminate the operation of an existing banking office;

Communications

·	without consulting with Alamogordo Financial Corp., or, in certain circumstances, without Alamogordo Financial Corp.’s prior approval, issue any communication of a general nature to employees relating to current or post-closing benefits and compensation or issue any communication of a general nature to customers, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger or the other transactions contemplated by the merger agreement;

Foreclosures

·	foreclose upon or take a deed or title to any commercial real estate (1) without providing prior notice to Alamogordo Financial Corp. and conducting a Phase I environmental assessment of the property, or (2) if the Phase I environmental assessment reflects the presence of any hazardous material or underground storage tank;

Taxes

·	make, change or rescind any material tax election, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment, or surrender any right to claim a tax refund or obtain any tax ruling;

Merger Agreement

·	take any action that is intended or expected to result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement;

·	knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code;

Accounting

·	change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory guidelines; or

Other Agreements

·	agree to take, commit to take any or adopt any resolutions in support of any of the foregoing actions.

Alamogordo Financial Corp. has agreed that, until the completion of the merger and unless permitted by Bank 1440, it will not:

General Business

·	conduct its business other than in the regular, ordinary and usual course consistent with past practice;

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·	fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships;

·	take any action that would adversely affect or delay its ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

Merger Agreement

·	take any action that is intended or expected to result in any of its representations and warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement;

·	knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code;

Capital Stock

·	adjust, split, combine or reclassify its capital stock;

·	make, declare or pay any dividends or make any other distribution on its capital stock;

·	grant any stock appreciation rights or grant any third party any option, warrant or other right to acquire any of its shares of capital stock, including pursuant to any Alamogordo Financial Corp. employee benefit or incentive plan;

·	issue any additional shares of capital stock or any securities convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding stock options and except for 13,948 shares of Alamogordo Financial Corp. common stock that have been issued to the employee stock ownership plan;

·	redeem, purchase or otherwise acquire any shares of its capital stock;

Other Agreements

·	agree to take, commit to take or adopt any resolutions in support of any of the foregoing actions.

Covenants of Bank 1440 and Alamogordo Financial Corp. in the Merger Agreement

Agreement Not to Solicit Other Proposals. Bank 1440 has agreed not to solicit, initiate, encourage or facilitate any inquiries, discussions or the making of any proposal that constitutes of could reasonably be expected to lead to an acquisition proposal by a third party; to furnish any information or data regarding Bank 1440 to any person in connection with or in response to an acquisition proposal or an inquiry or indication of interest that would reasonably be expected to lead to an acquisition proposal; to participate in discussions or negotiations, or to communicate in any way to any person other than Alamogordo Financial Corp. regarding an acquisition proposal; to approve, endorse or recommend any acquisition proposal; or to enter into any agreement, arrangement or understanding contemplating any acquisition proposal or requiring it to abandon or terminate the merger agreement with Alamogordo Financial Corp. or fail to consummate the merger. An acquisition proposal includes a proposal or offer with respect to any of the following:

·	any merger, consolidation, share exchange, business combination, or other similar transaction involving Bank 1440;

·	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Bank 1440 in a single transaction or series of transactions;

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·	any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of Bank 1440 or the filing of a registration statement under the Securities Act of 1933 in connection with any such offer; and

·	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Despite the agreement of Bank 1440 not to solicit other acquisition proposals, the board of directors of Bank 1440 may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that:

·	the proposed transaction is or could reasonably result in a “superior proposal,” defined as an unsolicited, bona fide written offer made by a third party to consummate an acquisition proposal which, after consolation with its outside legal counsel and its financial advisor, the board of directors determines, in good faith, after consulting with its outside legal counsel and its financial advisor and taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal, is a more favorable transaction to Bank 1440 shareholders than the transaction contemplated by the merger agreement with Alamogordo Financial Corp.; is not conditioned on obtaining financing; is for 100% of the outstanding shares of Bank 1440 common stock; and is, in the written opinion of Bank 1440’s financial advisor, more favorable to the Bank 1440 shareholders, from a financial point of view, than the transaction contemplated by the merger agreement;

·	Bank 1440 has not violated the restrictions set forth in merger agreement with respect to third-party proposals;

·	after consultation with and based upon advice from outside legal counsel the Bank 1440 board of directors, in good faith, determines such action to be necessary to comply with its fiduciary duties to Bank 1440 shareholders under applicable law; and

·	at least two business days prior furnishing nonpublic information to, or entering into discussions with, a third party, Bank 1440 gives Alamogordo Financial Corp. written notice of the identity of such third party and of Bank 1440’s intention to furnish nonpublic information to, or enter into discussions with, such third party, and Bank 1440 enters into a confidentiality agreement with the third party on terms no less favorable to the third party than the confidentiality agreement between Bank 1440 and Alamogordo Financial Corp.

If Bank 1440 receives a proposal or nonpublic information request from a third party, Bank 1440 must within three calendar days notify Alamogordo Financial Corp. and provide Alamogordo Financial Corp. with information about the third party and its proposal.

Certain Other Covenants. The merger agreement also contains other agreements relating to the conduct of Alamogordo Financial Corp., BANK’34 and Bank 1440 before consummation of the merger, including the following:

·	each of Alamogordo Financial Corp. and Bank 1440 will grant the other party reasonable access during normal business hours to its property, books, records and personnel and furnish all information that the other party may reasonably request, subject to exceptions for: (a) matters involving the merger agreement; (b) information or material that either party must keep confidential under applicable laws or regulations; or (c) pending or threatened litigation or investigations where the granting of access would adversely affect the confidentiality of or a privilege relating to the matters being discussed;

·	each of Alamogordo Financial Corp. and Bank 1440 will promptly provide the other party with a copy of all documents filed with its banking regulators, materials furnished to its board of

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directors, each public press release, and all other information concerning its business, properties and personnel as the other party reasonably requests, subject to exceptions for: (a) matters involving the merger agreement; (b) information or material that either party must keep confidential under applicable laws or regulations; or (c) pending or threatened litigation or investigations where such provision would adversely affect the confidentiality of or a privilege relating to the matters being discussed;

·	the parties will meet on a regular basis to discuss and plan for the data processing and related electronic information systems to be used following the merger;

·	Bank 1440 will invite a non-voting designee of Alamogordo Financial Corp. to attend all regular and special meetings of the board of directors and the executive, audit, loan and asset/liability management committees of the board of directors, except that Alamogordo Financial Corp.’s designee will not attend portions of any meeting during which there is being discussed: (a) matters involving the merger agreement; (b) information or material that Bank 1440 must keep confidential under applicable laws or regulations; or (c) pending or threatened litigation or investigations where the presence of the designee would adversely affect the confidentiality of or a privilege relating to the matters being discussed;

·	Alamogordo Financial Corp. and Bank 1440 will use their reasonable best efforts to submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions, and will to the extent practicable consult with the other on all information relating to the other party that appears in any applications, notice or other filings;

·	Alamogordo Financial Corp. and Bank 1440 will use their reasonable best efforts to obtain all third party consents necessary to consummate the merger;

·	Bank 1440 will take any necessary action to exempt Alamogordo Financial Corp. and this transaction from any anti-takeover provisions contained in Bank 1440’s certificate of incorporation or bylaws or federal or state law;

·	Alamogordo Financial Corp. and Bank 1440 will use all reasonable efforts to take all actions necessary to consummate the merger and the transactions contemplated by the merger agreement;

·	Bank 1440 and Alamogordo Financial Corp. will consult with each other regarding any public statements about the merger and any filings with any governmental entity;

·	Alamogordo Financial Corp. and Bank 1440 will consult with one another before issuing any press release or otherwise making public statements with respect to the merger;

·	Bank 1440 will take all actions necessary to convene a meeting of its shareholders to vote on the merger agreement. The Bank 1440 board of directors will recommend at the shareholder meeting that the shareholders vote to approve the merger and will use its reasonable best efforts to solicit shareholder approval, and will not withdraw, modify or change its recommendation unless it determines that failure to do so would cause it to violate its fiduciary obligations to Bank 1440 shareholders and, in the event such determination relates to an acquisition proposal, has provided Alamogordo Financial Corp. the opportunity to propose revisions to the terms of the merger agreement;

·	Alamogordo Financial Corp. will file a registration statement, of which this proxy statement/prospectus forms a part, with the Securities and Exchange Commission registering the shares of Alamogordo Financial Corp. common stock to be issued in the merger to Bank 1440 shareholders;

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·	Before completion of the merger, Alamogordo Financial Corp. will notify the Financial Institutions Regulatory Authority of the additional shares of Alamogordo Financial Corp. common stock to be issued in exchange for shares of Bank 1440 common stock and Bank 1440 preferred stock;

·	Bank 1440 will cooperate in connection with conduct by an environmental consultant of a Phase I and, if necessary, a Phase 2 Environmental Site Assessment or other environmental investigation on any real property owned or leased by Bank 1440, and will cooperate with any further investigatory procedures as required pursuant to any report issued by the environmental consultant;

·	Bank 1440 shall conduct all solicitations with respect to the cancellation, exchange, termination or tender of any option or warrant in compliance with applicable federal and state securities laws (including laws and regulations concerning tender offers);

·	Alamogordo Financial Corp. will not enter into any agreement with any unaffiliated third party concerning the purchase or acquisition of Alamogordo Financial Corp. or BANK’34 or their respective assets, unless the agreement provides for the acquisition of Bank 1440 on the same terms and conditions provided for in the merger agreement and that the Bank 1440 shareholders will be entitled to receive consideration in any such transaction as if their shares of Bank 1440 common stock and Bank 1440 preferred stock had been converted into Alamogordo Financial Corp. common stock at the effective time of such transaction; and

·	Alamogordo Financial Corp. and Bank 1440 will notify each other of any actual or potential material contract defaults and any events that have resulted in or would reasonably be likely to result in a material adverse effect on the other. They also will notify each other of any communication from a third party regarding the need to obtain that party’s consent in connection with the merger.

Representations and Warranties Made by Alamogordo Financial Corp. and BANK’34 and Bank 1440 in the Merger Agreement

Alamogordo Financial Corp. and BANK’34 and Bank 1440 have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. For information on these representations and warranties, please refer to the merger agreement attached as Annex A. The representations and warranties must be true in all material respects (except where qualified by reference to materiality or a material adverse effect, in which case they must be true in all respects) through the completion of the merger. See “—Conditions to Completing the Merger.”

Terminating the Merger Agreement

The merger agreement may be terminated at any time before the completion of the merger, either before or after approval of the merger agreement by Bank 1440 shareholders, as follows:

·	by the mutual written consent of Alamogordo Financial Corp. and Bank 1440;

·	by either party, if the shareholders of Bank 1440 fail to approve the merger agreement (provided that Bank 1440 will only be entitled to terminate for this reason if it has complied with its obligations under the merger agreement with respect to its shareholder meeting);

·	by either party, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the merger or the transactions contemplated by the merger agreement;

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·	by either party, if the merger is not consummated by September 10, 2014, unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the merger agreement;

·	by either party, if the other party makes a misrepresentation, breaches a warranty or fails to fulfill a covenant that has not been cured within 30 days following written notice to the party in default, provided that the terminating party is not in material breach of any of its representations, warranties or covenants contained in the merger agreement;

·	by Alamogordo Financial Corp. if Bank 1440 materially breaches its agreements regarding the solicitation of other acquisition proposals or the submission of the merger agreement to shareholders, or if the board of directors of Bank 1440 does not recommend approval and adoption of the merger agreement in the proxy statement/prospectus or withdraws or revises its recommendation in a manner adverse to Alamogordo Financial Corp.;

·	by Alamogordo Financial Corp. at any time prior to September 25, 2013, if, on the basis of one or more Phase II Environmental Site Assessment Reports regarding the real estate owned by Bank 1440, Alamogordo Financial Corp. reasonably determines that the aggregate costs of corrective action would exceed $300,000 or, if such costs cannot be reasonably estimated, if such costs could reasonably be expected to exceed $500,000 in the aggregate;

·	by Bank 1440, if it has received a superior proposal for a transaction with a party other than Alamogordo Financial Corp. and Bank 1440’s board of directors has determined to accept the superior proposal, after determining in good faith, based on advice of its outside legal counsel, that failing to terminate the merger agreement would constitute a breach of its fiduciary duties (provided that Bank 1440 will only be permitted to terminate for this reason if (1) it has not materially breached its obligations with respect to acquisition proposals, (2) it promptly enters into an agreement with respect to the superior proposal and pays the applicable termination fee to Alamogordo Financial Corp., and (3) at least five business days before such termination, Bank 1440 gives written notice to Alamogordo Financial Corp. of its intent, specifying the terms and conditions of the superior proposal and identifying the person making such proposal, and negotiates in good faith with Alamogordo Financial Corp. so as to enable Bank 1440 to proceed with the merger with Alamogordo Financial Corp. on adjusted terms consistent with Bank 1440’s board of directors’ determination in good faith that proceeding based upon such adjusted terms would not constitute a breach of its fiduciary duties; or

·	by Alamogordo Financial Corp. if Bank 1440 breaches any of the covenants related to the solicitation of the holders of Bank 1440 options or Bank 1440 warrants to exchange, terminate, cancel or tender their options or warrants.

Termination Fee

The merger agreement requires Bank 1440 to pay Alamogordo Financial Corp. a fee of $385,000 if the merger agreement is terminated in any of the following circumstances:

·	by Alamogordo Financial Corp. if Bank 1440 materially breaches its agreements regarding the solicitation of other acquisition proposals or the submission of the merger agreement to shareholders, or if the board of directors of Bank 1440 does not recommend approval and adoption of the merger agreement or withdraws or revises its recommendation in a manner adverse to Alamogordo Financial Corp.;

·	by either Alamogordo Financial Corp. or Bank 1440, if the shareholders of Bank 1440 fail to approve the merger agreement (provided that Bank 1440 will only be entitled to terminate for this reason if it has complied with its obligations under the merger agreement with respect to its shareholder meeting), and (1) an acquisition proposal with respect to Bank 1440 has been publicly

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announced or otherwise communicated or made known to the board of directors of Bank 1440 (or any person shall have publicly announced, communicated or made known an intention to make an acquisition proposal) at any time after the date of the merger agreement on or prior to the date of the shareholders meeting and (2) if within 12 months after such termination Bank 1440 enters into a definitive agreement with respect to, or consummates, an acquisition proposal;

·	by Alamogordo Financial Corp if Bank 1440 makes a misrepresentation, breaches a warranty or fails to fulfill a covenant and (1) an acquisition proposal with respect to Bank 1440 has been publicly announced or otherwise communicated or made known to the board of directors of Bank 1440 (or any person shall have publicly announced, communicated or made known an intention to make an acquisition proposal) at any time after the date of the merger agreement on or prior to the termination date and (2) if within 12 months after such termination Bank 1440 enters into a definitive agreement with respect to, or consummates, an acquisition proposal; or

·	by Bank 1440 as a result of its determination to accept a superior proposal from a party other than Alamogordo Financial Corp.

Expenses

Each of Alamogordo Financial Corp. and Bank 1440 will pay its own costs and expenses incurred in connection with the merger.

Changing the Terms of the Merger Agreement

Before the completion of the merger, Alamogordo Financial Corp. and Bank 1440 may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by Bank 1440 shareholders, Alamogordo Financial Corp. and Bank 1440 can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by Bank 1440’s shareholders in connection with the merger.

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet as of December 31, 2013 and the unaudited pro forma condensed combined statements of income for the six months ended December 31, 2013 and the year ended June 30, 2013 give effect to the pending merger. Alamogordo Financial Corp.’s fiscal year ends June 30 and Bank 1440’s fiscal year ends December 31. The historical consolidated statements of operations of Bank 1440 as presented in the unaudited pro forma condensed combined statements of income for the year ended June 30, 2013 are for the six months ended June 30, 2013 and the six months ended December 31, 2012.

The unaudited pro forma condensed combined financial information is based on the historical consolidated financial statements of Alamogordo Financial Corp. and BANK’34 under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma condensed combined balance sheet gives effect to the merger as if the merger had been consummated at December 31, 2013. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed as of July 1, 2012.

You should read the unaudited pro forma condensed combined financial statements in conjunction with the historical consolidated financial statements of Alamogordo Financial Corp. and Bank 1440 that appear elsewhere in this document. Alamogordo Financial Corp. anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses and greater revenue. The pro forma information, while helpful in illustrating the financial characteristics of Alamogordo Financial Corp. following the merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of Alamogordo Financial Corp. would have been had our companies been combined during the periods or as of the dates for which the pro forma information is presented.

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Pro forma per share amounts for the combined company are based on exchange ratio for each shares of common stock or preferred stock of Bank 1440 of 0.17064 shares of Alamogordo Financial Corp. common stock and $0.94 per share in cash.

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Alamogordo Financial Corp. and Bank 1440

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2013

	Historical
(In thousands)	Alamogordo Financial Corp.	Bank 1440	Pro Forma Adjustments		Pro Forma Combined

Assets
Cash and due from banks	$7,014	$2,035	$(3,826	)(1)	$5,223
Securities	43,407	17,794	—		61,201
Federal funds sold	—	—	—		—
Loans and leases held for sale	6,342	—	—		6,342
Loans and leases held to maturity	93,284	63,261	(2,226	)(2)	154,319
Allowance for loan losses	(1,769)	(1,697)	1,697	(3)	(1,769)
Net loans held to maturity	91,515	61,564	(529)		152,550
Premises and fixed assets	10,217	588	(433	)(4)	10,372
Other real estate owned	1,287	—	—		1,287
Goodwill	—	—	—		—
Other intangibles	—	—	540	(5)	540
Other assets	7,215	498	170	(6)	7,883
Total assets	$166,997	$82,479	$(4,078)		$245,398

Liabilities and Shareholders’ Equity
Liabilities
Deposits	$130,961	$71,523	$63	(7)	$202,547
Federal Home Loan Bank advances	11,973	—	—		11,973
Other liabilities	1,647	258	—		1,905
Total liabilities	144,581	71,781	63		216,425

Shareholders’ Equity
Preferred stock	—	1,865	(1,865	)(8)	—
Common stock	132	2,045	(2,007	)(9)	170
Additional paid in capital	4,074	19,007	(12,806	)(10)	10,275
Retained earnings	19,759	(12,707)	11,618	(11)	18,670
Accumulated other comprehensive income (loss)	(1,065)	488	(488	)(12)	(1,065)
Gain on bargain purchase	—	—	1,407	(13)	1,407
Treasury stock at cost	(484)	—	—		(484)
Total shareholders’ equity	22,416	10,698	(4,141)		28,973
Total liabilities and shareholders’ equity	$166,997	$82,479	$(4,078)		$245,398

______________________________

(1)	Cash consideration paid to Bank 1440 shareholders plus merger related expenses.

(In thousands)
Cash portion of deal value	$2,737
Merger related expenses	1,089
Cash merger adjustment	$3,826

(2)	Reflects recording the loan portfolio at fair value.
(3)	Elimination of existing Bank 1440 allowance for loan losses.

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(4)	Adjustment to premises and fixed assets to record at estimated fair value.
(5)	Core deposit intangible is an identifiable intangible asset representing the economic value of the acquired Bank 1440 core deposit base, calculated as the present value benefit of funding operations with the acquired core deposit base versus using an alternative wholesale funding source. The core deposit intangible asset is amortized into expense on an accelerated basis.
(6)	Deferred income taxes created as a result of acquisition accounting, net of valuation allowance.
(7)	Deposit fair value adjustment on certificates of deposit.
(8)	Elimination of preferred equity.
(9)	Elimination of Bank 1440’s common stock and other adjustments as follows.

(In thousands)
Elimination of Bank 1440’s common stock	$(2,045)
Alamogordo Financial Corp. common stock issued as consideration	38
Common stock adjustment	$(2,007)

(10)	Elimination of Bank 1440’s additional paid-in capital and other adjustments, assuming 28.41% of in-the-money options are exchanged for shares of Alamogordo Financial Corp. common stock, as follows.

(In thousands)
Elimination of Bank 1440’s additional paid-in capital	$(19,007)
Alamogordo Financial Corp. common stock issued as consideration	6,201
Additional paid-in capital adjustment	$(12,806)

(11)	Elimination of Bank 1440’s retained earnings, inclusive of merger-related expenses, as follows.

(In thousands)
Elimination of Bank 1440’s retained earnings	$12,707
Merger-related expenses	(1,089)
Retained earnings adjustment	$11,628

Consideration is calculated as follows, assuming (i) 28.41% of in-the-money options are exchanged for shares of Alamogordo Financial Corp. common stock and (ii) the remainder of in-the money options are cashed out, as follows.

(In thousands)

Stock consideration (379,876 shares)	$5,983
Cash consideration	2,092
Value of options exchanged	256
Value of options cashed out	645
$8,976

(12)	Elimination of Bank 1440’s accumulated other comprehensive income.

(13)	Gain on bargain purchase is calculated as follows.

	(In thousands)
Consideration		$8,976
Bank 1440 tangible equity	10,698
Fair value adjustments:
Loans – credit mark	(1,697)
Loans – interest rate mark	(529)
Reversal of allowance for loan losses	1,697
Premises and fixed assets	(433)
Deposits	(63)
Core deposit intangible	540
Total net fair value (“NFV”) adjustments	(485)
Tax effect of NFV adjustments (at 35%)	170
After-tax NFV adjustments	(315)
Adjusted Bank 1440 tangible equity	10,383
Gain on bargain purchase		$(1,407)

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Alamogordo Financial Corp. and Bank 1440

Unaudited Pro Forma Condensed Combined Statement of Operations

Six Months Ended December 31, 2013

	Historical
(In thousands, except per share data)	Alamogordo Financial Corp.	Bank 1440	Pro Forma Adjustments		Pro Forma Combined

Interest Income:
Loans	$2,985	$2,192	$65	(1)	$5,242
Securities	475	339	—		814
Other	7	22	—		29
Total interest income	3,467	2,553	65		6,085

Interest Expense:
Deposits	508	285	(30	)(2)	763
Borrowings	229	—	—		229
Total interest expense	736	285	(30)		991
Net interest income	2,730	2,268	95		5,093

Provision (benefit) for loan losses	—	—	—		—

Net interest income, after provision (benefit) for loan losses	2,730	2,268	95		5,093

Other Income:
Service charges and fees	99	9	—		97
Gain (loss) on sale of real estate owned	(36)	—	—		(36)
Gain on sale of mortgage loans	1,125	354	—		1,479
Gain (loss) on sale of securities	(32)	—	—		(32)
Other	157	20	—		189
Total other income	1,314	383	—		1,697

Other Expense:
Compensation and employee benefits	2,590	1,011	—		3,601
Occupancy and equipment	560	288	—		848
Other	1,490	783	54	(3)	2,327
Total other expense	4,640	2,082	54		6,776

Income (loss) before provision (benefit) for income taxes	(595)	569	41		15
Provision (benefit) for income taxes	16	—	14	(4)	31
Net income (loss)	$(611)	$569	$27		$(16)

Earnings (Loss) Per Share Amounts:
Basic	$(0.47)	$0.28			$(0.01)
Diluted	$(0.47)	$0.28			$(0.01)

Weighted Average Common Shares:
Basic	1,304,526	2,045,022	379,876	(5)	1,684,402 (5)
Diluted	1,304,526	2,045,022	393,423	(5)	1,697,949 (5)

________________________

(1)	Loan interest rate yield adjustment amortization.
(2)	Deposit premium amortization on certificates of deposit fair value adjustment.

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(3)	Reflects the amortization of the core deposit intangible for the six months of the amortization period.
(4)	Marginal tax rate of 35.0%.
(5)	Reflects (i) conversion of Bank 1440 preferred stock for Bank 1440 common stock at a rate of one-for-one and (ii) issuance of shares to shareholders of Bank 1440. Pro forma combined weighted average common share amounts are calculated as the sum of the information in (i) the Historical Alamogordo Financial Corp. column and (ii) the Pro Forma Adjustments column.

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Alamogordo Financial Corp. and Bank 1440

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended June 30, 2013

	Historical
(In thousands, except per share data)	Alamogordo Financial Corp.	Bank 1440	Pro Forma Adjustments		Pro Forma Combined

Interest Income:
Loans	$6,819	$3,510	$130	(1)	$10,459
Securities	663	784	—		1,447
Other	21	30	—		51
Total interest income	7,503	4,324	130		11,957

Interest Expense:
Deposits	1,250	605	(45	)(2)	1,810
Borrowings	581	—	—		581
Total interest expense	1,831	605	(45)		2,391
Net interest income	5,672	3,719	175		9,566

Provision (benefit) for loan losses	(121)	—	—		(121)

Net interest income, after provision (benefit) for loan losses	5,793	3,719	175		9,687

Other Income:
Service charges and fees	199	19	—		218
Gain (loss) on sale of real estate owned	(117)	(161)	—		(278)
Gain (loss) on sale of mortgage loans	3,126	361	—		3,487
Gain (loss) on sale of securities	(82)	(28)	—		(110)
Other	367	37	—		404
Total other income	3,494	228	—		3,722

Other Expense:
Compensation and employee benefits	5,599	1,600	—		7,199
Occupancy and equipment	1,145	584	—		1,729
Other	2,639	1,157	103	(3)	3,899
Total other expense	9,383	3,341	103		12,827

Income (loss) before provision (benefit) for income taxes	(97)	606	72		581
Provision (benefit) for income taxes	36	—	25	(4)	61
Net income (loss)	$(133)	$606	$47		$520

Earnings (Loss) Per Share Amounts:
Basic	$(0.10)	$0.30			$0.31
Diluted	$(0.10)	$0.30			$0.31

Weighted Average Common Shares:
Basic	1,304,526	2,045,022	379,876	(5)	1,684,402
Diluted	1,304,526	2,045,022	397,324	(5)	1,697,949
________________________

(1)	Loan interest rate yield adjustment amortization.
(2)	Deposit premium amortization on certificates of deposit fair value adjustment.

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(3)	Reflects the amortization of the core deposit intangible for the first year of the amortization period.
(4)	Marginal tax rate of 35.0%.
(5)	Reflects (i) conversion of Bank 1440 preferred stock for Bank 1440 common stock at a rate of one-for-one and (ii) issuance of shares to shareholders of Bank 1440. Pro forma combined weighted average common share amounts are calculated as the sum of the information in (i) the Historical Alamogordo Financial Corp. column and (ii) the Pro Forma Adjustments column.

DESCRIPTION OF ALAMOGORDO FINANCIAL CORP. CAPITAL STOCK

The following summary describes the material terms of Alamogordo Financial Corp.’s capital stock and is subject to, and qualified by, Alamogordo Financial Corp.’s charter and bylaws and federal law. See “Where You Can Find More Information” as to how to obtain a copy of Alamogordo Financial Corp.’s charter and bylaws.

General

Alamogordo Financial Corp. is authorized to issue 20,000,000 shares of our common stock having a par value of $0.10 per share and 10,000,000 shares of preferred stock having no stated par value. At May 5, 2014, 1,318,474 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

Dividends. The holders of Alamogordo Financial Corp. common stock are entitled to receive and share equally in dividends as may be declared by the board of directors out of funds legally available for dividends, after payment of all dividends on preferred stock, if any is outstanding. Alamogordo Financial Corp. is not subject to regulatory restrictions on the payment of dividends. However, its ability to pay dividends may depend, in part, upon dividends it receives from BANK’34. Applicable regulations limit dividends and other distributions by BANK’34.

If Alamogordo Financial Corp. pays dividends to its shareholders, it also will be required to pay dividends to AF Mutual Holding Company, unless AF Mutual Holding Company elects to waive the receipt of dividends. The Dodd-Frank Act has changed our primary bank and holding company regulator, which has resulted in changes in regulations applicable to AF Mutual Holding Company and Alamogordo Financial Corp. Under the Dodd-Frank Act, the Federal Reserve Board became the federal regulator of all savings and loan holding companies and mutual holding companies, and the Federal Reserve Board historically has not allowed mutual holding companies that were subject to its regulations to waive the receipt of dividends declared by their mid-tier holding company subsidiaries. However, the Dodd-Frank Act allows “grandfathered” mutual holding companies that were formerly regulated by the Office of Thrift Supervision, such as Alamogordo Financial Corp., to waive the receipt of dividends, subject to Federal Reserve Board approval. Absent approval for AF Mutual Holding Company to waive dividends, any dividend declared on Alamogordo Financial Corp.’s common stock would have to be paid to AF Mutual Holding Company as well as our public shareholders, resulting in a tax liability for AF Mutual Holding Company and a decrease in the exchange ratio for our public shareholders upon conversion to stock form. The Federal Reserve Board has implemented regulations that make dividend waivers more difficult to attain, including the requirement to obtain the approval of members of AF Mutual Holding Company (depositors of BANK’34).

Voting Rights. The holders of Alamogordo Financial Corp. common stock possess exclusive voting rights in Alamogordo Financial Corp. They elect its board of directors and act on other matters that are required to be presented to them under federal law or that are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share on all matters presented to shareholders. Holders of common stock are not entitled to cumulate their votes in the election of directors.

Liquidation. Upon liquidation, dissolution or winding up of Alamogordo Financial Corp., holders of common stock are entitled to receive all of the assets of Alamogordo Financial Corp. available for distribution after payment or provision for payment of all its debts and liabilities. If Alamogordo Financial Corp. issues preferred stock, the preferred shareholders may have a priority over the holders of the common stock upon liquidation or dissolution.

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Preemptive Rights; Redemption. Holders of Alamogordo Financial Corp. common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

Alamogordo Financial Corp.’s charter authorizes its board of directors, without shareholder action, to issue preferred stock in one or more series and to establish the designations, powers, preferences, dividend rates and rights as the board of directors may from time to time determine. The issuance of preferred stock with voting, dividend, liquidation and conversion rights could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Restrictions on Acquisition

AF Mutual Holding Company owns a majority of the issued and outstanding common stock of Alamogordo Financial Corp. As a result, management of AF Mutual Holding Company is able to exert voting control over Alamogordo Financial Corp. and BANK’34, which limits the ability of Alamogordo Financial Corp.’s minority shareholders to effect a change of control. As long as it remains in the mutual form of organization, AF Mutual Holding Company will control a majority of Alamogordo Financial Corp.’s voting stock.

Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company or savings association. Under certain circumstances, a change in control may occur, and prior notice is required, upon the acquisition of 10% or more of the outstanding voting stock of Alamogordo Financial Corp., unless the Federal Reserve Board has found the acquisition will not result in a change in control. Under the Change in Control Act, the Federal Reserve Board must act on a notice within 60 days from the filing of a complete notice, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Transfer Agent and Registrar

The Transfer Agent and Registrar for Alamogordo Financial Corp.’s common stock is Computershare, Canton, Massachusetts.

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COMPARISON OF RIGHTS OF SHAREHOLDERS

The rights of shareholders of Alamogordo Financial Corp. are currently governed by Alamogordo Financial Corp.’s charter and bylaws and federal law. The rights of shareholders of Bank 1440 are currently governed by Bank 1440’s certificate of incorporation, bylaws and the Arizona Revised Statutes. If the merger is completed, Bank 1440 shareholders who receive Alamogordo Financial Corp. common stock will become Alamogordo Financial Corp. shareholders and their rights will likewise be governed by Alamogordo Financial Corp.’s charter and bylaws and federal law.

The following is a summary of the material differences between the rights of a Bank 1440 shareholder and the rights of an Alamogordo Financial Corp. shareholder. This summary is not a complete statement of the differences between the rights of Bank 1440 shareholders and the rights of Alamogordo Financial Corp. shareholders, and is qualified in its entirety by reference to the governing law of each corporation and to the charter or certificate of incorporation and bylaws of each corporation. Copies of Alamogordo Financial Corp.’s charter and bylaws are filed as Exhibits 3.1 and 3.2, respectively, to the registration statement on Form S-4 of which this prospectus is a part, and are incorporated herein by reference. Copies of Bank 1440’s articles of incorporation and bylaws are available upon written request addressed to Ray Russell, Secretary, Bank 1440, 7010 East Chauncey Lane, Suite 120, Phoenix, Arizona 85054

Authorized Stock
Alamogordo Financial Corp.	Bank 1440

·     The Alamogordo Financial Corp. charter authorizes 30,000,000 shares of capital stock, consisting of 20,000,000 shares of common stock, $0.10 par value, and 10,000,000 shares of preferred stock, no stated par value.

·     As of May 5, 2014 there were 1,318,474 shares of Alamogordo Financial Corp. common stock issued and outstanding.

·     As of May 5, 2014, there were no shares of preferred stock issued or outstanding.

·     The Bank 1440 articles of incorporation authorizes 10,500,000 shares of capital stock, consisting of 10,000,000 shares of common stock, $1.00 par value and 500,000 shares of preferred stock, $1.00 par value.

·     As of May 5, 2014, there were 2,045,022 shares of Bank 1440 common stock issued and outstanding.

·     As of May 5, 2014, there were 180,814 shares of preferred stock issued and outstanding.

Voting Rights
Alamogordo Financial Corp.	Bank 1440

·     The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.

·     Holders of common stock may not cumulate their votes for the election of directors.

·     The holders of the common stock exclusively possess all voting power, subject to the authorization of the board of directors to offer voting rights to the holders of preferred stock.

·     The holders of the preferred stock have voting rights with respect to certain change of control transactions, and as otherwise required by law.

·     Each share of common stock and each share of preferred stock is entitled to one vote.

·     Holders of common stock may not cumulate their votes for the election of directors.

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Required Vote for Authorization of Certain Actions
Alamogordo Financial Corp.	Bank 1440
· The Alamogordo Financial Corp. charter and bylaws do not contain any supermajority voting requirement for the approval of certain actions. However, because AF Mutual Holding Company owns a majority of Alamogordo Financial Corp.’s outstanding common stock, no action requiring a shareholder vote can occur without AF Mutual Holding Company’s concurrence.	· The Bank 1440 articles of incorporation and bylaws do not contain any supermajority voting requirement for the approval of certain actions.

Dividends
Alamogordo Financial Corp.	Bank 1440
· Holders of common stock are entitled, when declared by the Alamogordo Financial Corp. board of directors, to receive dividends, subject to the rights of holders of preferred stock.

·     Holders of common stock are entitled, when declared by the Bank 1440 board of directors, to receive dividends, subject to the rights of holders of preferred stock.

·     Holders of the Bank 1440 preferred stock are entitled, when dividends are declared by the Bank 1440 board of directors, to receive dividends in an amount equal to 105% of the dividends paid on the common stock, prior to the payment of any dividends on the common stock. The dividends on the Bank 1440 preferred stock are not cumulative.

Other Rights and Preferences
Alamogordo Financial Corp.	Bank 1440
· The Alamogordo Financial Corp. common stock does not have any other rights or preferences.

·     The Bank 1440 common stock does not have any other rights or preferences.

·     The Bank 1440 preferred stock has a distribution preference over the Bank 1440 common stock in the event of any liquidation, dissolution or winding up of Bank 1440.

·     The Bank 1440 preferred stock automatically converts into Bank 1440 common stock, on a one-to-one basis, immediately prior to the closing of certain change of control transactions, including the merger.

·     The Bank 1440 preferred stock is subject to anti-dilution adjustments in the event of any liquidation, reclassification, recapitalization, stock split, combination or stock dividend applicable to the Bank 1440 common stock.

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Shareholders’ Meetings
Alamogordo Financial Corp.	Bank 1440

·     Alamogordo Financial Corp. must deliver notice of the meeting and, in the case of a special meeting, a description of its purpose no fewer than 10 days and no more than 50 days before the meeting to each shareholder entitled to vote.

·     Only the chairman of the board, the president or a majority of the board of directors may call a special meeting, and must call a special meeting upon written request of the holders of not less than 10% of the outstanding capital stock entitled to vote at the special meeting; provided however, that special meetings relating to changes of control of Alamogordo Financial Corp. or amendments to its charter may only be called upon direction of the board of directors.

·     For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than 10 days and not more than 60 days before the meeting.

·     The board of directors or any shareholder entitled to vote may nominate directors for election or propose new business.

·     To nominate a director or propose new business, shareholders must give written notice to the Secretary of Alamogordo Financial Corp. not less than five days before the meeting. The Alamogordo Financial Corp. bylaws do not specifically require that any information be included in the written notice.

·     Bank 1440 must deliver notice of the meeting and, in the case of a special meeting, a description of its purpose, no fewer than 10 days and no more than 60 days before the meeting to each shareholder entitled to vote.

·     Special meetings may be called by chairman of the board, the president, the board of directors or the holders of not less than 10% of the outstanding capital stock entitled to vote at the special meeting.

·     For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not more than 70 days before the meeting. If the board of directors does not fix the record date, the day on which the board of directors adopts the resolution relating to the meeting is the record date.

·     The board of directors or any shareholder entitled to vote may nominate directors for election or propose new business.

·     To nominate a director or propose new business, shareholders must give written notice to the Secretary of Bank 1440 not less than 60 days and not more than 270 days before the meeting. Each notice given by a shareholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the shareholder making the nomination or proposal. See “Shareholder Nominations and Proposals.”

Action by Shareholders Without a Meeting
Alamogordo Financial Corp.	Bank 1440
· Action that may be taken at a meeting of shareholders may be taken by the written consent of all of the shareholders entitled to vote on the action at a meeting.	· Action that may be taken at a meeting of shareholders may be taken by the written consent of the holders of all outstanding stock entitled to vote on the action at a meeting.

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Board of Directors
Alamogordo Financial Corp.	Bank 1440

·     The charter provides that the number of directors, to be fixed by resolution, shall be between five and 15. The bylaws currently fix the number of directors at five.

·     The board of directors is divided into three classes as equal in number as possible, and approximately one-third of the directors are elected at each annual meeting.

·     Vacancies on the board of directors may be filled by a vote of a majority of the remaining directors, and a director elected to fill a vacancy shall serve only until the next election of directors by the shareholders.

·     Directors may be removed only for cause by the vote of a majority of the outstanding shares entitled to vote for directors.

·     The articles of incorporation provide that the number of directors shall be fixed as provided in the bylaws. The bylaws provide that the number of directors shall be as designated by the board of directors, and shall not be fewer than five and, in the absence of designation by the board of directors, shall be 12. The number of directors is currently fixed by resolution at seven.

·     The board of directors is divided into two classes as equal in number as possible, and approximately one-half of the directors are elected at each annual meeting.

·     Vacancies on the board of directors may be filled by a majority vote of the remaining directors, provided that the shareholders shall have the right to fill a vacancy at any special meeting called for that purpose prior to any board action filling the vacancy. A director appointed by the board of directors to fill a vacancy shall serve until the next election of the class for which that director has been appointed.

·     Directors may be removed at any time, with or without cause, at any special or annual meeting of shareholders by the affirmative vote of a majority of the total voting power of Bank 1440.

Amendment of the Bylaws
Alamogordo Financial Corp.	Bank 1440
· The bylaws may be amended or repealed upon the approval of at least a majority of the board of directors or upon the affirmative vote of the majority of votes cast by the shareholders at any legal meeting of the shareholders.	· The bylaws may be amended or repealed with the approval of the board of directors at any meeting of the board of directors or with the approval of the majority of the votes cast by the shareholders at any meeting of the shareholders.
Amendment of the Charter or Articles of Incorporation
Alamogordo Financial Corp.	Bank 1440
· The charter may be amended or repealed upon approval by the board of directors and approval of at least a majority of the shares eligible to be cast at a legal meeting of the shareholders unless a greater vote is required under applicable federal regulations. Certain amendments that would affect the rights of holders of the preferred stock require a separate approval of a majority of the preferred stock outstanding.

·     The articles of incorporation may be amended at any regular or special meeting of the shareholders upon approval of at least a majority of the shares outstanding, unless a greater vote is required under Arizona law. Certain amendments that would affect the rights of holders of the preferred stock require a separate approval of the majority of a preferred stock outstanding.

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MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

After the completion of the merger, the board of directors of Alamogordo Financial Corp. will consist of all of the current directors of Alamogordo Financial Corp., as well as Bank 1440 directors Michael S. Mandell and Elaine E. Ralls. Information regarding the directors of Alamogordo Financial Corp. and the members of Bank 1440’s board of directors who will be joining the board of directors of Alamogordo Financial Corp. is provided below. The age indicated for each individual is as of June 30, 2013.

The following directors of Alamogordo Financial Corp. have terms ending in 2013:

William F. Burt. Mr. Burt, age 63, has served as a director since 2007. He is currently Vice Chairman of Alamogordo Financial Corp. Mr. Burt has been the owner and general manager of Burt Broadcasting Inc. since 1988.

Don P. Van Winkle. Mr. Van Winkle, age 57, joined the Board of Directors in June 2013. Since November 2010 he has served as a Chair for Vistage International, a CEO peer advisory organization. He also advises on bank-relations, chief financial officer and board issues with non Vistage firms.  Prior to becoming a Vistage Chair, Mr. Van Winkle worked as a Managing Director for SDR Ventures, a Denver-based investment banking company and mezzanine debt fund.  Prior to working for SDR, Mr. Van Winkle served for three years as both President and Corporate Banking Manager for two Denver-based middle-market banking groups.  He also served seven years as Chairman & Chief Executive Officer of Van Winkle’s Farmers Market, Inc. (a 500 employee IGA retail grocery store group based in New Mexico), which he successfully sold in 2002. Mr. Van Winkle also served as the Chief Financial Officer and Chief Operating Officer of Fresh Produce Sportswear, Inc., a sportswear design and distribution firm based in Boulder, Colorado, and served on the board of Fresh Produce Sportswear, Inc. for 10 years.

The following director of Alamogordo Financial Corp. has a term ending in 2014:

James D. Harris. Mr. Harris, age 68, has served as a director since 2008. Mr. Harris is a retired insurance agency owner.

The following directors of Alamogordo Financial Corp. have terms ending in 2015:

Jill Gutierrez. Ms. Gutierrez, age 63, has been employed by BANK’34 since 2007. Prior to her appointment, in July 2011, as President and Chief Executive Officer, she served as Senior Vice President and Chief Credit Officer, as well as the Las Cruces Division President. Ms. Gutierrez was also appointed as a director in July 2011. Prior to joining BANK’34, Ms. Gutierrez held the position of Senior Vice President and Senior Lending Officer at Western Bank in Alamogordo, New Mexico, and at First National Bank in Alamogordo, New Mexico.  From 2001 to 2007 she was Senior Vice President and Market President at First Federal Bank in Las Cruces, New Mexico.  Ms. Gutierrez has been employed in the banking industry since 1972.

Randal L. Rabon. Mr. Rabon, age 56, has served as a director since 2007. He is currently Chairman of Alamogordo Financial Corp. Mr. Rabon is a private owner of and investor in construction and land development limited liability companies and partnerships.

Proposed appointees from Bank 1440:

Michael S. Mandell. Mr. Mandell, age 43, is a native of Arizona where he has practiced law since 1998. Mr. Mandell focused his practice on complex commercial litigation, business, and constitutional law at Perkins Coie, where he worked from 2001 until 2005, and Burch & Cracchiolo since 2011. He also serves as a Judge Pro Tempore in the Maricopa County Superior Court.  Mr. Mandell formerly served as Minority General Counsel to the Arizona Senate from 2005 to 2011. Mr. Mandell was an original organizer of Bank 1440 and currently serves as its Chairman.

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Elaine E. Ralls. Ms. Ralls, age 64, has owned and operated several businesses in Arizona, each of which was successfully acquired or merged with larger entities. Currently, Ms. Ralls is the President of AIR Marketing, an advertising agency based in Phoenix, Arizona that she formed in 1998 and which she owns with her son. AIR recently received the Ethics Award from the Better Business Bureau and is ranked by the Phoenix Business Journal in the Top Places to Work, Top Advertising Agencies, and Top Women Owned Businesses. She is actively involved on the board of directors for the Better Business Bureau and the Arizona Foundation for Women, as well as the Lennox Tech Enterprise Center, an organization for CEOs and the Women President’s Organization.

Executive Officers Who are Not Directors

The executive officers of Alamogordo Financial Corp. and BANK’34 will consist of the same individuals as existed before the merger. Information regarding the current executive officers of Alamogordo Financial Corp. and BANK’34 and proposed appointees who are not also directors is provided below. The age indicated for each individual is as of June 30, 2013.

William P. Kauper. Mr. Kauper, age 62, has been employed by BANK’34 since October 2010 and serves as Senior Vice President and Chief Operations Officer. Mr. Kauper has served as an executive officer and board member in community and publicly-traded banks in Wisconsin, Arizona, Colorado and New Mexico. Prior to joining BANK’34, he was President and Chief Executive Officer and a board member of Peoples National Bank in Colorado from 2006 through July 2010. From 1999 through 2006, Mr. Kauper was employed by Western Security Bank in Scottsdale, Arizona, and served as its President/Chief Operating Officer and as a board member at the time of the bank’s acquisition in 2006. Mr. Kauper has been employed in the banking industry since 1975.

Jan R. Thiry. Mr. Thiry, age 61, has been employed by BANK’34 since February 2014 and serves as Senior Vice President, Chief Financial Officer and Treasurer. Mr. Thiry has over 35 years of experience with Wisconsin and Illinois financial institutions and multi-bank holding companies ranging in assets from $1 billion to $22 billion, with responsibilities including audit manager, controller and chief accounting officer.  He began his career as an auditor with a “Big 4” accounting firm and, immediately prior to joining BANK’34, spent three years as a consultant specializing in Securities and Exchange Commission reporting, investor relations, GAAP interpretation, merger and acquisition accounting and financial analysis with multi-national industrial corporations in the Chicago area.  He is a Certified Public Accountant and has been an adjunct professor for a graduate business school teaching courses in accounting, auditing, fraud investigation and business communications over the past 20 years.

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Executive Compensation

The following table sets forth for the fiscal year ended June 30, 2013, certain information as to the total remuneration paid by BANK’34 to Ms. Gutierrez, who serves as President and Chief Executive Officer, and the two most highly compensated executive officers of BANK’34 other than Ms. Gutierrez (“Named Executive Officers”). The “Stock Awards,” “Stock Options” and “Non-equity Incentive Plan Compensation” columns have been omitted because no listed individual earned any compensation during the fiscal year of a type required to be disclosed in these columns.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($) (1)	Nonqualified deferred compensation earnings ($) (2)	All other compensation ($) (3)	Total ($)
Jill Gutierrez President and Chief Executive Officer	2013	231,750	600	437	12,966	245,753

William L. Wantuck (4) Senior Vice President, Chief Financial Officer and Treasurer	2013	148,400	600	1	7,580	156,581

William P. Kauper Senior Vice President and Chief Operations Officer	2013	148,886	600	—	551	150,037

_________________

(1)	Represents holiday bonus.
(2)	Reflects the above-market interest rate paid on the accounts of the Named Executive Officers under the Deferred Compensation Agreements.
(3)	For fiscal 2013, none of the Named Executive Officers had perquisites the aggregate value of which exceeded $10,000. The amounts in this column represent, in the case of Ms. Gutierrez, $6,000 in directors fees earned as a director of BANK’34, $668 representing the value of term life insurance protection received under her Split Dollar Life Insurance Agreement, $5,364 in employer matching contributions under the 401(k) Plan and $934 under the Employee Stock Ownership Plan; in the case of Mr. Wantuck, $2,854 in payments in lieu of paid-time-off, $4,179 in employer matching contributions under the 401(k) Plan and $547 under the Employee Stock Ownership Plan; and for Mr. Kauper, $551 under the Employee Stock Ownership Plan.
(4)	Mr. Wantuck’s employment with BANK’34 ceased in February 2014.

Bonuses. BANK’34 did not pay bonuses, other than holiday bonuses, to its officers for the fiscal year ended June 30, 2013.

Deferred Compensation Agreements. BANK’34 has entered into deferred compensation agreements with Ms. Gutierrez and Mr. Kauper in order to provide them with retirement benefits. Under each of the agreements, the executive may annually defer the payment of a portion of his or her base salary by filing a base salary deferral election form with the plan administrator, setting forth the amount of the deferral and its duration. BANK’34 may, in its discretion, annually contribute an incentive award amount to the executive’s deferral account if certain return on assets (ROA) and return on equity (ROE) criteria are met. The discretionary amount that may be contributed ranges, in the case of Ms. Gutierrez, between 10% and 20% of base salary if ROA is between 0.75% and 1.5% and ROE is between 2.0% and 7.0%, and in the case of Mr. Kauper, between 5% and 15% of base salary if ROA is between 0.16% and 0.46% and ROE is between 1.3% and 3.5%. The executives will be at all times 100% vested in any deferrals. The executives will vest in BANK’34 contributions and any interest incrementally, over a period of five years, in the case of Mr. Kauper, or seven years, in the case of Ms. Gutierrez. The agreements provide that interest will be credited monthly on the executives’ deferral account at an annual rate equal to the greater of The Wall Street Journal prime rate on the first business day of the plan year or 5%, compounded monthly. Benefits under the agreements will be paid to the executive upon attainment of his or her normal retirement date, as defined in each agreement. Benefits will be distributed in a number of monthly installments as selected by each executive and set forth in her or his agreement. Payment of benefits will commence on the first day of the month following an executive’s normal retirement date. In the event a change in control occurs prior to the executive’s normal retirement age, followed by separation from service, the benefit under the agreement will be equal to the executive’s deferral account balance, determined as of the date of the separation from service, and payable in a lump sum within

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30 days following separation from service. In the event the change in control occurs during the period of installment payments, BANK’34 will pay the remaining deferral account balance in a lump sum within 30 days after the change in control. If the executive dies during active service, the executive’s deferral account balance will be paid to the executive’s beneficiary.

Split Dollar Life Insurance Agreement. BANK’34 has entered into a split dollar life insurance agreement with Jill Gutierrez to retain and reward Ms. Gutierrez, by dividing the death proceeds of certain life insurance policies owned by BANK’34 on her life with her designated beneficiary. BANK’34 will pay the life insurance premiums from its general assets. Under the agreement, Ms. Gutierrez or her assignee has the right to designate the beneficiary of an amount of death proceeds. In the event Ms. Gutierrez dies prior to separation from service, her beneficiary will be entitled to a benefit equal to 100% of net death proceeds, defined as the total death proceeds of all policies minus the greater of the cash surrender value or the aggregate premiums paid by BANK’34. In the event of Ms. Gutierrez’s death after separation from service, there will be no benefit under the agreement. In the event BANK’34 discontinues a policy, BANK’34 will give Ms. Gutierrez at least 30 days to purchase such policy at a purchase price equal to the fair market value of the policy.

Outstanding Equity Awards at Fiscal Year End. The following table sets forth information with respect to outstanding equity awards as of the fiscal year ended June 30, 2013 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
	Option awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable (1)	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (1)	Market value of shares or units of stock that have not vested ($) (2)
Jill Gutierrez	5,500	—	19.75	7/1/2019	200	3,250

________________

(1)	Reflects stock options or shares of restricted stock, as applicable, granted pursuant to the Alamogordo Financial Corp. 2001 Stock Option Plan and 2001 Recognition and Retention Plan.
(2)	Based upon the closing price of our common stock on June 30, 2013.

Management Stock Plans. In connection with its 2001 annual shareholder meeting, Alamogordo Financial Corp. adopted the 2001 Stock Option Plan and the 2001 Recognition and Retention Plan. Under the plans, Alamogordo Financial Corp. had the authority to grant a total of 63,749 stock options and a total of 31,874 restricted stock awards, respectively. The right of Alamogordo Financial Corp. to grant further awards under the plans expired on each plan’s tenth anniversary in 2011; however, outstanding stock options that were awarded prior to the expiration of the 2001 Stock Option Plan may be exercised during such stock options’ remaining term and outstanding restricted stock awards that were granted prior to expiration of the 2001 Recognition and Retention Plan will continue to vest pursuant to their designated vesting schedules.

Employee Stock Ownership Plan and Trust. BANK’34 implemented an employee stock ownership plan in connection with Alamogordo Financial Corp.’s initial public offering of shares of Alamogordo Financial Corp.. Employees with at least one year of employment with BANK’34 are eligible to participate. As part of the offering, the employee stock ownership plan trust borrowed funds from Alamogordo Financial Corp. and used those funds to purchase 28,560 shares of the common stock. This loan has been entirely repaid. The employee stock ownership plan has obtained another loan to purchase 1,574 shares from former participants in the plan. In addition, following the receipt of non-objection from the Federal Reserve Board, on February 26, 2014, the employee stock ownership plan obtained a loan from Alamogordo Financial Corp. in the approximate amount of $227,770 in order to purchase 13,948 shares of Alamogordo Financial Corp. stock from treasury. The most recent loan has a term of 10 years and is paid in equal annual installments over such period. The loans will be repaid principally from BANK’34 discretionary contributions to the employee stock ownership plan. Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loans are repaid.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee

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stock ownership plan loan are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan become fully vested upon completion of six years of credited service. A participant’s interest in his account under the plan also fully vests in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits are payable in the form of shares of common stock and/or cash. BANK’34’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718-40, we are required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. The employee stock ownership plan will terminate in the event of a change in control.

Directors’ Compensation

The following table sets forth for the fiscal year ended June 30, 2013 certain information as to the total remuneration paid to directors other than Ms. Gutierrez, our President and Chief Executive Officer. Ms. Gutierrez’s compensation, including director’s fees, is set forth in the Summary Compensation Table above. The “Stock Awards,” “Stock Options,” “Non-equity Incentive Plan Compensation” and “Nonqualified Deferred Compensation Earnings” columns have been omitted because no listed individual earned any compensation during the fiscal year of a type required to be disclosed in these columns.

DIRECTOR COMPENSATION
Name (1)	Fees earned or paid in cash ($)	All other compensation ($) (2)	Total ($)
Randal Rabon	40,200	451	40,651
William Burt	40,200	943	41,143
James Harris	40,200	947	41,147
R. Miles Ledgerwood (3)	36,850	1,679	38,529
Don P. Van Winkle	3,350	—	3,350

_____________________

(1)	Each of the directors has 2,800 vested stock options which were granted under the Alamogordo Financial Corp. 2001 Stock Option Plan. The stock options have an exercise price of $19.75 and expire on July 1, 2019.
(2)	Reflects the value of the term life insurance protection under her Split Dollar Life Insurance Agreement for the fiscal year. For fiscal 2013, none of the directors received perquisites the aggregate value of which exceeded $10,000.
(3)	Mr. Ledgerwood resigned from service on the Board of Directors, effective May 31, 2013.

Each of the individuals who serves as a director of Alamogordo Financial Corp. also serves as a director of BANK’34 and AF Mutual Holding Company. Each director, including our President and Chief Executive Officer, receives $500 per AF Mutual Holding Company board meeting attended. Each director, other than our President and Chief Executive Officer, receives $2,500 for each BANK’34 meeting attended. In addition, the Chairmen of the Investment and Community Reinvestment Act Committees, Audit Committee and Community Development Committee are paid monthly fees of $350. No fees are paid to directors of Alamogordo Financial Corp.

Director Retirement Agreements. BANK’34 has entered into director retirement agreements with William Burt, James Harris and Randal Rabon, which agreements were amended in 2013. Each agreement provides for a normal retirement benefit equal to each director’s accrual balance of $74,238 amortized with interest and payable upon the later of the director’s normal retirement date (age 70) or his separation from service, in monthly installments over a 15-year period. In the event of the director’s separation from service prior to normal retirement age or in the event the director experiences a disability prior to normal retirement age, the director will be entitled to his accrual balance, payable as set forth in the director’s individual agreement. In the event a change in control occurs prior to the director’s normal retirement age, followed by separation from service within 24 months, the director will be entitled to the accrual balance of his account, payable in a lump sum within 30 days following separation from service. If the director dies during active service, the accrual balance of the director’s account at the time of death will be payable to the director’s beneficiary.

Split Dollar Life Insurance Agreements for Directors. BANK’34 has entered into split dollar life insurance agreements with directors William Burt, James Harris and Randal Rabon to retain and reward the

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directors, by dividing the death proceeds of certain life insurance policies owned by BANK’34 on the life of each director with the designated beneficiary of the director. BANK’34 will pay the life insurance premiums from its general assets. Under the agreement, the director or the director’s assignee has the right to designate the beneficiary of an amount of death proceeds. In the event the director dies prior to separation from service, the director’s beneficiary will be entitled to a benefit equal to 100% of net death proceeds, defined as the total death proceeds of all policies minus the greater of the cash surrender value or the aggregate premiums paid by BANK’34. In the event of the director’s death after separation from service, there will be no benefit paid to the director’s beneficiary under the agreement. In the event BANK’34 discontinues a policy, BANK’34 will give the director at least 30 days to purchase such policy at a purchase price equal to the fair market value of the policy.

INFORMATION ABOUT ALAMOGORDO FINANCIAL CORP.

Business of Alamogordo Financial Corp.

Alamogordo Financial Corp., a federal corporation that was organized in 1997, is a savings and loan holding company headquartered in Alamogordo, New Mexico. Alamogordo Financial Corp.’s common stock is quoted on the OTCQB under the symbol “ALMG.” Approximately 69.6% of Alamogordo Financial Corp.’s outstanding shares are owned by AF Mutual Holding Company, a federal corporation and mutual holding company. Alamogordo Financial Corp. conducts its operations primarily through its wholly owned subsidiary, BANK’34, a federally chartered savings and loan association. Alamogordo Financial Corp. manages its operations as one unit, and thus does not have separate operating segments. At December 31, 2013, Alamogordo Financial Corp. had total assets of $167.0 million, total deposits of $131.0 million, and shareholders’ equity of $22.4 million.

Business of BANK’34

BANK’34, a federal savings bank formed in 1934, operates from two offices in Alamogordo and Las Cruces, New Mexico, as well as a lending office in Scottsdale, Arizona. BANK’34 is a community-oriented savings institution offering traditional financial services to consumers in Otero and Dona Ana Counties and in the surrounding counties in New Mexico and in Maricopa and Pinal Counties in Arizona. BANK’34’s business model involves attracting deposits from the general public and primarily originating residential real estate loans (including multi-family residential real estate loans), as well as commercial loans (including commercial business and commercial real estate loans), construction loans and consumer and other loans. BANK’34 currently sells the significant majority of its originated residential mortgage loans in the secondary market.

BANK’34’s website address is www.Bank34.com. Information on this website is not and should not be considered a part of this proxy statement/prospectus.

BANK’34 offers its customers a variety of financial products and services that are related or ancillary to loans and deposits, including bill payment and other online banking transactions, automated teller machines and safe deposit boxes.

BANK’34 originates deposits predominantly from the areas where its branch offices are located. BANK’34 relies on favorable locations, customer service, competitive pricing and online services to attract and retain these deposits. While BANK’34 accepts certificates of deposit in excess of the Federal Deposit Insurance Corporation deposit insurance limits, BANK’34 generally does not solicit such deposits because they are more difficult to retain than core deposits and at times are more costly than wholesale deposits.

Lending Activities. Our loan portfolio consists of residential real estate loans (including multi-family residential real estate loans), as well as commercial loans (including commercial business and commercial real estate loans), construction loans and consumer and other loans. At December 31, 2013, $36.3 million, or 38.8%, of our total loan portfolio consisted of residential real estate loans; $53.5 million, or 57.3%, of our total loan portfolio consisted of commercial real estate loans; and $2.8 million, or 3.0%, of our total loan portfolio consisted of commercial and industrial loans.

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Deposit Activities. Our deposit accounts consist principally of certificates of deposit, savings accounts, checking accounts and money market accounts. We provide commercial checking accounts and related services, such as online cash management. We also provide low-cost checking account services.

At December 31, 2013, our deposits totaled $131.0 million. Interest-bearing deposits totaled $119.4 million and noninterest-bearing deposits totaled $11.6 million. Savings, money market and checking deposits totaled $62.1 million, and certificates of deposit totaled $68.9 million, of which $29.1 million had maturities of one year or less.

Competition. We face significant competition in originating loans and attracting deposits. Our primary market area and some other areas in which we operate have a high concentration of financial institutions, many of which are significantly larger institutions that have greater financial resources than we have, and many of which are our competitors to varying degrees. Our competition for loans and leases comes principally from commercial banks, savings banks, mortgage banking companies, the U.S. Government, credit unions, leasing companies, insurance companies, real estate conduits and other companies that provide financial services to businesses and individuals. Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. We face additional competition for deposits from online financial institutions and non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies.

We seek to meet this competition by emphasizing personalized service and efficient decision-making tailored to individual needs. In addition, we reward long-standing relationships with preferred rates and terms on deposit products based on existing and prospective lending business. We do not rely on any individual, group or entity for a material portion of our loans or our deposits.

As of June 30, 2013 (the latest date for which information is available), our market share was 19.41% of total deposits in Otero County, New Mexico, giving us the second largest market share out of nine financial institutions in Otero County, New Mexico as of that date. In addition, as of June 30, 2013, our market share was 1.92% of total deposits in Dona Ana County, New Mexico, giving us the 13th largest market share out of 17 financial institutions in Dona Ana County, New Mexico as of that date.

Market Area. Our southern New Mexico banking operations are primarily conducted in Otero and Dona Ana Counties. Within this market area, the employment base and economy is concentrated in federal defense facilities, education (New Mexico State University), state and local government, agriculture and tourism, with the federal defense industry facilities and related military and civilian employment comprising the largest segment of our regional economy. Our market area remains significantly exposed to changes in federal budget spending on defense, enrollment trends for higher education, levels of state and local government spending, health of the agriculture industry and the condition of the national economy in relation to tourism. Our market area has generally benefited from the increase in national defense spending over the past decade, evidenced by recent unemployment rates in our southern New Mexico market area that are lower than national averages, with the Otero County unemployment rate also below the statewide average (based on available U.S. Census data). In addition, according to U.S. Census data, our southern New Mexico market area has recorded population growth in recent years at rates well above state and national averages. These trends have provided support for our banking operations, in particular our residential mortgage banking activities.

We also currently originate both residential and commercial loans from a loan production office in Scottsdale, Arizona. The acquisition of Bank 1440 will expand our market area and services provided in the Phoenix/Scottsdale, Arizona metropolitan area, providing access to a substantially larger population and economic base for our banking operations. The Phoenix/Scottsdale metropolitan area is one of the largest population centers in the southwestern U.S., and has a broad range of industries, including services, government, trade, transportation and manufacturing. This market area has also experienced the effects of the recession through lower economic activity, lower real estate prices and higher unemployment. However, the long-term attractiveness of the Phoenix/Scottsdale market area is evident in the steady growth of the region’s population and general economy.

Our primary market area in southern New Mexico experienced reductions in home prices and home sales activity as a result of the recession, and the recovery has been slow and modest over the past several years. As an indication of recent trends in real estate values, the median price for a residential home in both Otero County and

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Dona Ana County declined by 3% from the third calendar year quarter in 2011 to the third calendar year quarter in 2013, notwithstanding increases in home prices from lower levels in early 2013. The number of home sales in Otero County has also increased from lower levels earlier in 2013.

The residential real estate market in Phoenix/Scottsdale also experienced fluctuating real estate values since the recession. After reaching a high of approximately $241,000 in 2008, the median home price in Phoenix declined to a low of approximately $80,000 in 2009. Median home prices have subsequently increased to approximately $161,000 as of December 2013. Similarly, after reaching a high of approximately $475,000 in 2008, the median home price in Scottsdale declined to a low of approximately $290,000 in 2010. Median Scottsdale home prices have subsequently increased to approximately $384,000 as of December 2013.

In recent years, due to general economic conditions, opportunities for originating quality loans in our southern New Mexico market (multi-family, commercial real estate, commercial business and land loans) have been limited. The competitive environment also has caused a reduction in lending volumes. Lending opportunities for our Scottsdale loan production office have improved in late 2013 and early 2014. For commercial lending, there remains a high level of competition from other financial institutions and lenders operating in the Scottsdale market area. Limited commercial lending opportunities in New Mexico resulted in our decision to seek lending opportunities in the Phoenix/Scottsdale area in Arizona.

Subsidiary Activities. Alamogordo Financial Corp. has no wholly-owned subsidiaries other than BANK’34. As of December 31, 2013, BANK’34 had no active subsidiaries.

Personnel. At December 31, 2013, BANK’34 had 60 full-time employees and two part-time employees, none of whom was party to a collective bargaining agreement. BANK’34 believes it has a good working relationship with its employees.

Properties. BANK’34 conducts its business through three offices. The following table sets forth certain information relating to our offices at December 31, 2013.

	Year Opened/Acquired	Owned or Leased	Net Book Value at December 31, 2013	Approximate Square Footage
	(Dollars in thousands)
Main Office:
500 East 10th Street Alamogordo, New Mexico 88310	1997	Owned	$5,763	19,000

Branch Office:
220 North Telshor Boulevard Las Cruces, New Mexico 88011	2010	Owned	$3,716	7,555

Lending Office:
17470 N. Pacesetter Way, Ste. 219 Scottsdale, Arizona 85255	2012	Leased	—	869

The net book value of our investment in premises and equipment was $10.2 million at December 31, 2013.

Legal Proceedings. Periodically, we are involved in claims and lawsuits, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

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Supervision and Regulation

General

As a federal savings association, BANK’34 is subject to examination and regulation by the OCC, and is also subject to examination by the Federal Deposit Insurance Corporation (“FDIC”). The federal system of regulation and supervision establishes a comprehensive framework of activities in which BANK’34 may engage and is intended primarily for the protection of depositors and the FDIC’s Deposit Insurance Fund.

BANK’34 also is regulated to a lesser extent by the Federal Reserve Board, which governs the reserves to be maintained against deposits and other matters. In addition, BANK’34 is a member of and owns stock in the Federal Home Loan Bank of Dallas, which is one of the 12 regional banks in the Federal Home Loan Bank System. BANK’34’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a lesser extent, state law, including in matters concerning the ownership of deposit accounts and the form and content of BANK’34’s loan documents.

As a savings and loan holding company, Alamogordo Financial Corp. is subject to examination and supervision by, and is required to file certain reports with, the Federal Reserve Board. Effective as of the date of this document, Alamogordo Financial Corp. is also subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Set forth below are certain material regulatory requirements that are applicable to BANK’34 and Alamogordo Financial Corp. This description of statutes and regulations is not intended to be a complete description of such statutes and regulations and their effects on BANK’34 and Alamogordo Financial Corp. Any change in these laws or regulations, whether by Congress or the applicable regulatory agencies, could have a material adverse impact on Alamogordo Financial Corp., BANK’34 and their operations.

Dodd-Frank Act

The Dodd-Frank Act made significant changes to the regulatory structure for and regulation of depository institutions and their holding companies. The Dodd-Frank Act requires the Federal Reserve Board to set minimum capital levels for both bank holding companies and savings and loan holding companies that are as stringent as those required for the insured depository subsidiaries, and the components of Tier 1 capital for holding companies are restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions. The legislation also established a floor for capital of insured depository institutions that cannot be lower than the standards in effect upon passage, and directed the federal banking regulators to implement new leverage and capital requirements that take into account off-balance sheet activities and other risks, including risks relating to securitized products and derivatives.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions such as BANK’34, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets continue to be examined for compliance by their applicable bank regulators. The new legislation also weakened the federal preemption available for national banks and federal savings associations, and gave state attorneys general the ability to enforce applicable federal consumer protection laws.

The Dodd-Frank Act broadened the base for FDIC insurance assessments. Assessments are now based on the average consolidated total assets less tangible equity capital of a financial institution. The legislation also increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2008. The Dodd-Frank Act increased shareholder influence over boards of directors by requiring companies to give shareholders a non-binding vote on executive compensation and so-called “golden parachute” payments. The legislation also directs the Federal Reserve Board to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is

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publicly traded or not. Further, the legislation requires that originators of securitized loans retain a percentage of the risk for transferred loans, directs the Federal Reserve Board to regulate pricing of certain debit card interchange fees and contains a number of reforms related to mortgage originations.

Many provisions of the Dodd-Frank Act involve delayed effective dates and/or require implementing regulations. Their impact on operations cannot yet fully be assessed. However, it is likely that the Dodd-Frank Act will result in increased regulatory burdens and compliance, as well as operating and interest expense for BANK’34 and Alamogordo Financial Corp.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, BANK’34 may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. The Dodd-Frank Act authorized, for the first time, the payment of interest on commercial checking accounts, effective July 21, 2011. BANK’34 may also establish subsidiaries that may engage in certain activities not otherwise permissible for BANK’34, including real estate investment and securities and insurance brokerage.

Capital Requirements. Federal regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% core capital to assets leverage ratio (3% for savings associations receiving the highest rating on the composite, or “CAMELS,” rating system for capital adequacy, asset quality, management, earnings, liquidity and sensitivity to market risk), and an 8% risk-based capital ratio.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 200%, assigned by the regulations, based on the risks believed inherent in the type of asset. Core capital is defined as common shareholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings association that retains credit risk in connection with an asset sale is required to maintain additional regulatory capital because of the purchaser’s recourse against the savings association. In assessing an institution’s capital adequacy, the OCC takes into consideration not only these numeric factors, but qualitative factors as well and has the authority to establish higher capital requirements for individual associations where necessary.

At December 31, 2013, BANK’34’s capital exceeded all applicable requirements.

New Capital Rule. On July 9, 2013, the OCC and the other federal bank regulatory agencies issued a final rule that will revise their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions, top-tier bank holding companies with total consolidated assets of $500 million or more and top-tier savings and loan holding companies (such as Alamogordo Financial Corp.). Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4.0% to 6.0% of risk-weighted assets) and assigns a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for purposes of calculating regulatory capital requirements unless a one-time opt-in or opt-out is exercised. The rule limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization

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does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule becomes effective for BANK’34 on January 1, 2015. The capital conservation buffer requirement will be phased in at 0.625% per year beginning January 1, 2016 and ending January 1, 2019, when the full 2.5% capital conservation buffer requirement will be effective.

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of December 31, 2013, BANK’34 was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, BANK’34 must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, BANK’34 must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

BANK’34 also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986, as amended. This test generally requires a savings association to have at least 75% of its deposits held by the public and earn at least 25% of its income from loans and U.S. government obligations. Alternatively, a savings association can satisfy this test by maintaining at least 60% of its assets in cash, real estate loans and U.S. Government or state obligations.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At December 31, 2013, BANK’34 satisfied the QTL test, and is expected to satisfy the QTL test upon the merger with Bank 1440.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the savings association’s capital account. A federal savings association must file an application for approval of a capital distribution if:

·	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

·	the savings association would not be at least adequately capitalized following the distribution;

·	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

·	the savings association is not eligible for expedited treatment of its filings, generally due to an unsatisfactory CAMELS rating or being subject to a cease and desist order or formal written agreement that requires action to improve the institution’s financial condition.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as BANK’34, must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

·	the federal savings association would be undercapitalized following the distribution;

·	the proposed capital distribution raises safety and soundness concerns; or

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·	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the OCC is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. BANK’34 received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with an insured depository institution such as BANK’34. Alamogordo Financial Corp. will be an affiliate of BANK’34 because of its control of BANK’34. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

BANK’34’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

·	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

·	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of BANK’34’s capital.

In addition, extensions of credit in excess of certain limits must be approved by BANK’34’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The OCC has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, shareholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action

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likely to have an adverse effect on a federal savings association. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the OCC that enforcement action be taken with respect to a particular savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Prompt Corrective Action Regulations. Under the Federal Prompt Corrective Action statute, the OCC is required to take supervisory actions against undercapitalized savings institutions under its jurisdiction, the severity of which depends upon the institution’s level of capital. A savings institution that has total risk-based capital of less than 8% or a leverage ratio or a Tier 1 risk-based capital ratio that generally is less than 4% is considered to be undercapitalized. A savings institution that has total risk-based capital less than 6%, a Tier 1 core risk-based capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized.” A savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.”

Generally, the OCC is required to appoint a receiver or conservator for a savings association that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the OCC within 45 days of the date that a federal savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Any holding company of a federal savings association that is required to submit a capital restoration plan must guarantee performance under the plan in an amount of up to the lesser of 5% of the savings association’s assets at the time it was deemed to be undercapitalized by the OCC or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the OCC notifies the savings association that it has maintained adequately capitalized status for each of four consecutive calendar quarters. Institutions that are undercapitalized become subject to certain mandatory measures such as a restrictions on capital distributions and asset growth. The OCC may also take any one of a number of discretionary supervisory actions against undercapitalized federal savings associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At December 31, 2013, BANK’34 met the criteria for being considered “well capitalized.”

In addition, the final capital rule adopted in July 2013 revises the prompt corrective action categories to incorporate the revised minimum capital requirements of that rule when it becomes effective. See “—New Capital Rule.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the FDIC insures deposits at FDIC insured financial institutions such as BANK’34. Deposit accounts in BANK’34 are insured by the FDIC generally up to a maximum of $250,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

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Under the FDIC’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. Rates are based on each institution’s risk category and certain specified risk adjustments. Stronger institutions pay lower rates while riskier institutions pay higher rates.

In February 2011, the FDIC published a final rule under the Dodd-Frank Act to reform the deposit insurance assessment system. The rule redefined the assessment base used for calculating deposit insurance assessments effective April 1, 2011. Under the new rule, assessments are based on an institution’s average consolidated total assets minus average tangible equity instead of total deposits. The proposed rule revised the assessment rate schedule to establish assessments ranging from 2.5 to 45 basis points.

In addition to the FDIC assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the FDIC, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended December 31, 2013, the annualized FICO assessment was equal to 0.64 basis points of total assets less tangible capital.

The FDIC has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of BANK’34. Management cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not currently know of any practice, condition or violation that may lead to termination of our deposit insurance.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. BANK’34 is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions as well as other entities involved in home mortgage lending. As a member of the Federal Home Loan Bank of Dallas, BANK’34 is required to acquire and hold shares of capital stock in the Federal Home Loan Bank. As of December 31, 2013, BANK’34 was in compliance with this requirement. While BANK’34’s ability to borrow from the Federal Home Loan Bank of Dallas provides an additional source of liquidity, BANK’34 has historically not used significant levels of advances from the Federal Home Loan Bank to fund its operations.

Other Regulations

Interest and other charges collected or contracted for by BANK’34 are subject to state usury laws and federal laws concerning interest rates. BANK’34’s operations are also subject to federal laws applicable to credit transactions, such as the:

·	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

·	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

·	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

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·	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

·	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies;

·	Truth in Savings Act; and

·	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of BANK’34 also are subject to the:

·	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

·	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

·	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

·	The USA PATRIOT Act, which requires savings associations to, among other things, establish broadened anti-money laundering compliance programs, and due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements that also apply to financial institutions under the Bank Secrecy Act and the Office of Foreign Assets Control regulations; and

·	The Gramm-Leach-Bliley Act, which places limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Alamogordo Financial Corp. is a savings and loan holding company within the meaning of the Home Owners’ Loan Act. As such, Alamogordo Financial Corp. is registered with the Federal Reserve Board and is subject to regulations, examinations, supervision and reporting requirements applicable to savings and loan holding companies. In addition, the Federal Reserve Board has enforcement authority over Alamogordo Financial Corp. and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution.

Permissible Activities. Under present law, the business activities of Alamogordo Financial Corp. are generally limited to those activities permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act of 1956, as amended, provided certain conditions are met, or for multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, including underwriting equity securities and insurance as well as activities that are incidental to financial activities or complementary to a financial activity. A multiple savings and loan holding company is generally limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to regulatory approval, and certain additional activities authorized by federal regulations.

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Federal law prohibits a savings and loan holding company, including Alamogordo Financial Corp., directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior regulatory approval. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a non-subsidiary company engaged in activities that are not closely related to banking or financial in nature, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

·	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

·	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Capital. Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. The Dodd-Frank Act, however, requires the Federal Reserve Board to establish for all depository institution holding companies minimum consolidated capital requirements that are as stringent as those required for the insured depository subsidiaries. The components of Tier 1 capital are restricted to capital instruments that are currently considered to be Tier 1 capital for insured depository institutions, which excludes instruments such as trust preferred securities and cumulative preferred stock. Instruments issued before May 19, 2010 are grandfathered in for companies with consolidated assets of $15 billion or less. The final capital rule discussed above implements the consolidated capital requirements for savings and loan holding companies, effective January 1, 2015. See “—Federal Banking Regulation—New Capital Rule.” Unlike the case for bank holding companies, the Dodd-Frank Act did not contain an exception to the regulatory capital requirements for savings and loan holding companies with consolidated assets of less than $500 million and the Federal Reserve Board’s final rule also contains no such exception.

Source of Strength. The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must issue regulations requiring that all bank and savings and loan holding companies serve as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

Dividends. The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate or earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary depository institution becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Alamogordo Financial Corp. to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

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The level of any dividends that may be paid by Alamogordo Financial Corp. will also be affected by the ability of AF Mutual Holding Company, Alamogordo Financial Corp.’s majority stockholder, to waive the receipt of dividends. See “Risk Factors – Risks Related to Alamogordo Financial Corp. – The amount of dividends Alamogordo Financial Corp. pays on its common stock, if any, may be limited by Federal Reserve Board policy and the ability of AF Mutual Holding Company to waive receipt of dividends.”

Acquisitions. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the company’s outstanding voting stock, unless the Federal Reserve Board has found that the acquisition will not result in control of the company. A change in control occurs upon the acquisition of 25% or more of the company’s outstanding voting stock. Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition.

Federal Securities Laws

Alamogordo Financial Corp.’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Alamogordo Financial Corp. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act (the “JOBS Act”), which was enacted in April 2012, has made numerous changes to the federal securities laws to facilitate access to capital markets. Under the JOBS Act, a company with total annual gross revenues of less than $1.0 billion during its most recently completed fiscal year qualifies as an “emerging growth company.” Alamogordo Financial Corp. qualifies as an emerging growth company under the JOBS Act.

An “emerging growth company” may choose not to hold shareholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Alamogordo Financial Corp. will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to comply with new or amended accounting pronouncements in the same manner as a private company, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. Alamogordo Financial Corp. has elected to comply with new or amended accounting pronouncements in the same manner as a private company.

A company loses emerging growth company status on the earlier of: (i) the last day of the fiscal year of the company during which it had total annual gross revenues of $1.0 billion or more; (ii) the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the company pursuant to an effective registration statement under the Securities Act of 1933; (iii) the date on which such company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which such company is deemed to be a “large accelerated filer” under Securities and Exchange Commission regulations (generally, at least $700 million of voting and non-voting equity held by non-affiliates).

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Federal and State Taxation

General. Alamogordo Financial Corp. reports its income on a fiscal year basis using the accrual method of accounting.

Federal Taxation. The federal income tax laws apply to Alamogordo Financial Corp. in the same manner as to other corporations with some exceptions, including particularly the reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. For the 2013 fiscal year, BANK’34’s maximum federal income tax rate was 34.0%.

For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. BANK’34 did not qualify for such favorable tax treatment for any years through 1996.

If BANK’34 makes “non-dividend distributions” to Alamogordo Financial Corp., the distributions will be considered to have been made from BANK’34’s unrecaptured tax bad debt reserves, including the balance of their reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from BANK’34’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount of the non-dividend distribution that does not exceed the balance of the unrecaptured tax bad-debt reserves and supplemental reserves for losses on loans, will be included in BANK’34’s taxable income. Non-dividend distributions include distributions in excess of BANK’34’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of BANK’34’s current or accumulated earnings and profits will not be so included in BANK’34’s taxable income.

The amount of additional taxable income triggered by a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if BANK’34 makes a non-dividend distribution to Alamogordo Financial Corp., approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate.

New Mexico State Taxation. AF Mutual Holding Company and Alamogordo Financial Corp. are subject to the New Mexico corporation income tax and state corporation license tax (franchise tax).  The current New Mexico corporate tax rates use a graduated rate structure with 4.8% being the lowest rate on New Mexico taxable income not over $500,000, and 7.6% being the highest rate on New Mexico income in excess of $1.0 million.

Alamogordo Financial Corp. and BANK’34 are currently filing a consolidated corporate federal income tax return. As such, the consolidated group files a consolidated New Mexico corporate income tax return as well.

Taxable income of corporations subject to New Mexico income tax is similar to taxable income reported for federal income tax purposes. However, adjustments to federal taxable income must be made, including adding back interest income from municipal bonds unless the municipal bonds are New Mexico bonds, and subtracting interest income from U.S. obligations or other federally taxed bonds. The New Mexico tax is then computed on the balance.

If a corporation is doing business outside of the State of New Mexico, an apportionment percentage is applied to the New Mexico tax. The apportionment also allows for the subtraction of non-business income from other state sources, and uses a three-factor apportionment of sales, property and payroll to determine a percentage of the New Mexico tax that is subject to tax. Because Alamogordo Financial Corp. is currently doing business in Arizona, such operations reduce the New Mexico state taxes owed.

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New Mexico net operating losses generally may only be carried forward for five years or until the amount of loss carryover has been excluded, whichever occurs first. Also, New Mexico no longer provides for an alternative minimum tax. However, there is a $50 annual New Mexico franchise tax required for each corporation. BANK’34 is also subject to the annual $50 New Mexico franchise tax.

Arizona State Taxation. Alamogordo Financial Corp. and BANK’34 are currently filing a consolidated corporate federal income tax return. Due to BANK’34 having an office in Arizona, an Arizona consolidated income tax return must also be filed. The current Arizona corporate tax rate is 6.968% of Arizona taxable income. If there is an Arizona loss for the year, then a minimum tax of $50 is due. A taxpayer filing a combined or consolidated return is considered a single taxpayer, subject to one minimum tax.

Taxable income for corporations subject to Arizona income tax is similar to the computation of taxable income reported for federal income tax purposes. However adjustments to federal taxable income must be made, including adding back federal depreciation, state income taxes, and municipal interest income, and subtracting recalculated Arizona depreciation. Nonbusiness income is allocated to the state originating such income.

If a corporation is doing business outside of the State of Arizona, an apportionment percentage is applied to the Arizona tax. The apportionment uses the average of a four-factor apportionment of sales (included twice), property and payroll to determine a percentage of the Arizona taxable income that is subject to tax. Since both Alamogordo Financial Corp. and BANK’34 are also doing business in New Mexico, such operations reduce the Arizona net operating loss or Arizona taxable income for each year.

Arizona net operating losses may only be carried over. The carry forward period is 20 succeeding taxable years.

Management’s Discussion of Financial Condition and Results of Operations

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section as of December 31, 2013 and for the six months ended December 31, 2013 and 2012 has been derived from the unaudited consolidated financial statements of Alamogordo Financial Corp., while the information in this section as of and for the years ended June 30, 2013 and 2012 has been derived from the audited consolidated financial statements of Alamogordo Financial Corp. The unaudited and audited consolidated financial statements appear beginning on page D-1 of this document. You should read the information in this section in conjunction with the business and financial information regarding Alamogordo Financial Corp. and the financial statements provided in this document.

Critical Accounting Policies

Critical accounting policies are those that involve significant judgments and assumptions by management and that have, or could have, a material impact on our income or the carrying value of our assets. Our critical accounting policies are those related to our allowance for loan losses, the evaluation of other-than-temporary impairment of investment securities, the valuation of and our ability to realize deferred tax assets and the measurement of fair values of financial instruments.

Allowance for Loan Losses. The allowance for loan losses is calculated with the objective of maintaining an allowance necessary to absorb credit losses inherent in the loan portfolio. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective, as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, and an estimate of the value of collateral.

We have established a systematic method of periodically reviewing the credit quality of the loan portfolio in order to establish an allowance for loan losses. The allowance for loan losses is based on our current judgments about the credit quality of individual loans and segments of the loan portfolio. The allowance for loan losses is

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established through a provision for loan losses based on our evaluation of the probable losses inherent in the loan portfolio, and considers all known internal and external factors that affect loan collectability as of the reporting date. Our evaluation, which includes a review of loans on which full collectability may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, our knowledge of inherent losses in the portfolio that are probable and reasonably estimable and other factors that warrant recognition in providing an appropriate loan loss allowance. Management believes this is a critical accounting policy because this evaluation involves a high degree of complexity and requires us to make subjective judgments that often require assumptions or estimates about various matters.

The allowance for loan losses consists primarily of specific allocations and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral, including adjustments for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting and payment history. We also analyze delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allowance. The principal assumption used in calculating the allowance for loan losses is the estimate of loss for each risk rating. Actual loan losses may be significantly more than the allowance we have established, which could have a material negative effect on our financial results.

Other-Than-Temporary Impairment. In estimating other-than-temporary impairment of investment securities, securities are evaluated on at least a quarterly basis, to determine whether a decline in their value is other-than-temporary. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not we intend to sell or expect that it is more likely than not that we will be required to sell the investment security prior to an anticipated recovery in fair value. Once a decline in value for a debt security is determined to be other than temporary, the other-than-temporary impairment is separated by (a) the amount of total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings (loss). The amount of other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss).

Valuation of Deferred Tax Assets. In evaluating our ability to realize deferred tax assets, management considers all positive and negative information, including our past operating results and our forecast of future taxable income. In determining future taxable income, management utilizes a budget process that makes business assumptions and the implementation of feasible and prudent tax planning strategies. We also utilize a monthly forecasting tool to incorporate activity throughout the calendar year. These assumptions require us to make judgments about our future taxable income that are consistent with the plans and estimates we use to manage our business. The net deferred tax asset is offset by an equal valuation allowance. Any change in estimated future taxable income may result in a reduction of the valuation allowance against the deferred tax asset which would result in income tax benefit in the period.

Fair Value Measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.  A three-level of fair value hierarchy prioritizes the inputs used to measure fair value:

·	Level 1 – Quoted prices in active markets for identical assets or liabilities; includes certain U.S. Treasury and other U.S. Government agency debt that is highly liquid and actively traded in over-the-counter markets.

·	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs

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that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

·	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Average Balance Sheets

The following tables set forth average balances, average yields and costs, and certain other information at and for the periods indicated. Tax-equivalent yield adjustments have not been made for tax-exempt securities, as the effect thereof was not material. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income.

	For the Six Months Ended December 31,
	2013			2012
	Average Outstanding Balance	Interest	Average Yield/Rate (4)	Average Outstanding Balance	Interest	Average Yield/Rate (4)
	(Dollars in thousands)
Interest-earning assets:
Loans	$93,871	$2,985	6.31%	$114,136	$3,576	6.22%
Interest-earning deposits	5,902	6	0.20	6,268	6	0.19
Securities	53,192	475	1.77	43,006	303	1.40
Federal Home Loan Bank of Dallas stock	696	1	0.29	731	1	0.27
Other	219	—	—	200	—	—
Total interest-earning assets	153,880	3,467	4.47	164,341	3,886	4.69
Non-interest-earning assets	19,008			20,429
Total assets	$172,888			$184,770

Interest-bearing liabilities:
Checking, money market and savings accounts	$51,294	121	0.47%	$49,376	148	0.59%
Certificates of deposit	70,987	387	1.08	81,160	538	1.31
Total interest-bearing deposits	122,281	508	0.82	130,536	686	1.04
Borrowings	13,018	228	3.49	15,327	296	3.87
Total interest-bearing liabilities	135,299	736	1.08	145,863	982	1.34
Non-interest-bearing deposits	12,937			12,235
Other liabilities	1,838			1,388
Total liabilities	150,074			159,486
Total equity	22,814			25,284
Total liabilities and total equity	$172,888			$184,770
Net interest income		$2,731			$2,904
Net interest rate spread (1)			3.39%			3.35%
Net interest-earning assets (2)	$18,581			$18,478
Net interest margin (3)			3.52%			3.51%
Average interest-earning assets to interest-bearing liabilities	113.73%			112.67%

(footnotes begin on following page)

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	For the Years Ended June 30,
	2013			2012
	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$109,054	$6,819	6.25%	$130,686	$7,961	6.09%
Interest-earning deposits	3,563	15	0.42	2,968	9	0.32
Securities	48,307	663	1.37	31,264	549	1.76
Federal Home Loan Bank of Dallas stock	732	3	0.38	783	4	0.53
Other	212	3	1.43	100	—	—
Total interest-earning assets	161,868	7,503	4.64	165,801	8,523	5.14
Non-interest-earning assets	17,597			18,454
Total assets	$179,465			$184, 255

Interest-bearing liabilities:
Checking, money market and savings accounts	$49,151	277	0.56	$47,363	303	0.64
Certificates of deposit	77,805	973	1.25	82,717	1,280	1.55
Total interest-bearing deposits	126,956	1,250	0.98	130,080	1,584	1.22
Borrowings	14,415	581	4.03	16,798	610	3.63
Total interest-bearing liabilities	141,371	1,831	1.30	146,878	2,194	1.49
Non-interest-bearing deposits	12,514			9,811
Other liabilities	1,517			1,143
Total liabilities	155,402			157,833
Total equity	24,063			26,422
Total liabilities and total equity	$179,465			$184,255
Net interest income		$5,672			$6,329
Net interest rate spread (1)			3.34%			3.65%
Net interest-earning assets (2)	$20,497			$18,922
Net interest margin (3)			3.50%			3.82%
Average interest-earning assets to interest-bearing liabilities	114.50%			112.88%

____________________

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.
(4)	Annualized.
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Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Six Months Ended December 31, 2013 vs. 2012			Year Ended June 30, 2013 vs. 2012
	Increase (Decrease) Due to		Total)	Increase (Decrease) Due to		Total)
	Volume	Rate	Increase (Decrease	Volume	Rate	Increase (Decrease
	(In thousands)
Interest-earning assets:
Loans	$(645)	$54	$(591)	$(1,317)	$175	$(1,142)
Interest-earning deposits	—	—	—	2	4	6
Securities	81	91	172	300	(186)	113
Federal Home Loan Bank of Dallas stock	—	—	—	—	(1)	(1)
Other	—	—	—	—	3	3
Total interest-earning assets	(564)	145	(419)	(1,015)	(5)	(1,020)

Interest-bearing liabilities:
Checking, money market and savings accounts	6	(33)	(27)	11	(37)	(26)
Certificates of deposit	(62)	(89)	(151)	(76)	(231)	(307)
Total deposits	(56)	(122)	(178)	(65)	(268)	(333)
Borrowings	(42)	(25)	(67)	(86)	57	(29)
Total interest-bearing liabilities	(99)	(146)	(245)	(151)	(211)	(363)

Change in net interest income	$(466)	$292	$(174)	$(864)	$207	$(657)

Comparison of Financial Condition at December 31, 2013 and June 30, 2013

Total assets decreased $7.3 million, or 4.2%, to $167.0 million at December 31, 2013 from $174.3 million at June 30, 2013. The decrease in total assets was due primarily to a decrease in investment securities, partially offset by increases in cash and cash equivalents and loans held for investment, each of which is discussed in more detail below.

Cash and cash equivalents increased $2.8 million, or 66.4%, to $7.0 million at December 31, 2013 from $4.2 million at June 30, 2013. The increase resulted from maintaining higher levels of liquidity for funding anticipated early 2014 loan originations.

Investment securities decreased $11.9 million, or 21.6%, to $43.4 million at December 31, 2013 from $55.3 million at June 30, 2013. The decrease in investment securities was due to a decrease in deposits and funding for late 2013 and early 2014 loan originations.

Loans held for investment, net, increased $2.1 million, or 2.4%, to $91.5 million at December 31, 2013 from $89.4 million at June 30, 2013. Commercial real estate loans, which includes construction loans, increased $5.4 million, or 11.4%, to $53.5 million at December 31, 2013 from $48.1 million at June 30, 2013, reflecting our efforts to expand our commercial real estate lending. The decreases in the other loan categories resulted from a combination of many factors, with the primary factor being our acute focus on improving and maintaining asset quality. Simultaneously, we remained cautious on pricing and underwriting risk despite significant competitive factors, especially from larger banks offering exceptionally low rates and very competitive longer terms on commercial loans. This conservative approach has temporarily affected new loan growth and has also resulted in our losing some existing commercial loan clients who were targeted by our competition. Our residential loan portfolio is also experiencing natural run-off as we continue to pursue our secondary market program, whereby loans are originated and sold for fee income as opposed to being held in portfolio. We have taken steps to enhance our

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commercial lending teams and bank-wide credit risk management processes consistent with our plans to now grow our commercial loan portfolio. We are focusing on commercial lending as a complement to our residential mortgage loan program, resulting in a more diversified loan portfolio mix.

Deposits decreased $4.5 million, or 3.4%, to $131.0 million at December 31, 2013 from $135.5 million at June 30, 2013. The decrease was caused primarily by a decrease in certificates of deposit, which decreased $4.8 million, or 6.5%, to $68.9 million at December 31, 2013 from $73.7 million at June 30, 2013. The decrease was due to our continued planned transition from a traditional thrift institution to a community bank, as we have allowed non-core certificates of deposit to run off at maturity to improve our deposit mix and reduce our cost of funds.

Borrowings, consisting solely of Federal Home Loan Bank advances, decreased $1.3 million, or 10.2%, to $12.0 million at December 31, 2013 from $13.3 million at June 30, 2013. The decrease was due to regular amortization.

Total equity decreased $1.2 million, or 5.0%, to $22.4 million at December 31, 2013 from $23.6 million at June 30, 2013. The decrease was due primarily to the net loss of $611,000 for the six month period and a $553,000 increase in accumulated other comprehensive loss related to changes in the fair values of available-for-sale securities.

Comparison of Financial Condition at June 30, 2013 and 2012

Total assets decreased $10.5 million, or 5.7%, to $174.3 million at June 30, 2013. The decrease in total assets was caused by a decrease in loans, partially offset by an increase in available-for-sale securities, each of which is discussed in more detail below.

Cash and cash equivalents decreased $333,000, or 7.3%, to $4.2 million at June 30, 2013 from $4.5 million at June 30, 2012. The decrease resulted from our using excess cash to fund deposit outflows and from improved liquidity management.

Available-for-sale securities increased $14.1 million, or 34.1%, to $55.3 million at June 30, 2013 from $41.3 million at June 30, 2012. We utilized excess cash provided by loan repayments to purchase additional securities during a period of loan portfolio shrinkage.

Loans held for investment, net, decreased $21.9 million, or 19.7%, to $89.4 million at June 30, 2013 from $111.3 million at June 30, 2012. We experienced decreases in all loan categories except for consumer and other loans. Commercial real estate loans, which includes construction loans, decreased $14.6 million, or 23.3%, to $48.1 million at June 30, 2013 from $62.7 million at June 30, 2012. Residential real estate loans decreased $6.7 million, or 14.9%, to $38.4 million at June 30, 2013 from $45.2 million at June 30, 2012. Commercial and industrial loans decreased $2.2 million, or 40.2%, to $3.3 million at June 30, 2013 from $5.6 million at June 30, 2012. The decreases resulted from a combination of many factors, with the primary factor being our acute focus on improving and maintaining asset quality. Simultaneously, we remained cautious on pricing and underwriting risk despite significant competitive factors, especially from larger banks offering exceptionally low rates and very competitive longer terms on commercial loans. This conservative approach has temporarily affected new loan growth and has also resulted in our losing some existing commercial loan clients who were targeted by our competition. Our residential loan portfolio is also experiencing natural run-off as we continue to pursue our secondary market program, whereby loans are originated and sold for fee income as opposed to being held in portfolio. We have taken steps to enhance our commercial lending teams and bank-wide credit risk management processes consistent with our plans to grow our commercial loan portfolio. We are focusing on commercial lending as a complement to our residential mortgage loan program, resulting in a more diversified loan portfolio mix.

Deposits decreased $7.9 million, or 5.5%, to $135.5 million at June 30, 2013 from $143.4 million at June 30, 2012. The decrease was caused primarily by a decrease in certificates of deposit, which decreased $8.2 million, or 10.0%, to $73.7 million at June 30, 2013 from $81.9 million at June 30, 2012. The decrease was due to our continued planned transition from a traditional thrift institution to a community bank, as we have allowed non-core certificates of deposit to run off at maturity. Nearly all of the net decline in certificates of deposit was at our original main office.

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Borrowings, consisting solely of Federal Home Loan Bank advances, decreased $2.2 million, or 14.0%, to $13.3 million at June 30, 2013 from $15.5 million at June 30, 2012. We were able to decrease our borrowings as we used cash provided by loan repayments to fund our operations without negatively affecting our levels of liquidity.

Total equity decreased $1.1 million, or 4.4%, to $23.6 million at June 30, 2013 from $24.7 million at June 30, 2012. The decrease was caused by other comprehensive loss on securities of $636,000 for the year ended June 30, 2013, the net loss of $133,000 for the year ended June 30, 2013 and stock repurchases of $321,000.

Comparison of Operating Results for the Six Months Ended December 31, 2013 and 2012

General. We experienced a net loss of $611,000 for the six months ended December 31, 2013 compared to net income of $65,000 for the six months ended December 31, 2012. The change was due primarily to a decrease in noninterest income, an increase in noninterest expense, and a decrease in net interest income, partially offset by no provision for loan losses in 2013 compared to a provision for loan losses of $175,000 for 2012. The decrease in net interest income was due to a larger reduction in interest income compared to the decrease in interest expense. Each of these changes is discussed in more detail below.

Interest Income. Interest income decreased $419,000, or 10.8%, to $3.5 million for the six months ended December 31, 2013 from $3.9 million for the six months ended December 31, 2012. The decrease was caused by a decrease in interest income on loans, which decreased $591,000, or 16.5%, to $3.0 million for the six months ended December 31, 2013 from $3.6 million for the six months ended December 31, 2012. The decrease was due to a decrease in average balance, which decreased $20.3 million, or 17.8%, to $93.9 million for the six months ended December 31, 2013 from $114.1 million for the six months ended December 31, 2012. The average balance of loans decreased for the reasons described in “—Comparison of Financial Condition at December 31, 2013 and June 30, 2013.” Our average loan yield increased nine basis points to 6.31% for the six months ended December 31, 2013 from 6.22% for the six months ended December 31, 2012, due to an increase in market interest rates, maturities and payoffs of lower-yielding loans, and a decrease in non-accrual loans.

Interest Expense. Interest expense decreased $246,000, or 24.9%, to $737,000 for the six months ended December 31, 2013 from $982,000 for the six months ended December 31, 2012. The decrease was caused primarily by a decrease in interest expense on deposits, which decreased $178,000, or 26.0%, to $508,000 for the six months ended December 31, 2013 from $686,000 for the six months ended December 31, 2012. Interest paid on certificates of deposit decreased $151,000, or 28.1%, to $387,000 for the six months ended December 31, 2013 from $538,000 for the six months ended December 31, 2012. The average rate we paid on certificates of deposit decreased 23 basis points to 1.08% for the six months ended December 31, 2013 from 1.31% for the six months ended December 31, 2012 and the average balance of certificates of deposit decreased $10.2 million, or 12.5%, to $71.0 million for the six months ended December 31, 2013 from $81.2 million for the six months ended December 31, 2012.

Interest expense on borrowings decreased $67,000, or 22.7%, to $229,000 for the six months ended December 31, 2013 from $296,000 for the six months ended December 31, 2012. The average balance of borrowings decreased $2.3 million, or 15.1%, to $13.0 million for the six months ended December 31, 2013 from $15.3 million for the six months ended December 31, 2012. In addition, the average rate paid on our borrowings decreased 38 basis points to 3.49% for the six months ended December 31, 2013 from 3.87% for the six months ended December, 2012. In 2013, we were able to decrease average borrowings as our loan balances declined.

Net Interest Income. Net interest income decreased $173,000, or 6.0%, to $2.7 million for the six months ended December 31, 2013 from $2.9 million for the six months ended December 31, 2012, as the decrease in interest income on our average interest-earning assets was greater than the decrease in interest expense on our interest-bearing liabilities, as discussed above.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. If the allowance for loan losses is larger than necessary, we post a negative provision, a benefit to earnings. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including but not limited to, charge-off history over a relevant

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period, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews.

After an evaluation of these factors, we made no provision for loan losses for the six months ended December 31, 2013 compared to a provision of $175,000 for the six months ended December 31, 2012. We had an allowance for loan losses of $1.7 million, or 1.74% of total loans and 288.83% of non-performing loans at December 31, 2013, compared to an allowance for loan losses of $2.1 million, or 1.87% of total loans and 47.22% of non-performing loans at December 31, 2012. Charge-offs decreased $377,000, or 81.0%, for the six months ended December 31, 2013 compared to the six months ended December 31, 2012. Annualized net charge offs to average loans was 0.19% in the six months ended December 31, 2013 compared to 0.82% for the comparable period in 2012.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate.  However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, will periodically review our allowance for loan losses and may require us to recognize adjustments to the allowance based on its judgments about the recoverability of our loan balances based upon information available to it at the time of its examination.

Noninterest Income. Noninterest income decreased $500,000, or 27.6%, to $1.3 million for the six months ended December 31, 2013 from $1.8 million for the six months ended December 31, 2012. Gain on sale of mortgage loans decreased $658,000, or 36.9%, to $1.1 million for the six months ended December 31, 2013 from $1.8 million for the six months ended December 31, 2012. We sold $44.6 million of mortgage loans during the six months ended December 31, 2013 compared to $55.7 million of sales during the six months ended December 31, 2012, but we realized a more attractive premium in 2013. Although we believe that improving economic conditions and the expansion of our mortgage lending program into Arizona may offset the effects of higher interest rates for mortgage loans, and therefore potentially increase our non-interest income from such activities, such income may become a smaller percentage of our overall loan income as we grow our commercial loan portfolio. We sold two properties for $188,000 during the six months ended December 31, 2013 compared to five properties for a total of $2.2 million during the six months ended December 31, 2012, as we previously actively marketed real estate owned for sale in an effort to reduce ongoing costs associated with maintaining the properties.

Noninterest Expense. Other expenses increased $225,000, or 5.1%, to $4.6 million for the six months ended December 31, 2013 from $4.4 million for the six months ended December 31, 2012, primarily due to $344,000 of merger-related expenses (including legal fees) incurred during the six months ended December 31, 2013 compared to none in 2012, and a $59,000 increase in data processing expense partially offset by decreases in salaries and benefits, federal deposit insurance premiums, professional fees and real estate owned expense. The data processing increase was primarily due to an increase in core data processing fees and the addition of a secure web portal.

Income Tax Expense. Income tax expense was $16,000 for the six months ended December 31, 2013 compared to $64,000 for the six months ended December 31, 2012 due to reduced pre-tax income as discussed above.

Comparison of Operating Results for the Fiscal Years Ended June 30, 2013 and 2012

General. We experienced a net loss of $133,000 for the fiscal year ended June 30, 2013 compared to a net loss of $3.4 million for the fiscal year ended June 30, 2012. The decrease in net loss was caused by a decrease in the provision for loan losses and an increase in other income, partially offset by an increase in other expenses and a decrease in interest income, each of which is discussed in more detail below.

Interest Income. Interest income decreased $1.0 million, or 12.0%, to $7.5 million for the fiscal year ended June 30, 2013 from $8.5 million for the fiscal year ended June 30, 2012. The decrease was caused by a decrease in interest income on loans, which decreased $1.1 million, or 14.3%, to $6.8 million for the fiscal year

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ended June 30, 2013 from $8.0 million for the fiscal year ended June 30, 2012. The decrease was due to a decrease in the average balance of loans, which decreased $21.6 million, or 16.6%, to $109.1 million for the fiscal year ended June 30, 2013 from $130.7 million for the fiscal year ended June 30, 2012. The average balance of loans decreased for the reasons described above in “—Comparison of Financial Condition at June 30, 2013 and 2012.” The decrease in the average balance of loans was partially offset by a 16 basis point increase in average yield to 6.25% for the fiscal year ended June 30, 2013 from 6.09% for the fiscal year ended June 30, 2012, due to maturities and payoffs of lower-yielding loans.

Interest income on securities (excluding Federal Home Loan Bank of Dallas stock) increased $114,000, or 20.8%, to $663,000 for the fiscal year ended June 30, 2013 from $549,000 for the fiscal year ended June 30, 2012. The increase was due to an increase in average balance of securities of $17.4 million, or 54.5%, to $48.3 million for the fiscal year ended June 30, 2013 from $31.3 million for the fiscal year ended June 30, 2012, partially offset by a 39 basis point decrease in yield, to 1.37% for the fiscal year ended June 30, 2013 compared to 1.76% for the fiscal year ended June 30, 2012, due to a continued decrease in market interest rates. We utilized excess cash provided by loan repayments to purchase additional securities during a period of low loan demand.

Interest Expense. Interest expense decreased $364,000, or 16.6%, to $1.8 million for the fiscal year ended June 30, 2013 from $2.2 million for the fiscal year ended June 30, 2012. The decrease was caused by a decrease in interest expense on deposits, which decreased $334,000, or 21.1%, to $1.2 million for the fiscal year ended June 30, 2013 from $1.6 million for the fiscal year ended June 30, 2012. The decrease was caused primarily by a decrease in interest paid on certificates of deposit, which decreased $307,000, or 19.4%, to $1.3 million for the fiscal year ended June 30, 2013 from $1.6 million for the fiscal year ended June 30, 2012. The average rate we paid on certificates of deposit decreased 30 basis points to 1.25% for the fiscal year ended June 30, 2013 from 1.55% for the fiscal year ended June 30, 2012. In addition, the average balance of certificates of deposit decreased $4.9 million, or 5.9%, to $77.8 million for the fiscal year ended June 30, 2013 from $82.7 million for the fiscal year ended June 30, 2012.

Interest expense on borrowings decreased $29,000, or 4.8%, to $581,000 for the fiscal year ended June 30, 2013 from $610,000 for the fiscal year ended June 30, 2012. The average balance of borrowings decreased $2.4 million, or 14.4%, to $77.8 million for the fiscal year ended June 30, 2013 from $16.8 million for the fiscal year ended June 30, 2012. However, the average rate paid on our borrowings increased 40 basis points to 4.03% for the fiscal year ended June 30, 2013 from 3.63% for the fiscal year ended June 30, 2012. We were able to decrease our borrowings as we used cash provided by loan repayments to fund our operations without negatively affecting our levels of liquidity, but the increase in average rate resulted from lower-cost borrowings maturing or being repaid.

Net Interest Income. Net interest income decreased $657,000, or 10.4%, to $5.7 million for the fiscal year ended June 30, 2013 from $6.3 million for the fiscal year ended June 30, 2012. As discussed above, our interest income decreased to a larger extent than our interest expense. Our net interest rate spread decreased 31 basis points, to 3.34% for the fiscal year ended June 30, 2013 from 3.65% for the fiscal year ended June 30, 2012, as the decrease in the average yield of our interest-earning assets was greater than the decrease in the average cost of our interest-bearing liabilities. In addition, our net interest margin decreased 32 basis points to 3.50% for the fiscal year ended June 30, 2013 from 3.82% for the fiscal year ended June 30, 2012, based upon the changes in rate and yields discussed above, as well as a decrease in interest-earning assets for the fiscal year ended June 30, 2013 compared to the fiscal year ended June 30, 2012.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, to establish an allowance for loan losses at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including but not limited to, charge-off history over a relevant period, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews.

After an evaluation of these factors, we recorded a $121,000 credit to the allowance for loan losses for the fiscal year ended June 30, 2013, as compared to a $2.9 million provision for loan losses for the fiscal year ended June 30, 2012. The provisions recorded resulted in an allowance for loan losses of $1.8 million, or 1.87% of total loans and 242.23% of non-performing loans at June 30, 2013, compared to an allowance for loan losses of $2.4

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million, or 2.02% of total loans and 63.93% of non-performing loans at June 30, 2012. Our asset quality improved significantly during the fiscal year ended June 30, 20013. Non-accruing loans decreased $3.1 million to $753,000 at June 30, 2013 from $3.8 million at June 30, 2012. In addition, we charged off $681,000 of loans during the fiscal year ended June 30, 2013 compared to charge-offs of $3.1 million for the fiscal year ended June 30, 2012.

To the best of our knowledge, we have recorded all losses that are both probable and reasonable to estimate at June 30, 2013 and 2012.  However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provisions for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, will periodically review our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance, based on its judgments about information available to it at the time of its examination.

Noninterest Income. Other income increased $2.5 million to $3.5 million for the fiscal year ended June 30, 2013 from $1.0 million for the fiscal year ended June 30, 2012. Gain on sale of mortgage loans increased $1.5 million, or 89.3%, to $3.1 million for the fiscal year ended June 30, 2013 from $1.7 million for the fiscal year ended June 30, 2012, as we sold $99.1 million of mortgage loans during the fiscal year ended June 30, 2013 compared to $60.8 million of such sales during the fiscal year ended June 30, 2012. Although we believe that improving economic conditions and the expansion of our mortgage lending program into Arizona may offset the effects of higher interest rates for mortgage loans, and therefore potentially increase our non-interest income from such activities, such income may become a smaller percentage of our overall loan income as we grow our commercial loan portfolio. In addition, we experienced $117,000 of loss on sale of real estate owned during the fiscal year ended June 30, 2013 compared to $1.3 million of loss on sale of real estate owned during the fiscal year ended June 30, 2012. We sold 12 properties for a total of $3.1 million during the fiscal year ended June 30, 2013 compared to five properties for a total of $1.8 million during the fiscal year ended June 30, 2012, as we have actively marketed real estate owned for sale in an effort to reduce ongoing costs associated with maintaining the properties.

Noninterest Expense. Other expenses increased $1.6 million, or 20.3%, to $9.4 million for the fiscal year ended June 30, 2013 from $7.8 million for the fiscal year ended June 30, 2012. Salaries and benefits expense increased $1.1 million, or 23.2%, to $5.6 million for the fiscal year ended June 30, 2013 from $4.5 million for the fiscal year ended June 30, 2012. The increase resulted from our adding staff in our Arizona office and in our credit and mortgage departments. We do not believe that we would need to add additional staff to support our efforts to transition from a traditional thrift lender to more of a commercial lender. In addition, professional fees increased $74,000, or 23.8%, to $384,000 for the fiscal year ended June 30, 2013 from $310,000 for the fiscal year ended June 30, 2012. Fees related to our proposed acquisition of Bank 1440 were $234,000 in 2013 and zero in 2012.

Income Tax Expense. Income tax expense was $36,000 for the fiscal year ended June 30, 2013 compared to $26,000 for the fiscal year ended June 30, 2012. We had tax expense despite operating losses during each fiscal year due to increases in our valuation allowance for our deferred tax asset. At June 30, 2013 and 2012, we established a deferred tax asset valuation allowance of $1.6 million and $1.3 million, respectively, based on our assessment of the amount of net deferred tax assets that are more-likely-than-not to be realized, reflecting our experiencing operating losses for the fiscal years ended June 30, 2013 and 2012.

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Loan Portfolio

We primarily originate residential real estate loans, including multi-family residential real estate loans, as well as commercial real estate loans, including construction loans, commercial and industrial loans and consumer and other loans. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated, excluding loans held for sale.

			At June 30,
	At December 31, 2013		2013		2012
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Residential real estate loans	$36,262	38.79%	$38,432	42.07%	$45,154	39.62%
Commercial real estate loans	53,546	57.29	48,081	52.64	62,698	55.02
Commercial and industrial loans	2,833	3.03	3,346	3.66	5,591	4.91
Consumer and other loans	829	0.89	1,487	1.63	509	0.45
	93,470	100.00%	91,346	100.00%	113,592	100.00%
Less:
Deferred loan fees and discounts	(222)		(132)		(249)
Allowance for loan losses	(1,733)		(1,824)		(2,437)
Total loans	$91,515		$89,390		$111,266

The following table sets forth the contractual maturities of our total loan portfolio at June 30, 2013. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The table presents contractual maturities and does not reflect repricing or the effect of prepayments. Actual maturities may differ.

June 30, 2013	Residential Real Estate	Commercial Real Estate	Commercial and Industrial	Consumer and other	Total
	(In thousands)

Amounts due in:
One year or less	$648	$13,509	$484	$85	$14,726
More than one to five years	7,770	24,775	2,862	1,402	36,809
More than five years	30,014	9,797	—	—	39,811
Total	$38,432	$48,081	$3,346	$1,487	$91,346

The following table sets forth our fixed and adjustable-rate loans at June 30, 2013 that are contractually due after June 30, 2014.

	Due After June 30, 2014
	Fixed	Adjustable	Total
	(In thousands)

Real estate loans:
One- to four-family residential	$37,784	$—	$37,784
Commercial	23,835	10,737	34,572
Commercial and industrial	2,718	144	2,862
Consumer and other loans	1,402	—	1,402
Total loans	$65,739	$10,881	$76,620

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Asset Quality

We review loans on a regular basis, and generally place loans on nonaccrual status when either principal or interest is 90 days or more past due. In addition, we place loans on nonaccrual status when we do not expect to receive full payment of interest or principal. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is reversed from interest income. Loans that are 90 days or more past due may still accrue interest if they are well secured and in the process of collection. As of December 31, 2013 and June 30, 2013 and 2012, we had no loans that were 90 days or more past due and still accruing interest. Once a loan is placed on nonaccrual status, the borrower must generally demonstrate at least six months of payment performance before the loan is eligible to return to accrual status.

Non-Performing Loans and Non-Performing Assets. The following table sets forth information regarding our non-performing assets. In addition to the assets listed below, as of December 31, 2013 and June 30, 2013 and 2012 we had $497,000, $505,000 and $518,000 of accruing troubled debt restructurings. Troubled debt restructurings include loans for which either a portion of interest or principal has been forgiven, or for loans modified at interest rates materially less than current market rates. The troubled debt restructurings as of December 31, 2013 consisted of two commercial real estate loans and one commercial and industrial loan, the troubled debt restructurings as of June 30, 2013 consisted of three commercial real estate loans, and the troubled debt restructurings at June 30, 2012 consisted of seven commercial real estate loans and one commercial loan. As of December 31, 2013, $36,000 was allocated as a specific reserve for one commercial real estate loan and as of June 30, 2013 and 2012, there were no specific reserves related to these loans, and at each date we had no commitments to lend additional amounts to the customers.

	At December	At June 30,
	31, 2013	2013	2012
	(Dollars in thousands)

Non-accrual loans:
Real estate loans:
One- to four-family residential	$124	$120	$701
Commercial	476	633	3,111
Commercial and industrial loans	—	—	—
Consumer and other loans	—	—	—
Total non-accrual loans	600	753	3,812

Accruing loans past due 90 days or more:
Real estate loans:
One- to four-family residential	—	—	—
Commercial	—	—	—
Commercial and industrial loans	—	—	—
Consumer and other loans	—	—	—
Total accruing loans past due 90 days or more	—	—	—
Total of nonaccrual loans and accruing loans 90 days or more past due	600	753	3,812

Real estate owned:
One- to four-family residential	192	297	24
Multi-family	—	—	—
Commercial	1,095	1,095	2,031
Other	—	—	—
Total real estate owned	1,287	1,392	2,055

Other non-performing assets	—	—	—

Total non-performing assets	$1,887	$2,145	$5,867

Total non-performing loans to total loans	0.60%	0.77%	3.16%
Total non-performing assets to total assets	1.13%	1.23%	3.18%

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Interest income that would have been recorded for the six months ended December 31, 2013 and the year ended June 30, 2013, had nonaccruing loans been current according to their original terms amounted to $39,000 and $196,000, respectively. We recognized no interest income on these loans for the six months ended December 31, 2013 and $22,000 of interest income on these loans for the year ended June 30, 2013. Included in these amounts is interest income that would have been recorded for the six months ended December 31, 2013 and the year ended June 30, 2013, had troubled debt restructurings been current according to their original terms amounted to $11,000 and $0, respectively. We recognized $0 and $22,000 of interest income for these loans for the six months ended December 31, 2013 and the year ended June 30, 2013.

Delinquent Loans. The following table sets forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

				At June 30,
	At December 31, 2013			2013			2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
				(In thousands)

Residential real estate loans	$505	$—	$41	$—	$45	$65	$339	$142	$701
Commercial real estate loans	811	—	78	—	—	137	153	—	3,111
Commercial and industrial loans	—	—	—	—	—	—	—	—	—
Consumer and other loans	—	—	—	—	—	—	—	—	—
Total	$1,316	$—	$119	$—	$45	$202	$493	$142	$3,812

Classified Assets. Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard”, “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that we will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. We designate an asset as “special mention” if the asset has a potential weakness that warrants management’s close attention.

The following table sets forth our amounts of classified assets and assets designated as special mention as of December 31, 2013 and June 30, 2013 and 2012. The classified assets total at December 31, 2013 includes $600,000 of nonperforming loans.

	At	At June 30,
	December 31, 2013	2013	2012
	(In thousands)

Classified assets:
Substandard	$3,703	$3,575	$8,447
Doubtful	—	—	—
Loss	—	—	—
Total classified assets	$3,703	$3,575	$8,447
Special mention	$15	$2,031	$2,524

Allowance for Loan Losses. The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the

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portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on the current level of net loan losses, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Adjustable-rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents and, therefore, the effectiveness of adjustable-rate mortgage loans may be limited during periods of rapidly rising interest rates.

Loans secured by commercial real estate and multi-family real estate generally involve larger principal amounts and a greater degree of risk than one- to four-family residential mortgage loans. Because payments on loans secured by commercial real estate and multi-family real estate are often dependent on successful operation or management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy.

Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans generally are made on the basis of the borrower’s ability to repay the loan from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

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The following table sets forth activity in our allowance for loan losses for the periods indicated.

	Six Months Ended December 31, 2013		Year Ended June 30,
	2013	2012	2013	2012
	(Dollars in thousands)

Allowance at beginning of period	$1,824	$2,437	$2,437	$2,568
Provision for loan losses	—	175	(121)	2,939

Charge offs:
Residential real estate loans	—	(469)	(111)	(172)
Commercial real estate loans	(76)	—	(383)	(2,917)
Consumer and other loans	(16)	—	(187)	(13)
Total charge-offs	(92)	(469)	(681)	(3,102)

Recoveries:
Residential real estate loans	—	—	46	3
Commercial real estate loans	—	—	66	29
Consumer and other loans	1	—	78	—
Total recoveries	1	—	190	32

Net (charge-offs) recoveries	(91)	(469)	(491)	(3,070)

Allowance at end of period	$1,733	$2,143	$1,824	$2,437

Allowance to non-performing loans	289.03%	47.22%	242.23%	63.93%
Allowance to total loans outstanding at the end of the year	1.77%	1.87%	1.87%	2.02%
Net (charge-offs) recoveries to average loans outstanding during the period (annualized)	(0.19)%	(0.82)%	(0.45)%	(2.35)%

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At		At June 30,
	December 31, 2013		2013		2012
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

Residential real estate loans	$313	38.79%	$196	42.07%	$261	39.62%
Commercial real estate loans	1,321	57.29	1,568	52.64	2,006	55.02
Commercial and industrial loans	88	3.03	55	3.66	55	4.91
Consumer and other loans	11	0.89	5	1.63	115	0.45
Total allocated allowance	1,733	100.00%	1,824	100.00%	2,437	100.00%
Unallocated	—		—		—
Total	$1,733		$1,824		$2,437

Investments

Our investment policy is established by our Board of Directors. The policy emphasizes safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management strategy.

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The following table sets forth the amortized cost and estimated fair value of our securities portfolio (excluding Federal Home Loan Bank of Dallas and TIB common stock) at the dates indicated. At the dates indicated, all of our securities were classified as available-for-sale.

	At		At June 30,
	December 31, 2013		2013		2012
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
Mortgage-backed securities:
Freddie Mac	$8,883	$8,647	$13,538	$13,462	$11,811	$11,858
Ginnie Mae	13,503	13,436	16,691	16,676	14,355	14,391
Fannie Mae	12,497	12,213	15,268	15,168	7,521	7,617
Municipal	312	310	—	— —	—	—
Agency securities	9,277	8,801	10,385	10,034	7,382	7,406
Total	$44,472	$43,407	$55,882	$55,340	$41,070	$41,271

The following table sets forth the amortized cost and estimated fair value of securities of any one issuer as of December 31, 2013, that exceeded 10% of our total equity as of that date.

	At December 31, 2013
	Amortized Cost	Estimated Fair Value
	(In thousands)

Freddie Mac	$8,883	$8,647
Ginnie Mae	$13,503	$13,436
Fannie Mae	$12,497	$12,213

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Portfolio Maturities and Yields. The composition and maturities of the securities portfolio at December 31, 2013, are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. Tax-equivalent yield adjustments have not been made for tax-exempt securities, as the effect thereof was not material.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Mortgage-backed securities:
Freddie Mac	$—	—%	$—	—%	$641	2.40%	$8,242	2.56%	$8,883	$8,647	2.55%
Ginnie Mae	—	—%	—	—%	407	1.02%	13,096	1.24%	13,503	13,436	1.23%
Fannie Mae	—	—%	—	—%	569	2.79%	11,928	2.51%	12,497	12,213	2.55%
Agency securities and other	—	—%	2,300	1.35%	4,302	1.79%	2,987	2.53%	9,589	9,111	1.92%
Total	$—	—%	$2,300	1.35%	$5,919	1.90%	$36,253	2.06%	$44,472	$43,407	2.00%

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Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings, primarily Federal Home Loan Bank of Dallas advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, funds are derived from scheduled loan payments, investment maturities, loan prepayments, loan sales, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from residents within our primary deposit market area. We offer a selection of deposit accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. Personalized customer service and long-standing relationships with customers are relied upon to attract and retain deposits.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table sets forth the distribution of total deposits by account type, for the periods indicated.

	For the Six Months Ended December 31,
	2013			2012
	Average Amount	Percent	Weighted Average Rate	Average Amount	Percent	Weighted Average Rate
	(Dollars in thousands)

Non-interest bearing	$12,937	9.57%	—%	$12,235	8.57%	—%
Checking	12,727	9.41	0.20%	11,618	8.14	0.24%
Money market	9,155	6.77	0.65%	10,132	7.10	0.69%
Savings	29,412	21.75	0.53%	27,626	19.35	0.71%
Certificates of deposit	70,987	52.50	1.08%	81,160	56.84	1.31%
Total	$135,218	100.00%	0.75%	$142,771	100.00%	0.95%

	For the Year Ended June 30,
	2013			2012
	Average Amount	Percent	Weighted Average Rate	Average Amount	Percent	Weighted Average Rate
	(Dollars in thousands)

Non-interest bearing	$12,293	9.07%	—%	$12,638	8.80%	—%
Checking	11,962	8.82	0.22%	12,243	8.53	0.23%
Money market	9,117	6.72	0.74%	10,363	7.22	0.83%
Savings	28,527	21.04	0.64%	26,415	18.40	0.70%
Certificates of deposit	73,697	54.35	1.32%	81,913	57.05	1.74%
Total	$135,596	100.00%	0.92%	$143,572	100.00%	1.17%

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As of December 31, 2013, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $100,000 was approximately $32.5 million. The following table sets forth the maturity of these certificates as of December 31, 2013.

At December 31, 2013
(In thousands)
Maturity Period:
Three months or less	$4,420
Over three through six months	1,198
Over six through twelve months	7,565
Over twelve months	19,364
Total	$32,547

Borrowings. As of December 31, 2013 and 2012 and June 30, 2013 and 2012, our borrowings consisted solely of Federal Home Loan Bank of Dallas advances. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.

	Six Months Ended December 31,		Year Ended June 30,
	2013	2012	2013	2012
	(Dollars in thousands)

Average amount outstanding during the period	$13,018	$15,327	$15,041	$16,692
Highest amount outstanding at any month end during the period	$13,281	$15,454	$15,452	$20,045
Weighted average interest rate during the period	3.49%	3.83%	3.23%	3.09%
Balance outstanding at end of period	$11,973	$15,198	$13,327	$15,502
Weighted average interest rate at end of period	2.84%	3.24%	3.11%	3.25%

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our board of directors has established an Asset/Liability Management Committee, which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee meets of a monthly basis to review our asset/liability policies and position, interest rate risk position and to discuss and implement interest rate risk strategies.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our interest rate risk:

·	offering a variety of adjustable rate loan products;

·	using alternate funding sources, such as advances from the Federal Home Loan Bank of Dallas;

·	maintaining pricing strategies that encourage “core” deposits; and

·	selling longer-term, fixed rate loans into the secondary market.

By following these strategies, we believe that we are better positioned to react to increases in market interest rates.

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Economic Value of Equity. We monitor interest rate risk through the use of a simulation model that estimates of the amounts by which the fair value of our assets and liabilities (our economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. The quarterly reports developed in the simulation model assist us in identifying, measuring, monitoring and controlling interest rate risk to ensure compliance within the our policy guidelines.

The tables below set forth, as of December 31, 2013 and June 30, 2013, the estimated changes in our EVE that would result from the designated instantaneous changes in market interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

At December 31, 2013
Change in Interest Rates (Basis Points)		Estimated Increase (Decrease) in EVE
(1)	Estimated EVE (2)	Amount	Percent
	(Dollars in thousands)

+300	$18,451	$(5,830)	(24.01)%
+200	21,038	(3,243)	(13.36)%
+100	23,210	(1,071)	(4.41)%
—	24,28	—	—
-100	25,652	1,371	5.65%

At June 30, 2013
Change in Interest Rates (Basis Points)		Estimated Increase (Decrease) in EVE
(1)	Estimated EVE (2)	Amount	Percent
	(Dollars in thousands)

+300	$19,662	$(5,872)	(23.00)%
+200	22,275	(3,259)	(12.76)%
+100	24,697	(837)	(3.28)%
—	25,534	—	—
-100	26,941	1,407	5.51%

______________________

(1) Assumes an instantaneous uniform change in interest rates at all maturities.

(2) EVE is the fair value of our assets and liabilities.

The tables above indicate that at December 31, 2013, in the event of a 100 basis point decrease in interest rates, we would experience a 5.65% increase in EVE. In the event of a 200 basis point increase in interest rates at December 31, 2013, we would experience a 13.36% decrease in EVE. The tables above indicate that at June 30, 2013, in the event of a 100 basis point decrease in interest rates, we would experience a 5.51% increase in EVE. In the event of a 200 basis point increase in interest rates at June 30, 2013, we would experience a 12.76% decrease in EVE.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in EVE require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the EVE tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the EVE tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on EVE and will differ from actual results.

EVE calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

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Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities, and the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits with other banks and short- and intermediate-term securities.

We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of December 31, 2013.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2013, cash and cash equivalents totaled $7.0 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $43.4 million at December 31, 2013. In addition, at December 31, 2013, we had the ability to borrow approximately $73.0 million from the Federal Home Loan Bank of Dallas. On that date, we had $12.0 million of advances outstanding.

At December 31, 2013, we had $11.0 million in loan commitments outstanding, and an additional $6.5 million in commitments to originate and sell mortgage loans. In addition to commitments to originate loans, we had $7.4 million in unused lines of credit and $172,000 of commitments issued under standby letters of credit. Certificates of deposit due within one year of December 31, 2013 totaled $29.1 million, or 22.2% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2014. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us, either as certificates of deposit or as other deposit products. We have the ability to attract and retain deposits by adjusting the interest rates offered.

We have no material commitments or demands that are likely to affect our liquidity other than set forth below. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the Federal Home Loan Bank of Dallas.

Our primary investing activities are the origination of loans and the purchase of securities. In the six months ended December 31, 2013 and the year ended June 30, 2013, we originated $72.1 million and $125.9 million of loans, respectively, and purchased $6.9 million and $31.3 million of securities, respectively. We have not purchased any whole loans in recent periods.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net decrease in total deposits of $4.5 million for the six months ended December 31, 2013, a net decrease in total deposits of $7.9 million for the fiscal year ended June 30, 2013 and a net increase of $7.1 million for the fiscal years ended June 30, 2012. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits so that we are competitive in our market area.

Federal Home Loan Bank advances decreased by $1.2 million for the six months ended December 31, 2013 and decreased $2.2 million and $2.6 million during the fiscal years ended June 30, 2013 and 2012, respectively, as we have generally been able to decrease our borrowings as we used cash provided by loan repayments to fund our operations without negatively affecting our levels of liquidity, although we recently increased borrowings to fund anticipated loan closings.

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BANK’34 is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2013, BANK’34 exceeded all regulatory capital requirements. BANK’34 is considered “well-capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 5 of the Notes to the Unaudited Consolidated Financial Statements.

Off-Balance Sheet Arrangements and Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. In addition, we enter into commitments to sell mortgage loans. For additional information, see Note 10 of the Notes to the Consolidated Financial Statements.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments.

Recent Accounting Pronouncements

Alamogordo Financial Corp. has implemented all new accounting pronouncements and does not believe there are any new pronouncements that have been issued that may have a material impact on the financial statements.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of Alamogordo Financial Corp. have been prepared in accordance with US GAAP. US GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

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Stock Ownership

The following table sets forth information regarding the shares of Alamogordo Financial Corp. common stock beneficially owned as of May 5, 2014 by persons who beneficially own more than 5% of Alamogordo Financial Corp. common stock, each of Alamogordo Financial Corp.’s directors, executive officers and all of the directors and executive officers as a group. The table also sets forth the pro forma percentage ownership following the merger.

	Shares of Common Stock Beneficially Owned as of the Record Date (1)	Percent of Class (Existing) (2)	Percent of Class Following Merger

Persons Owning Greater than 5%	918,000	69.63%	54.05%
AF Mutual Holding Company 500 East 10th Street Alamogordo, New Mexico 88310

Directors
Randal L. Rabon	6,003	0.46	0.35
William F. Burt	3,998	0.30	0.24
James D. Harris	5,200	0.39	0.31
Jill Gutierrez	7,039	0.53	0.41
Don P. Van Winkle	—	—	—

Executive Officers who are not Directors
William P. Kauper	—	—	—
Jan R. Thiry	—	—	—

All directors and executive officers as a group (7 persons)	22,240	1.69%	1.31%

(1)	In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Alamogordo Financial Corp. common stock if he has or shares voting or investment power with respect to such common stock or has a right to acquire beneficial ownership at any time within 60 days from May 5, 2014. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of Alamogordo Financial Corp. common stock. In accordance with applicable SEC rules, outstanding options held by an individual that are vested or that will vest within 60 days of May 5, 2014 are included for purposes of calculating that individual’s percentage ownership, but not for purposes of calculating any other individual’s percentage ownership.
(2)	Based on a total of 1,318,474 shares of Alamogordo Financial Corp. common stock outstanding as of May 5, 2014.

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INFORMATION ABOUT BANK 1440

The following table sets forth information regarding the shares of Bank 1440 common stock beneficially owned as of May 5, 2014 by each of Bank 1440’s directors, executive officers and all of the directors and executive officers as a group. Bank 1440 preferred stock is included because the holders of such stock will be entitled to vote on the proposal to approve and adopt the merger agreement. Bank 1440 is not aware of any person who beneficially owns more than 5% of Bank 1440 common stock.

	Shares of Common Stock Beneficially Owned as of the Record Date (1)	Percent of Class (2)	Shares of Preferred Stock Beneficially Owned as of the Record Date (1)	Percent of Class (2)
Directors

Patricia Cole	2,000	0.98%	—	—%
James E. Gerdes	39,500	1.93	—	—
Bruce E. Huson	17,000	0.83	—	—
Hans Peter Juergens	2,500	0.12	—	—
Michael Mandell	15,061	0.74	—	—
Elaine E. Ralls	25,000	1.22	500	0.00
Ray Russell	25,500	1.25	500	0.00

Executive Officers who are not Directors

Brian Ruisinger	—	—	500	0.00
Connie Greene	1,100	0.05	—	—

All directors and executive officers as a group (9 persons)	127,661	6.24%	1,500	0.01%

(1)	For purposes of this table, a person is deemed to be the beneficial owner of any shares of the common stock or preferred stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days after May 5, 2014. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Except as otherwise noted, ownership is direct and the named individuals and group exercise sole voting and investment power over the shares of Bank 1440 common stock and Bank 1440 preferred stock. In accordance with applicable SEC rules, outstanding options held by an individual that are vested or that will vest within 60 days of May 5, 2014 are included for purposes of calculating that individual’s percentage ownership, but not for purposes of calculating any other individual’s percentage ownership.
(2)	Based on a total of 2,045,022 shares of Bank 1440 common stock and 180,814 shares of Bank 1440 preferred stock outstanding as of May 5, 2014.

Please see Annex E for financial and other information regarding Bank 1440.

ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the merger agreement at the time of the special meeting, the merger agreement cannot be approved unless the annual meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Bank 1440 at the time of the special meeting to be voted for an adjournment, if deemed necessary, Bank 1440 has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Bank 1440 recommends that shareholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the time and place to which the meeting is adjourned, unless a new record date is fixed for the adjourned meeting, in which case notice of the adjourned meeting shall be given to persons who are shareholders as of the new record date.

LEGAL MATTERS

The validity of the Alamogordo Financial Corp. common stock to be issued in the proposed merger and the material tax consequences of the proposed merger have been passed upon for Alamogordo Financial Corp. by Luse Gorman Pomerenk & Schick, P.C., Washington, DC.

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EXPERTS

The consolidated financial statements of Alamogordo Financial Corp. as of June 30, 2013 and 2012 and for the years then ended have been included in this proxy statement/prospectus in reliance upon the report of Briggs & Veselka Co., independent registered public accounting firm, as stated in their report appearing herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Bank 1440 as of December 31, 2013 and 2012 and for the years then ended have been included in this proxy statement/prospectus in reliance upon the report of Moss Adams LLP, independent public accounting firm, as stated in their report appearing herein, and upon the authority of said firm as experts in accounting and auditing.

SHAREHOLDER NOMINATIONS AND PROPOSALS

Bank 1440 will hold its 2014 annual meeting only if the merger is not completed. Bank 1440’s articles of incorporation provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations and/or proposals in writing to the Secretary of Bank 1440 no less than 60 days and no more than 270 days before the date of the annual meeting.

A Bank 1440 shareholder’s notice with respect to a nomination must be in writing and must provide (a) the name and address of the shareholder who intends to make the nomination and of the person or persons intended to be nominated; (b) the class and number of shares of stock of Bank 1440 beneficially owned by the shareholder intending to make the nomination; (c) a representation that the shareholder is a holder of record of share of Bank 1440 entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (e) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the board of directors; and (f) the consent of each nominee to serve as director if elected.

A Bank 1440 shareholder’s notice with respect to other proposals for business to be brought before the annual meeting must be in writing and must provide as to each matter the shareholder proposes (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the shareholder’s name and address as they appear on the books of Bank 1440; (c) the class and number of shares of stock of Bank 1440 beneficially owned by the shareholder; and (d) any material interest of the shareholder in the business proposed to be conducted.

WHERE YOU CAN FIND MORE INFORMATION

Alamogordo Financial Corp. files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document Alamogordo Financial Corp. files with the SEC at its public reference room located at 100 F Street, NE, Room 1580, Washington DC 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, NE, Room 1580, Washington DC 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

Alamogordo Financial Corp. filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of Alamogordo Financial Corp. common stock to be issued to Bank 1440 shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Alamogordo Financial Corp. in addition to being a proxy statement of Bank 1440 for its special meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find

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in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

All information concerning Alamogordo Financial Corp. and its subsidiaries included in this proxy statement/prospectus has been furnished by Alamogordo Financial Corp. and all information concerning Bank 1440 and its subsidiaries included in this proxy statement/prospectus has been furnished by Bank 1440.

You should rely only on the information contained in this proxy statement/prospectus when evaluating the merger agreement and the proposed merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated May 13, 2014. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders of Bank 1440 nor the issuance of shares of Alamogordo Financial Corp. common stock as contemplated by the merger agreement shall create any implication to the contrary.

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Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 25, 2013

BY AND AMONG

ALAMOGORDO FINANCIAL CORP.,

BANK’34

AND

BANK 1440

A-1

A-2

ARTICLE VI Conditions to Consummation		63
6.1	Conditions to Each Party’s Obligations	63
6.2	Conditions to the Obligations of the AFC Parties	64
6.3	Conditions to the Obligations of Bank 1440	65
ARTICLE VII Termination 61
7.1	Termination	66
7.2	Termination Fee	67
7.3	Effect of Termination	68
ARTICLE VIII Certain Other Matters		68
8.1	Interpretation	68
8.2	Survival	69
8.3	Waiver; Amendment	69
8.4	Counterparts	69
8.5	Governing Law	69
8.6	Expenses	69
8.7	Notices	69
8.8	Entire Agreement; etc.	70
8.9	Successors and Assigns; Assignment	70
8.10	Specific Performance	70

APPENDICES

Appendix A     Directors of Resulting Institution

Appendix B     Charter of Resulting Institution

Appendix C     Location of Home Office and Other Offices of Resulting Institution

Appendix D     Capital, Reserves and Undivided Profits of Resulting Institution

Appendix E     Pro Forma Financial Statements of Resulting Institution

EXHIBITS

Exhibit A     Form of Voting Agreement

A-3

Agreement of Merger

This is an Agreement and Plan of Merger, dated as of the 25th day of June, 2013 (“Agreement”), by and among Alamogordo Financial Corp., a Federal corporation (“AFC”), and Bank’34, a federally-chartered savings bank (together with AFC, collectively referred to as the “AFC Parties”), on the one hand, and Bank 1440, a commercial bank chartered under the laws of the State of Arizona.

Introductory Statement

The Board of Directors of each of the AFC Parties and Bank 1440 has determined that this Agreement and the business combinations and related transactions contemplated hereby are advisable and in the respective best interests of the AFC Parties or Bank 1440, as the case may be, and in the best long-term interests of the stockholders of each of the AFC Parties or Bank 1440, as the case may be.

The parties hereto intend that this Agreement qualifies as a plan of bank merger under the rules and regulations of the OCC and as a plan of merger under the applicable provisions of the ARS and rules and regulations of the Arizona Department.

The parties hereto intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the IRC for federal income tax purposes and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the IRC.

The AFC Parties and Bank 1440 desire to make certain representations, warranties and agreements in connection with the business combinations and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to the AFC Parties’ willingness to enter into this Agreement, certain of the members of the Board of Directors of Bank 1440 have entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will vote his or her shares of Bank 1440 Common Stock in favor of this Agreement and the transactions contemplated hereby.

In consideration of their mutual promises and obligations hereunder, the parties hereto have entered into this Agreement and have prescribed the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

A-4

ARTICLE I

Definitions

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
AFC	preamble
AFC Employee Plans	Section 3.3(p)(i)
AFC Price	Section 2.5(b)
AFC Reports	Section 3.3(g)
AFC Parties	preamble
AFC Transaction	Section 5.20
Arizona Advisory Board	Section 5.13(b)
Bank 1440 Employee Plans	Section 3.2(r)(i)
Bank 1440 Employment Agreement	Section 5.11(c)
Bank 1440 Option	Section 2.11(a)
Bank 1440 Warrant	Section 2.11(a)
Bank 1440 Property	Section 5.15
Bank 1440 Reports	Section 3.2(g)
Cash Consideration	Section 2.5(b)
Cash Election	Section 2.6(b)
Cash Election Shares	Section 2.6(b)
Certificate of Merger	Section 2.3
Certificate(s)	Section 2.6(c)
Change of Recommendation	Section 5.8(b)
Closing	Section 2.2
Closing Date	Section 2.2
COBRA	Section 3.2(r)(iv)
Continuing Employees	Section 5.11(a)
Disclosure Letter	Section 3.1
Dissenters’ Shares	Section 2.12
Effective Time	Section 2.3
Election Deadline	Section 2.6(c)
Election Form	Section 2.6(a)
Employee Plans	Section 3.2(r)(i)
Environmental Consultant	Section 5.15
Exchange Agent	Section 2.6(c)
Exchange Ratio	Section 2.5(b)
Fee	Section 7.2(a)
FINRA	Section 5.9(c)
HIPAA	Section 3.2(r)(iv)
Indemnified Party	Section 5.12(a)
Intellectual Property	Section 3.2(p)
Letter of Transmittal	Section 2.7(a)
Mailing Date	Section 2.6(a)
Maximum Insurance Amount	Section 5.12(c)

A-5

Measurement Period	Section 2.5(b)
Merger	Section 2.1
Merger Consideration	Section 2.5(a)
Mixed Election	Section 2.6(b)
Non-Election	Section 2.6(b)
Non-Election Shares	Section 2.6(b)
Option Payment	Section 2.11(a)
PEO	Section 3.2(r)(i)
PEO Agreement	Section 3.2(r)(ii)
PEO Employee Plans	Section 3.2(r)(i)
Pro Forma Outstanding AFC Common Stock	Section 2.6(d)
Proxy Statement-Prospectus	Section 5.9(a)
Registration Statement	Section 5.9(a)
Representative	Section 2.6(b)
Resulting Institution	Section 2.1
Shortfall Number	Section 2.6(e)(ii)
Stock Consideration	Section 2.5(b)
Stock Conversion Number	Section 2.6(d)
Stock Election	Section 2.6(b)
Stock Election Number	Section 2.6(b)
Stock Election Shares	Section 2.6(b)
Stockholder Meeting	Section 5.8
Trading Day	Section 2.5(a)
Warrant Payment	Section 2.11(a)

In addition, for purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving Bank 1440; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of Bank 1440’s consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of Bank 1440’s capital stock or the filing of a registration statement under the Securities Act, in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

“AFC Common Stock” means the common stock, par value $0.10 per share, of Alamogordo Financial Corp.

“AFC ESOP” means the Bank’34 Employee Stock Ownership Plan.

“Agreement” means this Agreement of Merger, as amended, modified or amended and restated from time to time in accordance with its terms.

A-6

“Arizona Department” means the Arizona Department of Financial Institutions, primary state regulator of Bank 1440.

“ARS” means the means the Arizona Revised Statutes, as from time to time amended, and any successor thereto.

“Business Day” means any day other than a Saturday, Sunday or Federal holiday.

“Bank 1440 Common Stock” means the common stock, par value $1.00 per share, of Bank 1440.

“Bank 1440 Preferred Stock” means the Class A Preferred Stock, par value $1.00 per share, of Bank 1440. For purposes of this Agreement, the shares of Bank 1440 Preferred Stock that have been converted into shares of Bank 1440 Common Stock, and the resulting shares of Bank 1440 Common Stock, shall continue to be referred to as “Bank 1440 Preferred Stock.”

“Confidentiality Agreement” means the Confidentiality Agreement, dated August 20, 2012, by and between Bank’34 and Bank 1440.

“CRA” means the Community Reinvestment Act.

“Department of Labor” means the United States Department of Labor.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called “Superfund” or “Superlien” law, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

A-7

“ERISA Affiliate” means any entity that is considered one employer with Bank 1440 under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Shares” shall consist of (i) Dissenters’ Shares and (ii) shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock held directly or indirectly by AFC or Bank’34 (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted).

“FDIA” means the Federal Deposit Insurance Act of 1950, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System, including the Office of Thrift Supervision as predecessor with respect to the regulation of savings and loan holding companies.

“Foreclosed Property” means any property acquired by a bank or savings association through foreclosure and in settlement of debts or obligations to the bank or savings association that were previously contracted in the regular course of its business.

“GAAP” means generally accepted accounting principles.

“Governmental Entity” means the OCC, the Federal Reserve, any court, regulatory or administrative agency, authority or commission or other governmental authority or instrumentality, or any self-regulatory authority.

“Hazardous Material” means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“HOLA” means the Home Owners’ Loan Act, as amended.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“knowledge” means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than vice president.

A-8

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

“Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means an effect, circumstance, occurrence or change which is material and adverse to the business, financial condition or results of operations of Bank 1440 or AFC, as the context may dictate, and its Subsidiaries taken as a whole; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of AFC or Bank 1440 taken with the prior written consent of the other, (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, or (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, shall not be considered in determining if a Material Adverse Effect has occurred.

“OCC” means the Office of the Comptroller of the Currency, including the Office of Thrift Supervision as predecessor with respect to the regulation of federally-chartered savings associations.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

A-9

“Subsidiary” means a corporation, partnership, joint venture or other entity in which Bank 1440 or AFC, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) Bank 1440’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the stockholders of Bank 1440 than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal), (ii) is not conditioned on obtaining financing (and with respect to which AFC has received written evidence of such person’s ability to fully finance its Acquisition Proposal), (iii) is for 100% of the outstanding shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock and (iv) is, in the written opinion of Bank 1440’s financial advisor, more favorable to the stockholders of Bank 1440 from a financial point of view than the transactions contemplated hereby (including any adjustments to the terms and conditions of such transactions proposed by AFC in response to such Acquisition Proposal).

“Taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

ARTICLE II

The Merger

2.1           The Merger and Constituent Institutions. Upon the terms and subject to the conditions set forth in this Agreement, and pursuant to the provisions of, and with the effect provided under, the laws of the United States and, to the extent not inconsistent therewith, the laws and regulations of the State of Arizona, Bank 1440 will merge with and into Bank’34 (the “Merger”) at the Effective Time, with Bank’34 and Bank 1440 being the constituent institutions to the Merger. At the Effective Time, the separate corporate existence of Bank 1440 shall cease. Bank’34 shall be the resulting institution (hereinafter sometimes referred to in such capacity as the “Resulting Institution”) in the Merger and shall continue to be governed by the HOLA and its name and separate corporate existence under the laws of the United States, with all of its rights, privileges, immunities, powers and franchises, and shall continue unaffected and unimpaired by the Merger.

2.2           Closing. The closing of the Merger (the “Closing”) will take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents or at a location and at a time as agreed to by the parties hereto on the date designated by AFC within fifteen (15) Business Days following satisfaction or waiver (subject to applicable law) of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the “Closing Date”).

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2.3 Effective Time. In connection with the Closing, Bank’34 and Bank 1440 shall duly execute and deliver a certificate or certificates of merger (the “Certificate of Merger”) to the OCC for filing pursuant to the HOLA and the regulations of the OCC thereunder and to the Arizona Corporation Commission for filing pursuant to the ARS. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the OCC and the Arizona Corporation Commission or at such later date or time as the AFC Parties and Bank 1440 agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”). The Merger shall not become effective unless and until the Merger has received any necessary approvals from the OCC pursuant to 12 C.F.R. § 163.22(a) or 163.22(c), and from the Arizona Commission pursuant to the ARS and applicable regulations.

2.4           Effects of the Merger. The Merger will have the effects set forth in the HOLA and the regulations of the OCC thereunder and the ARS. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Bank’34 shall possess all of the properties, rights, privileges, powers and franchises of Bank 1440 and be subject to all of the debts, liabilities and obligations of Bank 1440. After the Effective Time, Bank’34 will continue to issue deposit accounts, including savings accounts, on the same basis as immediately prior to the Effective Time.

2.5           Effect on Outstanding Shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock.

(a)          Each share of Bank 1440 Preferred Stock shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, and pursuant to the Articles of Incorporation of Bank 1440, immediately prior to the Effective Time, convert, and shall be deemed to have been converted, into shares of Bank 1440 Common Stock on the basis of one share of Bank 1440 Common Stock for each share of Bank 1440 Preferred Stock.

(b)          Subject to the provisions of Section 2.6, by virtue of the Merger, automatically and without any action on the part of the holder thereof, with respect to the shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock issued and outstanding at the Effective Time, other than Excluded Shares, as provided in and subject to the limitations set forth in this Agreement, the holder may elect to receive, in exchange for each share of Bank 1440 Common Stock and each share of Bank 1440 Preferred Stock, (i) $3.20 in cash without interest (the “Cash Consideration”), (ii) 0.2133 (the “Exchange Ratio”) shares of AFC Common Stock (the “Stock Consideration”), or (iii) a combination of the Cash Consideration and the Stock Consideration. The Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(c)          Notwithstanding any other provision of this Agreement, no fraction of a share of AFC Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, AFC shall pay to each holder of Bank 1440 Common Stock who would, after aggregating all Merger Consideration to which such holder would be entitled, otherwise be entitled to a fraction of a share of AFC Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the average closing price of AFC Common Stock on the Over The Counter Bulletin Board over the ten (10) trading days ending on the third Business Day prior to the Closing Date.

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(d)          If, between the date of this Agreement and the Effective Time, the outstanding shares of AFC Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar transaction, the Exchange Ratio shall be adjusted appropriately to provide the holders of Bank 1440 Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(e)          As of the Effective Time, each Excluded Share, other than Dissenters’ Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock that are held by AFC, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares. In addition, no Dissenters’ Shares shall be converted into shares of AFC Common Stock pursuant to this Section 2.5 but instead shall be treated in accordance with the provisions set forth in Section 2.12 of this Agreement.

2.6           Election and Proration Procedures.

(a)          An election form in such form as AFC and Bank 1440 shall mutually agree (an “Election Form”) shall be mailed on the Mailing Date (as defined below), or on such other date that is mutually agreed upon by AFC and Bank 1440, to each holder of record of shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock. AFC shall make available Election Forms as may be reasonably requested by all persons who become holders of Bank 1440 Common Stock and Bank 1440 Preferred Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and Bank 1440 shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(b)          Each Election Form shall entitle the holder of shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder’s shares (a “Cash Election”), (ii) elect to receive the Stock Consideration for all of such holder’s shares (a “Stock Election”), (iii) elect to receive a combination of cash and AFC Common Stock, as described in clause (iii) of Section 2.5(a) herein, for all of such holder’s shares (a “Mixed Election”) or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a “Non-Election”). Holders of record of shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock held by that Representative for a particular beneficial owner. Shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares.” Shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares.” Shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock as to which no election has been made are referred to as “Non-Election Shares.” The aggregate number of shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

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(c)          To be effective, a properly completed Election Form must be received by ComputerShare (the “Exchange Agent”) on or before 5:00 p.m., Mountain Time, on the third business day subsequent to Bank 1440’s Stockholder Meeting (or such other time and date as the AFC Parties and Bank 1440 may mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates theretofore representing Bank 1440 Common Stock or Bank 1440 Preferred Stock (“Certificate(s)”) (or customary affidavits and, if required by AFC pursuant to Section 2.7(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form; provided, that such requirement shall not be applicable to shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock that are held in book-entry or direct registration form. Any Bank 1440 stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Bank 1440 stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by the AFC Parties and Bank 1440 that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock held by such stockholder shall be designated Non-Election Shares. AFC shall cause the Certificates representing Bank 1440 Common Stock and Bank 1440 Preferred Stock described in clause (ii) to be promptly returned without charge to the person submitting the Election Form (A) upon written request to that effect from the person who submitted the Election Form, and (B) as soon as practicable following the termination of this Agreement in pursuant to Article VII hereof. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

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(d)          Notwithstanding any other provision contained in this Agreement, (i) the number of shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock outstanding at the Effective Time that shall be converted into the Stock Consideration will equal the lesser of (A) 80% of the total number of shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock issued and outstanding at the Effective Time, rounded down to the nearest whole number, and (B) the highest such number as would result in, immediately following the Effective Time, (I) AFC Mutual Holding Company owning at least 51% of the Pro Forma Outstanding AFC Common Stock, and (II) the holders of record of AFC Common Stock immediately prior to the Effective Time (other than AFC Mutual Holding Company) owning a majority of the Pro Forma Outstanding AFC Common Stock that is not owned by AFC Mutual Holding Company, in each case rounded up to the nearest whole number of shares (the “Stock Conversion Number”), and (ii) the remaining outstanding shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock (excluding shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock to be canceled as provided in Section 2.5(e) and Dissenters’ Shares) shall be converted into the Cash Consideration.

The term “Pro Forma Outstanding AFC Common Stock” shall mean the sum of (i) the number of shares of AFC Common Stock issued and outstanding immediately prior to the Effective Date, plus (ii) the number shares of AFC Common Stock reserved for issuance under any AFC Employee Plans immediately prior to the Effective Date (including pursuant to issued and outstanding options), plus (iii) the number of shares of AFC Common Stock issued as Stock Consideration pursuant to this Agreement, plus (iv) 13,948 shares to be issued to the AFC ESOP to the extent such shares are not included in clause (i) as a result of having been issued to the ESOP prior to the Effective Date, plus (v) the number of shares of AFC Common Stock issuable under any Bank 1440 Option or Bank 1440 Warrant that is assumed by AFC pursuant to Section 2.11(b).

(e)          Within five business days after the later to occur of the Election Deadline or the Effective Time, AFC shall cause the Exchange Agent to effect the allocation among holders of Bank 1440 Common Stock and Bank 1440 Preferred Stock of rights to receive the Cash Consideration or the Stock Consideration as follows:

(i)          If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the Stock Consideration in respect of the number of Stock Election Shares held by such holder multiplied by a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number and (B) the Cash Consideration in respect of the remaining number of such holder’s Stock Election Shares;

(ii)         If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

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(A)         if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive (1) the Stock Consideration in respect of the number of Non-Election Shares held by such holder multiplied by a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder’s Non-Election Shares; or

(B)         if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive (1) the Stock Consideration in respect of the number of Cash Election Shares held by such holder multiplied by a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder’s Cash Election Shares.

For purposes of the foregoing calculations, Excluded Shares shall be deemed Cash Election Shares. For purposes of this Section 2.6(e), if AFC is obligated to increase the aggregate number of shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock to be converted into shares of AFC Common Stock as a result of the application of the last clause of Section 2.6(d) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 2.6(e).

2.7           Exchange Procedures.

(a)          Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to AFC and Bank 1440 shall be mailed by the Exchange Agent as soon as practicable after the Effective Time (and in any event not later than five Business Days following the Effective Time) to each holder of record of Bank 1440 Common Stock and Bank 1440 Preferred Stock as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by Certificates (or customary affidavits and, if required by AFC pursuant to Section 2.7(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates).

(b)          At and after the Effective Time, each Certificate (except as specifically set forth in Section 2.5) shall represent only the right to receive the Merger Consideration.

(c)          Prior to the Effective Time, AFC shall (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of AFC Common Stock to provide for payment of the aggregate Stock Consideration and (ii) deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock, for exchange in accordance with this Section 2.7, an amount of cash sufficient to pay the aggregate Cash Consideration; ; provided, that such requirement shall not be applicable to shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock that are held in book-entry or direct registration form.

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(d)          The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as AFC and Bank 1440 may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of AFC Common Stock that such holder has the right to receive pursuant to Section 2.5 and Section 2.6, and a check in the amount equal to the cash that such holder has the right to receive pursuant to Section 2.5 and Section 2.6 (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 2.5 and Section 2.6, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5 and Section 2.6). Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute AFC Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of AFC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Bank 1440 Common Stock or Bank 1440 Preferred Stock not registered in the transfer records of Bank 1440, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Bank 1440 Common Stock or Bank 1440 Preferred Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of AFC and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(e)          No dividends or other distributions declared or made after the Effective Time with respect to AFC Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of AFC Common Stock hereunder until such person surrenders his or her Certificates in accordance with this Section 2.7. Upon the surrender of such person’s Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of AFC Common Stock represented by such person’s Certificates.

(f)          The stock transfer books of Bank 1440 shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Bank 1440 of any shares of Bank 1440 Common Stock or Bank 1440 Preferred Stock. If, after the Effective Time, Certificates are presented to AFC, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.7.

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(g)          Any portion of the aggregate amount of cash to be paid pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.7 or any proceeds from any investments thereof that remains unclaimed by the stockholders of Bank 1440 for 12 months after the Effective Time shall be repaid by the Exchange Agent to AFC upon the written request of AFC. After such request is made, any stockholders of Bank 1440 who have not theretofore complied with this Section 2.7 shall look only to AFC for the Merger Consideration deliverable in respect of each share of Bank 1440 Common Stock or Bank 1440 Preferred Stock such stockholder holds, as determined pursuant to Section 2.5 and Section 2.6 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of AFC (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Bank 1440 Common Stock or Bank 1440 Preferred Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)          AFC and the Exchange Agent shall be entitled to rely upon Bank 1440’s stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, AFC and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(i)          If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or AFC, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5 and Section 2.6.

2.8           Effect on Outstanding Shares of AFC Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any person, each share of common stock of AFC and Bank’34 issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of AFC or Bank’34 and shall not be affected by the Merger.

2.9           Directors and Officers of Resulting Institution After Effective Time. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified and subject to Section 5.13 hereof, the directors and officers of the Resulting Institution shall consist of the directors and officers of Bank’34 serving immediately prior to the Effective Time. The names of the individuals who shall constitute the Board of Directors of the Resulting Institution after the Effective Time are listed on Appendix A attached hereto.

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2.10         Charter and Bylaws. The charter of Bank’34, as set forth at Appendix B attached hereto, as in effect immediately prior to the Effective Time, shall be the charter of the Resulting Institution until thereafter amended in accordance with applicable law and the terms thereof. The bylaws of Bank’34, as in effect immediately prior to the Effective Time, shall be the bylaws of the Resulting Institution until thereafter amended in accordance with applicable law and the terms thereof.

2.11         Treatment of Stock Options, Warrants and Bank 1440 Employee Plans.

(a)          Bank 1440 shall use its best efforts, prior to the Effective Time, to cause all holders of outstanding options to acquire shares of Bank 1440 Common Stock (each, a “Bank 1440 Option”) and all holders of outstanding warrants to purchase Bank 1440 Common Stock (each, a “Bank 1440 Warrant”) that have an exercise price that is less than $3.20, whether or not vested, to exchange such Bank 1440 Options and Bank 1440 Warrants, immediately prior to the Effective Time, for a cash payment equal to the product of (x) the number of shares of Bank 1440 Common Stock or Bank 1440 Preferred Stock subject to such Bank 1440 Option or Bank 1440 Warrant at the Effective Time and (y) the amount by which $3.20 exceeds the exercise price per share of such Bank 1440 Option or Bank 1440 Warrant (the “Option Payment” or “Warrant Payment” as applicable). The Option Payment shall be treated as compensation and shall be payable by Bank 1440 net of any applicable federal and state income and employment withholding taxes. Bank 1440 shall also use its best efforts, prior to the Effective Time, to cause all holders of Bank 1440 Options and Bank 1440 Warrants that have an exercise price that is greater than $3.20, whether or not vested, to cancel such Bank 1440 Option or Bank 1440 Warrant, without consideration therefor. Prior to the Effective Time, Bank 1440 shall take all actions as necessary to give effect to such transactions, including, without limitation, obtaining written consent from the holders of each Bank 1440 Option and Bank 1440 Warrant to the cancellation thereof in exchange for the Option Payment or Warrant Payment, as applicable, and the adoption of any necessary amendments to the applicable plans and award agreements.

(b)          At the Effective Time, all outstanding and unexercised Bank 1440 Options and Bank 1440 Warrants that were not exchanged or cancelled in accordance with Section 2.11(a) will vest and then cease to represent an option or warrant to purchase Bank 1440 Common Stock and will be converted automatically into options or warrants to purchase AFC Common Stock and AFC will assume each Bank 1440 Option and Bank 1440 Warrant subject to its terms; provided, however, that after the Effective Time:

(i)          the number of shares of AFC Common Stock purchasable upon exercise of each Bank 1440 Option or Bank 1440 Warrant will equal the product obtained by multiplying (A) the number of shares of Bank 1440 Common Stock that were purchasable under the Bank 1440 Option or Bank 1440 Warrant immediately before the Effective Time by (B) the Exchange Ratio, with such product rounded down to the nearest whole share; and

(ii)         the per share exercise price for each Bank 1440 Option or Bank 1440 Warrant will equal the quotient obtained by dividing (A) the per share exercise price of the Bank 1440 Option or Bank 1440 Warrant in effect immediately before the Effective Time by (B) the Exchange Ratio, with such quotient rounded up to the nearest cent.

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(c)          At or prior to the Effective Time, AFC shall have filed with the SEC (A) a registration statement on Form S-8 (or any successor or appropriate form) with respect to AFC Common Stock issuable upon exercise of the Bank 1440 Options assumed in accordance with Section 2.11, and (B) a registration statement on Form S-1 (or any successor or appropriate form, including Form S-3) with respect to AFC Common Stock issuable upon exercise of the Bank 1440 Warrants assumed in accordance with Section 2.11. AFC shall use best efforts to cause such registration statements to be declared effective as soon as reasonably practicable following the Effective Time, and to maintain the effectiveness of such registration statements for so long as any such Bank 1440 Options or Bank 1440 Warrants, as applicable, remain outstanding.

2.12         Appraisal Rights. Notwithstanding any other provision of this Agreement to the contrary, shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for the fair value for such shares in accordance with the ARS (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to such rights as are granted in accordance with the ARS, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their appraisal rights under the ARS shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.7 herein of the Certificate(s) that, immediately prior to the Effective Time, evidenced such shares. Bank 1440 shall give AFC (i) prompt notice of any written demands for appraisal rights, attempted withdrawals of demands for payment and any other instruments served pursuant to the ARS and received by Bank 1440 relating to Dissenters’ Shares, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the ARS consistent with the obligations of Bank 1440 thereunder. Bank 1440 shall not, except with the prior written consent of AFC, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment of fair value or (z) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect appraisal rights in accordance with the ARS.

2.13         Offices of Resulting Institution. The location of the home office and other offices of the Resulting Institution are listed in Appendix C attached hereto.

2.14         Financial and Pro Forma Information Regarding Resulting Institution. The capital, reserves and undivided profits of the Resulting Institution are set forth at Appendix D attached hereto. The pro forma financial statements of the Resulting Institution are set forth at Appendix E attached hereto.

2.15         Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, AFC may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as AFC may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure (i) shall not alter or change the amount, value or kind of the Merger Consideration, (ii) is not likely to materially impede or delay the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement, and (iii) shall not result in adverse Federal or state income tax consequences to Bank 1440 stockholders as a result of the modification. In the event that AFC elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

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2.16         Absence of Control. Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that neither AFC nor Bank’34 by reason of this Agreement shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, Bank 1440 or to exercise, directly or indirectly, a controlling influence over the management or policies of Bank 1440.

ARTICLE III

Representations and Warranties

3.1           Disclosure Letters. Prior to the execution and delivery of this Agreement each of the AFC Parties and Bank 1440 has delivered to the other a confidential letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.2 or Section 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement.

3.2           Representations and Warranties of Bank 1440. Bank 1440 represents and warrants to AFC and Bank’34 that, except as disclosed in Bank 1440’s Disclosure Letter:

(a)          Organization and Qualification. Bank 1440 is a state commercial bank, validly existing and in good standing under the laws of the State of Arizona. No Subsidiary of Bank 1440 is an “insured depository institution” as defined in the FDIA and the applicable regulations thereunder. The deposits of Bank 1440 are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Bank 1440 when due. Bank 1440 is a member in good standing of the Federal Home Loan Bank of San Francisco. Bank 1440 has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Bank 1440 is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on Bank 1440. Bank 1440 engages only in activities (and holds properties only of the types) permitted to state-chartered commercial banks under the FDIA, the ARS and the rules and regulations of the Arizona Department.

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(b)          Subsidiaries.

(i)          Bank 1440’s Disclosure Letter sets forth with respect to each of Bank 1440’s direct and indirect Subsidiaries its jurisdiction of incorporation, Bank 1440’s percentage ownership, the number of shares of stock owned or controlled by Bank 1440 and the name and number of shares held by any other person who owns any stock of the Subsidiary. Bank 1440 owns of record and beneficially the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to Bank 1440’s right to vote or dispose of any equity securities of its Subsidiaries. Bank 1440’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by savings and loan holding companies or federal savings associations.

(ii)         Each of Bank 1440’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on such Subsidiary.

(iii)        The outstanding shares of capital stock, if any, of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of Bank 1440 are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(c)          Capital Structure.

(i)          The authorized capital stock of Bank 1440 consists of 10,000,000 shares of Bank 1440 Common Stock, par value $1.00 per share, and 500,000 shares of Class A Preferred Stock, par value $1.00 per share.

(ii)         As of the date of this Agreement: (A) 2,045,022 shares of Bank 1440 Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable federal and state securities laws, and 180,814 shares of Bank 1440 Preferred Stock are outstanding; (B) 556,459 shares of Bank 1440 Common Stock and no shares of Bank 1440 Preferred Stock are reserved for issuance pursuant to Bank 1440 Options (including 287,349 shares of Bank 1440 Common Stock that are subject to issued and outstanding Bank 1440 Options); and (C) 294,702 shares of Bank 1440 Common Stock and no shares of Bank 1440 Preferred Stock are reserved for issuance pursuant to outstanding Bank 1440 Warrants.

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(iii)        No shares of Bank 1440 Common Stock or Bank 1440 Preferred Stock are directly or indirectly owned by Bank 1440;

(iv)        Set forth in Bank 1440’s Disclosure Letter is a copy of Bank 1440’s articles of incorporation, which includes a complete and accurate summary of the rights and preferences of Bank 1440 Preferred Stock, including dividend, voting, conversion, liquidation and other rights and preferences. Each share of Bank 1440 Preferred Stock is automatically convertible into one share of Bank 1440 Common Stock immediately prior to the Effective Time.

(v)         Set forth in Bank 1440’s Disclosure Letter is a complete and accurate list of all outstanding Bank 1440 Options and Bank 1440 Warrants, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, number of shares of Bank 1440 Common Stock or Bank 1440 Preferred Stock subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such Bank 1440 Options or Bank 1440 Warrants.

(vi)        No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Bank 1440 may vote are issued or outstanding.

(vii)       Except as set forth in this Section 3.2(c) and the Bank 1440 Disclosure Letter, and except for shares of Bank 1440 Common Stock that are issuable upon conversion of the Bank 1440 Preferred Stock, as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Bank 1440 are issued, reserved for issuance or outstanding and (B) none of Bank 1440 or any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Bank 1440 or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Bank 1440 or any of its Subsidiaries (including any rights plan or agreement) or obligating Bank 1440 or and of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of Bank 1440 or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Bank 1440 or any of its Subsidiaries.

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(d)          Authority. Bank 1440 has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Bank 1440’s Board of Directors, and no other corporate proceedings on the part of Bank 1440 are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Bank 1440 Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of Bank 1440 Preferred Stock. Bank 1440’s Board of Directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to Bank 1440’s stockholders for approval and adoption and has adopted a resolution to the foregoing effect and recommended that the stockholders adopt this Agreement. This Agreement has been duly and validly executed and delivered by Bank 1440 and this Agreement, which is deemed to be a part of this Agreement, constitutes a valid and binding obligation of Bank 1440, enforceable against Bank 1440 in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)          No Violations. The execution, delivery and performance of this Agreement by Bank 1440 do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.2(f) and Section 3.3(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Bank 1440 or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of Bank 1440 or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Bank 1440 or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Bank 1440 or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of clause (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Bank 1440.

(f)          Consents and Approvals. Except for (i) filings of applications and notices with the OCC, the Federal Reserve and the Arizona Department and approval of or non-objection to such applications, filings and notices, (ii) the filing of the Certificate of Merger with the OCC and with the Arizona Corporation Commission pursuant to the ARS, (iii) filing of the Registration Statement and such proxy solicitation materials and reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, and the declaration of effectiveness of the Registration Statement by the SEC, and (iv) receipt of any approvals, non-objections or declarations of effectiveness required by the Federal Reserve and/or the OCC and/or the Arizona Department with respect to the prospectus contained in the Registration Statement and with respect to the proxy solicitation materials, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by Bank 1440 or its Subsidiaries in connection with the execution and delivery by Bank 1440 of this Agreement or the consummation by Bank 1440 of the Merger and the other transactions contemplated by this Agreement. As of the date hereof, Bank 1440 has no knowledge of any reason pertaining to Bank 1440 and its Subsidiaries why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

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(g)          Governmental Filings. Bank 1440 has filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2010 with the Arizona Department, the FDIC or any other Governmental Regulator (collectively, “Bank 1440 Reports”). Except as set forth in Bank 1440’s Disclosure Letter, no administrative actions have been taken or threatened or orders issued in connection with any of the Bank 1440 Reports. As of their respective dates, each of the Bank 1440 Reports complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance). Any financial statement contained in any of the Bank 1440 Reports fairly presented in all material respects the financial position of Bank 1440 on a consolidated basis, Bank 1440 alone or each of Bank 1440’s Subsidiaries alone, as the case may be, and was prepared in accordance with GAAP or applicable regulations.

(h)          Financial Statements. Bank 1440 has previously provided copies of the (i) audited consolidated balance sheet of Bank 1440 and its Subsidiaries as of December 31, 2012 and 2011 and the related consolidated statements for income for each of the years in the two-year period ended December 31, 2012 together with the notes thereto, accompanied by the audit reports of Bank 1440’s independent public accountants for those periods and (ii) the interim unaudited consolidated balance sheet of Bank 1440 and its Subsidiaries as of March 31, 2013 and the related unaudited consolidated statements of income and changes in stockholders’ equity. Such financial statements were prepared from the books and records of Bank 1440 and its Subsidiaries, fairly present the consolidated financial position of Bank 1440 and its Subsidiaries in each case at and as of the dates indicated and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and do not include a statement of cash flows and footnotes. The books and records of Bank 1440 and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i)          Undisclosed Liabilities. None of Bank 1440 or any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Bank 1440 as of December 31, 2012, except for (i) liabilities incurred since December 31, 2012 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Bank 1440 and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

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(j)          Absence of Certain Changes or Events. Since December 31, 2012, except as set forth in Bank 1440’s Disclosure Letter:

(i)          Bank 1440 and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices;

(ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Bank 1440;

(iii)        except for supplies or equipment purchased in the ordinary course of business, neither Bank 1440 nor any of its Subsidiaries have made any capital expenditures exceeding individually or in the aggregate $10,000;

(iv)        there has not been any write-down or charge-off by Bank 1440 in excess of $25,000 with respect to any of its Loans or other real estate owned, and the aggregate write-downs and charge-offs by Bank 1440 with respect to its Loans and other real estate owned do not exceed $50,000;

(v)         there has not been any sale, assignment or transfer of any assets by Bank 1440 in excess of $10,000 other than in the ordinary course of business;

(vi) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Bank 1440 to any of its directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business;

(vii) neither Bank 1440 nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees;

(viii)  there has been no change in any accounting principles, practices or methods of Bank 1440 or any of its Subsidiaries has other than as required by GAAP; and

(ix)         None of Bank 1440 or any of its Subsidiaries have taken any action that would be prohibited by clauses (b)(i), (c), (d), (e), (h), (i)(i), (i)(ii), (i)(iii), (j), (k), (o), (p), (s)(ii), or (v) of Section 4.1 if taken after the date hereof.

(k)          Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Bank 1440, threatened against or affecting Bank 1440 or any of its Subsidiaries or any property or asset of Bank 1440 or any of its Subsidiaries that (i) are seeking damages or declaratory relief against Bank 1440 or any of its Subsidiaries, (ii) challenge the validity or propriety of the transactions contemplated by this Agreement, or (iii) involve a Governmental Entity. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Bank 1440 or any of its Subsidiaries or the assets of Bank 1440 or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to AFC or any of its Subsidiaries).

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(l)          Absence of Regulatory Actions. Except as set forth in Bank 1440’s Disclosure Letter, since January 1, 2008, neither Bank 1440 nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. Except as set forth in Bank 1440’s Disclosure Letter, there are no unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of Bank 1440 or its Subsidiaries. Except as set forth in Bank 1440’s Disclosure Letter, Bank 1440 has no knowledge of any fact or circumstance relating to Bank 1440 any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the transactions contemplated by this Agreement.

(m)          Compliance with Laws. Except as set forth in Bank 1440’s Disclosure Letter, Bank 1440 and each of its Subsidiaries have conducted their business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bank 1440. Since December 31, 2009, (i) there have been no subpoenas, written demands, or document requests received by Bank 1440 or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that Bank 1440 or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request. Bank 1440 and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of Bank 1440, no suspension or cancellation of any of them is threatened. Neither Bank 1440 nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Bank 1440.

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(n)          Taxes. All federal, state, local and foreign Tax returns required to be filed by or on behalf of Bank 1440 or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Bank 1440 or any of its Subsidiaries has been paid in full or adequate provision has been made for any such Taxes on Bank 1440’s balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Bank 1440 or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Bank 1440 or any of its Subsidiaries does not file Tax returns that Bank 1440 or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Bank 1440 or any of its Subsidiaries has been paid in full or adequate provision has been made for any such Taxes on Bank 1440’s balance sheet (in accordance with GAAP). None of Bank 1440 or any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. Bank 1440 and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Bank 1440 has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither Bank 1440 nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the IRC.

(o)          Agreements.

(i)          Bank 1440 has previously delivered or made available to AFC, and Bank 1440’s Disclosure Letter lists, any contract, arrangement, commitment or understanding (whether written or oral) to which Bank 1440 or any of its Subsidiaries is a party or is bound:

(A)          with any executive officer or other key employee of Bank 1440 or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Bank 1440 or any of its Subsidiaries of the nature contemplated by this Agreement;

(B)         with respect to the employment of any directors, officers, employees or consultants;

(C)         any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(D)         that (1) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of Bank 1440 or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, AFC or any of its Subsidiaries), (2) obligates Bank 1440 or any of its affiliates (or, following the consummation of the transactions contemplated hereby, AFC or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires Bank 1440 or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

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(E)         pursuant to which Bank 1440 or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(F)         that relates to borrowings of money (or guarantees thereof) by Bank 1440 or any of its Subsidiaries in excess of $50,000, other than advances from the Federal Home Loan Bank of San Francisco;

(G)         that relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(H)         that relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(I)         which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis;

(J)         which is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $25,000 per year; or

(K)         which is not of the type described in clauses (A) through (J) above and which involved payments by, or to, Bank 1440 or any of its Subsidiaries in fiscal year ended December 31, 2012, or which could reasonably be expected to involve such payments during fiscal year ending December 31, 2013, of more than $25,000 (excluding Loans) or the termination of which would require payment by Bank 1440 or any of its Subsidiaries in excess of $25,000.

(ii)         Neither Bank 1440 nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Bank 1440, no other party to any such agreement (excluding any loan or extension of credit made by Bank 1440) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Bank 1440.

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(p)          Intellectual Property. Bank 1440 and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. Bank 1440’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to Bank 1440 or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that Bank 1440 or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses (collectively, the “Intellectual Property”). With respect to each item of Intellectual Property owned by Bank 1440 or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that Bank 1440 or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. Neither Bank 1440 nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Bank 1440 or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the knowledge of Bank 1440, neither Bank 1440 nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties, and, to the knowledge of Bank 1440, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Bank 1440 or any of its Subsidiaries.

(q)          Labor Matters.

(i)          Bank 1440 and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither Bank 1440 nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Bank 1440 or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of Bank 1440, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Bank 1440 or any of its Subsidiaries pending or, to the knowledge of Bank 1440, threatened.

(ii)         Bank 1440’s Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of Bank 1440 and its Subsidiaries and any consultants or independent contractors providing services to Bank 1440 or any of its Subsidiaries; (B) each employee’s, consultant’s or independent contractor’s current rate of compensation; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. Bank 1440’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

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(r)          Employee Benefit Plans.

(i)          Bank 1440’s Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees (“Employee Plans”) of Bank 1440 or any of its Subsidiaries or ERISA Affiliates, including service providers provided to Bank 1440 through a contractual arrangement with a third-party professional employer organization (“PEO”). Bank 1440’s Disclosure Letter identifies the Employee Plans for which Bank 1440 or any of its Subsidiaries or ERISA Affiliate is the plan sponsor (“Bank 1440 Employee Plans”) and the Employee Plans maintained by a PEO for the benefit of one (1) or more employees (or their eligible dependents) of Bank 1440 or any of its Subsidiaries or ERISA Affiliates (“PEO Employee Plans”).

(ii)         To the extent applicable, Bank 1440, its Subsidiaries and ERISA Affiliates have complied in all material respects with its responsibilities under any contractual arrangement with a PEO (“PEO Agreement”), and has delivered or made available to AFC true and complete copies of the PEO Agreement, including any corresponding attachments or exhibits thereto.

(iii)        With respect to each Bank 1440 Employee Plan, if applicable, Bank 1440 has provided or made available to AFC copies of the: (A) plan documents, including any underlying distribution election forms and benefit schedules, trust instruments and insurance contracts; (B) three most recent IRS Forms 5500; (C) three most recent actuarial reports and financial statements, including the total accrued and vested liabilities, all contributions made by Bank 1440 and any Subsidiary and assumptions on which the calculations are based; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the IRC (including 401(k) and 401(m) tests); and (H) all material communications with any governmental authority (including the U.S. Department of Labor, IRS, OCC or Federal Reserve) with respect to any Bank 1440 Employee Plan. Bank 1440 has delivered to AFC summaries and descriptions of all PEO Employee Plans. Bank 1440 or any of its Subsidiaries or ERISA Affiliates have not made any written or oral commitment to create any additional Bank 1440 Employee Plan or PEO Employee Plan or materially modify, change or renew any existing Bank 1440 Employee Plan or PEO Employee Plan (any modification or change that increases the cost of such plans would be material), except as required to maintain the qualified status thereof (if applicable).

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(iv)        To the knowledge of Bank 1440, each Bank 1440 Employee Plan and PEO Employee Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, Part G of Subtitle I of ERISA and Section 4980B of the IRC (collectively, “COBRA”), the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Bank 1440 Employee Plan and PEO Employee Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and Bank 1440 is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Bank 1440, threatened action, suit or claim relating to any of the Bank 1440 Employee Plans or PEO Employee Plans (other than routine claims for benefits). Neither Bank 1440 nor any Subsidiary or ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Bank 1440 Employee Plan or PEO Employee Plan that would reasonably be expected to subject Bank 1440 , any Subsidiary or ERISA Affiliate to a material unpaid tax or penalty imposed by either Chapter 43 of the IRC or Sections 409 or 502 of ERISA.

(v)         Except as provided in Bank 1440’s Disclosure Letter, no Bank 1440 Employee Plan or PEO Employee Plan is (A) a “multiple employer plan” (as defined in Section 4063 of ERISA and Section 413(c) of the IRC); (B) an “employee stock ownership plan” (as defined in Section 4975(e)(7) of the IRC); or (C) a defined benefit pension plan subject to Title IV of ERISA.

(vi)        Neither Bank 1440 nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Bank 1440 Employee Plan or PEO Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by COBRA, or similar state laws, the cost of which is borne by the insured individuals. There has been no communication to employees by Bank 1440 or any Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

(vii)       All material contributions required to be made with respect to any Bank 1440 Employee Plan or PEO Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Bank 1440 Employee Plan or PEO Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Bank 1440. Bank 1440 and each Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Bank 1440 Employee Plan and PEO Employee Plan for financial reporting purposes to the extent required by GAAP. Each Bank 1440 Employee Plan and PEO Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(viii)      Neither Bank 1440 nor any Subsidiary maintains any Bank 1440 Employee Plans covering employees who are not United States residents.

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(ix)         The consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any Bank 1440 Employee Plan or PEO Employee Plan or (C) result in any material increase in benefits payable under any Bank 1440 Employee Plan or PEO Employee Plan.

(x)          To the knowledge of Bank 1440 all “non-qualified” deferred compensation plans, programs or arrangements of Bank 1440 and each Subsidiary (within the meaning of Section 409A of the IRC) have been in compliance with Section 409A of the IRC and IRS regulations and guidance thereunder. All stock options granted by Bank 1440 or any Subsidiary to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the IRC and associated guidance.

(xi)         There are no stock appreciation rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Bank 1440 Employee Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

(xii)        Bank 1440 has previously disclosed in its Disclosure Letter a list setting forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees of Bank 1440 and each Subsidiary whose annual rate of salary is $50,000 or greater, their title and rate of salary, and their date of hire. Since December 31, 2012, through and including the date of this Agreement, Bank 1440 has not, (i) except for normal increases for employees made in the ordinary course of business consistent with past practice, or (ii) as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director, granted any severance or termination pay or equity awards, entered into any contract or renewed any contract to that provides for severance or termination pay or equity awards or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice.

(xiii)       Any amount that is reasonably likely to be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, director or independent contractor of the Bank 1440 who is a “Disqualified Individual” (as such term is defined in Income Tax Regulation Section 1.280G 1) will not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the IRC).

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(s)          Properties.

(i)          A list of all real property owned or leased by Bank 1440 or any of its Subsidiaries is set forth in Bank 1440’s Disclosure Letter. Bank 1440 and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Bank 1440 or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect and neither Bank 1440 nor any of its Subsidiaries, nor, to Bank 1440’s knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. Bank 1440 has previously delivered or made available to AFC a complete and correct copy of each such lease. All real property owned or leased by Bank 1440 of any of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by Bank 1440 to be adequate for the current business of Bank 1440 and its Subsidiaries. To the knowledge of Bank 1440, none of the buildings, structures or other improvements located on any real property owned or leased by Bank 1440 or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way in a material respect.

(ii)         Bank 1440 and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of Bank 1440 and its Subsidiaries that is leased rather than owned, neither Bank 1440 nor any of its Subsidiaries is in default under the terms of any such lease.

(t)          Fairness Opinion. Bank 1440 has received the opinion of FIG Partners LLC to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Bank 1440’s stockholders.

(u)          Fees. Except as set forth in Bank 1440’s Disclosure Letter, neither Bank 1440 nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Bank 1440 or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v)         Environmental Matters.

(i)          Each of Bank 1440 and its Subsidiaries, the Participation Facilities, and, to the knowledge of Bank 1440, the Loan Properties are, and have been, in material compliance with all Environmental Laws.

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(ii)         There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Bank 1440, threatened, before any court, governmental agency or board or other forum against Bank 1440 or any of its Subsidiaries or any Participation Facility or Foreclosed Property (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Bank 1440 or any of its Subsidiaries or any Participation Facility.

(iii)        To the knowledge of Bank 1440, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Bank 1440 or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)        Neither Bank 1440 nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)         There are no underground storage tanks at any properties owned or operated by Bank 1440 or any of its Subsidiaries (including any Foreclosed Property) or any Participation Facility or, to the knowledge of Bank 1440, at any Loan Property. Neither Bank 1440 nor any of its Subsidiaries nor, to the knowledge of Bank 1440, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by Bank 1440 or any of its Subsidiaries or any Participation Facility.

(vi)        During the period of (A) Bank 1440’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Bank 1440’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of Bank 1440, prior to the period of (A) Bank 1440’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Bank 1440’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they are regulated under any Environmental Law.

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(w)          Loan Matters.

(i)          All Loans held by Bank 1440 or any of its Subsidiaries were made for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices, and are not subject to any known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are enforceable, valid, true and genuine and what they purport to be.

(ii)         Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor Bank 1440’s nor any of its Subsidiaries’ practices of approving or rejecting Loan applications, violate any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii)        The allowance for loan losses reflected in Bank 1440’s audited balance sheet at December 31, 2012, and the allowance for loan losses shown on the balance sheets in the Bank 1440 Reports for periods ending after such date, in the opinion of management, was or will be adequate, as of the dates thereof.

(iv)        None of the agreements pursuant to which Bank 1440 or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v)          (A) as of the date hereof Bank 1440 has no Loans to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Bank 1440, (B) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(vi)        Bank 1440’s Disclosure Letter sets forth a listing, as of May 31, 2013, of all Loans (A) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are classified as “Watch”, “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import, (D) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (E) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms, and (F) where a specific reserve allocation exists in connection therewith.

(x)          Anti-takeover Provisions Inapplicable. Bank 1440 and its Subsidiaries have taken all actions required to exempt AFC, Bank’34, the Agreement, and the Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

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(y)          Material Interests of Certain Persons. No current or former officer or director of Bank 1440 or any of its Subsidiaries, or any family member or affiliate of any such person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Bank 1440 or any of its Subsidiaries.

(z)          Insurance. Bank 1440’s Disclosure Letter contains a list of all policies of insurance carried and owned by Bank 1440 or any of its Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by Bank 1440 and its Subsidiaries are in full force and effect, Bank 1440 and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(aa)         Investment Securities; Derivatives.

(i)          Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by Bank 1440 or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)         Neither Bank 1440 nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(bb)         Indemnification. Except as provided in the articles of incorporation or bylaws of Bank 1440 and the similar organizational documents of any of its Subsidiaries, neither Bank 1440 nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Bank 1440 or any of its Subsidiaries and, to the knowledge of Bank 1440, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of Bank 1440 or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

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(cc)         Corporate Documents and Records. Bank 1440’s Disclosure Letter includes a complete and correct copy of the articles of incorporation, bylaws and similar organizational documents of Bank 1440 and each of its Subsidiaries, as in effect as of the date of this Agreement. Neither Bank 1440 nor any of its Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents. The minute books of Bank 1440 and each of its Subsidiaries constitute a materially complete and correct record of all actions taken by their respective Boards of Directors (and each committee thereof) and their stockholders. The stock books of Bank 1440 and its Subsidiaries contain complete and accurate records of the record share ownership of the issued and outstanding shares of stock thereof. Bank 1440 and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(dd)         Bank 1440 Information. The information regarding Bank 1440 and its Subsidiaries to be supplied by Bank 1440 for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ee)         CRA, Anti-Money Laundering, OFAC and Customer Information Security. Bank 1440 has received a rating of “Satisfactory” in its most recent examination or interim review with respect to the CRA. Bank 1440 is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause Bank 1440 of any of its Subsidiaries: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Bank 1440. Bank has no knowledge of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Bank 1440 or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Bank 1440 (or, where appropriate, any Subsidiary) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act, and the regulations thereunder, and Bank 1440 (or such Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

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(ff)         Tax Treatment of the Merger. Bank 1440 has no knowledge of any fact or circumstance relating to either Bank 1440 or its Subsidiaries that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

3.3           Representations and Warranties of AFC. AFC and Bank’34 jointly and separately represent and warrant to Bank 1440 that, except as set forth in AFC’s Disclosure Letter:

(a)          Organization and Qualification. AFC is a corporation duly organized, validly existing and in good standing under the laws of the United States, and is duly registered with the Federal Reserve as a savings and loan holding company under the HOLA. AFC has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. AFC is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on AFC. AFC engages only in activities (and holds properties only of the types) permitted to savings and loan holding companies by the HOLA and the rules and regulations of the Federal Reserve.

(b)          Subsidiaries.

(i)          AFC owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to AFC’s right to vote or dispose of any equity securities of its Subsidiaries. AFC’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by subsidiary holding companies or federal savings associations.

(ii)         Each of AFC’s Subsidiaries is a corporation, limited liability company or federal savings bank duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on such Subsidiary.

(iii)        The outstanding shares of capital stock, if any, of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of AFC are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

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(iv)        Bank’34 engages only in activities (and holds properties only of the types) permitted by the HOLA and the rules and regulations of the OCC promulgated thereunder. No Subsidiary of AFC other than Bank’34 is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. The deposits of Bank’34 are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Bank’34 when due. Bank’34 is a member in good standing of the Federal Home Loan Bank of Dallas.

(c)          Capital Structure.

(i)          The authorized capital stock of AFC consists of: (A) 20,000,000 shares of AFC Common Stock; and (B) 10,000,000 shares of preferred stock.

(ii)         As of March 31, 2013, (A) 1,304,526 shares of AFC Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws; (B) no shares of AFC preferred stock were issued and outstanding; and (C) 21,420 shares of AFC Common Stock were reserved for issuance pursuant to outstanding grants or awards under AFC’s stock-based benefit plans.

(iii)        The shares of AFC Common Stock to be issued in exchange for shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(iv)        Set for in AFC’s Disclosure Letter is a complete and accurate list of all outstanding options and warrants to acquire shares of capital stock of AFC, including the names of the holders thereof, dates of grant, exercise prices, dates of vesting, dates of termination and the number of shares of AFC capital stock subject to each grant. Except as set forth in AFC’s Disclosure Letter, there are no other agreements to issue options and warrants to acquire shares of capital stock of AFC.

(d)          Authority. Each of AFC and Bank’34 has all requisite corporate power and authority to enter into this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by AFC and Bank’34, and the consummation of the transactions contemplated by this Agreement by AFC and Bank’34, have been duly authorized by all necessary corporate actions on the part of the Boards of Directors of AFC and Bank’34, and no other corporate proceedings on the part of AFC or Bank’34, other than the consent of AFC as the sole stockholder of Bank’34, are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by AFC and Bank’34 and constitutes the valid and binding obligation of AFC and Bank’34, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

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(e)          No Violations. The execution, delivery and performance of this Agreement by AFC and Bank’34 do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all the consents, approvals and filings referred to in Section 3.3(f) have been made and obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which AFC or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation, charter or bylaws of AFC or the similar organizational documents of any of AFC’s Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of AFC or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which AFC or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on AFC.

(f)          Consents and Approvals. Except as set forth on AFC’s Disclosure Letter, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by AFC or its Subsidiaries in connection with the execution and delivery by AFC of this Agreement or the consummation by AFC and its Subsidiaries, as applicable, of the Merger and the other transactions contemplated by this Agreement, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (iii) the filing of the Certificate of Merger with the OCC and with the Arizona Corporation Commission pursuant to the ARS, and (iv) the registration or qualification of the shares of AFC Common Stock to be issued in exchange for shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock under state securities or “blue sky” laws. As of the date hereof, AFC knows of no reason pertaining to AFC or its Subsidiaries why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.1(b).

(g)          Securities Filings. Each of AFC and Bank’34 has filed with the Federal Reserve or OCC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file since January 1, 2009 (collectively, “AFC’s Reports”). None of AFC’s Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of AFC’s Reports complied in all material respects with the HOLA and the applicable rules and regulations of the Federal Reserve and the OCC. Each of the financial statements (including, in each case, any notes thereto) of AFC included in AFC’s Reports complied as to form, as of their respective dates of filing with the Federal Reserve, in all material respects with applicable accounting requirements and with the published rules and regulations of the Federal Reserve with respect thereto.

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(h)          Financial Statements. AFC has previously made available to Bank 1440 copies of (i) the audited consolidated statements of financial condition of AFC and its Subsidiaries as of June 30, 2012 and 2011 and related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity and cash flows for each of the two years in the two-year period ended June 30, 2012, together with the notes thereto, accompanied by the audit reports of AFC’s independent public accountants for those periods, and (ii) the interim unaudited consolidated balance sheet of AFC and its Subsidiaries as of March 31, 2013 and the related unaudited consolidated statements of income and changes in stockholders’ equity. Such financial statements were prepared from the books and records of AFC and its Subsidiaries, fairly present the consolidated financial position of AFC and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of AFC and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for the interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and do not include a statement of cash flows and footnotes.. The books and records of AFC and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(i)          Undisclosed Liabilities. Neither AFC nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated statements of financial condition of AFC as of June 30, 2012 as included in AFC’s Reports for the year ended June 30, 2012, except for (i) liabilities incurred since June 30, 2012 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on AFC and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(j)          Absence of Certain Changes or Events. Except as disclosed in AFC’s Reports or as set forth in AFC’s Disclosure Letter, since June 30, 2012, (i) AFC and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on AFC or Bank’34.

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(k)          Litigation. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of AFC, threatened against or affecting AFC or any of its Subsidiaries or any property or asset of AFC or any of its Subsidiaries that (i) challenge the validity or propriety of the transactions contemplated by this Agreement or (ii) could reasonably be expected to adversely affect the ability of AFC to perform under this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against AFC or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on AFC.

(l)          Absence of Regulatory Actions. Except as set forth in AFC’s Disclosure Letter, since December 31, 2009, neither AFC nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of AFC or its Subsidiaries. AFC has no knowledge of any fact or circumstance relating to AFC any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the transactions contemplated by this Agreement, nor does AFC have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the transactions contemplated by this Agreement.

(m)          Compliance with Laws. AFC and each of its Subsidiaries conduct their business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AFC or Bank’34. Since December 31, 2009, (i) there have been no subpoenas, written demands, or document requests received by AFC or any of its Subsidiaries from any Governmental Entity and (ii) no Governmental Entity has requested that AFC or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request. AFC and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of AFC, no suspension or cancellation of any of them is threatened. Neither AFC nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on AFC.

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(n)          Taxes. All federal, state, local and foreign Tax returns required to be filed by or on behalf of AFC or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by AFC or any of its Subsidiaries has been paid in full or adequate provision has been made for any such Taxes on AFC’s balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of AFC or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where AFC or any of its Subsidiaries does not file Tax returns that AFC or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to AFC or any of its Subsidiaries has been paid in full or adequate provision has been made for any such Taxes on AFC’s balance sheet (in accordance with GAAP). None of AFC or any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. AFC and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and AFC and it Subsidiaries have timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(o)          AFC Information. The information regarding AFC and its Subsidiaries to be supplied by AFC for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof that relate only to Bank 1440) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

(p)          Employee Benefit Plans.

(i)          AFC’s Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, “employee benefit plans,” as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of AFC or any of its Subsidiaries (hereinafter referred to collectively as the “AFC Employee Plans”). AFC has made available to Bank 1440 true and correct copies of the AFC Employee Plans, along with, where applicable, copies of the IRS Form 5500 for the most recently completed year. No AFC Employee Plan is (A) a “multiple employer plan” (as defined in Section 4063 of ERISA).

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(ii)         To the knowledge of AFC, each AFC Employee Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each AFC Employee Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and AFC is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of AFC, threatened action, suit or claim relating to any of the AFC Employee Plans (other than routine claims for benefits). Neither AFC nor any Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any AFC Employee Plan that would reasonably be expected to subject AFC or any Subsidiary to a material unpaid tax or penalty imposed by either Chapter 43 of the IRC or Sections 409 or 502 of ERISA.

(iii)        Neither AFC nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any AFC Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by COBRA, or similar state laws, the cost of which is borne by the insured individuals. There has been no communication to employees by AFC or any Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

(iv)        All material contributions required to be made with respect to any AFC Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any AFC Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of AFC. AFC and each Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable AFC Employee Plan for financial reporting purposes to the extent required by GAAP. Each AFC Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the IRC or (B) is unfunded.

(v)         Neither AFC nor any Subsidiary maintains any AFC Employee Plans covering employees who are not United States residents.

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(vi)        To the knowledge of AFC, all “non-qualified” deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the IRC) have been in compliance with Section 409A of the IRC and IRS regulations and guidance thereunder. All stock options and stock appreciation rights granted by AFC or any Subsidiary to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the IRC and associated guidance.

(q)          Environmental Matters.

(i)          Each of AFC and its Subsidiaries, the Participation Facilities, and, to the knowledge of AFC, the Loan Properties are, and have been, in material compliance with all Environmental Laws.

(ii)         There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of AFC, threatened, before any court, governmental agency or board or other forum against AFC or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by AFC or any of its Subsidiaries or any Participation Facility.

(iii)        To the knowledge of AFC, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or AFC or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)        Neither AFC nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)         To the knowledge of AFC, there are no underground storage tanks at any properties owned or operated by AFC or any of its Subsidiaries or any Participation Facility. Neither AFC nor any of its Subsidiaries nor, to the knowledge of AFC, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by AFC or any of its Subsidiaries or any Participation Facility.

(vi)        During the period of (A) AFC’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) AFC’s or its Subsidiary’s participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of AFC, prior to the period of (A) AFC’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) AFC’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they are regulated under any Environmental Law.

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(r)          Corporate Documents and Records. AFC’s Disclosure Letter includes a complete and correct copy of the certificate of incorporation, bylaws and similar organizational documents of AFC and each of its Subsidiaries, as in effect as of the date of this Agreement. Neither AFC nor any of its Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents. The minute books of AFC and each of its Subsidiaries constitute a materially complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders. AFC and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(s)          CRA, Anti-Money Laundering, OFAC and Customer Information Security. Bank’34 has received a rating of at least “Satisfactory” in its most recent examination or interim review with respect to the CRA. AFC is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause either any Subsidiary of AFC: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Bank’34. AFC is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either AFC or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Bank’34 (or, where appropriate, of any other Subsidiary of AFC) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act, and the regulations thereunder, and Bank’32 (or such other Subsidiary of AFC) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(t)          Tax Treatment of the Merger. AFC has no knowledge of any fact or circumstance relating to AFC or its Subsidiaries that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

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(u)          Availability of Funds. AFC has and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

ARTICLE IV

Conduct Pending the Merger

4.1           Forbearances by Bank 1440. Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, Bank 1440 shall not, nor shall Bank 1440 permit any of its Subsidiaries to, without the prior written consent of AFC, which consent shall not be unreasonably withheld:

(a)          conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)          (i)          incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (B) advances from the Federal Home Loan Bank of San Francisco with a maturity of not more than one year;

(ii)         prepay any indebtedness or other similar arrangements so as to cause Bank 1440 to incur any prepayment penalty thereunder;

(c)          (i)          adjust, split, combine or reclassify any capital stock;

(ii)         make, declare or pay any dividend or any other distribution on its capital stock;

(iii)         grant any stock appreciation rights or grant any person any option, warrant or other right to acquire or receive any shares of its capital stock, including pursuant to any Bank 1440 Employee Plan;

(iv)          issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to the exercise of Bank 1440 Options and Bank 1440 Warrants outstanding as of the date hereof; or

(v)         other than as set forth in the Bank 1440 Disclosure Letter, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock;

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(d)          sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

(e)          except pursuant to contracts or agreements in force at the date of or permitted by this Agreement or the purchase of Federal Home Loan Bank of San Francisco stock in the ordinary course of business consistent with past practice, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(f)          enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $10,000 per annum, the renewal of insurance policies for coverage levels comparable to those in effect on the date hereof, and contracts or agreements covered by Section 4.1(g);

(g)          make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $500,000 with respect to any individual borrower, or (ii) loans or advances as to which Bank 1440 has a binding obligation to make such loans or advances as of the date hereof;

(h)          except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Bank 1440, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

(i)          except as may be required under existing agreements as of the date hereof,

(i)          increase in any manner the compensation or fringe benefits of any of its employees or directors, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

(ii)         become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director except for such actions as may be required by law or regulations;

(iii)        voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

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(iv)        elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee with the title vice president or higher.

(j)          commence any action or proceeding, other than to enforce any obligation owed to Bank 1440 or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $20,000 or (ii) which would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k)          amend its articles of incorporation, charter or bylaws, or similar governing documents;

(l)          restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified;

(m)          make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than three years;

(n)          make any capital expenditures in excess of $10,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

(o)          establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p)          enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(q)          make any changes in policies in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies, except as may be required by changes in applicable law or regulations, GAAP, or in accordance with the direction of a Governmental Entity;

(r)          issue any communication of a general nature to employees relating to benefits and compensation without prior consultation with AFC and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of AFC (which shall not be unreasonably withheld, conditioned or delayed) or issue any communication of a general nature to customers without the prior approval of AFC (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

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(s)          foreclose upon or take a deed or title to any commercial real estate (i) without providing prior notice to AFC and conducting a Phase I environmental assessment of the property, or (ii) if the Phase I environmental assessment referred to in the prior clause reflects the presence of any Hazardous Material or underground storage tank;

(t)          make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(u)          take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(v)          implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(w)          knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(x)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request by Bank 1440 or response thereto by AFC shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2           Forbearances by AFC. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, AFC shall not, nor shall AFC permit any of its Subsidiaries to, without the prior written consent of Bank 1440, which shall not unreasonably be withheld:

(a)          conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)          take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

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(c)          knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(d)          (i)          adjust, split, combine or reclassify any capital stock;

(ii)         make, declare or pay any dividend or any other distribution on its capital stock;

(iii)        grant any stock appreciation rights or grant any person any option, warrant or other right to acquire or receive any shares of its capital stock, including pursuant to any AFC Employee Plan;

(iv)        issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock (except pursuant to the exercise of stock options or warrants outstanding as of the date hereof and except for 13,948 shares to be issued to the AFC ESOP); or

(v)         directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock; or

(e)          agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2.

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ARTICLE V

Covenants

5.1           Acquisition Proposals.

(a)          From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, Bank 1440 shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by Bank 1440 or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage, or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information or data regarding Bank 1440 or any of its Subsidiaries to any person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than AFC), regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into or consummate any agreement, arrangement or understanding contemplating any Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. For purposes of this Agreement, Bank 1440 shall not be deemed to have violated or breached its obligations set forth in this Section 5.1 solely as a result of its receipt of an unsolicited Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Bank 1440 or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Bank 1440 or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by Bank 1440. Notwithstanding the foregoing, prior to the adoption and approval of this Agreement by Bank 1440’s stockholders, this Section 5.1(a) shall not prohibit Bank 1440 from furnishing nonpublic information regarding Bank 1440 and its Subsidiaries to, or entering into discussions with, any person in response to an Acquisition Proposal that is submitted to Bank 1440 by such person (and not withdrawn) if (1) the Acquisition Proposal constitutes or could reasonably result in a Superior Proposal, (2) Bank 1440 has not violated any of the restrictions set forth in this Section 5.1, (3) Bank 1440’s Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that such action is required in order for the Board of Directors to comply with its fiduciary obligations to Bank 1440’s stockholders under applicable law, and (4) at least two (2) Business Days prior to furnishing any nonpublic information to, or entering into discussions with, such person, Bank 1440 gives AFC written notice of the identity of such person and of Bank 1440’s intention to furnish nonpublic information to, or enter into discussions with, such person and Bank 1440 receives from such person an executed confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between AFC and Bank 1440. In addition, nothing contained in this Agreement shall prohibit Bank 1440 and any of its representatives from (i) informing any person of the existence of the provisions of this Section 5.1, (ii) contacting any person solely to clarify the terms and conditions of an Acquisition Proposal, or (iii) disclosing any information to its stockholders that the Bank 1440 Board of Directors determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to comply with its fiduciary duties to Bank 1440’s stockholders under applicable law, subject to compliance with the requirements of this Section 5.1.

(b)          Bank 1440 will notify AFC immediately orally (within one calendar day) and in writing (within three calendar days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to AFC any written materials received by Bank 1440 or any of its Subsidiaries in connection therewith. Bank 1440 will keep AFC informed of any developments with respect to any such Acquisition Proposal, request or inquiry promptly upon the occurrence thereof.

(c)          Bank 1440 will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. Bank 1440 will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of Section 5.1(a) of the obligations undertaken in this Section 5.1. Bank 1440 will promptly request each person (other than AFC) that has executed a confidentiality agreement in the 12 months prior to the date hereof in connection with its consideration of a business combination with Bank 1440 to return or destroy all confidential information previously furnished to such person by or on behalf of Bank 1440. Bank 1440 shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

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5.2           Advice of Changes. Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3           Access and Information.

(a)          Upon reasonable notice, each of AFC and Bank 1440 shall (and shall cause their respective Subsidiaries to) afford the other party and its representatives (including, without limitation, directors, officers and employees of such party and its affiliates and counsel, accountants and other professionals) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to such party and its Subsidiaries as such other party may reasonably request; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by AFC, Bank’34 or Bank 1440 in this Agreement; provided further, that neither AFC nor Bank 1440 shall be required to furnish, and need not cause its Subsidiaries to furnish, access to books, records, contracts, properties or information to the extent such books, records, contracts, properties or information disclose (i) matters involving this Agreement, (ii) information or material that such party is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of such party, or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to such party, the granting of such access would or may adversely affect the confidential nature of or any privilege relating to the matters being discussed. Notwithstanding the foregoing, neither AFC nor Bank 1440, nor their respective Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

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(b)          From the date hereof until the Effective Time, each of AFC and Bank 1440 shall, and shall cause their respective Subsidiaries to, promptly provide the other party with (i) a copy of each report filed with federal or state banking regulators, (ii) a copy of all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that neither AFC nor Bank 1440 shall be required to provide, and need not cause their respective Subsidiaries to provide, copies of any portion of a document disclosing (i) matters involving this Agreement, (ii) information or material that such party is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of such party, or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to such party, such provision would or may adversely affect the confidential nature of or any privilege relating to the matters being discussed. Notwithstanding the foregoing, neither AFC nor Bank 1440, nor their respective Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(c)          AFC and Bank 1440 will not, and will cause its Subsidiaries and representatives not to, use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement or otherwise in contravention of the Confidentiality Agreement.

(d)          From and after the date hereof, representatives of AFC and Bank 1440 shall meet on a regular basis to discuss and plan for data processing and related electronic information systems to be used after the Closing Date, which may include, without limitation, the conversion of Bank 1440’s and its Subsidiaries’ systems to those used by AFC and its Subsidiaries, the conversion of AFC’s and its Subsidiaries’ systems to those used by Bank 1440 and its Subsidiaries, or the conversion of both parties’ systems to a platform offered by a third party but not currently used by either AFC or Bank 1440, in any event with the goal of conducting such conversion simultaneously with the consummation of the Merger.

(e)          Bank 1440 shall give notice to a designee of AFC, and shall invite such person to attend all regular and special meetings of the Board of Directors of Bank 1440 and all regular and special meetings of the executive, audit, loan or asset/liability management committee of the Board of Directors (or any committee of the Board of Directors performing similar functions) of Bank 1440. Such designees shall have no right to vote and shall not attend sessions of the Board of Directors and committees during which there is being discussed (i) matters involving this Agreement, (ii) information or material that Bank 1440 is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of Bank 1440, or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to Bank 1440, the presence of such designees would or may adversely affect the confidential nature of or any privilege relating to the matters being discussed.

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5.4           Applications; Consents.

(a)          The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. Bank 1440 and AFC shall furnish each other with all information concerning themselves, their respective subsidiaries, and their respective subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of AFC, Bank 1440 or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. AFC and Bank 1440 shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to AFC and Bank 1440, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

(b)          As soon as practicable after the date hereof, each of the parties hereto shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

5.5           Antitakeover Provisions. Bank 1440 shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt AFC and its Subsidiaries, the Agreement, and the Merger from any provisions of an antitakeover nature in Bank 1440’s or its Subsidiaries’ certificate of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

5.6           Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7           Publicity. The initial press release announcing this Agreement shall be a joint press release and thereafter Bank 1440 and AFC shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to stockholders) with respect to the Merger and any other transactions contemplated hereby and in making any filings with any Governmental Entity; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by law.

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5.8           Stockholder Meeting.

(a)          Bank 1440 will submit to its stockholders this Agreement and any other matters required to be approved or adopted by stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Bank 1440 will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its stockholders (the “Stockholder Meeting”) as promptly as practicable following effectiveness of the the Registration Statement (defined below) for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Bank 1440 agrees that its obligations pursuant to this Section 5.8(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Bank 1440 of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 5.8(b), Bank 1440 shall, (i) through Bank 1440’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement, (ii) include such recommendation in the Proxy Statement-Prospectus and (iii) use commercially reasonable efforts to obtain from its stockholders a vote approving and adopting this Agreement.

(b)          Notwithstanding anything in this Agreement to the contrary, at any time prior to the Effective Time, Bank 1440’s Board of Directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would cause it to violate its fiduciary duties under applicable law, withdraw, modify or change its recommendation that the stockholders of Bank 1440 approve this Agreement (a “Change of Recommendation”); provided, that prior to any such Change of Recommendation, Bank 1440 shall have complied in all respects with Section 5.1, given AFC prompt written notice advising it of the decision of Bank 1440’s Board of Directors to take such action and, in the event the decision relates to an Acquisition Proposal, given AFC the material terms and conditions of the Acquisition Proposal, including the identity of the person making any such Superior Proposal or inquiry and the material terms of such Acquisition Proposal or inquiry; provided, further, that in the event the decision relates to an Acquisition Proposal: (i) Bank 1440 shall have given AFC three (3) Business Days after delivery of such notice to propose revisions to the terms of this Agreement (or make another proposal) and if AFC proposes to revise the terms of this Agreement, Bank 1440 shall have negotiated, and shall have caused its financial and legal advisors to negotiate, in good faith with AFC with respect to such proposed revisions or other proposal; and (ii) Bank 1440’s Board of Directors shall have determined in good faith, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by AFC, if any, that such Acquisition Proposal constitutes a Superior Proposal. In the event Bank 1440’s Board of Directors does not make the determination referred to in clause (ii) of this paragraph and thereafter determines to withdraw, modify or change its recommendation that the stockholders of Bank 1440 approve this Agreement pursuant to this Section 5.8(b), the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, amendment or change. In the event of any material revisions to the Acquisition Proposal, Bank 1440 shall be required to deliver a new written notice to AFC and to again comply with the requirements of this Section 5.8(b) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days. Unless this Agreement is terminated pursuant to Section 7.1, this Agreement shall be submitted to the stockholders of Bank 1440 at the Stockholder Meeting for the purpose of voting on the approval and adoption of this Agreement and nothing contained herein shall be deemed to relieve Bank 1440 of such obligation; provided, however, that if Bank 1440’s Board of Directors shall have effected a Change of Recommendation, then Bank 1440’s Board of Directors may submit this Agreement to Bank 1440’s stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event Bank 1440’s Board of Directors may communicate the basis for its lack of a recommendation to Bank 1440’s stockholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by applicable law. In addition to the foregoing, Bank 1440 shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

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5.9           Registration of AFC Common Stock.

(a)          As promptly as reasonably practicable following the date hereof, AFC shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of AFC Common Stock in the Merger and the AFC Common Stock underlying any Bank 1440 Options and Bank 1440 Warrants that are not exchanged by the holders thereof pursuant to Section 2.11(a) and are assumed by AFC pursuant to Section 2.11(b) (such Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The Registration Statement shall contain proxy materials relating to the matters to be submitted to the Bank 1440 stockholders at the Stockholders Meeting, which shall also constitute the prospectus relating to the shares of AFC Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”). Bank 1440 will furnish to AFC the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with AFC and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. AFC shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Bank 1440 will use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to Bank 1440’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. AFC will advise Bank 1440, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the AFC Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to AFC or Bank 1440, or any of their respective affiliates, officers or directors, is discovered by AFC or Bank 1440 which is required be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by AFC with the SEC and disseminated by Bank 1440 to the stockholders of Bank 1440.

(b)          AFC shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Bank 1440 and AFC shall furnish all information concerning it and the holders of Bank 1440 Common Stock and Bank 1440 Preferred Stock as may be reasonably requested in connection with any such action.

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(c)          AFC shall, within the time periods prescribed by applicable rules of the Financial Institutions Regulatory Authority (“FINRA”), notify FINRA of the additional shares of AFC Common Stock to be issued by AFC in exchange for the shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock.

5.10         Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of Bank 1440 and AFC shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11         Employee Benefit Matters.

(a)          At AFC’s election, the Bank 1440 Employee Plans may continue to be maintained separately, consolidated or terminated in accordance with applicable law. Furthermore, AFC may elect to maintain the PEO Employee Plans pursuant to the PEO Agreement or terminate the PEO Agreement in accordance with its term. To the extent requested by AFC prior to the Effective Time, Bank 1440 shall execute and deliver such instruments and take such other actions as AFC may reasonably require in order to cause the amendment or termination of any Bank 1440 Employee Plan or the termination of any PEO Agreement, on terms satisfactory to AFC and in accordance with applicable law. As a result of the foregoing, if any Bank 1440 Employee Plan or PEO Employee Plan is frozen or terminated, employees of Bank 1440 or any Subsidiary who become employees of AFC (or any AFC Subsidiary) after the Effective Time (“Continuing Employees”) who are participants in any such plan shall be eligible to participate in any AFC Employee Plan of similar character in accordance with its terms (to the extent that one exists) other than any AFC non-qualified deferred compensation plan, employment agreement, change in control agreement or similar-type of arrangement, and AFC shall take all actions necessary or appropriate to facilitate coverage of the Continuing Employees in such AFC Employee Plan from and after the Effective Time, subject to the conditions set forth in Sections 5.11(a) and (b) hereof. Each Continuing Employee who becomes a participant in an AFC Employee Plan shall, for purposes of such plan, receive credit for service with Bank 1440 or any Subsidiary for purposes of eligibility and vesting determination (but not for benefit accrual purposes), provided, however, that credit for prior years of service shall not given under the AFC ESOP. In the event of any termination of a Bank 1440 Employee Plan that is intended to be qualified under Section 401(a) of the IRC, Bank 1440, prior to the Effective Time, or AFC, after the Effective Time, shall as soon as practicable apply for a favorable determination letter from the IRS with respect to such termination and shall not distribute the accrued benefit or account balances under such Bank 1440 Employee Plan, other than those distributions required by law, until receipt of such favorable determination letter.

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(b)          [Reserved].

(c)          AFC shall honor the terms of all employment, consulting and change in control agreements (collectively, the “Bank 1440 Employment Agreements”), if any, previously disclosed by Bank 1440 in its Disclosure Letter. To the extent applicable, Bank 1440 has previously disclosed in its Disclosure Letter the payments and benefits that would be made/provided under the Bank 1440 Employment Agreements, assuming a change in control and a termination of employment had occurred as of June 30, 2013.

(d)           Each full-time employee of Bank 1440 or Subsidiary, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, who incurs an involuntary termination (other than for “cause,” as defined in 12 C.F.R. Section 163.39) within one year following the Effective Time shall receive a lump sum severance payment from Bank’34 equal to one week of pay at the rate then in effect, for each full year of employment with Bank 1440 (or the applicable Subsidiary), provided that such employee enters into a release of claims against Bank 1440 and the AFC Parties, their Subsidiaries and affiliates in a form satisfactory to AFC.

(e)          Notwithstanding anything to the contrary, unless otherwise provided, in no event shall the aggregate payments or benefits to be made under any Bank 1440 Employee Plan or PEO Employee Plan that constitute an “excess parachute payment” (as such term is defined in Section 280G of the IRC), and to the extent any payments or benefits would constitute an “excess parachute payment,” such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Section 280G of the IRC.

(f)          Nothing in this Agreement shall be construed to grant a contract of employment to any employee of Bank 1440 or its Subsidiaries who become a Continuing Employee, and this Agreement shall not limit the ability of AFC or Bank’34 to review employee benefit programs from time to time and to make changes (including terminating any program) as they deem appropriate.

5.12         Indemnification.

(a)          From and after the Effective Time through the sixth anniversary of the Effective Time, AFC agrees to indemnify and hold harmless each present and former director and officer of Bank 1440 or any of its Subsidiaries (each, an “Indemnified Party”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), that are asserted or claimed after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to Bank 1440’s articles of incorporation and bylaws as in effect on the date of this Agreement and to the fullest extent permitted by law.

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(b)          Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify AFC thereof, but the failure to so notify shall not relieve AFC of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice AFC.

(c)          AFC shall use its reasonable best efforts to maintain Bank 1440’s and its Subsidiaries’ existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Bank 1440’s existing policy, including AFC’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Time; provided, however, that in no event shall AFC be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 5.12(c), an aggregate amount in excess of 125% of the amount of the annual premiums paid by Bank 1440 as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, AFC shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

(d)          In the event AFC or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of AFC assume the obligations set forth in this Section 5.12.

(e)          The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

5.13         Board of Directors

(a)          AFC and Bank’34 shall take all action necessary to appoint to the Board of Directors of AFC and Bank’34 two (2) of the members of the Board of Directors of Bank 1440 who were serving in that capacity immediately prior to the Effective Time, effective immediately following the Effective Time (“Continuing Directors”), with such persons to be selected by AFC after consultation with Bank 1440. One such individual will be appointed to a term expiring at the 2015 annual meeting of stockholders and one such individual will be appointed to a term expiring at the 2016 annual meeting of stockholders. Such Continuing Directors shall receive the same board fees and be otherwise entitled to the same privileges as the directors of AFC and Bank’34 immediately prior to the Closing Date.

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(b)          As soon as reasonably practicable after the Effective Time, but not later than thirty (30) days following the Effective Time, Bank’34 shall take all actions necessary to establish an advisory board for purposes of advising the Board of Directors of Bank’34 on matters specific to the Arizona markets served by Bank 1440 (the “Arizona Advisory Board”), and shall maintain the existence of the Arizona Advisory Board for a period of at least two (2) years following the Effective Time. AFC shall, in its sole discretion, appoint one or more persons who are directors of Bank 1440 as of the Effective Time as initial members of the Arizona Advisory Board. The Arizona Advisory Board shall meet at least every other month, and each member of the Arizona Advisory Board shall receive a fee of $500 per meeting attended.

5.14         Operations of Bank 1440 after the Merger. Immediately following the Effective Time, Bank’34 will operate the former offices of Bank 1440 as branch offices of Bank’34.

5.15         Environmental Reports. Bank 1440 shall cooperate with an environmental consulting firm designated by AFC and Bank’34 that is reasonably acceptable to Bank 1440 (the “Environmental Consultant”) in connection with the conduct by the Environmental Consultant of a Phase I and/or II Environmental Site Assessment or other environmental investigation on all real property owned or leased by Bank 1440 (including, in Bank’34’s sole discretion, any Foreclosed Property or Participation Facility) as of the date of this Agreement (for purposes of this Section 5.15, the “Bank 1440 Property”). If AFC or Bank’34 reasonably determines that further investigatory procedures are required as to any Bank 1440 Property on the basis of the review of the report of the initial investigation with respect to such Bank 1440 Property prepared by the Environmental Consultant, and should AFC or Bank’34 order the Environmental Consultant to perform such further investigatory procedures, Bank 1440 shall cooperate with such further investigatory procedures. AFC shall furnish true and complete copies of any reports of the Environmental Consultant that it receives with respect to any Bank 1440 Property. Bank 1440 shall not, and shall cause its Subsidiaries not to, without the written consent of AFC, knowingly take any action or execute any instruments that would affect the status of any of its properties under environmental laws or its rights or duties under such laws. All costs and expenses associated with any environmental investigation conducted by AFC or Bank’34 shall be the sole responsibility of, and shall be borne exclusively by, AFC and/or Bank’34. AFC and Bank’34, jointly and severally, agree to indemnify and hold harmless Bank 1440 for any claims to property, or injury or death to persons, made as a result of any environmental investigation conducted by AFC, Bank’34, the Environmental Consultant, or any of their respective agents, which damage or injury is attributable to the negligent actions of AFC, Bank’34, the Environmental Consultant, or any of their respective agents, except to the extent caused in whole or in part by the negligence of Bank 1440 or its respective agents.

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5.16         Reserves and Merger-Related Costs. Prior to the Effective Time, each of Bank 1440 and its Subsidiaries shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of AFC, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 6.1(a) and (b); provided further, that in any event, no accrual or reserve made by Bank 1440 or any of its Subsidiaries pursuant to this Section 5.16 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Bank 1440 or its management with any such adjustments.

5.17         Issuance of AFC Common Stock. The shares of AFC Common Stock (including shares of AFC Common Stock to be issued to the holders of Bank 1440 Options and Bank 1440 Warrants that are assumed by AFC pursuant to Section 2.11(b) upon the exercise thereof) to be issued by AFC to the shareholders of Bank 1440 pursuant to this Agreement (i) will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable, (ii) are and will be free of any preemptive rights of the shareholders of AFC or any other person, firm or entity, and (iii) will not be subject to any restrictions on transfer arising under the Securities Act, except for AFC Common Stock issued to any shareholder of Bank 1440 who may be deemed to be an “affiliate” (under the Exchange Act) of AFC after the Effective Time.

5.18         Rule 144 Compliance. For a period of not less than 2 years after the date hereof (or such shorter period of time as may be applicable for “affiliates” of Bank 1440 to sell AFC Common Stock in accordance with Rule 145 of the Securities Act), AFC will use its reasonable best efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act (other than Current Reports on Form 8-K) and submit electronically and post on its corporate website, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T.

5.19         Compliance with Securities Laws. Bank 1440 shall not solicit the consent (or accept the unsolicited consent) of any holder of any Bank 1440 Option or Bank 1440 Warrant, other than persons who are directors of Bank 1440 or executive officers having the title of Executive Vice President or higher, to the cancellation or exchange of any Bank 1440 Option or Bank 1440 Warrant as contemplated by Section 2.11(a) until such time as the registration statement on Form S-4 filed by AFC pursuant to Section 5.9(a) shall have been declared effective by the SEC and is available for distribution to stockholders of Bank 1440. Bank 1440 shall conduct all activities in furtherance of its obligations under Section 2.11(a) in compliance with applicable federal and state securities laws and regulations (including laws and regulations governing tender offers).

5.20         Subsequent Transactions. Prior to the Effective Time, AFC will not enter into any agreement with any unaffiliated third party concerning any purchase or acquisition of AFC or Bank’34 or substantially all of their respective assets by any unaffiliated third party through any type of corporate reorganization, stock acquisition or exchange, asset purchase or other similar transaction (an “AFC Transaction”), unless such AFC Transaction expressly provides (a) for the acquisition of Bank 1440 by AFC or a successor entity on the same terms and conditions as provided for in this Agreement and (b) that if the AFC Transaction is completed before the Effective Time, the shareholders of Bank 1440 will be entitled to receive consideration in such transaction as if their shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock had been converted into AFC Common Stock at the effective time of such transaction.

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ARTICLE VI

Conditions to Consummation

6.1           Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)          Stockholder Approval. This Agreement shall have been approved by the requisite vote of Bank 1440’s stockholders in accordance with Bank 1440’s articles of incorporation and bylaws and applicable laws and regulations.

(b)          Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement, including without limitation the issuance by AFC of the AFC Common Stock, shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; provided, however, that none of such approvals, consents or waivers shall contain any condition or requirement (including the continuation of any agreement set forth in the Bank 1440 Disclosure Letter, or any provision thereof) that would so materially and adversely impact the economic or business benefits to AFC of the transactions contemplated hereby that, had such condition or requirement been known, AFC would not, in its reasonable judgment, have entered into this Agreement.

(c)          No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or any transactions contemplated by this Agreement, and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger or any transactions contemplated by this Agreement.

(d)          Third Party Consents. AFC and Bank 1440 shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on AFC (after giving effect to the consummation of the transactions contemplated hereby).

(e)          Registration Statement; Blue Sky Laws. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and AFC shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

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(f)          Tax Opinion. AFC and Bank 1440 shall have received an opinion of AFC’s counsel or AFC’s independent registered public accounting firm, dated the Closing Date, to the effect that the Merger constitutes a tax-free reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel or firm may require and rely upon customary representations contained in certificates of officers of Bank 1440, AFC and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(g)          Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to AFC of the transactions contemplated hereby that, had such condition or requirement been known, either AFC or Bank 1440 would not, in its reasonable judgment, have entered into this Agreement.

6.2           Conditions to the Obligations of AFC. The obligations of AFC to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by AFC:

(a)          Bank 1440’s Representations and Warranties. Each of the representations and warranties of Bank 1440 contained in this Agreement and in any certificate or other writing delivered by Bank 1440 pursuant hereto shall be true and correct in all material respects (except such representations and warranties that are qualified by materiality or by reference to a Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)          Performance of Bank 1440’s Obligations. Bank 1440 shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Officers’ Certificate. AFC shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Bank 1440, and solely on behalf of Bank 1440, to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)          Exchange of Bank 1440 Options and Bank 1440 Warrants; Mutual Holding Company Status; Post-Closing Ownership; Stock Conversion Number. Such number of Bank 1440 Options and Bank 1440 Warrants shall have been exchanged pursuant to Section 2.11(a) such that, immediately following the Effective Time, (i) AFC Mutual Holding Company shall own at least 51% of the outstanding shares of AFC Common Stock, (ii) the holders of record of AFC Common Stock (other than AFC Mutual Holding Company) immediately prior to the Effective Time shall own a majority of the Pro Forma Outstanding AFC Common Stock that is not owned by AFC Mutual Holding Company, and (iii) the Stock Conversion Number shall be not less than 72% of the total number of shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock issued and outstanding at the Effective Time.

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(e)          No Material Adverse Effect. There shall not have been a Material Adverse Effect with respect to Bank 1440 or any of its Subsidiaries.

(f)          Appraisal Rights. The aggregate number of shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock with respect to which the holders thereof have exercised and not withdrawn their appraisal rights shall not exceed 10% of the number of outstanding shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock, in the aggregate, as of the record date for the Stockholder Meeting.

(g)          Allocation of Merger Consideration. In the event that the Agreement is not deemed to provide for fixed consideration in accordance with Treasury Regulations 1.368-1(e), the aggregate value of the Stock Consideration delivered at the Closing, calculated based upon the average closing price of AFC Common Stock on the Over The Counter Bulletin Board over the ten (10) trading days ending on the third Business Day prior to the Closing Date, shall be equal to or greater than the aggregate amount of the sum of (i) the Cash Consideration paid, plus (ii) the total cash paid to holders of Dissenters’ Shares, plus (iii) the aggregate amount of cash in lieu of fractional shares of AFC Common Stock paid pursuant to Section 2.5(c).

6.3           Conditions to the Obligations of Bank 1440. The obligations of Bank 1440 to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Bank 1440:

(a)          AFC’s and Bank’34’s Representations and Warranties. Each of the representations and warranties of AFC and Bank’34 contained in this Agreement and in any certificate or other writing delivered by AFC or Bank’34 pursuant hereto shall be true and correct in all material respects (except such representations and warranties that are qualified by materiality or by reference to a Material Adverse Effect, which shall be true and correct in all respects) at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)          Performance of AFC’s and Bank’34’s Obligations. Each of AFC and Bank’34 shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Officers’ Certificate. Bank 1440 shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of AFC and Bank’34, and solely on behalf of AFC and Bank’34, to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)          No Material Adverse Effect. There shall not have been a Material Adverse Effect with respect to AFC or Bank’34.

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ARTICLE VII

Termination

7.1           Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite stockholder approval:

(a)          by the mutual written consent of AFC and Bank 1440; or

(b)          by either AFC or Bank 1440, in the event of the failure of Bank 1440’s stockholders to approve the Agreement at the Stockholder Meeting; provided, however, that Bank 1440 shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all respects with its obligations under Section 5.8; or

(c)          by either AFC or Bank 1440, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

(d)          by either AFC or Bank 1440, in the event that the Merger is not consummated by the date that is one year following the date of this Agreement, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(e)          by either AFC or Bank 1440 (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representations or warranty; or

(f)          by AFC, (i) if Bank 1440 shall have materially breached its obligations under Section 5.1 or Section 5.8 or (ii) if the Board of Directors of Bank 1440 does not publicly recommend in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that stockholders approve and adopt this Agreement, the Board of Directors of Bank 1440 effects a Change of Recommendation; or

(g)          by AFC, if, on the basis of one or more Phase II Environmental Site Assessment Reports of the Environmental Consultant, AFC reasonably determines that (A) the aggregate costs of taking all remedial and corrective actions and measures (1) required by applicable law, or (2) recommended by such report(s), in the aggregate (including the aggregate costs of the taking of further investigative procedures and the obtaining of the Phase II Environmental Site Assessment Report(s)), would exceed the sum of $300,000, or (B) that the sum of such costs identified in clause (A) cannot be reasonably estimated with any degree of certainty but could reasonably be expected to exceed the sum of $500,000 in the aggregate; provided, however, that AFC may not exercise this termination right after September 25, 2013;

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(h)          by Bank 1440 if Bank 1440 has received a Superior Proposal and the Board of Directors of Bank 1440 has made a determination to accept such Superior Proposal, after determining in good faith (based on advice of its outside legal counsel) that failing to terminate this Agreement would constitute a breach of its fiduciary duties under applicable law; provided, that (i) Bank 1440 has not materially breached its obligations under Section 5.1; (ii) promptly following such termination of this Agreement, Bank 1440 shall enter into a definitive agreement with respect to such Superior Proposal and pay to AFC the Fee set forth in Section 7.2(a); and (iii) (a) at least five business days prior to such termination, Bank 1440 shall provide written notice to AFC advising it that the Board of Directors of Bank 1440 is prepared, subject to the additional requirements of this Section 7.1(h), to cause Bank 1440 to accept a Superior Proposal, specifying the terms and conditions thereof and identifying the person making such proposal (it being understood and agreed that any amendment or modification of an Acquisition Proposal shall result in a new Acquisition Proposal for which a new five business day period following a new notice referred to above shall be required) and (b) Bank 1440 shall, and shall cause its outside legal counsel and financial advisor to, negotiate in good faith with AFC, if requested by AFC, to make adjustments in the terms and conditions of this Agreement as would enable Bank 1440 to proceed with the transactions contemplated hereby on such adjusted terms consistent with the Board of Directors of Bank 1440’s determination in good faith (based on advice of its outside legal counsel) that proceeding based upon such adjusted terms would not constitute a breach of its fiduciary duties; or

(i)          By AFC if Bank 1440 shall have breached its obligations under Section 5.19.

7.2           Termination Fee.

(a)          Bank 1440 shall pay to AFC a fee of $385,000 if this Agreement is terminated as follows:

(i)          if this Agreement is terminated by AFC pursuant to Section 7.1(f), then Bank 1440 shall pay the Fee on the second business day following such termination;

(ii)         if this Agreement is terminated by (A) AFC or Bank 1440 pursuant to Section 7.1(b) or (B) by AFC pursuant to Section 7.1(e) because of Bank 1440’s willful breach of any representation, warranty, covenant or agreement under this Agreement, and in any such case (I) an Acquisition Proposal with respect to Bank 1440 shall have been publicly announced or otherwise communicated or made known to the Board of Directors of Bank 1440 (or any person shall have publicly announced, communicated or made known an intention to make an Acquisition Proposal) at any time after the date of this Agreement, and on or prior to the date of the Stockholders Meeting, in the case of clause (A), or the date of termination, in the case of clause (B), and (II) if within 12 months after such termination Bank 1440 enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then Bank 1440 shall pay the Fee on the date of such execution of the definitive agreement with respect to or consummation of such Acquisition Proposal; and

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(iii)        if this Agreement is terminated by Bank 1440 pursuant to Section 7.1(h) herein, then Bank 1440 shall pay the Fee concurrently with such termination.

(b)          Any amount that becomes payable pursuant to Section 7.2(a) shall be paid by wire transfer of immediately available funds to an account designated by AFC in writing to Bank 1440.

(c)          Bank 1440 acknowledges that the agreement contained in Section 7.2(a) is an integral part of the transactions contemplated by this Agreement, that without such agreement by Bank 1440, AFC would not have entered into this Agreement and that such amounts do not constitute a penalty. If Bank 1440 fails to pay the amounts due under Section 7.2(a) with the time periods specified, Bank 1440 shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by AFC in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, as of and calculated on a daily basis from, the date such amounts were required to be paid until the date of actual payment.

7.3           Effect of Termination. In the event of termination of this Agreement by either AFC or Bank 1440 as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2, 8.6 and 8.8, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE VIII

Certain Other Matters

8.1           Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

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8.2           Survival. Subject to Section 7.3, only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3           Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of Bank 1440, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Bank 1440 Common Stock or Bank 1440 Preferred Stock or that would contravene any provision of the ARS, the federal banking laws, or the federal banking rules and regulations or the rules and regulations of the Arizona Department.

8.4           Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

8.5           Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the United States and, to the extent not inconsistent therewith, the laws of the State of New Mexico, without regard to conflicts of laws principles (except to the extent that mandatory provisions of federal law are applicable).

8.6           Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7           Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

If to AFC to:

Jill Gutierrez

President and Chief Executive Officer

Alamogordo Financial Corp.

500 Tenth Street

Alamogordo, New Mexico 88310

Facsimile: (575) 437-7020

With copies to:

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, NW, Suite 780

Washington, DC 20015

Facsimile: (202) 362-2902

Attention: Eric Luse, Esq.

Edward A. Quint, Esq.

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If to Bank 1440, to:

Michael Mandell, Chairman

Brian Ruisinger, Chief Executive Officer

7010 East Chauncey Lane, Suite 120

Phoenix, Arizona 85054

Facsimile: (480) 844-1440

With copies to:

Fenimore, Kay, Harrison & Ford, LLP

111 Congress Avenue, Suite 600

Austin, Texas 78701

Facsimile: (512) 583-5940

Attention: Chet A. Fenimore, Esq.

8.8           Entire Agreement; etc. This Agreement, together with the Exhibits and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made, except that the Confidentiality Agreement shall be deemed incorporated herein and shall remain in full force and effect. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Sections 5.11 and 5.12, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.9           Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

8.10         Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature page follows]

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In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Alamogordo Financial Corp.

By:	/s/ Jill Gutierrez
Jill Gutierrez
President and Chief Executive Officer

Bank’34

By:	/s/ Jill Gutierrez
Jill Gutierrez
President and Chief Executive Officer

Bank 1440

By:	/s/ Michael Mandell
Michael Mandell
Chairman

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APPENDIX A

DIRECTORS OF RESULTING INSTITUTION(1)

Name	Residence Address	Year Term Expires

Randal L. Rabon	274 Mesa Verde Ranch Road Alamogordo, New Mexico 88310	2015
William F. Burt	P.O. Box 1848 Alamogordo, New Mexico 88311	2013
James D. Harris	33 Adobe Ranch Trail Alamogordo, New Mexico 88310	2014
Jill Gutierrez	P.O. Box 1123 Tularosa, New Mexico 88352	2015
Don P. Van Winkle	4180 26th Street Boulder, Colorado 80304	2013

(1)	This list reflects the current directors of Bank’34, all of whom will serve as directors of the Resulting Institution. Pursuant to the Merger Agreement, Bank’34 will appoint two (2) additional members of the Bank 1440 Board of Directors to serve as directors of the Resulting Institution.

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APPENDIX B

CHARTER OF RESULTING INSTITUTION

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Office of Thrift Supervision
Department of the Treasury	Midwest Region
225 East John Carpenter Freeway, Suite 500, Irving, TX 75062-2326 * Telephone: (972) 277-9500
P.O. Box 619027, Dallas/Fort Worth, TX 75261-9027 * Fax: (972) 277-9501

April 21, 2008

OTS No. 2889

Board of Directors

Alamogordo Federal Savings and Loan Association

500 10th Street

Alamogordo, New Mexico 88310

RE:	Notices for Retroactive Bylaw and Charter Amendments

NATS Nos. R408-0088 and -0089

Members of the Board:

This is to acknowledge receipt of the subject notices filed by the Institution. According to the notices, the Institution amended its charter and bylaws to effectuate the Institution’s new corporate title to “BANK ‘34”. It is our understanding that the amendment was effective March 31, 2008.

We acknowledge that the Bank violated 12 C.F.R. §543.1 by not properly notifying our Office prior to the institution’s amendment for its Corporate Title. We remind management of its responsibilities to comply with applicable rules and regulations. This is to advise you that we will take no action at this time with respect to the violation; however, if future violations occur, this violation could be taken into consideration. We take no objection to the name change effectuated by the Institution.

If you have any questions concerning this matter, please contact Applications Analyst Edward Dolan at (972) 277-9580.

Sincerely,

/s/ Jearlene Miller

Jearlene Miller

Applications Manager

JM:EFD

cc	Mr. Ned Quint

Luse Gorman Pomerenk & Schick

FDIC – Dallas

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Charter No. 6543

ALAMOGORDO FEDERAL SAVINGS AND LOAN ASSOCIATION

FEDERAL STOCK CHARTER

Section 1. Corporate Title. The full corporate title of the savings association is Alamogordo Federal Savings and Loan Association (the “Association”).

Section 2. Office. The home office shall be located in the city of Alamogordo, County of Otero, State of New Mexico.

Section 3. Duration. The duration of the Association is perpetual.

Section 4. Purpose and Powers. The purpose of the Association is to pursue any or all of the lawful objectives of a Federal savings association chartered under Section 5 of the Home Owners’ Loan Act and to exercise all of the express, implied, and incidental powers conferred thereby and by all acts amendatory thereof and supplemental thereto, subject to the Constitution and laws of the United States as they are now in effect, or as they may hereafter be amended, and subject to all lawful and applicable rules, regulations, and orders of the Office of Thrift Supervision (the “Office”).

Section 5. Capital Stock. The total number of shares of all classes of the capital stock which the Association has authority to issue is 30,000,000 of which 20,000,000 shares shall be common stock, par value $1.00 per share, and of which 10,000,000 shares shall be serial preferred stock. The shares may be issued from time to time as authorized by the board of directors without the approval of its stockholders except as otherwise provided in this Section 5 or to the extent that such approval is required by governing law, rule, or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the par value. Neither promissory notes nor future services shall constitute payment or part payment for the issuance of shares of the Association. The consideration for the shares shall be cash, tangible or intangible property (to the extent direct investment in such property would be permitted to the Association), labor or services actually performed for the Association, or any combination of the foregoing. In the absence of actual fraud in the transaction, the value of such property, labor, or services, as determined by the board of directors of the Association, shall be conclusive. Upon payment of such consideration, such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, that part of the surplus of the Association which is transferred to stated capital upon the issuance of shares as a share dividend shall be deemed to be the consideration for their issuance.

Except for shares issuable in connection with the conversion of the Association from the mutual to the stock form of capitalization, no shares of capital stock (including shares issuable upon conversion, exchange, or exercise of other securities) shall be issued, directly or indirectly, to officers, directors, or controlling persons of the Association other than as part of a general public offering or as qualifying shares to a director, unless their issuance or the plan under which they would be issued has been approved by a majority of the total votes eligible to be cast at a legal meeting.

Nothing contained in this Section 5 (or in any supplementary sections hereto) shall entitle the holders of any class or series of capital stock to vote as a separate class or series or to more than one vote per share, except as to the cumulation of votes for the election of directors. Provided, that this restriction on voting separately by class or series shall not apply:

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(i)	To any provision which would authorize the holders of preferred stock, voting as a class or series, to elect some members of the board of directors, less than a majority thereof, in the event of default in the payment of dividends on any class or series of preferred stock;

(ii)	To any provision which would require the holders of preferred stock, voting as a class or series, to approve the merger or consolidation of the Association with another corporation or the sale, lease, or conveyance (other than by mortgage or pledge) of properties or business in exchange for securities of a corporation other than the Association if the preferred stock is exchanged for securities of such other corporation: Provided, that no provision may require such approval for transactions undertaken with the assistance or pursuant to the direction of the Office, the Federal Deposit Insurance Corporation, or the Resolution Trust Corporation;

(iii)	To any amendment which would adversely change the specific terms of any class or series of capital stock as set forth in this Section 5 (or in any supplementary sections hereto), including any amendment which would create or enlarge any class or series ranking prior thereto in rights and preferences. An amendment which increases the number of authorized shares of any class or series of capital stock, or substitutes the surviving Association in a merger or consolidation for the Association, shall not be considered to be such an adverse change.

A description of the different classes and series of the Association’s capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class of and series of capital stock are as follows:

A.           Common Stock. Except as provided in this Section 5 (or in any supplementary sections thereto) the holders of common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holder, except as to the cumulation of votes for the election of directors.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to payment of dividends, the full amount of dividends and of sinking fund, retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends out of any assets legally available for the payment of dividends.

In the event of any liquidation, dissolution, or winding up of the Association, the holders of the common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the Association available for distribution remaining after: (i) payment or provision for payment of the Association’s debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provisions for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution, or winding up of the Association. Each share of common stock shall have the same rights as and be identical in all respects with all the other shares of common stock.

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B.           Preferred Stock. The Association may provide in supplementary sections to its charter for one or more classes of preferred stock, which shall be separately identified. The shares of any class may be divided into and issued in series, with each series separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The terms of each series shall be set forth in a supplementary section to the charter. All shares of the same class shall be identical, except as to the following relative rights and preferences, as to which there may be variations between different series:

(a)	The distinctive serial designation and the number of shares constituting such series;

(b)	The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date(s), the payment date(s) for dividends, and the participating or other special rights, if any, with respect to dividends;

(c)	The voting powers, full or limited, if any, of shares of such series;

(d)	Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions of which, such shares may be redeemed;

(e)	The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Association;

(f)	Whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

(g)	Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes of stock of the Association and, if so, the conversion price(s) or the rate(s) of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(h)	The price or other consideration for which the shares of such series shall be issued; and

(i)	Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

Each share of each series of serial preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series.

The board of directors shall have authority to divide, by the adoption of supplementary charter sections, any authorized class of preferred stock into series and, within the limitations set forth in this section and the remainder of this charter, fix and determine the relative rights and preferences of the shares of any series so established.

Prior to the issuance of any preferred shares of a series established by a supplementary charter section adopted by the board of directors, the Association shall file with the Secretary to the Office a dated copy of that supplementary section of this charter establishing and designating the series and fixing and determining the relative rights and preferences thereof.

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Section 6. Preemptive Rights. Holders of the capital stock of the Association shall not be entitled to preemptive rights with respect to any shares of the Association which may be issued.

Section 7. Directors. The Association shall be under the direction of a board of directors. The authorized number of directors, as stated in the Association’s bylaws, shall not be fewer than five nor more than fifteen except when a greater number is approved by the Director of the Office.

Section 8. Certain Provisions Applicable for Five Years. Notwithstanding anything contained in the Association’s charter or bylaws to the contrary, for a period of five years from the effective date of this Charter, the following provisions shall apply:

A.           Beneficial Ownership Limitation. No person, other than Alamogordo Financial Corp. and AF Mutual Holding Company, the mutual holding company of the Association, shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10 percent of the common stock of the Association. This limitation shall not apply to a transaction in which the Association forms a stock holding company without change in the respective beneficial ownership interests of its stockholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan which is exempt from the approval requirements under  574.3(c)(l)(vi) of the Office=s regulations.

In the event shares are acquired in violation of this Section 8, all shares beneficially owned by any person in excess of 10% shall be considered excess shares and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

For purposes of this Section 8, the following definitions apply:

(1)         The term “person” includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the common stock of the Association.

(2)         The term “offer” includes every offer to buy or otherwise acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

(3)         The term “acquire” includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

(4)         The term “acting in concert” means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise.

B.           Cumulative Voting Limitation. Stockholders shall not be permitted to cumulate their votes for election of directors.

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C.           Call for Special Meetings. Special meetings of stockholders relating to changes in control of the Association or amendments to its charter shall be called only upon direction of the board of directors.

Section 9. Amendment of Charter. Except as provided in Section 5, no amendment, addition, alteration, change, or repeal of this charter shall be made, unless such is first proposed by the board of directors of the Association, then preliminarily approved by the Office, which preliminary approval may be granted by the Office pursuant to regulations specifying preapproved charter amendments, and thereafter approved by the shareholders of a majority of the total votes eligible to be cast at a legal meeting. Any amendment, addition, alteration, change, or repeal so acted upon shall be effective upon filing with the Office in accordance with regulatory procedures on or such other date as the Office may specify in its preliminary approval.

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Dated: This    16   day of May   , 1997.

Attest:	/s/ Julia Eggleston	By:	/s/ R. Miles Ledgerwood
	Julia Eggleston, Secretary		R. Miles Ledgerwood, President
	Alamogordo Federal Savings and		Alamogordo Federal Savings and
	Loan Association		Loan Association

Declared effective this    22nd    day of May,    1997.

Office of Thrift Supervision

Attest:	/s/ Nadine Y. Washington	By:	/s/ Nicolas P. Retsinas
	Corporate Secretary		Nicolas P. Retsinas, Director
	Office of Thrift Supervision		Office of Thrift Supervision

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APPENDIX C

 LOCATION OF HOME OFFICE AND OTHER OFFICES OF RESULTING INSTITUTION

Main Office:

500 East 10th Street
Alamogordo, New Mexico 88310

Branch Offices:

220 North Telshor Blvd.
Las Cruces, New Mexico 88011

7010 East Chauncey Lane
Suite 120
Phoenix, Arizona 85054

14155 North 83rd Avenue
Suite 117
Peoria, Arizona 85381

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APPENDIX D

CAPITAL, RESERVES AND UNDIVIDED PROFITS OF RESULTING INSTITUTION

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APPENDIX D

Pro Forma
3/31/2013
Tier 1 Capital
GAAP equity	28,515
Unrealized gain/loss	(162)
Disallowed preferred	—
Allowable TRUP capital for Tier 1	—
Non qualifying intangibles	(891)
Disallowed MSR / DTA/ other adj.	—
Total Tier 1 capital (core)	27,461

Tier 2 Capital
Allowance for loan loss	1,899
Qualifying Sub Debt	—
Cumulative Perpetual Preferred	—
TRUP Capital includable in Tier 2	—
Other	—
Total Tier 2 capital	1,899

Total Risk-Based Capital	29,361

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APPENDIX E

PRO FORMA FINANCIAL STATEMENTS OF RESULTING INSTITUTION

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APPENDIX E

Pro Forma
3/31/2013

Cash & Securities	80,005
Gross Loans	152,841
Reserves	(2,103)
Net Loans	150,738
Core Deposit Intangible	700
Goodwill	191
Other Assets	21,989
Total Assets	253,624

Total Deposits	208,430
Borrowings	15,044
Other Liabilities	1,635
Shareholder’s Equity	28,515
Total Liabilities & Equity	253,624

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EXHIBIT A

FORM OF VOTING AGREEMENT

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___________, 2013

Alamogordo Financial Corp.

500 Tenth Street

Alamogordo, New Mexico 88310

To the Board of Directors:

The undersigned (the “Stockholder”) is a director of Bank 1440 and the beneficial owner of the shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock identified on Exhibit A hereto (such shares, together with all shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock subsequently acquired by the Stockholder during the term of this letter agreement, including through the exercise of any Bank 1440 Option or Bank 1440 Warrant or any other stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”).

Alamogordo Financial Corp. (“AFC”) and its wholly-owned subsidiary, Bank’34, and Bank 1440 are considering the execution of an Agreement of Merger (the “Agreement”) contemplating the acquisition by AFC of Bank 1440 through the merger of Bank 1440 with and into Bank’34 (the “Merger”). The execution of the Agreement by AFC and Bank’34 is subject to the execution and delivery of this letter agreement. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

In consideration of the substantial expenses that AFC and Bank’34 will incur in connection with the transactions contemplated by the Agreement and to induce AFC and Bank’34 to execute the Agreement and to proceed to incur such expenses, the undersigned (the “Stockholder”) agrees and undertakes, in his capacity as a stockholder of Bank 1440, and not in his capacity as a director or officer of Bank 1440, as follows:

1.          The Stockholder shall:

(a)          appear at the Stockholder Meeting, in person or by proxy, and thereby cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)          vote or cause to be voted at the Stockholder Meeting all of the Shares that the Stockholder shall be entitled to so vote, whether such shares are beneficially owned by the Stockholder on the date of this letter agreement or are subsequently acquired for the approval of the Agreement and the Merger at the Stockholder Meeting and against any Acquisition Proposal, other than the Merger.

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2.          The Stockholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares.

3.          The Stockholder represents and warrants to and agrees with AFC and Bank’34 as follows:

(a)          the Stockholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement;

(b)          this letter agreement has been duly executed and delivered by the Stockholder, and assuming the due authorization, execution and delivery by AFC, constitutes the valid and legally binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity);

(c)          the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his or her obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or any statute, rule or regulation to which the Stockholder is subject or, if the Stockholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of the Stockholder;

(d)          the Stockholder is the record and/or beneficial owner, as defined under Rule 13a-3 of the Securities and Exchange Act of 1934, as amended, of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A hereto, and the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances, except as otherwise described on Exhibit A hereto. The Stockholder does not own, of record or beneficially, any shares of capital stock of Bank 1440 other than the Shares (other than shares of Bank 1440 Common Stock or Bank 1440 Preferred Stock subject to stock options or warrants over which Stockholder will have no voting rights until the exercise of such stock options or warrants). The Shares do not include shares (i) over which the Stockholder exercises voting or other control in a fiduciary capacity, and (ii) as to which the Stockholder does not have, directly or indirectly, voting power (“Excluded Shares”), and no representation or agreement by the Stockholder is made with respect to, and the provisions of this letter agreement shall not apply to, such Excluded Shares. The Stockholder has the right to vote the Shares (unless otherwise noted on Exhibit A), and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this letter agreement.

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4.          The Stockholder acknowledges that it is a condition to the willingness of AFC and Bank’34 to enter into the Agreement that the Stockholder execute and deliver this letter agreement and that it will be impossible to measure in money the damage to AFC and Bank’34 if the Stockholder fails to comply with the obligations imposed by this letter agreement and that, in the event of any such failure, AFC and Bank’34 will not have an adequate remedy at law or in equity. Accordingly, the Stockholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that AFC or Bank’34 has an adequate remedy at law. In addition, after discussing the matter with the Stockholder, AFC and Bank’34 shall have the right to inform any third party that AFC or Bank’34 reasonably believes to be, or to be contemplating, participating with the Stockholder or receiving from the Stockholder assistance in violation of this letter agreement, of the terms of this letter agreement and of the rights of AFC and Bank’34 hereunder, and that participation by any such persons with the Stockholder in activities in violation of the Stockholder’s agreement with AFC and Bank’34 set forth in this letter agreement may give rise to claims by AFC and/or Bank’34 against such third party.

5.          This letter agreement shall only apply to actions taken by the Stockholder in his or her capacity as a stockholder of Bank 1440 and shall not in any way limit or affect actions the Stockholder may take in his or her capacity as a director, officer or employee of Bank 1440. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Stockholder to comply with whatever fiduciary duties he or she may have as a director, officer or employee of Bank 1440 and none of the terms of this letter agreement shall be deemed to prohibit or prevent any director or executive officer from exercising his or her fiduciary obligations in the context of a Superior Proposal pursuant to Sections 5.1 or 5.8 of the Agreement.

6.          This letter agreement shall automatically terminate upon the earlier of (i) the favorable vote of Bank 1440’s stockholders with respect to the approval of the Agreement and the Merger, (ii) the termination of the Agreement in accordance with its terms or (iii) the Effective Time of the Merger.

7.          This letter agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This letter agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto, expressly stating an intention to amend this letter agreement. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

8.          In the event that any one or more provisions of this letter agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this letter agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this letter agreement.

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9.          The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as AFC may reasonably request for the purpose of effectively carrying out the transactions contemplated by this letter agreement.

10.         This letter agreement shall be governed by, and interpreted in accordance with, the laws of the United States and, to the extent not inconsistent therewith, the laws of the State of New Mexico, without regard to the conflict of law principles (except to the extent that mandatory provisions of federal law are applicable).

11.         Irrespective of negotiations among the parties or the exchanging of drafts of this letter agreement, this letter agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Agreement is executed by all parties thereto, and (b) this letter agreement is executed by the Stockholder and AFC.

12.         This letter agreement may be executed, by facsimile or otherwise, in two or more counterparts, each of which shall be deemed to constitute and original, and all of which together shall constitute one and the same letter agreement.

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

(signature)

Print Name

(additional signature, if held jointly)

Print Additional Name, if held jointly

Accepted and agreed to as of
the date first above written:

Alamogordo Financial Corp.

By: Jill Gutierrez
Its: President Chief Operating Officer

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EXHIBIT A

SHARES BENEFICIALLY OWNED BY STOCKHOLDER

Stockholder	Number of Shares of Bank 1440 Common Stock	Number of Shares of Bank 1440 Preferred Stock	Number of Bank 1440 Options	Number of Bank 1440 Warrants

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FIRST Amendment to

the Agreement and Plan of Merger

THIS Amendment to the Agreement and Plan of Merger, dated as of April 1, 2014 (“First Amendment”), is by and among Alamogordo Financial Corp., a Federal corporation (“AFC”), and BANK’34, a federally-chartered savings bank, on the one hand, and Bank 1440, a commercial bank chartered under the laws of the State of Arizona. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the AFC Parties and Bank 1440 are parties to that certain Agreement and Plan of Merger, dated as of June 25, 2013 (the “Agreement”); and

WHEREAS, the AFC Parties and Bank 1440 desire to amend the terms and conditions of the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          The cross-references in Article I of the Merger Agreement are hereby amended and restated as follows:

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
AFC	preamble
AFC Employee Plans	Section 3.3(p)(i)
AFC Reports	Section 3.3(g)
AFC Parties	preamble
AFC Transaction	Section 5.20
Arizona Advisory Board	Section 5.13(b)
Bank 1440 Employee Plans	Section 3.2(r)(i)
Bank 1440 Employment Agreement	Section 5.11(c)
Bank 1440 Option	Section 2.11(a)
Bank 1440 Warrant	Section 2.11(a)
Bank 1440 Property	Section 5.15
Bank 1440 Reports	Section 3.2(g)
Cash Consideration	Section 2.5(b)
Certificate of Merger	Section 2.3
Certificate(s)	Section 2.7(a)
Change of Recommendation	Section 5.8(b)
Closing	Section 2.2
Closing Date	Section 2.2
COBRA	Section 3.2(r)(iv)

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Continuing Employees	Section 5.11(a)
Disclosure Letter	Section 3.1
Dissenters’ Shares	Section 2.12
Effective Time	Section 2.3
Employee Plans	Section 3.2(r)(i)
Environmental Consultant	Section 5.15
Exchange Agent	Section 2.7(a)
Exchange Ratio	Section 2.5(b)
Fee	Section 7.2(a)
FINRA	Section 5.9(c)
HIPAA	Section 3.2(r)(iv)
Indemnified Party	Section 5.12(a)
Intellectual Property	Section 3.2(p)
Letter of Transmittal	Section 2.7(a)
Maximum Insurance Amount	Section 5.12(c)
Merger	Section 2.1
Merger Consideration	Section 2.5(a)
Option Payment	Section 2.11(a)
PEO	Section 3.2(r)(i)
PEO Agreement	Section 3.2(r)(ii)
PEO Employee Plans	Section 3.2(r)(i)
Proxy Statement-Prospectus	Section 5.9(a)
Registration Statement	Section 5.9(a)
Resulting Institution	Section 2.1
Stock Consideration	Section 2.5(b)
Stockholder Meeting	Section 5.8
Warrant Payment	Section 2.11(a)

2.          Article I of the Merger Agreement is hereby amended to add the definition of “Pro Forma Outstanding AFC Common Stock” as follows:

“Pro Forma Outstanding AFC Common Stock” means the sum of (i) the number of shares of AFC Common Stock issued and outstanding immediately prior to the Effective Date, plus (ii) the number shares of AFC Common Stock reserved for issuance under any AFC Employee Plans immediately prior to the Effective Date (including pursuant to issued and outstanding options), plus (iii) the number of shares of AFC Common Stock issued as Stock Consideration pursuant to this Agreement, plus (iv) 13,948 shares to be issued to the AFC ESOP to the extent such shares are not included in clause (i) as a result of having been issued to the ESOP prior to the Effective Date, plus (v) the number of shares of AFC Common Stock issuable under any Bank 1440 Option or Bank 1440 Warrant that is assumed by AFC pursuant to Section 2.11(b).

3.          Section 2.5(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

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(b)          Subject to the provisions of Section 2.6, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Bank 1440 Common Stock and each share of Bank 1440 Preferred Stock, other than Excluded Shares, shall be converted into the right to receive $0.94 in cash (the “Cash Consideration”), and (ii) 0.17064 shares (the “Exchange Ratio”) of AFC Common Stock (the “Stock Consideration,” and together with the Cash Consideration, the “Merger Consideration”). For purposes of illustration only, a Bank 1440 shareholder owning 1,000 shares of Bank 1440 Common Stock as of the Effective Time shall be entitled to receive cash in the aggregate amount of $940.00 ($0.94 per share times 1,000 shares) and 170 shares of AFC Common Stock (0.17064 shares of AFC Common Stock per share times 1,000 shares) as a result of the Merger (plus cash in lieu of fractional shares of AFC Common Stock)..

4.             Section 2.6 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

This Section 2.6 is intentionally omitted.

5.             Section 2.7(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

(a)          Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to AFC and Bank 1440 shall be mailed by ComputerShare (the “Exchange Agent”) as soon as practicable after the Effective Time (and in any event not later than five Business Days following the Effective Time) to each holder of record of Bank 1440 Common Stock and Bank 1440 Preferred Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if accompanied by one or more certificates theretofore representing Bank 1440 Common Stock or Bank 1440 Preferred Stock (“Certificate(s)”) (or customary affidavits and, if required by AFC pursuant to Section 2.7(i), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock held by such stockholder; provided, however, that such requirement shall not be applicable to shares of Bank 1440 Common Stock and Bank 1440 Preferred Stock that are held in book entry form.

6.             Section 2.11(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

(a)          Bank 1440 shall use its best efforts, prior to the Effective Time, to cause all holders of outstanding options to acquire shares of Bank 1440 Common Stock (each, a “Bank 1440 Option”) and all holders of outstanding warrants to purchase Bank 1440 Common Stock (each, a “Bank 1440 Warrant”), that have an exercise price that is less than $4.70, whether or not vested, to exchange such Bank 1440 Options and Bank 1440 Warrants, immediately prior to the Effective Time, for a cash payment equal to the product of (x) the number of shares of Bank 1440 Common Stock or Bank 1440 Preferred Stock subject to such Bank 1440 Option or Bank 1440 Warrant at the Effective Time and (y) the amount by which $4.70 exceeds the exercise price per share of such Bank 1440 Option or Bank 1440 Warrant (the “Option Payment” or “Warrant Payment” as applicable). The Option Payment shall be treated as compensation and shall be payable by Bank 1440 net of any applicable federal and state income and employment withholding taxes. Bank 1440 shall also use its best efforts, prior to the Effective Time, to cause all holders of Bank 1440 Options and Bank 1440 Warrants that have an exercise price that is greater than $4.70, whether or not vested, to cancel such Bank 1440 Option or Bank 1440 Warrant, without consideration therefor. Prior to the Effective Time, Bank 1440 shall take all actions as necessary to give effect to such transactions, including, without limitation, obtaining written consent from the holders of each Bank 1440 Option and Bank 1440 Warrant to the cancellation thereof in exchange for the Option Payment or Warrant Payment, as applicable, and/or the adoption of any necessary amendments to the applicable plans and award agreements.

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7.             Section 6.2(d) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

(d)          Exchange of Bank 1440 Options and Bank 1440 Warrants; Mutual Holding Company Status; Post-Closing Ownership. Such number of Bank 1440 Options and Bank 1440 Warrants shall have been exchanged pursuant to Section 2.11(a) such that, immediately following the Effective Time, (i) AFC Mutual Holding Company shall own at least 51% of the outstanding shares of AFC Common Stock and (ii) the holders of record of AFC Common Stock (other than AFC Mutual Holding Company) immediately prior to the Effective Time shall own a majority of the Pro Forma Outstanding AFC Common Stock that is not owned by AFC Mutual Holding Company.

8.             Section 7.1(d) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

(d)          by either AFC or Bank 1440, in the event that the Merger is not consummated by September 10, 2014; or

9.             This First Amendment may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

10.             This First Amendment shall be construed in connection with and as part of the Agreement, and except as modified and expressly amended by this First Amendment, all terms, conditions and covenants contained in the Agreement are hereby ratified and shall be and remain in full force and effect.

11.             Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this First Amendment may refer to the Agreement and without making specific reference to this First Amendment but nevertheless all such references shall include this First Amendment unless the context otherwise requires.

[signatures follow]

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Alamogordo Financial Corp.

By:	/s/ Jill Gutierrez
Jill Gutierrez
President and Chief Executive Officer

Bank’34

By:	/s/ Jill Gutierrez
Jill Gutierrez
President and Chief Executive Officer

Bank 1440

By:	/s/ Michael Mandell
Michael Mandell
Chairman

[Signature Page to Amendment to the Agreement and Plan of Merger]

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Annex B

April 10, 2014

Board of Directors

Bank 1440

7010 E. Chauncey Lane

Suite 120

Phoenix, AZ 85054

Dear Members of the Board:

We understand that Bank 1440 (“BFFO” or the “Company”) has entered into an Agreement and Plan of Merger, dated as of June 24, 2013 (the “Agreement”) and later amended in April 1, 2014, pursuant to which, among other things, Bank 1440 will merge with and into Bank’34 (the “Proposed Transaction”), a subsidiary of Alamogordo Financial Corp. (“ALMG”), and, upon the effective date of such merger, each holder of issued and outstanding shares of Company common and preferred stock will receive (i) $0.94 in cash without interest (the “Cash Consideration”) and (ii) 0.17064 (the “Exchange Ratio”) shares of ALMG common stock (the “Stock Consideration, collectively referred to as the “Merger Consideration”) in exchange for each share of Company common and preferred stock that they own as of the effective time of the merger. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement.

In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be paid to the shareholders of BFFO pursuant to the Agreement.

FIG Partners LLC ("FIG"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of, the valuation of banking institutions. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of FIG and their affiliates may from time to time effect transactions and hold securities of BFFO, to the extent that we have any such position as of the date of this opinion it has been disclosed to BFFO. This opinion has been reviewed by FIG’s compliance officer consistent with internal policy; it has not been reviewed by a fairness committee. In addition FIG has not had a material relationship with any party to the transaction for which we’ve received compensation during the prior two years.

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Board of Directors

April 10, 2014

We were retained exclusively by the Board of Directors of BFFO to act as its financial advisor in connection with the Proposed Transaction and in rendering this fairness opinion. We will receive compensation from BFFO in connection with our services, upon the successful completion of the transaction. This compensation includes $50,000 for the issuance of an initial fairness opinion and $5,000 for the issuance of the update dated April 10, 2014. BFFO has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement, including the amendment dated April 1, 2014;

(ii)	reviewed certain historical publicly available business and financial information concerning Bank 1440 and Alamogordo Financial Corp. including, among other things, quarterly and annual reports filed by the parties with the Federal Depository Insurance Corporation and Federal Reserve Board;

(iii)	reviewed any available filings with the Securities and Exchange Commission by Bank 1440 and Alamogordo Financial Corp.;

(iv)	reviewed certain financial projections prepared by management of Bank 1440;

(v)	held discussions with members of the senior managements of Bank 1440 and Alamogordo Financial Corp. for the purpose of reviewing future prospects of Bank 1440 and Alamogordo Financial Corp. related to the respective businesses, earnings, assets, liabilities and the amount of and timing of cost savings (the “Synergies”) expected to be achieved as a result of the merger;

(vi)	reviewed the terms of recent merger and acquisition transactions, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant; and

(vii)	performed such other analyses and considered such other factors as we have deemed appropriate.

We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

B-2

Board of Directors

April 10, 2014

In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by BFFO and ALMG and in the discussions with BFFO and ALMG managements. In that regard, we have assumed that the financial forecasts, including, without limitation, the synergies and projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of BFFO and ALMG and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed and relied upon management’s estimates and projections. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of BFFO, ALMG or their respective subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of BFFO, ALMG or any of their respective subsidiaries and we were not furnished with any such evaluations or appraisals.

We have assumed that the Proposed Transaction will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Proposed Transaction will be accounted for as a purchase under generally accepted accounting principles. We have assumed that the merger is, and will be, in compliance with all laws and regulations that are applicable to BFFO, and ALMG. In rendering this opinion, we have been advised by BFFO and ALMG and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Proposed Transaction.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

This letter is solely for the information of the Board of Directors of BFFO and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, information statement or tender offer document to be delivered to the holders of BFFO common stock and preferred stock in connection with the Proposed Transaction if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

B-3

Board of Directors

April 10, 2014

Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of BFFO common stock and preferred stock pursuant to the Agreement is fair, from a financial point of view, to the shareholders of BFFO.

Sincerely,

FIG PARTNERS, LLC

B-4

Annex C

ARIZONA REVISED STATUTES

TITLE 10

CORPORATIONS AND ASSOCIATIONS

CHAPTER 13

DISSENTERS’ RIGHTS

Article 1 – Dissent and Payment for Shares

§ 1301 Definitions.

In this article, unless the context otherwise requires:

1.          “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

2.          “Corporation” means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

3.          “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 10-1302 and who exercises that right when and in the manner required by article 2 of this chapter.

4.          “Fair value” with respect to a dissenter’s shares means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion is inequitable.

5.          “Interest” means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under the circumstances.

6.          “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

7.          “Shareholder” means the record shareholder or the beneficial shareholder.

§ 1302 Right to Dissent.

A.           A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

1.	Consummation of a plan of merger to which the corporation is a party if either:

(a)	Shareholder approval is required for the merger by section 10-1103 or the articles of incorporation and if the shareholder is entitled to vote on the merger.
(b)	The corporation is a subsidiary that is merged with its parent under section 10-1104.

2.          Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

3.          Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

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4.	An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it either:

(a)	Alters or abolishes a preferential right of the shares.
(b)	Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.
(c)	Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.
(d)	Excludes or limits the right of the shares to vote on any matter or to cumulate votes other than a limitation by dilution through issuance of shares or other securities with similar voting rights.
(e)	Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 10-604.

5.	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, the bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

B.           A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

C.           This section does not apply to the holders of shares of any class or series if the shares of the class or series are redeemable securities issued by a registered investment company as defined pursuant to the investment company act of 1940 (15 United States Code section 80a-1 through 80a-64).

D.           Unless the articles of incorporation of the corporation provide otherwise, this section does not apply to the holders of shares of a class or series if the shares of the class or series were registered on a national securities exchange, were listed on the national market systems of the national association of securities dealers automated quotation system or were held of record by at least two thousand shareholders on the date fixed to determine the shareholders entitled to vote on the proposed corporate action.

§ 1303 Dissent by Nominees and Beneficial Owners.

A.           A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the record shareholder dissents and the record shareholder’s other shares were registered in the names of different shareholders.

B.           A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if both:

1.	The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights.

2.	The beneficial shareholder does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

C-2

Article 2 – Procedure for Exercise of Dissenters’ Rights

§ 1320 Notice of Dissenters’ Rights.

A.           If proposed corporate action creating dissenters’ rights under section 10-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and shall be accompanied by a copy of this article.

B.           If corporate action creating dissenters’ rights under section 10-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and shall send them the dissenters’ notice described in section 10-1322.

§ 1321 Notice of Intent to Demand Payment.

A.           If proposed corporate action creating dissenters’ rights under section 10-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall both:

1.	Deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated.

2.	Not vote the shares in favor of the proposed action.

B.           A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for the shares under this article.

§ 1322 Dissenters’ Notice.

A.           If proposed corporate action creating dissenters’ rights under section 10-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 10-1321.

B.           The dissenters’ notice shall be sent no later than ten days after the corporate action is taken and shall:

1.	State where the payment demand must be sent and where and when certificates for certificated shares shall be deposited.

2.	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

3.	Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date.

4.	Set a date by which the corporation must receive the payment demand, which date shall be at least thirty but not more than sixty days after the date the notice provided by subsection A of this section is delivered.

5.	Be accompanied by a copy of this article.

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§ 1323 Duty to Demand Payment.

A.           A shareholder sent a dissenters’ notice described in section 10-1322 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to section 10-1322, subsection B, paragraph 3 and deposit the shareholder’s certificates in accordance with the terms of the notice.

B.           A shareholder who demands payment and deposits the shareholder’s certificates under subsection A of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

C.           A shareholder who does not demand payment or does not deposit the shareholder’s certificates if required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this article.

§ 1324 Share Restrictions.

A.           The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under section 10-1326.

B.           The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

§ 1325 Payment.

A.           Except as provided in section 10-1327, as soon as the proposed corporate action is taken, or if such action is taken without a shareholder vote, on receipt of a payment demand, the corporation shall pay each dissenter who complied with section 10-1323 the amount the corporation estimates to be the fair value of the dissenter’s shares plus accrued interest.

B.           The payment shall be accompanied by all of the following:

1.	The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.

2.	A statement of the corporation’s estimate of the fair value of the shares.

3.	An explanation of how the interest was calculated.

4.	A statement of the dissenter’s right to demand payment under section 10-1328.

5.	A copy of this article.

§ 1326 Failure to Take Action.

A.           If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

B.           If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under section 10-1322 and shall repeat the payment demand procedure.

C-4

§ 1327 After-Acquired Shares.

A.           A corporation may elect to withhold payment required by section 10-1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

B.           To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenters’ right to demand payment under section 10-1328.

§ 1328 Procedure if Shareholder Dissatisfied With Payment or Offer.

A.           A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due and either demand payment of the dissenter’s estimate, less any payment under section 10-1325, or reject the corporation’s offer under section 10-1327 and demand payment of the fair value of the dissenter’s shares and interest due, if either:

1.	The dissenter believes that the amount paid under section 10-1325 or offered under section 10-1327 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated.

2.	The corporation fails to make payment under section 10-1325 within sixty days after the date set for demanding payment.

3.	The corporation, having failed to take the proposed action, does not return the deposited certificates or does not release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

B.           A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

Article 3 – Judicial Appraisal of Shares

§ 1330 Court Action.

A.           If a demand for payment under section 10-1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B.           The corporation shall commence the proceeding in the court in the county where a corporation’s principal office or, if none in this state, its known place of business is located. If the corporation is a foreign corporation without a known place of business in this state, it shall commence the proceeding in the county in this state where the known place of business of the domestic corporation was located.

C.           The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law or by the Arizona rules of civil procedure.

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D.           The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. There is no right to trial by jury in any proceeding brought under this section. The court may appoint a master to have the powers and authorities as are conferred on masters by law, by the Arizona rules of civil procedure or by the order of appointment. The master’s report is subject to exceptions to be heard before the court, both on the law and the facts. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

E.           Each dissenter made a party to the proceeding is entitled to judgment either:

1.	For the amount, if any, by which the court finds the fair value of his shares plus interest exceeds the amount paid by the corporation.

2.	For the fair value plus accrued interest of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 10-1327.

§ 1331 Court Costs and Attorney Fees.

A.           The court in an appraisal proceeding commenced under section 10-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of any master appointed by the court. The court shall assess the costs against the corporation, except that the court shall assess costs against all or some of the dissenters to the extent the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to sections 10-1325 and 10-1327 or that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 10-1328.

B.           The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable either:

1.	Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of article 2 of this chapter.

2.	Against the dissenter and in favor of the corporation if the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to sections 10-1325 and 10-1327.

3.	Against either the corporation or a dissenter in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

C.           If the court finds that the services of an attorney for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

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D-1

Alamogordo Financial Corp.

Consolidated Balance Sheets

December 31, 2013 and June 30, 2013

	December 31, 2013 (Unaudited)	June 30, 2013 (Audited)

ASSETS
Cash and due from banks	$6,448,720	$3,920,096
Interest-bearing deposits with banks	565,430	296,200
Total cash and cash equivalents	7,014,150	4,216,296

Available-for-sale securities	43,407,165	55,339,595
Loans held for sale	6,342,063	6,295,062
Loans held for investment, net	91,514,854	89,389,844
Other real estate	1,286,854	1,391,713
Premises and equipment, net	10,217,422	10,458,581
Stock in financial institutions	850,420	955,987
Accrued interest receivable	465,711	463,630
Income taxes receivable	534,442	534,442
Bank owned life insurance	5,081,355	5,003,521
Prepaid and other assets	282,949	261,050

TOTAL ASSETS	$166,997,385	$174,309,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Demand deposits	$11,554,441	$12,376,976
Savings and NOW deposits	50,510,409	49,443,794
Time deposits	68,896,022	73,696,551
Total deposits	130,960,872	135,517,321

Federal Home Loan Bank advances	11,973,345	13,327,199
Escrows	267,915	280,693
Accrued interest and other liabilities	1,379,519	1,587,188
Total liabilities	144,581,651	150,712,401

Commitments and contingencies	-	-

Stockholders’ equity
Common stock, $.10 par value; 20,000,000 shares authorized, 1,324,106
and 1,324,106 issued, and 1,304,526 and 1,304,526 outstanding	132,411	132,411
Treasury stock, at cost; 19,580 shares	(484,406)	(484,406)
Additional paid-in capital	4,073,845	4,090,889
Accumulated other comprehensive income (loss)	(1,064,798)	(511,443)
Retained earnings	19,758,682	20,369,869
Total stockholders’ equity	22,415,734	23,597,320

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$166,997,385	$174,309,721

See accompanying notes.

D-2

Alamogordo Financial Corp.

Consolidated Statements of Comprehensive Income (Loss)

For the Six Months Ended December 31, 2013 and 2012

	December 31, 2013 (Unaudited)	December 31, 2012 (Unaudited)

Interest income
Interest and fees on loans	$2,985,043	$3,576,204
Interest on securities	88,214	12,304
Interest on mortgage-backed securities	386,830	290,340
Interest on other interest-earning assets	6,845	7,239
Total interest income	3,466,932	3,886,087

Interest expense
Interest on deposits	507,727	686,377
Interest on Federal Home Loan Bank and other borrowings	228,714	296,033
Total interest expense	736,441	982,410

Net interest income	2,730,491	2,903,677
Provision for loan losses	-	175,000

Net interest income after provision for loan losses	2,730,491	2,728,677

Other income
Service charges and fees	99,893	91,304
Gain on sale of mortgage loans	1,125,220	1,782,806
Impairments, losses on sale and operations of other real estate	(36,486)	(235,974)
Loss on sale of investments	(31,731)	(6,293)
Bank owned life insurnace income	77,834	86,743
Other	79,665	95,827
Total other income	1,314,395	1,814,413

Other expenses
Salaries and benefits	2,589,535	2,617,251
Occupancy	560,172	568,970
Data processing fees	343,546	284,058
Federal insurance premiums and other insurance expense	87,360	118,526
Professional fees	104,316	145,769
Merger-related expenses	344,217	-
Advertising	122,161	107,490
Other	488,391	572,255
Total other expenses	4,639,698	4,414,319

Income (loss) before income taxes	(594,812)	128,771
Provision for income taxes	16,375	63,703

NET INCOME (LOSS)	(611,187)	65,068

Other comprehensive income (loss)
Unrealized gain (loss) on available-for-securities	(553,355)	(1,057,477)

COMPREHENSIVE INCOME (LOSS)	$(1,164,542)	$(992,409)

Earnings (loss) per common share:
Basic	$(0.47)	$0.05
Diluted	$(0.47)	$0.05

See accompanying notes.

D-3

Alamogordo Financial Corp

Consolidated Statements of Cash Flows

For the Six Months Ended December 31, 2013 and 2012

	December 31, 2013	December 31, 2012
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income (loss)	$(611,187)	$65,068
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	256,495	239,444
Stock dividend on financial institutions stock	-	(1,300)
Gain on sale of other real estate and other assets	(1,329)	-
Amortization of premiums and discounts on securities, net	450,528	452,561
Stock-based compensation expense	-	10,280
Loss on sale of securities available-for-sale	31,731	6,293
Gain on sale of mortgage loans	(1,125,220)	(1,782,806)
Proceeds from sale of loans held for sale	45,743,063	57,449,515
Funding of loans held for sale	(44,664,844)	(57,458,958)
Loss (gain) on sale and write-down of REO	-	180,845
Provision for loan losses	-	175,000
Earnings on bank-owned life insurance	(77,834)	(86,743)
Changes in operating assets and liabilities:
Accrued interest receivable	(2,081)	(396,653)
Income taxes receivable	-	54,430
Prepaid and other assets	(21,899)	639,644
Accrued interest and other liabilities	(207,669)	119,561
Other	(21)	(20)
Net cash from operating activities	(230,267)	(333,839)

Cash flows from investing activities
Proceeds from principal payments of securities available-for-sale	4,784,395	993,780
Proceeds from sales of securities available-for-sale	13,037,151	(10,569,140)
Purchases of securities available-for-sale	(6,924,730)	6,086,685
Net change in loans	(2,125,010)	6,873,114
Purchases of premises and equipment	(15,336)	(129,467)
Redemption of stock in financial institutions	105,567	-
Net proceeds from sales of other real estate	106,188	1,519,935
Net cash from investing activities	8,968,225	4,774,907

Cash flows from financing activities
Net change in deposits	(4,556,449)	(260,446)
Net change in escrows	(12,778)	(31,934)
Net change in Federal Home Loan Bank advances	(1,353,854)	(304,146)
Purchase of treasury stock	(17,023)	(124,861)
Net cash from financing activities	(5,940,104)	(721,387)

Net change in cash and due from banks	2,797,854	3,719,681

Cash and cash equivalents, beginning of period	4,216,296	4,549,224

Cash and cash equivalents, end of period	$7,014,150	$8,268,905

Supplemental disclosures:
Interest on deposits and advances paid	$743,411	$983,236
Noncash investing and financing activities:
Transfers of loans to other real estate	$-	$537,976
Transfers from other real estate to loans	$-	$-
Unrealized gain (loss) on available-for-sale securities	$(553,355)	$(174,245)

See accompanying notes.

D-4

ALAMOGORDO FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND JUNE 30, 2013

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Alamogordo Financial Corp. is a bank holding company that owns 100% of BANK’34 (the “Bank”). On March 31, 2008, the Bank changed its name from Alamogordo Federal Savings and Loan Association to BANK’34. Alamogordo Financial Corp. (the “Parent”) was incorporated on April 30, 1997 and is a majority-owned subsidiary of AF Mutual Holding Company.

The consolidated financial statements of the Company at December 31, 2013 (unaudited) and for the six months ended December 31, 2013 and 2012 (unaudited) have been prepared in conformity with U.S. generally accepted accounting principles for interim financial information and predominant practices followed by the financial services industry; and are unaudited. However, in management’s opinion, the interim data at December 31, 2013 and for the six months ended December 31, 2013 and 2012 includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results of the interim periods. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

The Bank provides a variety of banking services to individuals and businesses through its locations in Alamogordo and Las Cruces, New Mexico and Scottsdale, Arizona. A large portion of the Bank’s loans are secured by real estate in Otero and Dona Ana Counties, New Mexico. The economy for these counties is heavily dependent on two U.S. Government military installations located in the counties. Accordingly, the ultimate collectability of the Bank’s loan portfolio is susceptible to changes in market conditions in southern New Mexico.

The primary deposit products are demand deposits, certificates of deposit, NOW, savings and money market accounts. The primary lending products are real estate mortgages and commercial loans. The Bank is subject to competition from other financial institutions and to regulations by certain federal agencies and undergoes periodic examinations by these regulatory authorities.

Rising and falling interest rate environments can have various impacts on the Bank’s net interest income, depending on the short-term interest rate gap that the Bank maintains. Relative changes in interest rates occur when the Bank’s assets and liabilities reprice causing unscheduled repayments of loans, early withdrawals of deposits and other factors.

Basis of Presentation – The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP).

Basis of Consolidation – The consolidated financial statements include the accounts of Alamogordo Financial Corp. and the Bank (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include, but are not limited to, allowance for loan losses, useful lives used in depreciation and amortization, deferred income taxes and related valuation allowance, and valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

D-5

ALAMOGORDO FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND JUNE 30, 2013

Recent Accounting Pronouncements – The Company has implemented all new accounting pronouncements and does not believe there are any new pronouncements that have been issued that may have a material impact on the financial statements.

Descriptions of significant accounting policies are included in Note 1 to the consolidated financial statements as of and for the years ended June 30, 2013 and 2012. There have been no significant changes to these policies.

D-6

ALAMOGORDO FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND JUNE 30, 2013

NOTE 2 – DEBT AND EQUITY SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent at December 31, 2013 and June 30, 2013. The carrying amount of securities and their approximate fair values were as follows:

	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

December 31, 2013 (unaudited)
Available-for-sale securities
Mortgage-backed securities	$34,883,461	$167,764	$(755,609)	$34,295,616
U.S. Government agencies	9,276,425	-	(475,271)	8,801,154
Municipal obligations	312,077	-	(1,682)	310,395

Totals	$44,471,963	$167,764	$(1.232.562)	$43,407,165

June 30, 2013 (audited)
Available-for-sale securities
Mortgage-backed securities	$45,497,230	$224,727	$(415,444)	$45,306,513
U.S. Government agencies	10,384,942	-	(351,860)	10,033,082

Totals	$55,882,172	$224,727	$(767,304)	$55,339,595

For the periods ended December 31, 2013 and June 30, 2013, proceeds from the sale of available-for-sale securities were $13,037,151 and $3,685,377, respectively. The sale of securities resulted in a net loss of $31,731 and $81,572 for the periods ended December 31, 2013 and June 30, 2013, respectively.

Amortized cost and fair value of securities by contractual maturity as of December 31, 2013 are shown below. For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the actual contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their actual contractual maturities because of principal prepayments. Expected maturities may differ from contractual maturities because borrowers may call or repay obligations.

The scheduled maturities of securities available-for-sale at December 31, 2013 were as follows:

	Available-for-Sale Securities
	Amortized	Fair
	Cost	Value

Due in one year or less	$155,445	$156,747
Due from one to five years	16,485,329	16,368,550
Due from five to ten years	26,841,996	25,870,731
Due after ten years	989,193	1,011,137

Totals	$44,471,963	$43,407,165

D-7

ALAMOGORDO FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND JUNE 30, 2013

At December 31, 2013 and June 30, 2013, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.

Gross Unrealized Losses and Fair Value – The following tables show the gross unrealized losses and fair values of securities by length of time that individual securities in each category have been in a continuous loss position. At December 31, 2013, all of the securities held by the Company were issued by U.S. Government-sponsored entities and agencies, primarily Fannie Mae and Freddie Mac, institutions which the government has affirmed its commitment to support.

Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2013.

	December 31, 2013 (Unaudited)
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
Description of		Unrealized		Unrealized		Unrealized
Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Available-for-sale
Securities
Mortgage-backed
Securities	$21,465,824	$(728,030)	$2,547,365	$(27,579)	$24,013,189	$(755,609)

U.S. Government
Agencies	5,647,951	(330,281)	3,153,203	(144,990)	8,801,154	(475,271)
Municipal obligations	310,395	(1,682)	-	-	310,395	(1,682)

Total temporarily impaired
Securities	$27,424,170	$(1,059,993)	$5,700,568	$(172,569)	$33,124,738	$(1,232,562)

	June 30, 2013 (Audited)
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
Description of		Unrealized		Unrealized		Unrealized
Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Available-for-sale
Securities
Mortgage-backed
Securities	$24,251,762	$(411,413)	$508,846	$(4,031)	$24,760,608	$(415,444)
U.S. Government
Agencies	10,044,150	(351,860)	-	-	10,044,150	(351,860)

Total temporarily impaired
Securities	$34,295,912	$(763,273)	$508,846	$(4,031)	$34,804,758	$(767,304)

Assets, principally loans and securities, carried at approximately $85.0 million at December 31, 2013 were pledged to secure public deposits, FHLB advances and for other purposes required or permitted by law. The Bank had unused credit available under the FHLB blanket pledge agreement of $73.1 million at December 31, 2013.

D-8

ALAMOGORDO FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND JUNE 30, 2013

NOTE 3 – LOANS RECEIVABLE

The components of loans receivable in the consolidated balance sheets were as follows:

	December 31, 2013		June 30, 2013
	(Unaudited)	Percent	(Audited)	Percent

Loans held for sale	$6,342,063	100.00%	$6,295,062	100.00%

Loans held for investment
Commercial real estate	$53,545,759	57.29%	$48,081,339	52.64%
Residential real estate	36,261,960	38.79%	38,432,370	42.07%
Commercial and industrial	2,833,500	3.03%	3,345,819	3.66%
Consumer and other	828,515	0.89%	1,486,688	1.63%
Total loans held for investment	93,469,734	100.00%	91,346,216	100.00%

Less: unamortized loan fees	(221,783)		(131,984)
Less: allowance for loan losses	(1,733,097)		(1,824,388)

Loans held for investment, net	$91,514,854		$89,389,844

Allowance for Loan Losses and Recorded Investment in Loans – The following is a summary of the allowance for loan losses and recorded investment in loans:

	As of December 31, 2013 (Unaudited)
	Commercial	Residential	Commercial	Consumer and
	Real Estate	Real Estate	and Industrial	Other	Total

Allowance for loan losses
Ending balance: individually
evaluated for impairment	$31,580	$-	$4,720	$-	$36,300
Ending balance: collectively
evaluated for impairment	1,289,103	313,269	83,613	10,812	1,696,797

Totals	$1,320,683	$313,269	$88,333	$10,812	$1,733,097

Loans
Ending balance: individually
evaluated for impairment	$424,177	$-	$51,796	$-	$475,973
Ending balance: collectively
evaluated for impairment	53,121,582	36,261,960	2,781,704	828,515	92,993,761

Totals	$53,545,759	$36,261,960	$2,833,500	$828,515	$93,469,734

D-9

ALAMOGORDO FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND JUNE 30, 2013

	As of June 30, 2013 (Audited)
	Commercial	Residential	Commercial	Consumer and
	Real Estate	Real Estate	and Industrial	Other	Total

Allowance for loan losses
Ending balance: individually
evaluated for impairment	$-	$-	$-	$-	$-
Ending balance: collectively
evaluated for impairment	1,568,721	196,485	54,506	4,676	1,824,388

Totals	$1,568,721	$196,485	$54,506	$4,676	$1,824,388

Loans
Ending balance: individually
evaluated for impairment	$633,202	$-	$-	$-	$633,202
Ending balance: collectively
evaluated for impairment	47,448,137	38,432,370	3,345,819	1,486,688	90,713,014

Totals	$48,081,339	$38,432,370	$3,345,819	$1,486,688	$91,346,216

The following is a summary of activities for the allowance for loan losses for the six months ended December 31, 2013 and December 31, 2012:

	December 31, 2013	December 31, 2012
	(Unaudited)	(Unaudited)

Beginning balance	$1,824,388	$2,436,785
Provision for loan losses	-	175,000

Charge-offs:
Commercial real estate	(76,000)	(469,184)
Residential real estate	-	-
Consumer and other	(16,291)	-
Total charge-offs	(92,291)	(469,184)

Recoveries
Commercial real estate	-	-
Residential real estate	-	-
Consumer and other	1,000	-
Total recoveries	1,000	-

Ending balance	$1,733,097	$2,142,601

D-10

ALAMOGORDO FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND JUNE 30, 2013

Nonperforming Assets – The following table presents an aging analysis of the recorded investment of past due loans as of December 31, 2013 and June 30, 2013. Payment activity is reviewed by management on a monthly basis to determine the performance of each loan. As of December 31, 2013 and June 30, 2013, all loans past due 90 days are no longer accruing interest.

						Total
	30 - 59 Days	60 - 89 Days	Greater Than	Total		Financing
	Past Due	Past Due	90 Days	Past Due	Current	Receivables
December 31, 2013 (Unaudited)
Commercial real estate	$811,420	$-	$77,617	$889,037	$52,656,722	$53,545,759
Residential
real estate	505,129	-	40,972	546,101	35,715,859	36,261,960
Commercial and
industrial	-	-	-	-	2,833,500	2,833,500
Consumer
and other	-	-	-	-	828,515	828,515

Totals	$1,316,549	$-	$118,589	$1,435,138	$92,034,,596	$93,469,734

June 30, 2013 (audited)
Commercial real estate	$-	$-	$137,066	$137,066	$47,944,273	$48,081,339
Residential
real estate	-	44,509	64,566	109.075	38,323,295	38,432,370
Commercial and
industrial	-	-	-	-	3,345,819	3,345,819
Consumer
and other	-	-	-	-	1,486,688	1,486,688

Totals	$-	$44,509	$201,632	$246,141	$91,100,075	$91,346,216

The following table sets forth nonaccrual loans and other real estate (ORE) at December 31, 2013 and June 30, 2013:

	December 31, 2013	June 30, 2013
	(Unaudited)	(Audited)

Nonaccrual loans
Commercial real estate	$475,973	$633,202
Residential real estate	123,645	120,225
Commercial and industrial	-	-
Consumer and other	-	-
	599,618	753,427
ORE	1,286,854	1,391,713

Total nonperforming assets	$1,886,472	$2,145,140

Nonperforming assets to gross loans and ORE	1.99%	2.31%
Nonperforming assets to total assets	1.13%	1.23%

D-11

ALAMOGORDO FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND JUNE 30, 2013

Credit Quality Indicators – The following table represents the credit exposure by internally assigned grades at December 31, 2013. This grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements in accordance with the loan terms. The Bank’s internal credit risk grading system is based on management’s experiences with similarly graded loans. Credit risk grades are reassessed each quarter based on any recent developments potentially impacting the creditworthiness of the borrower, as well as other external statistics and factors, which may affect the risk characteristics of the respective loan.

The Bank’s internally assigned grades are as follows:

Pass – Strong credit with no existing or known potential weaknesses deserving of management’s close attention.

Special Mention – Potential weaknesses that deserve management’s close attention. Borrower and guarantor’s capacity to meet all financial obligations is marginally adequate or deteriorating.

Substandard – Inadequately protected by the paying capacity of the Borrower and/or collateral pledged. The borrower or guarantor is unwilling or unable to meet loan terms or loan covenants for the foreseeable future.

Doubtful – All the weakness inherent in one classified as substandard with the added characteristic that those weaknesses in place make the collection or liquidation in full, on the basis on current conditions, highly questionable and improbable.

Loss – Considered uncollectible or no longer a bankable asset. This classification does not mean that the asset has absolutely no recoverable value. In fact, a certain salvage value is inherent in these loans. Nevertheless, it is not practical or desirable to defer writing off a portion or whole of a perceived asset even though partial recovery may be collected in the future.

	As of December 31, 2013 (Unaudited)
	Commercial	Residential	Commercial	Consumer and
	Real Estate	Real Estate	and Industrial	Other	Total

Grade
Pass	$51,664,037	$35,713,276	$2,833,500	$828,515	$91,039,328
Special mention	-	14,459	-	-	$14,459
Substandard	1,881,722	534,225	-	-	$2,415,947
Doubtful	-	-	-	-	$-
Loss	-	-	-	-	-

Totals	$53,545,759	$36,261,960	$2,833,500	$828,515	$93,469,734

	As of June 30, 2013 (Audited)
Grade
Pass	$44,608,653	$37,690,632	$3,345,819	$1,486,688	$87,131,792
Special mention	1,807,893	223,317	-	-	2,031,210
Substandard	1,664,793	518,421	-	-	2,183,214
Doubtful	-	-	-	-	-
Loss	-	-	-	-	-

Totals	$48,081,339	$38,432,370	$3,345,819	$1,486,688	$91,346,216

D-12

ALAMOGORDO FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND JUNE 30, 2013

Impaired Loans – The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable. Management determined the specific allowance based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the remaining source of repayment for the loan is the operation or liquidation of the collateral. In those cases, the current fair value of the collateral, less selling costs was used to determine the specific allowance recorded.

	As of December 31, 2013 (Unaudited)
		Unpaid
	Recorded	Principal	Related
	Investment	Balance	Allowance

With no related allowance recorded:
Commercial real estate	$77,617	$77,617	$-
Residential real estate	-	-	-
Commercial and industrial	-	-	-
Consumer and other	-	-	-

With an allowance recorded:	$398,356	$398,356	$36,300

Total:
Commercial real estate	$424,177	$424,177	$31,580
Residential real estate	-	-	-
Commercial and industrial	$51,796	$51,796	4,720
Consumer and other	-	-	-

As of June 30, 2013 (audited)
Unpaid
	Recorded	Principal	Related
	Investment	Balance	Allowance
With no related allowance recorded:
Commercial real estate	$633,202	$633,202	$-
Residential real estate	-	-	-
Commercial and industrial	-	-	-
Consumer and other	-	-	-

With an allowance recorded:	$-	$-	$-

Total:
Commercial real estate	$633,202	$633,202	$-
Residential real estate	-	-	-
Commercial and industrial	-	-	-
Consumer and other	-	-	-

During the periods ended December 31, 2013 and 2012, no interest income was recognized on these loans subsequent to their classification as impaired.

D-13

ALAMOGORDO FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND JUNE 30, 2013

Certain loans within the Company’s loan and real estate owned portfolios are guaranteed by the Veterans Administration (VA). In the event of default by the borrower, the VA can elect to pay the guaranteed amount or take possession of the property. If the VA takes possession of the property, the Company is entitled to be reimbursed for the outstanding principal balance, accrued interest and certain other expenses. There were no commitments from the VA to take title to foreclosed VA properties at December 31, 2013 and June 30, 2013.

Trouble Debt Restructured Loans – Restructured loans are considered “trouble debt restructuring” if due to the borrower’s financial difficulties, the Bank has granted a concession that we would not otherwise consider. This may include a transfer of real estate or other assets from the borrower, a modification of loan terms, rates, or a combination of the two. All trouble debt restructuring’s placed on nonaccrual status must show no less than six months of repayment performance by the borrower in accordance with contractual terms to return to accrual status. Once a loan has been identified as a trouble debt restructured loan, it will continue to be reported as such until the loan is paid in full.

	Number of Modifications	Recorded Investment Pre-Modification	Recorded Investment Post-Modification	Current Balance

December 31, 2013 (unaudited)
Commercial real estate	2	$799,674	$902,342	$843,950
Residential real estate	-	-	-	-
Commercial and industrial	1	99,040	113,053	51,796
Consumer and other	-	-	-	-

Totals	3	$898,714	$1,015,395	$895,746

June 30, 2013 (audited)
Commercial real estate	2	$799,674	$902,342	$851,302
Residential real estate	-	-	-	-
Commercial and industrial	1	99,040	113,053	51,796
Consumer and other	-	-	-	-

Totals	3	$898,714	$1,015,395	$903,098

Nonaccrual troubled debt restructured loans as of December 31, 2013 and June 30, 2013 amounted to $399,000 and $398,000, respectively. There were no commitments to lend additional amounts to these customers as of December 31, 2013 and June 30, 2013.

In the normal course of business, the Company may modify a loan for a credit worthy borrower where the modified loan is not considered a trouble debt restructuring. In these cases, the modified terms are consistent with loan terms available to credit worthy borrowers and within normal loan pricing. The modifications to such loans are done according to existing underwriting standards which include review of historical financial statements, including current interim information, if available, an analysis of the causes of the borrower’s decline in performance and projections, to assess repayment ability going forward.

D-14

ALAMOGORDO FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND JUNE 30, 2013

NOTE 4 – FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, the Bank has outstanding commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for instruments that are included in the consolidated balance sheets.

Financial instruments whose contract amounts represent off-balance-sheet credit risk are as follows as of December 31, 2013 and June 30, 2013:

	December 31, 2013	June 30, 2013
	(Unaudited)	(Audited)

Commitments to originate and sell mortgage loans	$6,342,063	$6,295,692
Commitments to extend credit	7,380,458	6,318,884
Unused lines of credit	12,090,703	10,870,351
Standby letters of credit	171,508	193,038

Totals	$25,984,732	$23,677,965

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies and may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

NOTE 5 – REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

D-15

ALAMOGORDO FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND JUNE 30, 2013

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier 1 capital to risk-weighted assets, and Tier 1 capital to adjusted total assets. Management believes, as of December 31, 2013 and June 30, 2013, that the Bank meets all capital adequacy requirements to which it is subject.

Banks are also subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval.

As of December 31, 2013, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events that management believes have changed the Bank’s prompt corrective action category.

The Bank’s actual and required capital amounts and ratios are as follows:

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2013 (Unaudited):
(in thousands)

Total Capital
(to Risk-Weighted Assets)	$24,622	24.66%	$7,987	³8.00%	$9,984	³10.00%

Tier I Capital
(to Risk-Weighted Assets)	$23,368	23.41%	$3,993	³4.00%	$5,990	³6.00%

Tier I Capital
(to Average Assets)	$23,368	13.89%	$6,730	³4.00%	$8,413	³5.00%

As of June 30, 2013 (Audited):
(in thousands)

Total Capital
(to Risk-Weighted Assets)	$25, 090	25.77%	$7,788	³8.00%	$9,735	³10.00%

Tier I Capital
(to Risk-Weighted Assets)	$23,866	24.51%	$3,894	³4.00%	$5,841	³6.00%

Tier I Capital
(to Average Assets)	$23, 866	13.63%	$7,004	³4.00%	$8,755	³5.00%

NOTE 6 – FAIR VALUES OF FINANCIAL INSTRUMENTS

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2013 and June 30, 2013.

D-16

ALAMOGORDO FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND JUNE 30, 2013

Securities – Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly-liquid government bonds, mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include certain collateralized mortgage and debt obligations and certain municipal securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and include certain residual municipal securities and other less liquid securities.

Other Real Estate – Other real estate is fair valued under Level 3 at the lower of cost or fair value based on property appraisals less estimated costs, which include both observable and unobservable inputs, at the time of transfer and as appropriate thereafter.

Loans Receivable – Loans are generally not recorded at fair value on a recurring basis. Periodically, the Bank records nonrecurring adjustments to the carrying value of loans based on fair value measurements for loans subject to impairment. The valuation of fair value for impaired loans is typically determined using a combination of observable inputs, such as interest rates, contract terms, appraisals of collateral supporting the loan and recent comparable sales of similar properties, and unobservable inputs such as creditworthiness, selling costs and underlying cash flows associated with the loan. Since the estimates of fair value utilized for loans also involve unobservable inputs, valuations of impaired loans have been classified as Level 3.

The following table sets forth by level, within the fair value hierarchy, the Bank’s assets at fair value as of:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Fair Value

December 31, 2013 (Unaudited)
Recurring basis
Mortgage-backed securities	$-	$34,295,616	-	34,295,616
U.S. Government agencies	-	8,801,154	-	8,801,154
Municipal obligations		310,395	-	310,395
Nonrecurring basis
Loans held for sale	-	6,342,063	-	6,342,063
Other real estate	-	-	1,286,854	1,286,854
Impaired loans	-	-	475,973	475,973

Totals	$-	$49,749,128	$1,762,827	$51,511,955

June 30, 2013 (Audited)
Recurring basis
Mortgage-backed securities	-	45,336,050	-	45,336,050
U.S. Government agencies	$-	$10,003,545	$-	$10,003,545
Nonrecurring basis
Loans held for sale	-	6,295,062	-	6,295,062
Other real estate	-	-	1,391,713	1,391,713
Impaired loans	-	-	633,202	633,202

Totals	$-	$61,634,657	$2,024,915	$63,659,572

D-17

ALAMOGORDO FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND JUNE 30, 2013

The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Bank does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

The following table presents estimated fair values of the Company’s financial instruments for December 31, 2013 and June 30, 2013 ($ in thousands).

	December 31, 2013 (Unaudited)
	Carrying
	Amount	Fair Value	Level 1	Level 2	Level 3

Financial assets
Cash and due from banks	$6,449	$6,449	$6,449	$-	$-
Interest-bearing deposits
with banks	565	565	565	-	-
Available-for-sale securities	43,407	43,407	-	43,407	-
Loans held for sale	6,342	6,342	-	6,342	-
Loans held for investment, net	91,515	93,286	-	-	93,286
Stock in financial institutions	850	850	-	850	-

Financial liabilities:
Demand deposits and
savings and NOW
Deposits	$62,065	$61,559	$61,559	$-	$-
Time deposits	68,896	69,185	-	69,185	-

	June 30, 2013 (Audited)
	Carrying
	Amount	Fair Value	Level 1	Level 2	Level 3

Financial assets:
Cash and due from banks	$3,920	$3,920	$3,920	$-	$-
Interest-bearing deposits
with banks	296	296	296	-	-
Available-for-sale securities	55,340	55,340	-	55,340	-
Loans held for sale	6,295	6,295	-	6,295	-
Loans held for investment, net	89,390	92,385	-	-	92,385
Stock in financial institutions	956	956	-	956	-

Financial liabilities:
Demand deposits and
savings and NOW
Deposits	$61,821	$61,272	$61,272	$-	$-
Time deposits	73,697	74,042	-	74,042	-

D-18

ALAMOGORDO FINANCIAL CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2013 AND JUNE 30, 2013

The following methods and assumptions were used to estimate the fair value of the additional classes of financial instruments shown:

Cash and Due From Banks, Interest-Bearing Deposits and Federal Reserve, Federal Home Loan Bank Stock, Other Assets, Federal Funds Purchased and Secured Borrowings – The carrying amount approximates fair value.

Securities – Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

Loans Held for Sale – The fair value of loans held for sale is based on quoted market prices from FHLMC. FHLMC quotes are updated daily and represent prices at which loans are exchanged in high volumes and in a liquid market.

Deposits – Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Accrued Interest Payable – The carrying amount approximates fair value.

D-19

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Alamogordo Financial Corp.

Alamogordo, New Mexico

We have audited the accompanying consolidated balance sheets of Alamogordo Financial Corp. (the “Company”) as of June 30, 2013 and 2012 and the related consolidated statements of comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alamogordo Financial Corp. as of June 30, 2013 and 2012, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Briggs & Veselka Co.
Briggs & Veselka Co.
Houston, Texas

November 7, 2013

D-20

Alamogordo Financial Corp.
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2013 AND 2012

	2013	2012

ASSETS
Cash and due from banks	$3,920,096	$3,447,347
Interest-bearing deposits with banks	296,200	1,101,897
Total cash and cash equivalents	4,216,296	4,549,244

Available-for-sale securities	55,339,595	41,271,228
Loans held for sale	6,295,062	6,885,038
Loans held for investment, net	89,389,844	111,266,426
Other real estate	1,391,713	2,054,771
Premises and equipment, net	10,458,581	10,733,234
Stock in financial institutions	955,987	930,400
Accrued interest receivable	463,630	486,695
Income taxes receivable	534,442	609,042
Bank owned life insurance	5,003,521	4,838,722
Prepaid and other assets	261,050	1,141,590

TOTAL ASSETS	$174,309,721	$184,766,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Demand deposits	$12,376,976	$12,650,336
Savings and NOW deposits	49,443,794	48,858,165
Time deposits	73,696,551	81,912,700
Total deposits	135,517,321	143,421,201

Federal Home Loan Bank advances	13,327,199	15,502,247
Escrows	280,693	349,952
Accrued interest and other liabilities	1,587,188	816,743
Total liabilities	150,712,401	160,090,143

Commitments and contingencies	-	-

Stockholders’ equity
Common stock, $.10 par value; 20,000,000 shares authorized, 1,324,106
and 1,324,106 issued, and 1,304,526 and 1,318,473 outstanding	132,411	132,411
Treasury stock, at cost; 19,580 and 5,633 shares	(484,406)	(163,625)
Additional paid-in capital	4,090,889	4,090,889
Unearned stock awards	-	(10,280)
Accumulated other comprehensive income (loss)	(511,443)	124,461
Retained earnings	20,369,869	20,502,391
Total stockholders’ equity	23,597,320	24,676,247

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$174,309,721	$184,766,390

The accompanying notes are an integral part of these consolidated financial statements.

D-21

Alamogordo Financial Corp.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE FISCAL YEARS ENDED JUNE 30, 2013 AND 2012

	2013	2012

Interest income
Interest and fees on loans	$6,819,081	$7,960,884
Interest on securities	87,513	1,640
Interest on mortgage-backed securities	575,196	547,843
Interest on other interest-earning assets	20,717	13,506
Total interest income	7,502,507	8,523,873

Interest expense
Interest on deposits	1,249,672	1,583,852
Interest on Federal Home Loan Bank and other borrowings	581,119	610,461
Total interest expense	1,830,791	2,194,313

Net interest income	5,671,716	6,329,560
Provision for loan losses	(121,000)	2,939,211

Net interest income after provision for loan losses	5,792,716	3,390,349

Other income
Service charges and fees	199,452	259,741
Gain on sale of mortgage loans	3,125,796	1,650,936
Impairments and losses on sale of other real estate	(117,140)	(1,283,772)
Loss on sale of investments	(81,572)	-
Bank owned life insurance income	196,972	215,497
Other	170,130	196,617
Total other income	3,493,638	1,039,019

Other expenses
Salaries and benefits	5,599,006	4,543,126
Occupancy	1,145,149	1,060,287
Data processing fees	548,172	522,006
Federal insurance premiums and other insurance expense	308,727	256,096
Professional fees	383,943	310,080
Merger related expenses	234,007	–
Advertising	178,853	217,964
Other	985,492	887,265
Total other expenses	9,383,349	7,796,824

Loss before income taxes	(96,995)	(3,367,456)
Provision for income taxes	35,527	25,604

NET LOSS	(132,522)	(3,393,060)

Other comprehensive income (loss)
Unrealized gain (loss) on available-for-securities	(635,904)	24,395

COMPREHENSIVE INCOME (LOSS)	$(768,426)	$(3,368,665)

Earnings (loss) per common share:
Basic	$(0.10)	$(2.57)
Diluted	$(0.10)	$(2.57)

The accompanying notes are an integral part of these consolidated financial statements.

D-22

Alamogordo Financial Corp.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE FISCAL YEARS ENDED JUNE 30, 2013 AND 2012

						Accumulated
				Additional	Unearned	Other		Total
	Common Stock		Treasury	Paid-In	Stock	Comprehensive	Retained	Stockholders’
	Shares	Amount	Stock	Capital	Awards	Income (Loss)	Earnings	Equity

BALANCE, JUNE 30, 2011	1,325,545	$132,555	$(163,625)	$4,071,129	$(10,133)	$100,066	$24,038,498	$28,168,490

Stock options exercised	-	-	-	-	3,473	-	-	3,473

Adjustment for ESOP allocation	(1,439)	(144)	-	19,760	-	-	470	20,086

Cancellation of stock awards	-	-	-	-	(3,620)	-	-	(3,620)

Dividends declared and paid
to stockholders	-	-	-	-	-	-	(143,517)	(143,517)

Net loss	-	-	-	-	-	-	(3,393,060)	(3,393,060)

Unrealized gain on available-
for-sale securities, net of taxes	-	-	-	-	-	24,395	-	24,395

BALANCE, JUNE 30, 2012	1,324,106	132,411	(163,625)	4,090,889	(10,280)	124,461	20,502,391	24,676,247

Stock repurchases	-	-	(320,781)	-	-	-	-	(320,781)

Stock-based compensation	-	-	-	-	10,280	-	-	10,280

Net loss	-	-	-	-	-	-	(132,522)	(132,522)

Unrealized loss on available-
for-sale securities	-	-	-	-	-	(635,904)	-	(635,904)

BALANCE, JUNE 30, 2013	1,324,106	$132,411	$(484,406)	$4,090,889	$-	$(511,443)	$20,369,869	$23,597,320

The accompanying notes are an integral part of these consolidated financial statements.

D-23

Alamogordo Financial Corp.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE FISCAL YEARS ENDED JUNE 30, 2013 AND 2012

	2013	2012

Cash flows from operating activities
Net loss	$(132,522)	$(3,393,060)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	530,614	548,834
Stock dividend on financial institutions stock	(5,816)	(4,142)
Impairments and losses on sale of other real estate	117,051	1,283,772
Amortization of premiums and discounts on securities, net	1,065,162	585,758
Stock-based compensation expense	10,280	19,939
Loss on sale of investments	81,572	-
Gain on sale of mortgage loans	(3,125,796)	(1,650,936)
Proceeds from sale of loans held for sale	102,865,408	58,340,968
Funding of loans held for sale	(99,149,636)	(60,794,398)
Provision on deferred income taxes	-	657,349
Provision for loan losses	(121,000)	2,939,211
Earnings on bank owned life insurance	(196,972)	(215,497)
Changes in operating assets and liabilities:
Accrued interest receivable	23,065	60,535
Income taxes receivable	74,600	(227,056)
Prepaid and other assets	912,713	(400,363)
Accrued interest and other liabilities	770,445	277,169
Net cash from operating activities	3,719,168	(1,971,917)

Cash flows from investing activities
Proceeds from principal payments of securities available-for-sale	11,729,090	6,481,217
Proceeds from sales of securities available-for-sale	3,685,377	-
Purchases of financial institutions stock	(19,771)	(90,158)
Purchases of securities available-for-sale	(31,265,472)	(27,069,031)
Net change in loans	19,488,012	18,920,683
Purchases of premises and equipment	(255,872)	(247,703)
Purchase of bank owned life insurance	-	24,841
Net proceeds from sales of other real estate	3,055,488	1,795,132
Net cash from investing activities	6,416,852	(185,019)

Cash flows from financing activities
Net change in deposits	(7,903,880)	7,058,679
Net change in escrows	(69,259)	4,411
Stock repurchases	(320,781)	-
Repayment of Federal Home Loan Bank advances	(2,175,048)	(2,591,086)
Cash dividends paid on common stock	-	(143,517)
Net cash from financing activities	(10,468,968)	4,328,487

Net change in cash and due from banks	(332,948)	2,171,551

Cash and cash equivalents, beginning of year	4,549,244	2,377,693

Cash and cash equivalents, end of year	$4,216,296	$4,549,244

Supplemental disclosures:
Cash paid during the year for:
Interest on deposits and advances	$1,864,243	$2,197,502
Noncash investing and financing activities:
Transfers of loans to other real estate	$2,509,570	$2,308,769
Unrealized gain (loss) on available-for-sale securities	$(635,904)	$24,395

The accompanying notes are an integral part of these consolidated financial statements.

D-24

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Alamogordo Financial Corp. is a bank holding company that owns 100% of BANK’34 (the “Bank”). On March 31, 2008, the Bank changed its name from Alamogordo Federal Savings and Loan Association to BANK’34. Alamogordo Financial Corp. (the “Parent”) was incorporated on April 30, 1997 and is a majority-owned subsidiary of AF Mutual Holding Company.

The Bank provides a variety of banking services to individuals and businesses through its locations in Alamogordo and Las Cruces, New Mexico and Scottsdale, Arizona. A large portion of the Bank’s loans are secured by real estate in Otero and Dona Ana Counties, New Mexico. The economy for these Counties’ is heavily dependent on two U.S. Government military installations located in the Counties. Accordingly, the ultimate collectability of the Bank’s loan portfolio is susceptible to changes in market conditions in southern New Mexico.

The primary deposit products are demand deposits, certificates of deposit, NOW and money market accounts. The primary lending products are real estate mortgages and commercial loans. The Bank is subject to competition from other financial institutions and to regulations by certain federal agencies and undergoes periodic examinations by these regulatory authorities.

Rising and falling interest rate environments can have various impacts on the Bank’s net interest income, depending on the short-term interest rate gap that the Bank maintains. Relative changes in interest rates occur when the Bank’s various assets and liabilities reprice causing unscheduled repayments of loans, early withdrawals of deposits and other factors.

Basis of Presentation – The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP).

Basis of Consolidation – The consolidated financial statements include the accounts of Alamogordo Financial Corp. and the Bank (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated.

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include, but are not limited to, allowance for loan losses, useful lives used in depreciation and amortization, deferred income taxes and related valuation allowance, and valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

Cash and Cash Equivalents – Cash and cash equivalents include cash, due from banks, and federal funds sold. Generally, the Company considers all highly-liquid instruments with original maturities of three months or less to be cash equivalents. In monitoring credit risk associated with deposits in other banks, the Bank periodically evaluates the stability of the correspondent financial institutions.

Investment Securities – The Company reviews its financial position, liquidity, and future plans in evaluating the criteria for classifying investment securities.

D-25

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders’ equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual available-for-sale securities below their cost that are other-than-temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the expected life of the security.

Loans – Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs. Loans are considered past due or delinquent based on the contractual terms in the loan agreement and how recently repayments have been received. Interest income is recognized based upon principal amounts outstanding. The accrual of interest is discontinued at the time the loan is 90 days past due or when, in the opinion of management, there is doubt about the ability of the borrower to pay interest or principal, unless the credit is well secured and in process of collection. Interest previously accrued but uncollected on such loans is reversed and charged against current income. Subsequent interest collected on such loans is credited to loan principal if, in the opinion of management, collectability of principal is doubtful; otherwise, the interest collected is recognized as income and resumption of interest accruals may occur. Loans are charged-off as uncollectible when, in the opinion of management, collectability of principal is improbable. Personal loans are typically charged off no later than 180 days past due.

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on the current level of net loan losses, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

Loans Held for Sale – Loans held for sale are those loans the Company intends to sell. They are carried at the lower of aggregate cost or fair value. Gains and losses on the sale of loans are recognized upon sale and are determined by the difference between the sales proceeds and carrying value of the loans. These loans are generally sold within 30 to 60 days of origination. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Transfers of Financial Assets – Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right, free of conditions that constrain it from taking advantage of that right, to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

D-26

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Other Real Estate (ORE) – ORE consists of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are carried at the lower of cost or fair market value based on appraisal value less estimated sales costs. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses; any subsequent valuation adjustments are charged to expense, and the basis of the properties is reduced accordingly. These properties are not held for the production of income and, therefore, are not depreciated. Significant improvements to increase the resale value are capitalized and added to the value of the property.

Bank Owned Life Insurance (BOLI) – The Bank holds BOLI representing life insurance on the lives of certain executives of the Bank purchased in order to help offset the costs of the Bank’s benefits expenses. BOLI is carried at the net cash surrender value of the policies.

Premises and Equipment – Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method in amounts sufficient to relate the cost of depreciable assets to operations over the estimated useful lives of the assets which range from three to seven years for equipment and fifteen to forty years for leasehold improvements and buildings. Maintenance and repairs that do not extend the useful lives of premises and equipment are charged to expense as incurred.

Income Taxes – Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Accrued interest and penalties associated with uncertain tax positions are recognized as part of the income tax provision. The Company has no uncertain tax provisions.

Fair Value Measurements – Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A three-level fair value hierarchy prioritizes the inputs used to measure fair value:

·	Level 1 – Quoted prices in active markets for identical assets or liabilities; includes certain U.S. Treasury and other U.S. Government agency debt that is highly-liquid and is actively traded in over-the-counter markets.

·	Level 2 – Inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

·	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

D-27

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Financial Instruments with Off-Balance-Sheet Risk – In the ordinary course of business, the Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. The credit risk associated with these instruments is evaluated in a manner similar to the allowance for loan losses.

Advertising Cost – The Company conducts direct and nondirect response advertising. These costs are expensed as incurred. Advertising costs for the fiscal years ended June 30, 2013 and 2012 are $178,853 and $217,964, respectively.

Comprehensive Income – Comprehensive income consists of net income and unrealized gains and losses on securities available-for-sale, net of taxes.

Stock-Based Compensation – The Company has a Stock Option Plan and a Recognition and Retention Plan which each award shares of the Company’s stock to directors and key employees.

The Company separates each award into vesting tranches and recognizes expense on the fair value of the option for each tranche over the vesting period. The fair value of options granted are estimated using the Black-Scholes option pricing model with the following assumptions: expected dividend yield, expected stock price volatility, risk free rate of return, and the expected life of options.

During the fiscal years ended June 30, 2013 and 2012, there were no options granted.

Earnings (Loss) Per Share – Basic earnings (loss) per share have been calculated based upon the weighted-average number of common shares outstanding. The weighted-average number of common shares outstanding used in the computations of earnings (loss) per share was 1,311,500 for 2013 and 1,319,193 for 2012. The calculation of diluted weighted-average shares outstanding for 2013 and 2012 excludes 21,420 shares and 26,424 shares, respectively, issuable pursuant to outstanding stock options because their effect would be anti-dilutive.

Reclassifications – Certain reclassifications have been made to the 2012 financial statements to conform to the 2013 presentation.

Recent Accounting Pronouncements – The Company has implemented all new accounting pronouncements and does not believe there are any new pronouncements that have been issued that may have a material impact on the financial statements.

NOTE 2 – RESTRICTIONS ON CASH AND DUE FROM BANKS

Banks are required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The reserve required at June 30, 2013 and 2012 was $360,000 and $301,000, respectively, and is included in cash and cash equivalents on the consolidated balance sheets.

D-28

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

NOTE 3 – DEBT AND EQUITY SECURITIES

Debt and equity securities have been classified in the consolidated balance sheets according to management’s intent at June 30, 2013 and 2012. The carrying amount of securities and their approximate fair values at June 30, were as follows:

	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

June 30, 2013
Available-for-sale securities
Mortgage-backed securities	$45,497,230	$224,727	$(415,444)	$45,306,513
Government securities	10,384,942	-	(351,860)	10,033,082

Totals	$55,882,172	$224,727	$(767,304)	$55,339,595

June 30, 2012
Available-for-sale securities
Mortgage-backed securities	$33,687,354	$245,031	$(66,711)	$33,865,674
Government securities	7,382,384	62,184	(39,014)	7,405,554

Totals	$41,069,738	$307,215	$(105,725)	$41,271,228

For 2013 and 2012, proceeds from the sale of available-for-sale securities were $3,685,377 and $-0-, respectively. The sale of securities resulted in a net loss of $81,572 and $-0- for 2013 and 2012, respectively.

Amortized cost and fair value of securities by contractual maturity as of June 30, 2013 are shown below. For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the actual contractual maturities of underlying collateral. The mortgage-backed securities may mature earlier than their actual contractual maturities because of principal prepayments. Expected maturities may differ from contractual maturities because borrowers may call or repay obligations.

	Available-for-Sale Securities
	Amortized	Fair
	Cost	Value

Due in one year or less	$299,952	$298,031
Due from one to five years	24,583,975	24,581,798
Due from five to ten years	26,954,030	26,500,465
Due after ten years	4,044,215	3,959,301

Totals	$55,882,172	$55,339,595

At fiscal year-end 2013 and 2012, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.

Gross Unrealized Losses and Fair Value – The following tables shows the gross unrealized losses and fair values of securities by length of time that individual securities in each category have been in a continuous loss position. At June 30, 2013, all of the securities held by the Company were issued by U.S. Government-sponsored entities and agencies, primarily Fannie Mae and Freddie Mac, institutions which the government has affirmed its commitment to support.

D-29

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these mortgage-backed securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at June 30, 2013.

	June 30, 2013
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
Description of		Unrealized		Unrealized		Unrealized
Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Available-for-sale securities
Mortgage-backed securities	$24,251,762	$(411,413)	$508,846	$(4,031)	$24,760,608	$(415,444)
Government securities	10,044,150	(351,860)	-	-	10,044,150	(351,860)

Total temporarily impaired
securities	$34,295,912	$(763,273)	$508,846	$(4,031)	$34,804,758	$(767,304)

	June 30, 2012
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
Description of		Unrealized		Unrealized		Unrealized
Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Available-for-sale securities
Mortgage-backed securities	$7,881,838	$(66,711)	$-	$-	$7,881,838	$(66,711)
Government securities	3,687,538	(39,014)	-	-	3,687,538	(39,014)

Total temporarily impaired
securities	$11,569,376	$(105,725)	$-	$-	$11,569,376	$(105,725)

Assets, principally securities, carried at approximately $2,904,290 and $1,018,019 at June 30, 2013 and 2012, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

NOTE 4 – LOANS RECEIVABLE

The components of loans receivable in the consolidated balance sheets were as follows:

	2013	Percent	2012	Percent

Loans held for sale	$6,295,062	100.00%	$6,885,038	100.00%

Loans held for investment
Commercial real estate	$48,081,339	52.64%	$62,697,518	55.02%
Residential real estate	38,432,370	42.07%	45,153,780	39.62%
Commercial and Industrial	3,345,819	3.66%	5,591,337	4.91%
Consumer and other	1,486,688	1.63%	509,905	0.45%
Total loans held for investment	91,346,216	100.00%	113,952,540	100.00%

Less: unamortized loan fees	(131,984)		(249,329)
Less: allowance for loan losses	(1,824,388)		(2,436,785)

Loans held for investment, net	$89,389,844		$111,266,426

D-30

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Allowance for Loan Losses and Recorded Investment in Loans – The following is a summary of the allowance for loan losses and recorded investment in loans as of June 30, 2013:

	As of June 30, 2013
	Commercial	Residential	Commercial	Consumer and
	Real Estate	Real Estate	and Industrial	Other	Total

Allowance for loan losses
Ending balance: individually
evaluated for impairment	$-	$-	$-	$-	$-
Ending balance: collectively
evaluated for impairment	1,568,721	196,485	54,506	4,676	1,824,388

Totals	$1,568,721	$196,485	$54,506	$4,676	$1,824,388

Loans
Ending balance: individually
evaluated for impairment	$633,202	$-	$-	$-	$633,202
Ending balance: collectively
evaluated for impairment	47,448,137	38,432,370	3,345,819	1,486,688	90,713,014

Totals	$48,081,339	$38,432,370	$3,345,819	$1,486,688	$91,346,216

	As of June 30, 2012
	Commercial	Residential	Commercial	Consumer and
	Real Estate	Real Estate	and Industrial	Other	Total

Allowance for loan losses
Ending balance: individually
evaluated for impairment	$-	$-	$-	$-	$-
Ending balance: collectively
evaluated for impairment	2,006,048	261,902	54,506	114,329	2,436,785

Totals	$2,006,048	$261,902	$54,506	$114,329	$2,436,785

Loans
Ending balance: individually
evaluated for impairment	$1,910,599	$1,734,657	$-	$-	$3,645,256
Ending balance: collectively
evaluated for impairment	60,786,919	43,419,123	5,591,337	509,905	110,307,284

Totals	$62,697,518	$45,153,780	$5,591,337	$509,905	$113,952,540

The following is a summary of activities for the allowance for loan losses for 2013 and 2012:

	2013	2012

Beginning balance	$2,436,785	$2,567,713
Provision for loan losses	(121,000)	2,939,211
Charge-offs:
Commercial real estate	(382,592)	(2,916,507)
Residential real estate	(111,237)	(172,417)
Consumer and other	(187,397)	(13,399)
Total charge-offs	(681,226)	(3,102,323)

Recoveries
Commercial real estate	66,265	28,600
Residential real estate	45,820	3,091
Consumer and other	77,744	493
Total recoveries	189,829	32,184

Ending balance	$1,824,388	$2,436,785

D-31

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Nonperforming Assets – The following table presents an aging analysis of the recorded investment of past due loans as of June 30, 2013 and 2012. Payment activity is reviewed by management on a monthly basis to determine the performance of each loan. As of June 30, 2013 and 2012, all loans past due 90 days are no longer accruing interest.

						Total
	30 - 59 Days	60 - 89 Days	Greater Than	Total		Financing
	Past Due	Past Due	90 Days	Past Due	Current	Receivables

June 30, 2013
Commercial real estate	$-	$-	$137,066	$137,066	$47,944,273	$48,081,339
Residential real estate	-	44,509	64,566	109,075	38,323,295	38,432,370
Commercial	-	-	-	-	3,345,819	3,345,819
Consumer and other	-	-	-	-	1,486,688	1,486,688

Totals	$-	$44,509	$201,632	$246,141	$91,100,075	$91,346,216

June 30, 2012
Commercial real estate	$153,185	$-	$3,110,537	$3,263,722	$59,433,796	$62,697,518
Residential real estate	339,360	142,370	701,380	1,183,110	43,970,670	45,153,780
Commercial	-	-	-	-	5,591,337	5,591,337
Consumer and other	-	-	-	-	509,905	509,905

Totals	$492,545	$142,370	$3,811,917	$4,446,832	$109,505,708	$113,952,540

The following table sets forth nonaccrual loans and ORE at June 30, 2013 and 2012:

	2013	2012

Nonaccrual loans
Commercial real estate	$633,202	$3,110,537
Residential real estate	120,225	701,380
Commercial and industrial	-	-
Consumer and other	-	-
	753,427	3,811,917
ORE	1,391,713	2,054,771

Total nonperforming assets	$2,145,140	$5,866,688

Nonperforming assets to gross loans and ORE	2.31%	5.06%
Nonperforming assets to total assets	1.23%	3.18%

Credit Quality Indicators – The following table represents the credit exposure by internally assigned grades at June 30, 2013. This grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements in accordance with the loan terms. The Bank’s internal credit risk grading system is based on management’s experiences with similarly graded loans. Credit risk grades are reassessed each quarter based on any recent developments potentially impacting the creditworthiness of the borrower, as well as other external statistics and factors, which may affect the risk characteristics of the respective loan.

The Bank’s internally assigned grades are as follows:

Pass – Strong credit with no existing or known potential weaknesses deserving of management’s close attention.

D-32

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Special Mention – Potential weaknesses that deserve management’s close attention. Borrower and guarantor’s capacity to meet all financial obligations is marginally adequate or deteriorating.

Substandard – Inadequately protected by the paying capacity of the Borrower and/or collateral pledged. The borrower or guarantor is unwilling or unable to meet loan terms or loan covenants for the foreseeable future.

Doubtful – All the weakness inherent in one classified as substandard with the added characteristic that those weaknesses in place make the collection or liquidation in full, on the basis on current conditions, highly questionable and improbable.

Loss – Considered uncollectible or no longer a bankable asset. This classification does not mean that the asset has absolutely no recoverable value. In fact, a certain salvage value is inherent in these loans. Nevertheless, it is not practical or desirable to defer writing off a portion or whole of a perceived asset even though partial recovery may be collected in the future.

	As of June 30, 2013
	Commercial	Residential	Commercial	Consumer and
	Real Estate	Real Estate	and Industrial	Other	Total

Grade
Pass	$44,608,653	$37,690,632	$3,345,819	$1,486,688	$87,131,792
Special mention	1,807,893	223,317	-	-	2,031,210
Substandard	1,664,793	518,421	-	-	2,183,214
Doubtful	-	-	-	-	-
Loss	-	-	-	-	-

Totals	$48,081,339	$38,432,370	$3,345,819	$1,486,688	$91,346,216

	As of June 30, 2012
	Commercial	Residential	Commercial	Consumer and
	Real Estate	Real Estate	and Industrial	Other	Total

Grade
Pass	$57,923,361	$42,241,032	$4,361,973	$509,905	$105,036,271
Special mention	970,728	323,999	1,229,364	-	2,524,091
Substandard	3,803,429	2,588,749	-	-	6,392,178
Doubtful	-	-	-	-	-
Loss	-	-	-	-	-

Totals	$62,697,518	$45,153,780	$5,591,337	$509,905	$113,952,540

Impaired Loans – The following table includes the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable. Management determined the specific allowance based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the remaining source of repayment for the loan is the operation or liquidation of the collateral. In those cases, the current fair value of the collateral, less selling costs was used to determine the specific allowance recorded.

As of and For the Fiscal Year Ended June 30, 2013
Unpaid
	Recorded	Principal	Related
	Investment	Balance	Allowance

With no related allowance recorded:
Commercial real estate	$633,202	$633,202	$-
Residential real estate	-	-	-
Commercial and industrial	-	-	-
Consumer and other	-	-	-

D-33

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

As of and For the Fiscal Year Ended June 30, 2013
Unpaid
	Recorded	Principal
	Investment	Balance	Related

With an allowance recorded:	$-	$-	$-

Total:
Commercial real estate	$633,202	$633,202	$-
Residential real estate	-	-	-
Commercial and industrial	-	-	-
Consumer and other	-	-	-

	As of and For the Fiscal Year Ended June 30, 2012
		Unpaid
	Recorded	Principal	Related
	Investment	Balance	Allowance

With no related allowance recorded:
Commercial real estate	$1,910,599	$1,910,599	$-
Residential real estate	1,734,657	1,734,657	-
Commercial and industrial	-	-	-
Consumer and other	-	-	-

With an allowance recorded:	$-	$-	$-

Total:
Commercial real estate	$1,910,599	$1,910,599	$-
Residential real estate	1,734,657	1,734,657	-
Commercial and industrial	-	-	-
Consumer and other	-	-	-

During fiscal years 2013 and 2012, no interest income was recognized on these loans subsequent to their classification as impaired.

Certain loans within the Company’s loan and ORE portfolios are guaranteed by the Veterans Administration (VA). In the event of default by the borrower, the VA can elect to pay the guaranteed amount or take possession of the property. If the VA takes possession of the property, the Company is entitled to be reimbursed for the outstanding principal balance, accrued interest and certain other expenses. There were no commitments from the VA to take title to foreclosed VA properties at June 30, 2013 and 2012.

Trouble Debt Restructured Loans – Restructured loans are considered “trouble debt restructuring” if due to the borrower’s financial difficulties, the Bank has granted a concession that they would not otherwise consider. This may include a transfer of real estate or other assets from the borrower, a modification of loan terms, rates, or a combination of the two. All trouble debt restructuring’s placed on nonaccrual status must show no less than six months of repayment performance by the borrower in accordance with contractual terms to return to accrual status. Once a loan has been identified as a trouble debt restructured loan, it will continue to be reported as such until the loan is paid in full.

D-34

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

The following is a summary of accruing and nonaccruing trouble debt restructured loans by class for the fiscal years ended June 30, 2013 and 2012:

	Number of Modifications	Recorded Investment Pre-Modification	Recorded Investment Post-Modification	Current Balance

June 30, 2013
Commercial real estate	2	$799,674	$902,342	$851,302
Residential real estate	-	-	-	-
Commercial and industrial	1	99,040	113,053	51,796
Consumer and other	-	-	-	-

Totals	3	$898,714	$1,015,395	$903,098

June 30, 2012
Commercial real estate	4	$2,115,755	$2,232,436	$1,684,264
Residential real estate	4	1,375,522	1,415,584	1,415,541
Commercial and industrial	-	-	-	-
Consumer and other	-	-	-	-

Totals	8	$3,491,277	$3,648,020	$3,099,805

As of June 30, 2013, the Bank had three commercial real estate loans totaling $903,098. These restructurings were the result of adding real estate taxes to the loan and due to bankruptcy ordered rate and restructure ordered. As of June 30, 2012, four residential real estate loans and four commercial loans totaling $3,099,805, that were reported as troubled debt restructurings. These restructurings were the result of six months of interest only after origination, real estate taxes added to the loan and bankruptcy ordered rate and restructure. There were no specific reserves related to these credits and there were no commitments to lend additional amounts to these customers as of June 30, 2013 and 2012.

In the normal course of business, the Company may modify a loan for a credit worthy borrower where the modified loan is not considered a trouble debt restructuring. In these cases, the modified terms are consistent with loan terms available to credit worthy borrowers and within normal loan pricing. The modifications to such loans are done according to existing underwriting standards which include review of historical financial statements, including current interim information, if available, an analysis of the causes of the borrower’s decline in performance and projections, to assess repayment ability going forward.

NOTE 5 – LONG-TERM INVESTMENT

The Bank has acquired stock in Federal Home Loan Bank (FHLB) and in The Independent Bankers Bank (TIB). The carrying value of the stocks at June 30, 2013 and 2012 was $955,987 and $930,400, respectively, and is accounted for using the cost basis of accounting. The Bank is required to maintain minimum levels of FHLB and TIB stock based on various factors including the amount of mortgage assets and the Bank’s total assets.

D-35

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

NOTE 6 – OTHER REAL ESTATE

An analysis of the change in other real estate follows:

	2013	2012

Balance at July 1,	$2,054,771	$4,468,876
Foreclosures and additions	2,509,570	84,399
Impairments	(181,461)	-
Sales, net of gains and losses	(2,991,167)	(2,498,504)

Outstanding at June 30	$1,391,713	$2,054,771

The Bank recognized net losses of $117,140 and $1,283,772 on the sales noted above during June 30, 2013 and 2012, respectively.

NOTE 7 – PREMISES AND EQUIPMENT

Components of premises and equipment included in the consolidated balance sheets at June 30, 2013 and 2012 were as follows:

	2013	2012

Cost:
Land	$2,043,881	$2,043,881
Building and building improvements	11,180,536	11,057,141
Furniture and equipment	1,788,359	1,686,058
Automobiles	129,902	129,902
Total cost	15,142,678	14,916,982
Less: accumulated depreciation and amortization	(4,684,097)	(4,183,748)

Net book value	$10,458,581	$10,733,234

Depreciation and amortization expense was $530,614 and $548,834 for 2013 and 2012, respectively.

NOTE 8 – MATURITIES OF TIME DEPOSITS

Following are maturities of time deposits at June 30, 2013.

Maturity	Amount

Maturity one year or less	$31,052,088
Over one year thru three years	35,908,596
Over three years thru seven years	6,735,867
Thereafter	-

Total	$73,696,551

D-36

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

At June 30, 2013 and 2012, the Bank had $34,911,564 and $37,645,831, respectively, in time deposits $100,000 and over. At June 30, 2013, approximately $13,000,000 matures within one year.

Interest expense on time certificates of deposit and other time deposits in denominations of $100,000 or more amounted to approximately $447,795 and $536,549 for 2013 and 2012, respectively.

NOTE 9 – BORROWINGS

The Bank has established a borrowing line with the FHLB. As of June 30, 2013 and 2012, the Bank had outstanding advances totaling $13,327,199 and $15,502,247, respectively, carrying interest rates ranging from 1.15% to 5.15%. The following are maturities of the FHLB advances:

For the Fiscal Year Ending
June 30,	Amount

2014	$4,517,269
2015	2,564,242
2016	1,673,997
2017	296,440
Thereafter	4,275,251

Total	$13,327,199

NOTE 10 – FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, the Bank has outstanding commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for instruments that are included in the consolidated balance sheets.

Financial instruments whose contract amounts represent off-balance-sheet credit risk are as follows as of June 30, 2013 and 2012:

	2013	2012

Commitments to originate and sell mortgage loans	$6,295,692	$9,248,000
Commitments to extend credit	6,318,884	5,019,000
Unused lines of credit	10,870,351	10,226,000
Standby letters of credit	193,038	85,000

Totals	$23,677,965	$24,578,000

D-37

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies by and may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

NOTE 11 – LEASES

The Bank has noncancelable operating leases that expire over the next five years that require the payment of base lease amounts and executory costs such as taxes, maintenance and insurance. Rental expense for these leases was approximately $142,506 and $98,500 for 2013 and 2012, respectively.

Approximate future minimum rental commitments under noncancelable leases are:

For the Fiscal Year Ending
June 30,	Amount

2014	$115,512
2015	43,394
2016	12,262
2017	10,278
2018	7,457

Total	$188,903

NOTE 12 – EMPLOYEE RETIREMENT BENEFIT PLANS

Profit Sharing Plan – The Company has established a profit-sharing 401(k) type salary reduction plan for all employees that meet the necessary eligibility requirements for participation in the plan. Participants fully vest after six years of service. Annual contributions are at the discretion of the Board of Directors of the Company. The Company made contributions to the plan of $68,875 and $28,925 for the fiscal years ended June 30, 2013 and 2012, respectively.

Employee Stock Ownership Plan – Employees participate in an Employee Stock Ownership Plan (ESOP). In 2012, the Company bought out ESOP shares related to terminating participants. The Company makes discretionary contributions to the ESOP, as well as paying dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation and expense is recorded. Dividends on allocated shares increase participant accounts. Participants may receive the shares, cash, or a combination at the end of employment.

D-38

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Total contributions were $70,411 and $-0- to ESOP during 2013 and 2012, respectively. Shares held by the ESOP, at June 30, 2013 and 2012 were as follows:

	2013	2012

Allocated to participants	14,631	28,560
Unearned	-	-

Total ESOP shares	14,631	28,560

Fair value of unearned shares	$-	$-

Fair value of allocated shares	$219,465	$365,088

Defined Benefit Plan – The Company contributes to a multiemployer defined benefit pension plan, the Pentegra Defined Benefit Plan for Financial Institutions (“Pentegra DB Plan”, EIN 13-5645888, Plan No. 333). On June 1, 2006, the Company froze the benefits available under the defined benefit pension plan. The risk of participating in a multiemployer plan is different from single-employer plans in the following aspects:

·	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

·	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

·	If the Company chooses to stop participating in its multiemployer plan, it may be required to pay the plan’s amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Company’s contribution to the multiemployer pension plan was $150,115 in 2013, which represents less than 5% of total plan contributions. As of June 30, 2013, the actuarially computed value of vested benefits for the plan was approximately $4.2 million, primarily equal to or less than the net assets of the plan. Therefore, the Company would have no material withdrawal liability. However, the Company has no present intention of withdrawing from the plan, nor has the Company been informed that there is any intention to terminate the plan. The plan was at least 80% funded for the years ended June 30, 2013 and 2012. There are no funding improvement or rehabilitation plans pending, and no future minimum contributions required by collective-bargaining or other contractual agreements.

NOTE 13 – BOARD OF DIRECTORS’ RETIREMENT POLICY

The Bank has entered into director retirement agreements with three current Board members, which were amended in 2013.  Each agreement provides for a normal retirement benefit equal to each director’s accrual balance of $74,238 amortized with interest and payable upon the later of the director’s normal retirement date (age 70) or his separation from service, in monthly installments over a 15-year period.  The director’s account balance is payable to the director or the director’s beneficiary under certain circumstances as set forth in the director’s individual agreement.

The Board previously had a deferred compensation policy (Policy) to compensate Board members for their service to the Company. The retirement date for directors is the later of the last month in which they reach age 70 or upon completion of their term if they were elected to the Board during the annual meeting resulting in service beyond age 70. Upon retirement, Board members receive the deferred compensation for the remainder of their life up to a maximum of $2,000 per month.

D-39

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Board members vest in the Policy based on service as follows: zero to four years of service (20%), five years of service (40%), six years of service (60%), seven years of service (80%) and eight years of service (100%). On September 21, 2011, the Board rescinded this retirement police for current directors. The total liability for the combined policies and agreements at June 30, 2013 and 2012 was $258,938 and $278,938, respectively.

NOTE 14 – INCOME TAXES

The provision (credit) for income taxes for the years 2013 and 2012 includes these components:

	2013	2012

Current
Federal	$-	$(651,755)
State	35,527	20,010
Deferred	-	657,349

Total income tax expense	$35,527	$25,604

The income tax expense for 2013 and 2012, differs from the amounts computed by applying the federal income tax rate of 34% to earnings before federal income tax expense. These differences are primarily caused by expenses that are not deductible for tax purposes and tax adjustments related to prior federal income tax returns. A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense for the years 2013 and 2012 is shown below:

	2013	2012

Federal tax at the statutory rate (34%)	$(45,057)	$(1,144,935)
Benefit from temporary differences:
State income taxes, net of federal benefit	23,448	(150,423)
Bank owned life insurance	(60,943)	(70,106)
Change in valuation allowance	209,745	1,341,940
Other, net	(91,666)	49,128

Total income tax expense	$35,527	$25,604

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2013	2012

Deferred tax assets
Allowance for loan loss	$287,314	$931,436
Other real estate basis adjustments	-	355,415
Stock awards	32,104	32,104
Board of Directors retirement plan	98,977	106,621
Tax credits	27,965	27,965
Other	60,881	59,156
Deferred compensation	149,708	109,713
Net operating loss carryforwards	1,738,758	712,549
Total deferred tax assets	2,395,707	2,334,959

D-40

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

	2013	2012

Deferred tax liability
Unrealized gain on available-for-sale securitites	-	(77,009)
FHLB stock dividends	(53,706)	(52,637)
Depreciation and amortization	(741,620)	(778,327)
Loan origination costs	(19,751)	(19,751)
Other	(28,945)	(65,295)
Total deferred tax liability	(844,022)	(993,019)

Net deferred tax asset before valuation allowance	1,551,685	1,341,940

Valuation allowance
Beginning balance	(1,341,940)	-
Increase during the period	(209,745)	(1,341,940)
Ending balance	(1,551,685)	(1,341,940)

Net deferred tax asset	$-	$-

A valuation allowance for deferred tax assets is recorded when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and tax planning strategies which will create taxable income during the periods in which those temporary differences become deductible. Management considered the scheduled reversal of deferred tax liabilities, projected future taxable income, NOL carry-back potential, and tax planning strategies in making this assessment. At June 30, 2013 and 2012, management established a deferred tax asset valuation allowance of approximately $1.6 million and $1.3 million, respectively, based on its assessment of the amount of net deferred tax assets that are more-likely-than-not to be realized.

At June 30, 2013, the Company had federal and state operating loss carry-forwards of approximately $4.1 million and $6.0 million, which will begin to expire in 2032 and 2016, respectively.

The Company files consolidated U.S. federal, Arizona and New Mexico income tax returns, which are subject to examination by the taxing authorities for years 2009 and later.

NOTE 15 – REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier 1 capital to risk-weighted assets, and Tier 1 capital to adjusted total assets. Management believes, as of June 30, 2013 and 2012, that the Bank meets all capital adequacy requirements to which it is subject.

D-41

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Banks are also subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval.

As of June 30, 2013, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events that management believes have changed the Bank’s prompt corrective action category.

The Bank’s actual and required capital amounts and ratios are as follows:

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of June 30, 2013:
(in thousands)

Total Capital
(to Risk-Weighted Assets)	$25,090	25.77%	$7,788	³8.00%	$9,735	³10.00%

Tier I Capital
(to Risk-Weighted Assets)	$23,866	24.51%	$3,894	³4.00%	$5,841	³6.00%

Tier I Capital
(to Average Assets)	$23,866	13.63%	$7,004	³4.00%	$8,755	³5.00%

As of June 30, 2012:
(in thousands)

Total Capital
(to Risk-Weighted Assets)	$25,313	22.06%	$9,179	³8.00%	$11,474	³10.00%

Tier I Capital
(to Risk-Weighted Assets)	$23,866	20.80%	$4,589	³4.00%	$6,884	³6.00%

Tier I Capital
(to Average Assets)	$23,866	12.93%	$7,381	³4.00%	$9,226	³5.00%

NOTE 16 – RELATED PARTY TRANSACTIONS

The Bank has entered into transactions with its executive officers, directors, significant stockholder, and their affiliates (related parties). Fees and bonuses paid to directors during 2013 and 2012 totaled $165,093 and $145,920 respectively. Deposits from related parties held by the Bank at June 30, 2013 and 2012 amounted to $1,224,937 and $1,308,986, respectively.

The aggregate amount of loans to such related parties is as follows:

	2013	2012

Outstanding at July 1	$733,452	$1,371,902
New loans	-	129,000
Repayments	(814,077)	(767,450)
Credit line activity (net)	135,000	-

Loans outstanding at June 30	$54,375	$733,452

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

D-42

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

NOTE 17 – STOCK-BASED COMPENSATION

The Bank’s Employee Share Option Plan (the “Plan”), which is stockholder approved, permits the grant of share options and shares to its employees for up to 63,749 shares of common stock. The exercise price equaled the market price on the date the options were granted. The directors are 100% vested in the options becoming exercisable as of June 25, 2001. The options become exercisable for the key employees at a vesting rate of 20% per year over five years beginning July 1, 2002 and have an exercise date of ten years from the date of grant.

A summary of option activity under the Plan as of June 30, 2013, and changes during the fiscal year then ended, is presented below:

	2013
			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual
	Shares	Exercise Price	Term

Outstanding, beginning of year	26,424	$19.75	4 yrs.
Granted	-	-
Exercised	-	-
Forfeited or expired	(5,004)	19.75	4 yrs.

Outstanding, end of year	21,420	19.75	4 yrs.

Exercisable, end of year	21,420	19.75	3 yrs.

	2012
			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual
	Shares	Exercise Price	Term

Outstanding, beginning of year	26,424	$19.75	5 yrs.
Granted	-	-
Exercised	-	-
Forfeited or expired	-	-

Outstanding, end of year	26,424	19.75	4 yrs.

Exercisable, end of year	26,424	19.75	4 yrs.

In November 2007, the Company contributed $323,068 allowing the Recognition and Retention Plan (RRP) to acquire 9,502 shares of common stock of the Company, at $34.00 per share, which were subsequently awarded to directors and key employees. Stock awards for 3,670 shares to the directors vested 50% on January 1, 2008 and the remaining 50% vested on January 1, 2009. Stock awards for 5,832 shares to key employees vest at 20% per year over five years beginning July 1, 2008. The un-amortized cost of shares not yet earned (vested) is reported as a reduction of stockholders’ equity.

D-43

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

In July 2009, the Company contributed $126,558 allowing the RRP to acquire 6,408 shares of common stock of the Company, at $19.25 per share, which were subsequently awarded to directors and key employees. Stock awards for 2,000 shares to the directors vested 50% on July 1, 2009 and the remaining 50% vested on July 1, 2011. Stock awards for 4,408 shares to key employees vest at 20% per year over five years beginning July 1, 2009. The unamortized cost of shares not yet earned (vested) is reported as a reduction of stockholders’ equity.

RRP compensation expense was $-0- and $146 for the fiscal years ended June 30, 2013 and 2012, respectively. As of June 30, 2013 all shares were vested.

NOTE 18 – FAIR VALUES OF FINANCIAL INSTRUMENTS

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at June 30, 2013 and 2012.

Securities – Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly-liquid government bonds, mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include certain collateralized mortgage and debt obligations and certain municipal securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and include certain residual municipal securities and other less liquid securities.

Other Real Estate – Other real estate is fair valued under Level 3 at the lower of cost or fair value based on property appraisals less estimated costs, which include both observable and unobservable inputs, at the time of transfer and as appropriate thereafter.

Loans Receivable – Loans are generally not recorded at fair value on a recurring basis. Periodically, the Bank records nonrecurring adjustments to the carrying value of loans based on fair value measurements for loans subject to impairment. The valuation of fair value for impaired loans is typically determined using a combination of observable inputs, such as interest rates, contract terms, appraisals of collateral supporting the loan and recent comparable sales of similar properties, and unobservable inputs such as creditworthiness, selling costs and underlying cash flows associated with the loan. Since the estimates of fair value utilized for loans also involve unobservable inputs, valuations of loans have been classified as Level 3.

The following table sets forth by level, within the fair value hierarchy, the Company’s assets at fair value as of:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Fair Value

June 30, 2013
Recurring basis
U.S. Government agencies	$-	$10,003,545	$-	$10,003,545
Mortgage-backed securities	-	45,336,050	-	45,336,050
Nonrecurring basis
Loans held for sale	-	6,295,062	-	6,295,062
Other real estate	-	-	1,391,713	1,391,713
Impaired loans	-	-	633,202	633,202

Totals	$-	$61,634,657	$2,024,915	$63,659,572

D-44

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Fair Value
June 30, 2012
Recurring basis
U.S. Government agencies	$-	$7,405,554	$-	$7,405,554
Mortgage-backed securities	-	33,865,674	-	33,865,674
Nonrecurring basis
Loans held for sale	-	6,885,038	-	6,885,038
Other real estate	-	-	2,054,771	2,054,771
Impaired loans	-	-	3,645,256	3,645,256

Totals	$-	$48,156,266	$5,700,027	$53,856,293

The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Bank does not know whether the fair values shown below represent values at which the respective financial instruments could be sold individually or in the aggregate.

The following table presents estimated fair values of the Company’s financial instruments for June 30, 2013 and 2012 (in thousands).

	June 30, 2013
	Carrying
	Amount	Fair Value	Level 1	Level 2	Level 3

Financial assets:
Cash and due from banks	$3,920	$3,920	$3,920	$-	$-
Interest-bearing deposits with banks	296	296	296	-	-
Available-for-sale securities	55,340	55,340	-	55,340	-
Loans held for sale	6,295	6,295	-	6,295	-
Loans held for investment, net	89,390	92,385	-	-	92,385
Stock in financial institutions	956	956	-	956	-

Financial liabilities:
Demand deposits and
savings and NOW deposits	$61,821	$61,272	$61,272	$-	$-
Time deposits	73,697	74,042	-	74,042	-

D-45

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

	June 30, 2012
	Carrying
	Amount	Fair Value	Level 1	Level 2	Level 3

Financial assets:
Cash and due from banks	$3,447	$3,447	$3,447	$-	$-
Interest-bearing deposits with banks	1,102	1,102	1,102	-	-
Available-for-sale securities	41,271	41,271	-	41,271	-
Loans held for sale	6,885	6,885	-	6,885	-
Loans held for investment, net	111,266	116,790	-	-	116,790
Stock in financial institutions	930	930	-	930	-

Financial liabilities:
Demand deposits and
savings and NOW deposits	$80,612	80,612	$80,612	$-	$-
Time deposits	62,809	54,017	-	54,017	-

D-46

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

The following methods and assumptions were used to estimate the fair value of the additional classes of financial instruments shown:

Cash and Due From Banks, Interest-bearing Deposits and Federal Reserve, Federal Home Loan Bank Stock, Other Assets, Federal Funds Purchased and Secured Borrowings – The carrying amount approximates fair value.

Securities – Fair values equal quoted market prices, if available. If quoted market prices are not available, fair value is estimated based on quoted market prices of similar securities.

Loans held for sale – The fair value of loans held for sale is based on quoted market prices from FHLMC. FHLMC quotes are updated daily and represent prices at which loans are exchanged in high volumes and in a liquid market.

Deposits – Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities.

Accrued Interest Payable – The carrying amount approximates fair value.

NOTE 19 – CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information as of and for the years ended June 30, 2013 and 2012, pertaining only to Alamogordo Financial Corp. is as follows:

BALANCE SHEETS

	2013	2012

ASSETS
Cash and due from banks	$444,227	$570,175
Investment in wholly owned subsidiary	23,376,987	23,990,012
Prepaid and other assets	-	360,803

TOTAL ASSETS	$23,821,214	$24,920,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Income tax payable	$190,993	$50
Accrued interest and other liabilities	32,901	244,693
Total liabilities	223,894	244,743

Stockholders’ equity
Common stock, $.10 par value; 20,000,000 shares authorized, 1,324,106
and 1,324,106 issued, and 1,304,526 and 1,318,473 outstanding	132,411	132,411
Treasury stock, at cost; 19,580 and 5,633 shares	(484,406)	(163,625)
Additional paid-in capital	4,090,889	1,090,889
Unearned stock awards	-	(10,280)
Accumulated other comprehensive income (loss)	(511,443)	124,461
Retained earnings	20,369,869	20,502,391
Total stockholders’ equity	23,597,320	24,676,247

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,821,214	$24,920,990

D-47

Alamogordo Financial Corp.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	2013	2012

Other income
Equity in income (loss) in subsidiary	$12,600	$(3,233,786)

Other expenses
Other	145,122	154,700

Loss before income taxes	(132,522)	(3,388,486)

Provision for income taxes	-	4,574

Net loss	(132,522)	(3,393,060)

Other comprehensive income (loss)
Unrealized gain (loss) on available-for-securities	(635,904)	24,395

COMPREHENSIVE INCOME (LOSS)	$(768,426)	$(3,368,665)

STATEMENTS OF CASH FLOWS

	2013	2012

Cash flows from operating activities
Net loss	$(132,522)	$(3,393,060)
Adjustments to reconcile net loss to net cash from operating activities:
Equity in (income) loss in subsidiary	(12,600)	3,233,786
Changes in operating assets and liabilities:
Income taxes payable	190,943	50
Prepaid and other assets	360,804	(180,192)
Accrued interest and other liabilities	(211,792)	244,693
Net cash from operating activities	194,833	(94,723)

Cash flows from financing activities
Stock repurchases	(320,781)	-
Dividends paid	-	(143,517)
Net cash from financing activities	(320,781)	(143,517)

Net change in cash and due from banks	(125,948)	(238,240)

Cash and cash equivalents, beginning of year	570,175	808,415

Cash and cash equivalents, end of year	$444,227	$570,175

D-48

Annex E

FINANCIAL AND OTHER INFORMATION OF BANK 1440

DESCRIPTION OF BUSINESS

General

Bank 1440 is a de novo state-chartered commercial bank headquartered in Phoenix, Arizona that opened for business in June 2007. The bank is regulated by the Arizona Department of Financial Institutions and the FDIC.

Our principal business consists of personalized banking services to small-to-medium sized businesses, real estate investors and consumers. In our lending services, we emphasize commercial real estate loans, loans for one- to four family investment properties, loans guaranteed by the Small Business Administration, general commercial loans and, to a lesser extent, consumer loans, including home equity lines of credit. We offer a broad array of deposit services to the general public in our market area including demand deposits, regular savings accounts, money market accounts and certificates of deposit. We also purchase investment securities consisting of securities issued by the United States government and its agencies and government-sponsored enterprises, mortgage-backed securities and collateralized mortgage obligations, corporate securities and municipal securities. At December 31, 2013, we had total assets of $82.5million, total deposits of $71.5 million and total equity of $10.7 million.

While the Great Recession was deemed to officially have ended in 2009, the impact on banking, and particularly on the banking industry’s clients, extended beyond this period. As a result, we were particularly impacted during fiscal years 2010 and 2011 with the recognition of significant classified and non-performing assets during the respective periods. With improving economic conditions, particularly in our greater Phoenix market area, these assets have shown a significant improvement and have returned to more normal levels.

We conduct business through our main office located in Phoenix, Arizona, and our branch office located in Peoria, Arizona.

Our website address is Bank1440.com. Information on this website should not be considered a part of this document.

Competition

We face significant competition in originating loans and attracting deposits. The area in which we operate has a high concentration of financial institutions, many of which are significantly larger institutions that have greater financial resources than we have, and many of which are our competitors to varying degrees. Our competition for loans and leases comes principally from commercial banks, both large national and local community banks, credit unions, leasing companies, insurance companies, real estate conduits and other companies that provide financial services to businesses and individuals. Our most direct competition for deposits has historically come from commercial banks and credit unions. We face additional competition for deposits from online financial institutions and non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies. We do not rely on any individual, group or entity for a material portion of our loans or our deposits.

Employees

At December 31, 2013, Bank 1440 had 19 full-time employees and no part-time employees. The employees are not represented by a collective bargaining unit and we consider our working relationship with our employees to be good.

E-1

Lending Activities

Our principal lending activity is originating commercial real estate loans, loans for one- to four-family family investment properties, commercial business loans and, to a lesser extent, consumer loans, including home equity lines of credit. At December 31, 2013, $39.6 million, or 62.5% of our loan portfolio, consisted of commercial real estate loans; $17.0 million, or 26.7% of our loan portfolio, consisted of multi-family real estate loans; $2.2 million, or 3.5% of our loan portfolio, consisted of commercial business loans.

Delinquencies and Non-Performing Assets

Delinquency Procedures. We review loans on a regular basis, and generally place loans on nonaccrual status when either principal or interest is 90 days or more past due. In addition, we place loans on nonaccrual status when we do not expect to receive full payment of interest or principal. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is reversed from interest income. Interest payments received on nonaccrual loans are recognized in accordance with our significant accounting policies. Once a loan is placed on nonaccrual status, the borrower must generally demonstrate at least six months of payment performance before the loan is eligible to return to accrual status. We may have loans classified as 90 days or more delinquent and still accruing. Generally, we do not utilize this category of loan classification unless: (1) the loan is repaid in full shortly after the period end date; (2) the loan is well secured and there are no asserted or pending legal barriers to its collection; or (3) the borrower has remitted all scheduled payments and is otherwise in substantial compliance with the terms of the loan, but the processing of loan payments actually received or the renewal of the loan has not occurred for administrative reasons. At December 31, 2013, we had one loan totaling $1.7 million that was classified as a nonaccrual loans.

Troubled Debt Restructurings. We occasionally modify loans to extend the term or make other concessions to help a borrower stay current on his or her loan and to avoid foreclosure.  We generally do not forgive principal or interest on loans. We may modify the terms of loans to lower interest rates (which may be at or below current market rates), provide for longer amortization schedules (up to 30 years), or provide for interest-only terms. These modifications are made only when there is a reasonable and attainable workout plan that has been agreed to by the borrower and that is in our best interests. At December 31, 2013, we had three loans totaling $2.8 million that were classified as troubled debt restructurings. Of these, one loan totaling $1.7 million was included in our nonaccrual loans at such date because it was not performing in accordance with its modified terms or had been performing in accordance with its modified terms for less than six months since the date of restructuring or remains on non-accrual for other reasons.

Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the FDIC to be of lesser quality, as “substandard,” “doubtful” or “loss.” An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated as “special mention” by our management.

At December 31, 2013, we had one loan totaling $1.7 million that was classified as “substandard,” “doubtful” or “loss,” a reduction of $2.7 million from December 31, 2012. The decrease in classified assets from December 31, 2012 to December 31, 2013 was primarily due to the payoff or upgrade of five loan relationships. The largest component of our classified assets was one loan, which totaled $1.7 million or 100% of our total classified assets and $1.8 million or 41.4% of our total classified assets at December 31, 2013 and December 31, 2012, respectively.

E-2

Non-Performing Assets. We generally cease accruing interest on our loans when contractual payments of principal or interest have become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans generally is applied against principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt. Troubled debt restructurings are loans that have renegotiated loan terms to assist borrowers who are unable to meet the original terms of their loans, with modifications to loan terms including a lower interest rate, a reduction in principal, and/or a longer term to maturity. Troubled debt restructurings are restored to accrual status when the obligation is brought current, has performed in accordance with the revised contractual terms for six months or more and the ultimate collectability of the total contractual principal and interest is deemed probable.

Other Loans of Concern. There were no other loans at December 31, 2013 that are not already disclosed where there is information about possible credit problems of borrowers that caused management to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Allowance for Loan Losses

Analysis and Determination of the Allowance for Loan Losses. Our allowance for loan losses is the amount considered necessary to reflect probable incurred losses in our loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of three key elements: (1) specific allowances for identified impaired loans; (2) historical loss history; and (3) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans, and other loans about which management may have concerns about collectability. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan, as well as a shortfall in collateral value would potentially result in our charging off the loan or the portion of the loan that was impaired.

Among other factors, we consider current general economic conditions, including current economic and real estate trends, in determining the appropriateness of the allowance for loan losses for our loan portfolio. We use evidence obtained from our own loan portfolio, as well as published real estate data on our local markets from third party sources we believe to be reliable, as a basis for assumptions about the current real estate market, particularly the commercial real estate segments. With the improvement in the local market conditions, we have either maintained or decreased our general and specific allowances for our loan portfolio over the past several quarters, in part, because the values of real estate in our local market securing our portfolio have improved significantly.

Specific Allowances for Identified Problem Loans. We establish a specific allowance when loans are determined to be impaired. Loss is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral less estimated selling expenses. Factors in identifying a specific problem loan include: (1) the strength of the customer’s personal or business cash flows; (2) the availability of other sources of repayment; (3) the amount due or past due; (4) the type and value of collateral; (5) the strength of our collateral position; (6) the estimated cost to sell the collateral; and (7) the borrower’s effort to cure the delinquency. In addition, for loans secured by real estate, we consider the extent of any past due and unpaid property taxes applicable to the property serving as collateral on the mortgage.

E-3

General Valuation Allowance on the Remainder of the Loan Portfolio. We establish a general allowance for loans that are not classified as impaired to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages based on our historical loss experience, delinquency trends and management’s evaluation of the collectability of the loan portfolio. The allowance may be adjusted for significant factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary market area, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank audit and regulatory examination results. The applied loss factors are re-evaluated quarterly to ensure their relevance in the current economic and real estate environment.

Investment Activities

General. The goals of our investment policy are to provide and maintain liquidity to meet deposit withdrawal and loan funding needs, to help mitigate interest rate and market risk and to generate a reasonable rate of return on funds within the context of our interest rate and credit risk objectives. As a result of the national recession which began in 2008 and the challenging economic environment caused by the recession, our strategy has been to reduce the maturities of our investment securities portfolio. We reduced our investment portfolio to $17.2 million at December 31, 2013 from $19.6 million at December 31, 2012, as a result of our efforts improve our capital ratios by shrinking our assets. Subject to loan demand and our interest rate risk analysis, our general practice is to increase the balance of our investment securities portfolio when we have excess liquidity.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We also use borrowings, primarily advances from the Federal Home Loan Bank of San Francisco, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage our cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. To a lesser extent, we may utilize repurchase agreements or Fed funds sold as funding sources.

Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit accounts, including non-interest-bearing and interest-bearing checking accounts, statement savings accounts, variable rate money market accounts, and certificates of deposit. We currently hold brokered and internet deposits which comprise approximately 11% of our total deposits. This is well within our ALCO guideline of no more than 25% of deposits raised from these sources. Our deposit accounts consist principally of savings accounts, NOW accounts, checking accounts, money market accounts and certificates of deposit. We provide commercial checking accounts and related services such as cash management. We also provide low-cost checking account services. We rely on our favorable locations, customer service, competitive pricing, and related deposit services such as cash management to attract and retain deposit accounts. At December 31, 2013, our deposits totaled $71.5 million. Interest-bearing deposits totaled $63.5 million and noninterest-bearing demand deposits totaled $8.0 million. Savings, money market and NOW account deposits totaled $40.7 million, and certificates of deposit totaled $22.8 million, of which $16.5 million had maturities of one year or less.

Borrowings. We may obtain advances from the Federal Home Loan Bank of San Francisco secured by our capital stock in the Federal Home Loan Bank of San Francisco and certain of our real estate loans. Such advances may be made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. To the extent such borrowings have different terms to repricing than our deposits, they can change our interest rate risk profile. At December 31, 2013, we had $0 outstanding advances from the Federal Home Loan Bank of San Francisco. At December 31, 2013, based on available collateral and our ownership of FHLB stock, and based upon our internal policy, we had access to Federal Home Loan Bank advances of up to $20 million. In addition, we had an unsecured line of credit with Pacific Coast Bankers’ Bank of $3.0 million at December 31, 2013.

E-4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policies

Critical accounting policies are those that involve significant judgments and assumptions by management and that have, or could have, a material impact on our income or the carrying value of our assets. Our critical accounting policies are those related to our allowance for loan losses, the evaluation of other-than-temporary impairment of investment securities, the valuation of and our ability to realize deferred tax assets and the measurement of fair values of financial instruments.

Allowance for Loan Losses. The allowance for loan losses is calculated with the objective of maintaining an allowance necessary to absorb estimated probable loan losses inherent in the loan portfolio. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective, as it requires an estimate of the loss content for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, and an estimate of the value of collateral.

We have established a systematic method of periodically reviewing the credit quality of the loan portfolio in order to establish an allowance for losses on loans. The allowance for losses on loans is based on our current judgments about the credit quality of individual loans and segments of the loan portfolio. The allowance for losses on loans is established through a provision for loan losses based on our evaluation of the probable losses inherent in the loan portfolio, and considers all known internal and external factors that affect loan collectability as of the reporting date. Our evaluation, which includes a review of all loans on which full collectability may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, our knowledge of inherent losses in the portfolio that are probable and reasonably estimable and other factors that warrant recognition in providing an appropriate loan loss allowance. Management believes this is a critical accounting policy because this evaluation involves a high degree of complexity and requires us to make subjective judgments that often require assumptions or estimates about various matters. Historically, we believe our estimates and assumptions have proven to be relatively accurate. For example, over the past two years, our allowance for loan losses as a percentage of total loans outstanding has ranged from 4.23% to 2.64%, while our net charge-offs as a percentage of average loans outstanding has ranged from 2.87% to (0.01)%. Nevertheless, because a small number of non-performing loans could result in net charge-offs significantly in excess of the estimated losses inherent in our loan portfolio, you should not place undue reliance on the accuracy of past estimates.

The analysis of the allowance for loan losses has three components: specific allocations, general allocations and an unallocated component. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allowance. The principal assumption used in deriving the allowance for loan losses is the estimate of loss content for each risk rating. Actual loan losses may be significantly more than the allowances we have established, which could have a material negative effect on our financial results. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Other-Than-Temporary Impairment. In estimating other-than-temporary impairment of investment securities, securities are evaluated on at least a quarterly basis, to determine whether a decline in their value is other-than-temporary. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not we intend to sell or expect that it is more likely than not that we will be required to sell the investment security prior to an anticipated recovery in fair value. Once a decline in value for a debt security is determined to be other than temporary, the other-than-temporary impairment is separated in (a) the amount of total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings. The amount of other-than-temporary impairment related to other factors is recognized in other comprehensive income (loss).

E-5

Valuation of Deferred Tax Assets. In evaluating our ability to realize deferred tax assets, management considers all positive and negative information, including our past operating results and our forecast of future taxable income. In determining future taxable income, management utilizes a budget process that makes business assumptions and the implementation of feasible and prudent tax planning strategies. We also utilize a monthly forecasting tool to incorporate activity throughout the calendar year. These assumptions require us to make judgments about our future taxable income and are consistent with the plans and estimates we use to manage our business. The net deferred tax asset is offset by an equal valuation allowance. Any change in estimated future taxable income may result in a reduction of the valuation allowance against the deferred tax asset which would result in income tax benefit in the period.

Fair Value Measurements. The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  We estimate the fair value of financial instruments using a variety of valuation methods.  Where financial instruments are actively traded and have quoted market prices, quoted market prices are used for fair value.  When the financial instruments are not actively traded, other observable market inputs, such as quoted prices of securities with similar characteristics, may be used, if available, to determine fair value.  When observable market prices do not exist, we estimate fair value.  Other factors such as model assumptions and market dislocations can affect estimates of fair value. Differences in the fair value and carrying value of certain financial instruments (including changes in the differences between the fair value and the carrying value from period to period), such as loans, securities held to maturity, deposits and borrowings do not affect our reported financial condition or results of operations, as such financial instruments are carried at cost.

Comparison of Financial Condition at December 31, 2013 and December 31, 2012

Total assets increased $3.3 million, or 4.2%, to $82.5 million at December 31, 2013 from $79.2 million at December 31, 2012. The increase was the result of increases in loans outstanding offset by a decrease in investment securities available-for-sale.

Gross loans receivable increased by $7.0 million, or 12.6%, to $63.3 million at December 31, 2013 from $56.3 million at December 31, 2012. Commercial real estate loans increased $3.2 million, or 8.79%, to $39.6 million at December 31, 2013 from $36.4 million at December 31, 2012. Home equity loans and lines of credit increased $1.1 million, or 100%, to $3.3 million at December 31, 2013 from $2.2 million at December 31, 2012. Residential multi-family loans increased $2.5 million or 17.2%, to $17.0 million at December 31, 2013 from $14.5 million at December 31, 2012. Commercial and industrial loans decreased $500,000, or 18.5%, to $2.2 million at December 31, 2013 from $2.7 million at December 31, 2012. We currently monitor all loans for concentration as a percentage of risk-based capital. Policy guidelines are measured to actual portfolio mix. Commercial real estate policy guideline is the highest at 300% of risk-based capital.

Investment securities available for sale decreased $2.4 million, or 12.2%, to $17.2 million at December 31, 2013 from $19.6 million at December 31, 2012. The decrease was the result of $2.0 million in principal amortization on mortgage-backed securities and collateralized mortgage obligations. In addition, another $400,000 in decreases were due to a decrease in unrealized gain on securities. All are classified as available-for-sale.

Other assets decreased by $150,000 to $141,000 at December 31, 2013 from $291,000 at December 31, 2012. The decrease was mainly due to a decrease in prepaid expenses combined with a $52,000 increase in SBA servicing. Cash and amounts due from banks decreased by $983,000 to $1.8 million at December 31, 2013 from $2.8 million at December 31, 2012.

E-6

Deposits increased $2.7 million, or 3.9%, to $71.5 million at December 31, 2013 from $68.8 million at December 31, 2012. The largest increase was in non-interest bearing deposits, which increased $2.5 million, or 45.4%, to $8.1 million at December 31, 2013 from $5.6 million at December 31, 2012. Certificates of deposit increased $1.5 million or 7.0% to $22.8 million at December 31, 2013 from $21.3 million at December 31, 2012. Money market deposit and savings accounts increased $700,000, or 2.8%, to $24.9 million at December 31, 2013 from $24.2 million at December 31, 2012. Interest-bearing demand accounts decreased $2.0 million, or 11.3%, to $15.8 million at December 31, 2013 from $17.7 million at December 31, 2012.

Overall deposit growth has resulted from our continued focus on generating deposits in our local communities and from our establishing relationships with larger loan customers, and using those relationships to offer commercial deposit products, which tend to open core deposit accounts and not certificates of deposits.

Borrowings were at zero at December 31, 2013 and zero at December 31, 2012.

Total stockholders’ equity increased $470,000 to $10.7 million at December 31, 2013 from $10.2 million at December 31, 2012. This change was attributable to net income of $851,000 and a decrease in other comprehensive income of $412,000 and an increase in paid in capital of $31,000. Accumulated other comprehensive income decreased to $488,000 at December 31, 2013 from $900,000 at December 31, 2012 as a result of a decrease in unrealized gains on investment securities available for sale. Because of interest rate volatility, accumulated other comprehensive income (loss) could materially fluctuate for future interim periods and years depending on economic and interest rate conditions.

E-7

Average Balance Sheet

The following table sets forth average balances, average yields and costs, and certain other information for the years indicated. Tax-equivalent yield adjustments have not been made for tax-exempt securities. All average balances are daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income.

	For the Years Ended December 31,
	2013			2012
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$59,811	$3,905	6.53%	$53,917	$3,364	6.24%
Interest-earning deposits	251	3	1.19%	251	1	0.40%
Securities	18,100	690	3.81%	22,974	945	4.11%
Federal Home Loan Bank S.F. stock & PCBB stock	662	34	5.13%	787	14	1.78%
Other FF’s sold	1,159	3	0.25%	2,464	6	0.24%
Total interest-earning assets	79,983	4,635	5.79%	80,393	4,330	5.38%
Non-interest-earning assets	390			705
Total assets	$80,373			$81,098

Interest-bearing liabilities:
Savings, NOW and money market accounts	$40,839	365	0.89%	$44,827	484	1.08%
Certificates of deposit	22,367	220	0.98%	20,032	229	1.14%
Total interest-bearing deposits	63,206	585	0.92%	64,859	713	1.10%
Borrowings	318		%	1,533	3	0.20%
Total interest-bearing liabilities	63,524	585	0.92%	66,392	716	1.08%
Non-interest-bearing deposits	6,026			4,909
Other liabilities	266			157
Total liabilities	69,816			71,458
Total equity	10,557			9,640
Total liabilities and total equity	$80,373			$81,098
Net interest income		$4,050			$3,614
Net interest rate spread (1)			4.87%			4.30%
Net interest-earning assets (2)	$16,459			$14,001
Net interest margin (3)			5.06%			4.49%
Average interest-earning assets to interest-bearing liabilities	125.91%			121.09%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Comparison of Operating Results for the Years Ended December 31, 2013 and December 31, 2012

General. We reported earnings of $851,000 for the year ended December 31, 2013 compared to net income in the amount of $709,000 for the year ended December 31, 2012. The principal reason for the increase in comparative earnings was the recognition of $361,000 on the sale of three SBA loans during the 2013 plus $414,000 one-time income collected on two loan pay offs that had discounts.

Interest Income. Interest income increased $305,000 to $4.6 million for the year ended December 31, 2013 from $4.3 million for the year ended December 31, 2012. The increase in interest income resulted from a $252,000 decrease in interest income on investment securities and mortgage-backed securities and an increase of $541,000 on loans.

E-8

Interest income on loans increased $541,000, or 15.9%, to $3.9 million for the year ended December 31, 2013 from $3.4 million for the year ended December 31, 2012. This increase resulted from an increase in the average yield on loans by 41 basis points to 6.65% for the year ended December 31, 2013 from 6.24% for the year ended December 31, 2012. This increase in average yield is a result of $414,000 income collected on two paid off loans that had discounts. With this one-time increase taken out the adjusted yield would have been 5.94%. Average balance of loans increased 6.0 million or 11.1% to $59.8 million for the year ended December 31, 2013 from $53.9 million for the year ended December 31, 2013. Fees on loans increased $36,000 for the year ended December 31, 2013 to $72,000 or 100% from $36,000 for the year ended December 31, 2012. See “—Comparison of Financial Condition at December 31, 2013 and 2012” for a discussion of our loan portfolio activity.

Interest income on securities decreased by $252,000 to $694,000 for the year ended December 31, 2013 from $946,000 for the year ended December 31, 2012. The decrease in interest income on securities was due to a decrease in the average yield on securities of 21 basis points to 3.84% for the year ended December 31, 2013 from 4.05% for the year ended December 31, 2012 along with a decrease in the average balance of securities to $18.3 million for the year ended December 31, 2013 from $23.0 million for the year ended December 31, 2012. The decrease in the average balance of securities resulted from our allowing the portfolio to naturally amortize and reinvesting the excess cash in loan demand and replenishing the cash position created by lowering demand account interest rates and seeing higher cost deposits run off.

Interest Expense. Interest expense decreased $131,000, or 18.3%, to $585,000 for the year ended December 31, 2013 from $716,000 for the year ended December 31, 2012.

Interest expense on interest-bearing deposits decreased by $129,000 or 18.1% to $584,000 for the year ended December 31, 2013 from $713,000 for the year ended December 31, 2012. The decrease in interest expense on interest-bearing deposits was due to a decrease of 5 basis points in the average rate paid on interest-bearing deposits to .90% for the year ended December 31, 2013 from .95% for the year ended December 31, 2012. We experienced decreases in the average cost across all categories of interest-bearing deposits for the year ended December 31, 2013. This was supplemented by a $1.7 million, or 2.62%, decrease in the average balance of interest-bearing deposits to $63.2 million for the year ended December 31, 2013 from $64.9 million for the year ended December 31, 2012. We experienced a decrease in the average balance of NOW accounts and an increase in Certificates of Deposit for the year ended December 31, 2013. See “Comparison of Financial Condition at December 31, 2013 and 2012” for a discussion of how we have decreased our cost of deposits in recent periods.

Interest expense on borrowings decreased $2,429 to $413 for the year ended December 31, 2013 from $2,842 for the year ended December 31, 2012. This decrease was due to a $1.2 million decrease in the average balance of borrowings to $318,000 for the year ended December 31, 2013 from $1.5 million for the year ended December 31, 2012, We have decreased our outstanding borrowings because the proceeds received from the calls, maturities, sales and pay-downs of securities net of decreases in deposits exceeded our cash needs to fund loan originations.

Net Interest Income. Net interest income before provision for loan loss increased by $436,000, or 10.6%, to $4.1 million for the year ended December 31, 2013 from $3.6 million for the year ended December 31, 2012 because of an increase in our interest income that was larger than a decrease in our interest expense. Our net interest margin increased 57 basis points to 5.06% for the year ended December 31, 2013 from 4.49% for the year ended December 31, 2012, and our net interest rate spread increased 57 basis points to 4.87% for the year ended December 31, 2013 from 4.30% for the year ended December 31, 2012 due to a one-time interest income earnings of $414,000 collected on two paid off loans that had discounts.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations in order to maintain the allowance for loan losses at a level we consider necessary to absorb probable credit losses inherent in the loan portfolio. In determining the level of the allowance for loan losses, we consider past and current loss experience, evaluation of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events change. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses in order to maintain the allowance.

E-9

Based on our evaluation of the above factors, we recorded a provision for loan losses of $0 for the year ended December 31, 2013 and a provision for loan losses of $7,300 for the year ended December 31, 2012. The allowance for loan losses was $1.7 million, or 2.68% of total loans, at December 31, 2013, compared to $1.7 million, or 3.02% of total loans, at December 31, 2012. We determined the allowance adequate and not requiring additional provisions.

For the year ended December 31, 2013 we experienced net recoveries of $4,800 as no loans were charged off. Any charge-offs during the year would be included in our risk-weighted historical loss rates based in the nature, type and industry sector of the loan. The historical loan rates are then incorporated in calculating the general component of our allowance for loan loss by loan category. The calculation of the allowance for loan losses on our loan portfolio consists of the historical loan loss rate and a qualitative adjustment. Charge-offs during the year would be included in our historical loan loss rate. Charge-offs also have the effect o increasing one of the factors included in the qualitative reserve adjustment rates though other factors may have the effect of decreasing the qualitative reserve adjustment rates.

Our balance of loans we evaluated individually for impairment decreased to $2.7 million at December 31, 2013 from $3.2 million at December 31, 2012. We provided specific allowances on loans with principal balances of $118,000 as of December 31, 2013 and $265,000 as of December 31, 2012. The reason for the substantial decrease in the amount of specific allowances through 2013 was the fact that we removed $120,000 for a specific allowance from one loan. At December 31, 2013 and 2012, all nonaccrual loans were individually evaluated for impairment.

The allowance for loan losses represented 99.53% of nonperforming loans at December 31, 2013 and 53.58% of nonperforming loans at December 31, 2012. The decrease in nonperforming loans was a result of $1.5 million in pay offs or removal from nonperforming loans for the year ended December 31, 2013

To the best of our knowledge, we have recorded all losses that are both probable and reasonable to estimate at December 31, 2013 and 2012. However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio (including commercial real estate loans and multi-family residential) could result in material increases in our provisions for loan losses.

Non-interest Income. Non-interest income decreased $135,000 to $497,000 for the year ended December 31, 2013 compared to $632,000 for the year ended December 31, 2012. Fees and service charges and other s increased by $4,000 to $112,000 for the year ended December 31, 2013 from $108,000 for the year ended December 31, 2012. Gains on the sale of loans decreased by $1,000 to $361,000 for the year ended December 31, 2013 compared with $360,000 for the year ended December 31, 2012. Net gains on the sales of investment securities decreased to $0 for the year ended December 31, 2013 from $163,000 for the year ended December 31, 2012. Gain on sale of assets increased to $31,000 for the year ended December 31, 2013 and $0 for the year ended December 31, 2012.

Non-interest Expense. Non-interest expense increased $166,000, or 4.7%, to $3.7 million for the year ended December 31, 2013 from $3.5 million for the year ended December 31, 2012. Compensation and benefits expense increased $418,000, or 29.7%, to $1.8 million for the year ended December 31, 2013 from $1.4 million for the year ended December 31, 2012. Annual salary increases and year end performance bonuses to the staff accounted for the majority increase in compensation and benefits expense. Occupancy and equipment expense decreased $35,000, or 5.7%, to $582,000 for the year ended December 31, 2013 from $617,000 for the year ended December 31, 2012. Data processing equipment depreciation as well as software depreciation decreased as many fixed assets purchased at inception of the Bank began to reach the end of their depreciable lives. Other Non-Interest Expenses decreased by $217,000 or 14.5% to $1.3 million for the year ended December 31, 2013 from $1.5 million for the year ended December 31, 2012. Expenses related to Other Real Estate Owned were $0 for the year ended December 31, 2013 as compared to $191,000 for the year ended December 31, 2012.

Federal Deposit Insurance Corporation insurance premiums decreased by $4,000 to $102,000 for the year ended December 31, 2013 from $106,000 for the year ended December 31, 2012. Other Professional fees increased by $29,000 to $309,000 for the year ended December 31, 2013 from $280,000 for the year ended December 31, 2012. This increase was due to merger related expenses.

E-10

Income Tax Expense. At December 31, 2013 and 2012, the Bank has approximately $10.7 million and $11.2 million, respectively, of operating loss carryforwards for federal income tax purposes which can be utilized through 2032 and approximately $5.4 million and $11.2 million, respectively, of operating loss carryforwards for state income tax purposes which can be utilized through 2017. At December 31, 2013 and 2012, the net deferred tax asset of $4.6 million and $4.9 million, respectively was offset by an equal valuation allowance.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Years Ended December 31,
	2013 vs. 2012
	Increase (Decrease) Due to			Total Increase
	Volume	Rate	Days	(Decrease)
	(In thousands)
Interest-earning assets
Loans	$537,600	$12,059	$(9,056)	$540,603
Interest-earning deposits	(10,324)	26,853	(55)	16,474
Securities	(199,708)	(52,769)	—	(252,477)
Federal Home Loan Bank of San Francisco stock	—	—	—	—
Other	7	—	—	7
Total interest-earning assets	327,575	(13,857)	(9,111)	304,607

Interest-bearing liabilities:
Savings, NOW and money market accounts	(41,936)	(76,095)	(1,323)	(119,354)
Certificates of deposit	19,526	(28,598)	(629)	(9,701)
Total deposits	(22,410)	(104,693)	(1,952)	(129,055)
Borrowings	(1,701)	(722)	(8)	(2,431)
Total interest-bearing liabilities	(24,111)	(105,415)	(1,960)	(131,486)

Change in net interest income	$351,686	$91,558	$(7,151)	$436,093

E-11

Loan Portfolio

The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated.

	At December 31,
	2013		2012
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$3,341	5.26%	$2,245	3.99%
Commercial	39,635	62.47	36,406	64.60
Multi-family	16,963	26.74	14,461	25.66
Commercial business loans	2,214	3.49	2,744	4.87
Construction and Land loans	1,245	1.96	451	0.80
Consumer and other loans	50	0.08	47	0.08
	63,448	100.00%	56,354	100.00%
Less:
Deferred loan fees and discounts	187		96
Allowance for loan losses	1,697		1,692
Total loans	$61,564		$54,566

The following tables set forth the contractual maturities of our total loan portfolio at December 31, 2013 before adjustments for deferred loan fees and allowance for loan losses. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

December 31, 2013	Residential Real Estate	Commercial Real Estate	Multi-Family Real Estate	Constriction and Land Loans
	(In thousands)

Amounts due in:
One year or less	$748	$3,735	$2,243	$—
More than one to five years	2,062	17,774	10,835	975
More than five years	531	18,126	3,885	270
Total	$3,341	$39,635	$16,963	$1,245

December 31, 2013	Commercial Business	Consumer and other	Total
	(In thousands)

Amounts due in:
One year or less	$120	$50	$6,896
More than one to five years	1,466	—	33,112
More than five years	628	—	23,440
Total	$2,214	$50	$63,448

E-12

The following table sets forth our fixed and adjustable-rate loans at December 31, 2013 that are contractually due after December 31, 2014.

	Due After December 31, 2013
	Fixed	Adjustable	Total
	(In thousands)

Real estate loans:
One- to four-family residential	$531	$2,062	$2,513
Commercial	18,074	17,826	35,900
Multi-family	4,107	10,613	14,720
Commercial business loans	1,188	906	2,094
Construction and Land loans	975	270	1,245
Consumer and other loans	—	—	—
Total loans	$24,875	$31,677	$56,552

E-13

Asset Quality

The following table sets forth information regarding our non-performing assets. In addition to the assets listed below, as of December 31, 2013 and 2012, we had $1.1 million and $0, respectively, of troubled debt restructurings. Troubled debt restructurings include loans for which either a portion of interest or principal has been forgiven, or for loans modified at interest rates materially less than current market rates.

	At December 31,
	2013	2012
	(Dollars in thousands)

Non-accrual loans:
Real estate loans:
One- to four-family residential	$—	$560
Commercial	—	795
Multi-family	1,705	1,803
Commercial business loans	—	—
Construction and land loans	—	—
Consumer and other loans	—	—
Total non-accrual loans	1,705	3,158

Accruing loans past due 90 days or more:
Real estate loans:
One- to four-family residential	—	—
Commercial	—	—
Multi-family	—	—
Commercial business loans	—	—
Construction and land loans	—	—
Consumer and other loans	—	—
Total accruing loans past due 90 days or more	—	—
Total of non-accrual loans and accruing loans 90 days or more past due	1,705	3,158

Real estate owned:
One- to four-family residential	—	—
Commercial	—	—
Multi-family	—	—
Total real estate owned	—	—

Other non-performing assets	—	—

Total non-performing assets	$1,705	$3,158

Total non-performing loans to total loans	2.69%	5.60%
Total non-performing assets to total assets	2.07%	3.99%

E-14

Delinquent Loans. The following table sets forth our loan delinquencies, including non-accrual loans, by type and amount at the dates indicated.

	At December 31,
	2013			2012
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due
	(In thousands)

Real estate loans:
One- to four-family residential	$—	$—	$—	$—	$—	$—
Commercial	—	—	—	—	—	286
Multi-family	1,705	—	—	—	—	—
Commercial business loans	—	—	—	—	—	—
Construction and land loans	—	—	—	—	—	—
Consumer and other loans	—	—	—	—	—	—
Total loans	$1,705	$—	$—	$—	$—	$286

Classified Assets. Federal regulations provide that loans and other assets of lesser quality should be classified as “substandard”, “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that we will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. We designate an asset as “special mention” if the asset has a potential weakness that warrants management’s close attention.

The following table sets forth our amounts of classified assets and assets designated as special mention as of the dates indicated. The classified assets total at December 31, 2013 includes $1.7 million of nonperforming loans.

	At December 31,
	2013	2012
	(In thousands)
Classified assets:
Substandard	$1,705	$1,261
Doubtful	—	3,092
Loss	—	—
Total classified assets	1,705	4,353
Special mention	$—	$2,251

Allowance for Loan Losses. The allowance for loan losses is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluation of the collectability of loans and giving consideration to historical losses and peer bank information. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the Federal Deposit Insurance Corporation and the Arizona Department of Financial Institutions, as an integral part of their examination process, periodically review the allowance for loan losses, and may require us to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

E-15

Allowance for Loan Losses. The following table sets forth activity in our allowance for loan losses for the years indicated.

	Year Ended December 31,
	2013	2012
	(Dollars in thousands)

Allowance at beginning of period	$1,692	$2,265
Provision for loan losses	—	7

Charge-offs:
Real estate loans:
One- to four-family residential	—	—
Commercial	—	114
Multi-family	—	532
Commercial business loans	—	—
Construction and land loans	—	—
Consumer and other loans	—	—
Total charge-offs	—	646

Recoveries
Real estate loans:
One- to four-family residential	—	8
Commercial	—	1
Multi-family	5	52
Commercial business loans	—	5
Construction and land loans	—	—
Consumer and other loans	—	—
Total recoveries	5	66

Net (charge-offs) recoveries	5	(580)

Allowance at end of period	$1,697	$1,692

Allowance to non-performing loans	99.53%	53.58%
Allowance to total loans outstanding at the end of the period	2.67%	3.00%
Net (charge-offs) recoveries to average loans outstanding during the period	0.01%	(1.07)%

E-16

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2013		2012
	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance	Allowance for Loan Losses	Percent of Allowance in Each Category to Total Allocated Allowance
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$141	8.3%	$142	8.55%
Commercial	797	46.9	1,189	70.3
Multi-family	609	35.9	192	11.3
Commercial business loans	93	5.5	161	9.5
Construction and Land loans	56	3.3	―	—
Consumer and other loans	1	0.1	8	.5
Total allocated allowance	1,697	100.0%	1,692	100.0%
Unallocated	―		―
Total	$1,697		$1,692

Investments

The following table sets forth the amortized cost and estimated fair value of our securities portfolio (excluding Federal Home Loan Bank of San Francisco common stock) at the dates indicated. For the periods indicated, all of our securities were classified as available-for-sale.

	2013		2012
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)
Mortgaged-backed securities:
Freddie Mac	$559	$567	$839	$847
Ginnie Mae	―	―	―	―
Fannie Mae	1,241	1,217	1,594	1,628
CMO	4,440	4,588	5,790	6,000
Municipal	5,389	5,539	5,428	5,880
Corporate	5,037	5,243	5,078	5,274

Total	$16,666	$17,154	$18,729	$19,629

The following table sets forth the amortized cost and estimated fair value of securities as of December 31, 2013, that exceeded 10% of our total equity as of that date.

	At December 31, 2013
	Amortized Cost	Estimated Fair Value
	(In thousands)

Fannie Mae	$1,241	$1,217
Corporate – Nations Bank Corp. (BAC)	1,054	1,163
Corporate – Goldman Sachs	1,055	1,116

E-17

Portfolio Maturities and Yields. The composition and maturities of the securities portfolio at December 31, 2013, are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. All of our securities at December 31, 2013, were taxable securities.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years				Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost		Weighted Average Yield		Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Mortgage-backed securities:
Freddie Mac	$10	2.09%	$419	2.95%	$130	5.34%	$	―	―	%	$559	$567	3.49%
Ginnie Mae	―	―	―	―	―	―		―	―		―	―	―
Fannie Mae	―	―	243	2.45	831	2.64		167	1.97		1,241	1,217	2.51
CMO	277	3.30	2,637	3.43	1,200	3.85		326	3.70		4,440	4,588	3.56
Municipal	―	―	1,929	4.24	2,587	4.89		873	5.50		5,389	5,539	4.75
Corporate	894	2.66	3,143	4.22	1,000	3.00		―	―		5,037	5,243	3.71
Total	$1,181	2.80%	$8,371	3.86%	$5,748	4.03%		$1,366	4.64%		$16,666	$17,154	3.91%

E-18

Sources of Funds

The following table sets forth the distribution of total deposits by account type, for the periods indicated.

	For the Year Ended December 31,
	2013			2012
	Amount	Percent	Weighted Average Rate	Amount	Percent	Weighted Average Rate
	(Dollars in thousands)

Non-interest bearing	$8,058	11.27%	—%	$5,557	8.08%	—%
NOW	15,768	22.05	0.87	17,742	25.80	0.99
Money market/savings	24,902	34.81	0.91	24,178	35.15	0.91
Certificates of deposit	22,795	31.87	0.98	21,302	30.97	1.05
Total	$71,523	100.00%	0.93%	$68,779	100.00%	0.90%

As of December 31, 2013, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $100,000 was approximately $20 million. The following table sets forth the maturity of these certificates as of December 31, 2013.

At December 31, 2013
(In thousands)
Maturity Period:
Three months or less	$2,509
Over three through six months	4,390
Over six through twelve months	8,005
Over twelve months	5,018
Total	$19,922

Borrowings. As of December 31, 2013, our borrowings consisted solely of Federal Home Loan Bank of San Francisco advances. The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.

	Year Ended December 31,
	2013	2012
	(Dollars in thousands)

Average amount outstanding during the period	$318	$1,533
Highest amount outstanding at any month end during the period	$3,550	$5,000
Weighted average interest rate during the period	0.12%	0.18%
Balance outstanding at end of period	$—	$—
Weighted average interest rate at end of period	—%	—%

E-19

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our board of directors has established an Asset/Liability Management Committee, consisting of senior management, which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. The Asset/Liability Management Committee monitors the level of interest rate risk and our board of directors reviews our asset/liability policies and interest rate risk position.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. Given the current low interest rate environment, we intend to use the following strategies to manage our interest rate risk:

·	maintaining our portfolios of shorter-term loans, including commercial real estate loans and home equity loans, subject to the limitations with respect to the amounts of these loans as a percentage of our risk-based capital;

·	seeking adjustable-rate and shorter-term investments; and

·	maintaining pricing strategies that encourage growth of low cost, core deposits.

In addition, we have sold long-term (greater than 15 years) loans, and we are an approved qualified loan seller/servicer for Fannie Mae, which will facilitate our sale of long-term, fixed-rate residential mortgage loans in the future. By following these strategies, we believe that we are better positioned to react to increases in market interest rates. However, investments in shorter-term assets generally have lower yields than longer-term investments.

Market Value of Portfolio Equity. The Bank monitors its interest rate risk through the use of a simulation model which incorporates all asset and liability rate and maturity information, assumptions regarding prepayment speeds of loans and the effective maturity of non-maturity deposits and simulates the effect of various interest rate movements on interest income and the market value of portfolio equity (“MVPE”). The quarterly reports developed in the simulation model assist the bank in identifying, measuring, monitoring and controlling interest rate risk to ensure compliance within the bank’s policy guidelines.

E-20

The table below sets forth, as of November 30, 2013, the estimated changes in our market value portfolio equity that would result from the designated instantaneous changes in the United States Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Change in Interest		Estimated Increase (Decrease)
Rates (basis points)		in MVPE
(1)	Estimated MVPE (2)	Amount	Percent
	(Dollars in thousands)

+400	$12,698	$(1,394)	(9.9)%
+300	12,981	(1,111)	(7.9)
+200	13,316	(777)	(5.5)
+100	13,701	(392)	(2.8)
—	14,092	—	—
-100	14,689	597	4.2
-200	15,510	1,418	10.1
-300	17,341	3,248	23.0
-400	N/A	N/A	N/A

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	MVPE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

The table above indicates that at November 30, 2013, in the event of a 100 basis point increase in interest rates, we would experience a 2.8% decrease in the market value portfolio equity. In the event of a 200 basis point increase in interest rates, we would experience a 5.5% decrease in the market value portfolio equity. Both of these calculations are based against the calculated market value of portfolio equity of $14.1 million.

In addition to modeling changes in our portfolio value of equity, we also run simulations on our net interest income for a twelve month period under rising and falling interest rate scenarios. The table below sets forth the changes in our net interest income that would result from the designated instantaneous changes in the United States Treasury yield curve. As with the MVPE simulation model, the changes in net interest income are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not relied upon as indicative of actual results.

Change in Interest		Estimated Increase (Decrease)
Rates (basis points)	Estimated Net	in Net Interest Income
(1)	Interest Income	Amount	Percent
(Dollars in thousands)

+400	$3,591	$264	7.9%
+300	3,479	172	5.2
+200	3,413	86	2.6
+100	3,344	17	0.5
—	3,327	—	0.0
-100	3,431	104	3.1
-200	3.483	156	4.7
-300	3,548	221	6.6
-400	N/A	N/A	N/A

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in the market value of portfolio equity require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the MVPE table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

E-21

Net portfolio value calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities, and the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits with other banks and short- and intermediate-term securities.

We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of December 31, 2013.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At December 31, 2013, cash and cash equivalents totaled $1.8 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $17.2 million at December 31, 2013. In addition, at December 31, 2013, we had the ability to borrow approximately $20 million from the Federal Home Loan Bank of San Francisco. On that date, we had $0 outstanding.

At December 31, 2013 we had $2.0 million in loan commitments outstanding. In addition to commitments to originate loans, we had $2.6 million in unadvanced funds to borrowers. Certificates of deposit due within one year of December 31, 2013 totaled $16.5 million, or 23.1% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before December 31, 2013. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us, either as certificates of deposit or as other deposit products, as the recent runoff of certificates of deposit was primarily related to our not bidding on brokered certificates of deposit. We have the ability to attract and retain deposits by adjusting the interest rates offered.

We have no material commitments or demands that are likely to affect our liquidity other than set forth below. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the Federal Home Loan Bank of San Francisco.

Our primary investing activities are the origination of loans and the purchase of securities. For the twelve months ended December 31, 2013, we originated $30.2 million of loans and purchased $1.0million of securities. We have not purchased any whole loans in recent periods.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net increase in total deposits of $2.7 million and no net increase or decrease for the years ended December 31, 2013 and 2012, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits so that we are competitive in our market area.

E-22

There were no Federal Home Loan Bank advances at December 31, 2013 and at December 31, 2012. Federal Home Loan Bank advances have been used primarily to fund new loans and purchase securities.

Bank 1440 is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2013, Bank 1440 exceeded all regulatory capital requirements. Bank 1440 is considered “well-capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 10 of the Notes to the Bank 1440 Consolidated Financial Statements.

Off-Balance Sheet Arrangements and Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. In addition, we enter into commitments to sell guaranteed portion of SBA loans.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of Bank 1440 have been prepared in accordance with US GAAP. US GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

E-23

CONTENTS

PAGE

REPORT OF INDEPENDENT AUDITOR	E-25-E-26

FINANCIAL STATEMENTS
Balance sheets	E-27
Statements of income	E-28
Statements of comprehensive income	E-29
Statements of stockholders’ equity	E-30
Statements of cash flows	E-31
Notes to financial statements	E-32-E-64

NOTE: This annual report serves as Bank 1440’s annual disclosure statement under the requirements of the Federal Deposit Insurance Corporation (FDIC). This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

E-24

REPORT OF INDEPENDENT AUDITOR

The Board of Directors and Stockholders

Bank 1440

Report on Financial Statements

We have audited the accompanying financial statements of Bank 1440 (the “Bank”), which comprise the balance sheet as of December 31, 2013 and 2012, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence obtained is sufficient and appropriate to provide a basis for our audit opinion.

E-25

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bank 1440 as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Scottsdale, Arizona

March 14, 2014

E-26

BANK 1440

BALANCE SHEETS

	December 31,
	2013	2012

ASSETS

Cash and due from banks	$1,089,135	$1,272,611
Federal funds sold	695,000	1,495,000

Cash and cash equivalents	1,784,135	2,767,611

Investments in certificates of deposit	250,561	251,689
Securities available-for-sale	17,153,642	19,628,672
Investment in restricted stock, at cost	640,600	706,600
Loans, net of allowance for loan losses of $1,696,735 in 2013 and $1,691,935 in 2012	61,564,307	54,565,814
Premises and equipment, net	587,670	644,165
Accrued interest receivable	356,891	365,781
Prepaid and other assets	141,301	290,929

Total assets	$82,479,107	$79,221,261

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing	$8,057,866	$5,556,669
Interest-bearing	63,464,915	63,222,587

Total deposits	71,522,781	68,779,256

Accrued interest payable and other liabilities	258,582	213,794

Total liabilities	71,781,363	68,993,050

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' EQUITY
Common stock, $1 par value; authorized 10,000,000 shares; issued and outstanding 2,045,022 at December 31, 2013 and 2012	2,045,022	2,045,022
Preferred stock, $1 par value; authorized 500,000 shares; issued and outstanding 180,814 shares at December 31, 2013 and 2012	180,814	180,814
Additional paid-in capital	20,691,106	20,660,523
Accumulated deficit	(12,706,755)	(13,558,017)
Accumulated other comprehensive income	487,557	899,869

Total stockholders' equity	10,697,744	10,228,211

Total liabilities and stockholders' equity	$82,479,107	$79,221,261

See accompanying notes.

E-27

BANK 1440

STATEMENTS OF INCOME

	Years Ended December 31,
	2013	2012

INTEREST INCOME
Loans	$3,904,625	$3,364,022
Securities available-for-sale	693,552	946,029
Federal funds sold and other	36,732	20,251

Total interest income	4,634,909	4,330,302

Interest expense on deposits and borrowings	584,632	716,115

Net interest income	4,050,277	3,614,187

Provision for loan losses	-	7,259

Net interest income after provision for loan losses	4,050,277	3,606,928

OTHER INCOME
Service charges and other	112,321	107,925
Gain on sale of loans	360,689	360,207
Gain on sale of securities available-for-sale	-	163,414
Gain on sale of other real estate owned, previously deferred	24,140	-

Total other income	497,150	631,546

OTHER EXPENSES
Salaries and employee benefits	1,824,899	1,406,674
Occupancy	582,496	617,077
Professional fees	309,347	280,292
Data processing	298,264	315,238
FDIC insurance assessments	101,515	105,978
Foreclosed real estate expense, net	-	190,678
General and administrative	579,644	613,887

Total other expenses	3,696,165	3,529,824

NET INCOME	$851,262	$708,650

See accompanying notes.

E-28

BANK 1440

STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2013	2012

NET INCOME	$851,262	$708,650

OTHER COMPREHENSIVE (LOSS) INCOME
Unrealized net holding (loss) gain on securities available-for-sale arising during the year	(412,312)	867,584
Less reclassification adjustment for net gain included in net income	-	(163,414)

Total other comprehensive (loss) income	(412,312)	704,170

COMPREHENSIVE INCOME	$438,950	$1,412,820

See accompanying notes.

E-29

BANK 1440

STATEMENTS OF STOCKHOLDERS’ EQUITY

							Accumulated
	Common Stock		Preferred Stock		Additional		Other
	Number of		Number of		Paid-In	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Total

BALANCE, December 31, 2011	$2,045,022	$2,045,022	$180,814	$180,814	$20,604,563	$(14,266,667)	$195,699	$8,759,431

Net income	-	-	-	-	-	708,650	-	708,650
Change in unrealized net gains on securities available-for-sale, less net gains included in net income	-	-	-	-	-	-	704,170	704,170
Stock-based compensation expense	-	-	-	-	55,960	-	-	55,960

BALANCE, December 31, 2012	2,045,022	$2,045,022	180,814	$180,814	$20,660,523	$(13,558,017)	$899,869	$10,228,211

Net income	-	-	-	-	-	851,262	-	851,262
Change in unrealized net gains on securities available-for-sale, less net gains included in net income	-	-	-	-	-	-	(412,312)	(412,312)
Stock-based compensation expense	-	-	-	-	30,583	-	-	30,583

BALANCE, December 31, 2013	2,045,022	$2,045,022	180,814	$180,814	$20,691,106	$(12,706,755)	$487,557	$10,697,744

See accompanying notes.

E-30

BANK 1440

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$851,262	$708,650
Adjustments to reconcile net income to net cash provided by operating activities
Stock-based compensation expense	30,583	55,960
Net accretion of securities available-for-sale	41,493	(605,195)
Gain on sale of securities available-for-sale	-	(163,414)
Gain on sale of loans	(360,689)	(360,207)
Provision for loan losses	-	7,259
Depreciation and amortization	159,947	195,934
(Gain) loss on other real estate owned	(24,140)	175,672
Changes in assets and liabilities
Accrued interest receivable	8,890	43,357
Prepaid and other assets	149,628	440,318
Accrued interest payable and other liabilities	68,928	(457,846)

Net cash provided by operating activities	925,902	40,488

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment in certificates of deposit	-	(251,689)
Purchase of securities available-for-sale	(1,012,115)	(3,876,682)
Maturities and calls of securities available-for-sale	3,034,468	5,698,403
Proceeds from sale of securities available-for-sale	-	7,741,526
Sale of restricted stock	66,000	119,200
Purchase of premises and equipment	(103,452)	(10,340)
Loan originations, purchases and payments, net	(11,359,205)	(5,004,649)
Proceeds on sale of loan	4,721,401	1,972,641
Proceeds from sale of foreclosed real estate	-	635,072

Net cash (used in) provided by investing activities	(4,652,903)	7,023,482

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	2,743,525	(3,882,893)
Payments on other borrowed funds	-	(5,000,000)

Net cash provided by (used in) financing activities	2,743,525	(8,882,893)

DECREASE IN CASH AND CASH EQUIVALENTS	(983,476)	(1,818,923)

CASH AND CASH EQUIVALENTS, beginning of year	2,767,611	4,586,534

CASH AND CASH EQUIVALENTS, end of year	$1,784,135	$2,767,611

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for interest	$586,598	$726,800

SUPPLEMENTAL SCHEDULE OF INVESTING AND FINANCING ACTIVITIES

Loans transferred to foreclosed real estate during the year	$-	$120,000

Loan to facilitate the sale of other real estate owned	$-	$165,750

See accompanying notes.

E-31

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of Business and Significant Accounting Policies

Nature of business - Bank 1440 (the “Bank”) was formed on April 13, 2007, and is an Arizona state chartered bank that provides a full range of banking services to commercial and consumer clients primarily in Maricopa County. The Bank opened for business on June 18, 2007.

The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and general industry practices.

The Bank provides a full range of banking services from its main office in Phoenix, Arizona and a full service branch in Peoria, Arizona.

A summary of the significant accounting policies of the Bank follows:

Use of estimates in the preparation of financial statements - The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, other-than-temporary impairment on restricted stock and securities, valuation of foreclosed real estate, and realization of deferred tax assets.

Cash and cash equivalents - For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), and federal funds sold. Cash flows from loans and deposits are reported net.

The Bank maintains amounts on account with other institutions, which at times may exceed federally insured limits. The Bank has not experienced any losses on such accounts.

Investment in restricted stock - The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to maintain an investment in capital stock of the FHLB pursuant to the agreement with the FHLB. FHLB stock is bought from and sold to the FHLB at its $100 par value. At December 31, 2013 and 2012, the Bank had $470,600 and $536,600, respectively, invested in FHLB stock. This investment is carried at cost since no ready market exists for the capital stock and it has no quoted market value.

E-32

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of Business and Significant Accounting Policies (continued)

The Bank views its investment in the FHLB stock as a long-term investment. Accordingly, when evaluating FHLB stock for impairment, the value is determined based on the ultimate recovery of the par value rather than recognizing temporary declines in values. The determination of whether a decline affects the ultimate recovery is influenced by criteria such as: (1) the significance of the decline in net assets of the FHLBs as compared to the capital stock amount and length of time a decline has persisted; (2) impact of legislative and regulatory changes on the FHLB; and (3) the liquidity position of the FHLB. The FHLB of San Francisco's capital ratios exceeded the required ratios as of December 31, 2013 and the Bank does not believe that its investment in the FHLB is impaired as of this date.

The Bank also owns an investment in Pacific Coast Bankers' Bank stock. At December 31, 2013 and 2012, the Bank had $170,000 invested in Pacific Coast Bankers' Bank stock. This investment in restricted stock is carried at cost and periodically evaluated for impairment. No impairment was recognized on this investment during the years ended December 31, 2013 and 2012.

Securities available-for-sale - Securities classified as available-for-sale are those debt securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available-for-sale are carried at fair value. Unrealized gains or losses are reported as a separate component of other comprehensive income (loss). In determining the estimated life of a mortgage-related security, certain judgments are made based upon the actual performance of the underlying security and prepayments. These judgments are adjusted based upon the actual performance of the underlying security. The amortization of premiums and accretion of discounts are recognized in interest income over their contractual lives using the effective interest method. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

Management evaluates securities for OTTI at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer including an evaluation of credit ratings, (3) the impact of changes in market interest rates, (4) the intent of the Bank to sell a security, and (5) whether it is more-likely-than-not the Bank will have to sell the security before recovery of its cost basis.

If the Bank intends to sell an impaired security, the Bank records an other-than-temporary loss in an amount equal to the entire difference between fair value and amortized cost. If a security is determined to be other than temporarily impaired, but the Bank does not intend to sell the security, only the credit portion of the estimated loss is recognized in earnings, with the other portion of the loss recognized in other comprehensive income.

E-33

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of Business and Significant Accounting Policies (continued)

Sale of SBA loan participations - The Bank sells participations in fully funded Small Business Administration (SBA) loans. The Bank will generally sell only the guaranteed portion of the loan and retain the unguaranteed portion as a loan held for investment. The Bank issues various representations and warranties associated with the sale of loans. The Bank has not incurred any losses resulting from these provisions. The Bank also generally retains the right to service the loans sold. The book bases of SBA loan participations sold are reduced by the amount allocated to the loan servicing asset. Gains and losses on sales of SBA loan participations are based on the difference between the selling price and the carrying value of the related loan sold.

Loans - Loans are stated at the amount of unpaid principal, reduced by deferred loan fees, net of costs and an allowance for loan losses.

Purchased loans are stated at the amount paid to the seller, net of fees paid or received. The difference between the amount paid for the loan and the related loan's principal amount for the loan at the date of purchase is recognized as an adjustment of yield over the contractual life of the loan using the effective interest method.

The allowance for loan losses is established through a provision for credit losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluation of the collectability of loans and giving consideration to historical losses and peer bank information. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic or other conditions. In addition, the Federal Deposit Insurance Corporation (FDIC) and the Arizona Department of Financial Institutions, as an integral part of their examination process, periodically review the Bank's allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

E-34

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of Business and Significant Accounting Policies (continued)

When establishing the allowance for loan losses, management categorizes loans into risk categories generally based on the nature of the collateral and the basis of repayment. These risk categories and the relevant risk characteristics are as follows:

Commercial loans - Commercial loans are loans for commercial, corporate and business purposes, including issuing letters of credit. The Bank's commercial business loan portfolio is comprised of loans for a variety of purposes and generally is secured by equipment, machinery, and other business assets. Commercial business loans generally have terms of five years or less and interest rates that are fixed or float in accordance with a designated published index. Substantially all of such loans are secured and backed by the personal guarantees of the owners of the business.

Commercial real estate loans - Commercial real estate loans are primarily secured by apartment buildings, office and industrial buildings, warehouses, small retail shopping centers and various special purpose properties, including art galleries and restaurants. Although terms vary, commercial real estate loans generally have amortizations of 15 to 25 years, as well as balloon payments of two to five years, and terms which provide that the interest rates thereon are fixed or may be adjusted periodically, based on a designated index.

Construction real estate loans - Construction real estate loans consist of vacant land and property that is in the process of improvement. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event a loan is made on property that is not yet improved for the planned development, there is the risk that approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs. Construction real estate loans generally have terms of one year to eighteen months during the construction period and interest rates based on a designated index.

Residential 1 - 4 family real estate loans - Residential loans are generally smaller in size and are homogenous because they exhibit similar characteristics.

Residential multi-family real estate - Residential multi-family loans generally involve a greater degree of credit risk than residential real estate loans due to the reliance on the successful operation of the project. This loan type is sensitive to adverse economic conditions.

Consumer and other loans are insignificant.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired.

A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

E-35

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of Business and Significant Accounting Policies (continued)

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Bank determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers nonimpaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Bank over the most recent three years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions; changes in the nature and volume of the portfolio and the terms of loans; material changes in the composition of the loan portfolio; changes in the experience, depth and ability of lending management; changes in the volume and severity of past due loans, the volume of nonaccrual loans, and the volume and severity of adversely classified or graded loans; changes in the quality of the Bank's loan review system; changes in the value of underlying collateral for collateral-dependent loans; the existence and effect of any concentrations of credit and changes in the level of such concentrations; and the effect of other external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the Bank's portfolio.

Interest and fees on loans - Interest on loans is recognized over the terms of the loans and is calculated using the effective interest method. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to make payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed.

E-36

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of Business and Significant Accounting Policies (continued)

The Bank determines a loan to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in the process of collection.

All interest accrued but not collected for loans that are placed on nonaccrual status or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loan origination and commitment fees, and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield. The Bank is generally amortizing these amounts over the contractual life. Commitment fees are based upon a percentage of a client's line of credit and are recognized over the commitment period.

Loan servicing assets - When loans are sold with servicing rights retained, loan servicing assets are recorded at fair value with the income statement effect recorded in gains on sales of loans. Fair value is based on a valuation model that calculates the present value of estimated future net servicing income. All loan servicing assets are subsequently measured using the amortization method which requires loan servicing assets to be amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying loans.

Loan servicing assets are evaluated for impairment based upon the fair value of the servicing rights as compared to the asset carrying amount. Impairment is determined by stratifying rights into groupings based on predominant risk characteristics, such as interest rate, loan type, and investor type. Impairment is recognized through a valuation allowance for an individual grouping, to the extent that fair value is less than the carrying amount. If the Bank later determines that all or a portion of the impairment no longer exists for a particular grouping, a reduction of the allowance may be recorded as an increase to income. Changes in valuation allowances are reported within other noninterest expenses on the income statement. The fair values of servicing rights are subject to significant fluctuations as a result of changes in estimated and actual prepayment speeds and default rates and losses.

Servicing fee income, which is reported on the income statement as other noninterest income, is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan, and are recorded as income when earned. The amortization of loan servicing assets is netted against loan servicing fee income. Net servicing fee income totaled approximately $10,000 for the year ended December 31, 2013.

E-37

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of Business and Significant Accounting Policies (continued)

Transfers of financial assets - Transfers of financial assets are accounted for as sales only when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Bank, (2) the transferee obtains the right to pledge or exchange the assets it received, and no condition both constraints the transferee from taking advantage of its right to pledge or exchange and provides more than a modest benefit to the transferor, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets. In addition, for transfers of a portion of financial assets (for example, participations of loan receivables), the transfer must meet the definition of a “participating interest” in order to account for the transfer as a sale. Following are the characteristics of a “participating interest”:

•	Pro-rata ownership in an entire financial asset.
•	From the date of the transfer, all cash flows received from entire financial assets are divided proportionately among the participating interest holders in an amount equal to their share of ownership.
•	The rights of each participating interest holder have the same priority, and no participating interest holder's interest is subordinated to the interest of another participating interest holder. That is, no participating interest holder is entitled to receive cash before any other participating interest holder under its contractual rights as a participating interest holder.
•	No party has the right to pledge or exchange the entire financial asset unless all participating interest holders agree to pledge or exchange the entire financial asset.

Foreclosed real estate - At the time of foreclosure, foreclosed real estate is recorded at fair value less cost to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell through a valuation allowance. Revenues and expenses from operations and changes in valuation allowance are included in other expense. The Bank had no foreclosed real estate at December 31, 2013 and 2012.

Share-based payment - As further described in Note 11, the Bank grants stock options to its employees and directors. The Bank accounts for these stock options pursuant to revised accounting guidance related to share-based payments. Under this guidance, the Bank records compensation expense based upon the fair value for new awards and awards modified, repurchased or cancelled after the adoption date. Such values are recorded over the requisite service period using the straight-line method.

E-38

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of Business and Significant Accounting Policies (continued)

Bank premises and equipment - Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed principally on the straight-line method over the following estimated useful lives:

Years

Furniture, fixtures, and equipment	3-7
Data processing equipment	3-7

Leasehold improvements are depreciated over the lesser of the economic life of the improvements or the expected term of the lease, generally 15 years.

Preferred stock - On September 17, 2009, the shareholders of the Bank approved the authorization of 500,000 shares of Class A preferred stock. The shareholders approved the conversion of common shareholders of 1,000 or fewer shares receiving one share of Class A preferred stock in exchange for one share of common stock and the holders of the Bank's common stock warrants to purchase 200 or fewer shares of common stock to receive a warrant to purchase one share of Class A preferred stock in exchange for every warrant to purchase one share of Bank common stock. All other shares of common stock remained outstanding after the date of conversion.

Class A preferred stock ranks senior to the common stock related to dividend rights and is entitled to receive 105% of the dividends paid to common stock holders. Dividends are not required for Class A preferred stock and dividends will not accumulate. Holders of the Class A preferred stock will be entitled to one vote per share of preferred stock only upon any merger, share exchange, sale of substantially all of the assets, and voluntary dissolution of the Bank. The shares of Class A preferred stock are automatically converted to shares of common stock at a 1:1 ratio upon change in control of the Bank and are not convertible otherwise. Holders of Class A preferred stock are entitled to a distribution of assets of the Bank in the event of any voluntary or involuntary liquidation or dissolution on same basis as the common stock or if greater, to an amount equal to the aggregate par value of shares of Class A preferred stock. Holders of Class A preferred stock do not have any preemptive rights to purchase any additional shares of Class A preferred stock.

Income taxes - Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment (See Note 7).

E-39

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of Business and Significant Accounting Policies (continued)

The Bank has adopted the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Bank may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being recognized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods.

Fair value measurements - Accounting guidance states that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining the fair value, the Bank uses various methods including market, income and cost approaches. Based on these approaches, the Bank often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Bank uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on observability of the inputs used in the valuation techniques, the Bank is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1 - Valuations for assets and liabilities traded in active exchange markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

Level 3 - Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets.

The Bank has identified available-for-sale securities and impaired loans (those with specific reserves and subject to partial charge-offs) as the items requiring disclosures under the fair value measurement guidance (See Note 2).

E-40

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 1 – Nature of Business and Significant Accounting Policies (continued)

Other off-balance sheet instruments - In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Reclassifications - Certain reclassifications have been made to the prior years’ financial statements to conform to current year presentation. These reclassifications had no impact on previously reported net income or stockholders’ equity.

Comprehensive income - Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available-for-sale which are also recognized as separate components of equity.

Subsequent events - Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are available to be issued. The Bank recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Bank’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements are available to be issued. The Bank has evaluated subsequent events through March 14, 2014, which is the date the financial statements became available to issue.

E-41

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 2 – Fair Value Accounting

Fair value on a recurring basis - The Bank measures certain securities available-for-sale on a recurring basis.

	Fair Market Measurements at Reporting Date Using
		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
December 31, 2013	Total	(Level 1)	(Level 2)	(Level 3)
Assets
Securities available-for-sale
Corporate bonds	$5,242,995	$-	$4,242,995	$1,000,000
State and municipality obligations	5,538,571	-	5,538,571	-
Residential mortgage-backed securities	6,372,076	-	6,372,076	-

	$17,153,642	$-	$16,153,642	$1,000,000

December 31, 2012
Assets
Securities available-for-sale
Corporate bonds	$5,271,842	$4,271,842	$1,000,000	$-
State and municipality obligations	5,884,680	-	3,256,420	2,628,260
Residential mortgage-backed securities	8,472,150	-	3,769,280	4,702,870

	$19,628,672	$4,271,842	$8,025,700	$7,331,130

Securities available-for-sale with a fair value of $4,242,995 were transferred from Level 1 to Level 2 during the year ended December 31, 2013 as a result of decreased activity in the market for securities that were being actively traded in the fourth quarter of 2012. There were no transfers out of Level 2 into Level 1 during the year ended December 31, 2013. There were no securities available-for-sale transferred between Level 1 and Level 2 during the year ended December 31, 2012. Transfers are recognized at the end of the reporting period.

E-42

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 2 – Fair Value Accounting (continued)

Securities available-for-sale for which significant unobservable inputs (Level 3) were used in determining value for the years ended December 31, 2013 and 2012:

	2013	2012

Balance at beginning of year	$7,331,130	$11,290,846

Sale of securities	-	(1,831,548)
Realized losses, net	-	(17,363)
Maturities, calls, paydowns	(2,129,889)	(2,624,771)
Unrealized gain	229,930	157,838
Purchases	-	-
Transfers in	1,000,000	356,128
Transfers out	(5,431,171)	-

Balance at end of year	$1,000,000	$7,331,130

Securities available-for-sale transferred from Level 3 to Level 2 are the result of increased market activity and more readily observable data in the current year. Transfers from Level 2 to Level 3 are the result of limited market activity resulting in inputs based on unobservable data. Transfers are recognized at the end of the reporting period.

The valuation techniques used to calculate Level 3 fair values measured on a recurring basis for securities available for sale are as follows:

Corporate bonds fair valued were determined using a multi-dimensional relational model utilizing market data. Standard inputs, listed in approximate order of priority for use when available, include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, and reference data including market research publications. Because many fixed income securities do not trade on a daily basis, the Bank’s evaluated pricing applications apply available information as applicable through processes such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing, to prepare evaluations. In addition, uses model processes, such as the Option Adjusted Spread (OAS) model for structured securities to assess interest rate impact and develop prepayment scenarios. For convertible and corporate bonds an OAS model is incorporated to adjust spreads of issues that have early redemption features. Our models and processes take into account market convention. For each asset class, a team of evaluators gathers information from market sources and integrates relevant credit information, perceived market movements and sector news into the evaluated pricing applications and models.

E-43

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 2 – Fair Value Accounting (continued)

Residential mortgage-backed securities fair value were determined using an option adjusted discounted cash flow model. The significant inputs to this model are the yield and prepayment speed. The yield is determined as a spread to the interpolated treasury curve, based on market knowledge of the collateral type, prepayment history, average life, and tranche type. To arrive at an appropriate spread, comparisons are made between using on-the-run collateral (TBA pools) and other similarly-performing positions being issued, offered, or traded on Wall Street. Option adjusted spreads are utilized as appropriate. Significant changes in any of those inputs in isolation would result in a different fair value measurement.

State and municipality obligations securities fair value were determined using a discounted cash flow model. The key inputs to the discounted cash flow model are the coupon, yield, and expected maturity date. Appropriate market yields are determined based on credit, structure, and related Wall Street trades, quotes, and issuance. The factors considered when comparing municipal bonds include the type of issuer, the funding type (i.e. general obligation versus revenue bond), the credit rating, the coupon rate, the maturity date, and any call features. The economic conditions, market psychology, trading levels, and spread relationships within the market are also considered. Option-adjusted models may be used for structured notes, as appropriate. Significant changes in any of those inputs in isolation would result in a different fair value measurement.

Fair value on a nonrecurring basis - Certain assets are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis, but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The following table presents such assets carried on the balance sheet by caption and by level within the fair value hierarchy as of December 31 2013 and 2012:

	Fair Value Measurements Using
		Quoted Prices in	Significant Other	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
December 31, 2013	Total	(Level 1)	(Level 2)	(Level 3)

Impaired loans held at fair value	$986,702	$-	$-	$986,702

December 31, 2012

Impaired loans held at fair value	$2,892,611	$-	$-	$2,892,611

E-44

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 2 – Fair Value Accounting (continued)

Impaired loans are valued using discounted cash flows based on expected payments or underlying collateral values. The key inputs to the discounted cash flow model are the coupon rate, expected cash flows, and the timing of the expected cash flows. The specific reserves for collateral dependent impaired loans and foreclosed real estate are based on the fair value of the collateral less estimated costs to sell. The fair value of collateral was determined based on appraisals. In some cases, adjustments were made to the appraised values due to various factors including age of the appraisal, age of comparable real estate included in the appraisal, and known changes in the market and in the collateral. When significant adjustments were based on unobservable inputs, such as when a current appraised value is not available or management determines the fair value of the collateral is further impaired below appraised value and there is no observable market price, the resulting fair value measurement has been categorized as a Level 3 measurement. These Level 3 impaired loans had an aggregate carrying amount of $1,104,702 and $3,157,611 at December 31, 2013 and 2012, respectively, and had specific reserves in the allowance for loan losses of $118,000 and $265,000 as of December 31, 2013 and 2012, respectively. There were no partial charge-offs of impaired loans during the years ended December 31, 2013 and 2012 for impaired loans held at December 31, 2013 and 2012.

Note 3 – Securities

Carrying amounts and estimated fair values of securities available-for-sale as of December 31 are summarized as follows:

	2013
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
Securities available-for-sale
Corporate bonds	$5,036,698	$206,297	$-	$5,242,995
State and municipality obligations	5,389,159	163,796	(14,384)	5,538,571
Residential mortgage-backed securities	6,240,228	169,916	(38,068)	6,372,076

	$16,666,085	$540,009	$(52,452)	$17,153,642

	2012
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	(Losses)	Value
Securities available-for-sale
Corporate bonds	$5,077,656	$194,186	$-	$5,271,842
State and municipality obligations	5,428,193	459,516	(3,029)	5,884,680
Residential mortgage-backed securities	8,222,954	304,949	(55,753)	8,472,150

	$18,728,803	$958,651	$(58,782)	$19,628,672

E-45

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 3 – Securities (continued)

Information pertaining to securities with gross unrealized losses at December 31 aggregated by investment category and length of time that individual securities have been in a continuous loss position follows:

	2013
	Less Than Twelve Months		More than Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	(Losses)	Value	(Losses)	Value

Corporate bonds	$-	$-	$-	$-
State and municipality obligations	(10,546)	863,006	(3,838)	209,586
Residential mortgage-backed securities	(33,119)	2,255,656	(4,949)	430,152

	$(43,665)	$3,118,662	$(8,787)	$639,738

	2012
	Less Than Twelve Months		More than Twelve Months
	Gross		Gross
	Unrealized	Fair	Unrealized	Fair
	(Losses)	Value	(Losses)	Value

Corporate bonds	$-	$-	$-	$-
State and municipality obligations	-	-	(3,029)	212,585
Residential mortgage-backed securities	(10,978)	775,860	(44,775)	526,156

	$(10,978)	$775,860	$(47,804)	$738,741

At December 31, 2013 and 2012, twelve and five debt securities had unrealized losses, respectively. These unrealized losses relate primarily to fluctuations in the current interest rate environment. In analyzing an issuer's financial condition, management considers whether the securities are issued by the Federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management does not have the intent to sell these securities and it is more-likely-than-not the Bank will not have to sell these securities before recovery in their cost basis, no declines are deemed to be other-than-temporary.

The amortized cost and estimated fair value of investment securities at December 31, 2013 by contractual maturities are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties.

E-46

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 3 – Securities (continued)

	Amortized	Fair
	Cost	Value
Due in one year or less	$894,196	$899,235
Due after one year through five years	5,071,081	5,320,743
Due after 5 years through 10 years	3,587,028	3,698,583
Due in more than 10 years	873,552	863,005

	10,425,857	10,781,566
Residential mortgage-backed securities	6,240,228	6,372,076

	$16,666,085	$17,153,642

There were no sales of securities available-for sale during the year ended December 31, 2013. During the year ended December 31, 2012, there were gross realized gains $224,476 and gross realized losses of $61,062 on sales of securities available-for-sale.

There were no pledged securities at December 31, 2013 and 2012.

The Bank also invests in fully insured interest-bearing certificates of deposit in other financial institutions. These certificates totaled $250,561 and $251,689 as of December 31, 2013 and 2012, respectively. Certificates of deposit held at December 31, 2013 have contractual maturities during the year ending December 31, 2014.

E-47

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 4 – Loans

Loans consist of the following at December 31, 2013 and 2012:

	2013	2012
Collateralized by real estate:
Construction, land development loans, and other land loans	$1,245,356	$450,522
Commercial real estate
Owner occupied	11,221,270	9,933,381
Nonowner occupied	28,413,261	26,472,641
Multi-family residential	16,963,368	14,460,778
Residential real estate	3,340,846	2,244,707
Commercial and industrial	2,213,938	2,744,275
Consumer and other	50,371	47,683

Total	63,448,410	56,353,987
Deduct
Deferred loan fees	187,368	96,238
Allowance for loan losses	1,696,735	1,691,935

Loans, net	$61,564,307	$54,565,814

During the year ended December 31, 2009, the Bank purchased approximately $12,512,000 of performing loans at a total discount of $1,571,000. As of December 31, 2013 and 2012, the remaining unaccreted discount was approximately $729,000 and $1,081,000, respectively.

During the year ended December 31, 2013, the Bank sold SBA loan participations of approximately $4,276,000 resulting in a discount of $90,661 for the retained portion of the SBA loans. As of December 31, 2013 the remaining unaccreted discount was approximately $88,000. The Bank did not sell any SBA loan participations during the year ended December 31, 2012.

These discounts are being accreted to interest income over an average contractual period using the effective interest method.

E-48

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 4 – Loans (continued)

The following tables provide detail of the changes in the allowance for loan losses, by portfolio segment, for the years ended December 31, 2013 and 2012:

	Commercial real estate
		Owner	Nonowner	Multi-family	Residential real	Commercial	Consumer and
	Land	occupied	occupied	residential	estate	and industrial	other	Total
For the year ended December 31, 2013

Allowance for loan losses
Beginning balance	$1,000	$120,604	$1,066,678	$192,249	$141,734	$161,337	$8,333	$1,691,935
Charge-offs	-	-	-	-	-	-	-	-
Recoveries	-	-	-	4,800	-	-	-	4,800
Provision	55,313	(50,115)	(340,320)	411,515	(346)	(68,302)	(7,745)	-

Ending balance	$56,313	$70,489	$726,358	$608,564	$141,388	$93,035	$588	$1,696,735

Individually evaluated for impairment	$-	$-	$1,000	$-	$117,000	$-	$-	$118,000

Collectively evaluated for impairment	$56,313	$70,489	$725,358	$608,564	$24,388	$93,035	$588	$1,578,735

Loans
Individually evaluated for impairment	$-	$-	$498,194	$1,704,964	$531,255	$-	$-	$2,734,413
Collectively evaluated for impairment	1,245,356	11,221,270	27,915,067	15,258,404	2,809,591	2,213,938	50,371	60,713,997

Ending balance	$1,245,356	$11,221,270	$28,413,261	$16,963,368	$3,340,846	$2,213,938	$50,371	$63,448,410

	Commercial real estate
		Owner	Nonowner	Multi-family	Residential real	Commercial	Consumer and
	Land	occupied	occupied	residential	estate	and industrial	other	Total
For the year ended December 31, 2012

Allowance for loan losses
Beginning balance	$-	$120,604	$1,167,932	$673,074	$141,734	$161,337	$319	$2,265,000
Charge-offs	-	-	(114,000)	(532,665)	-	-	-	(646,665)
Recoveries	1,000	-	5,487	51,840	-	-	8,014	66,341
Provision	-	-	7,259	-	-	-	-	7,259

Ending balance	$1,000	$120,604	$1,066,678	$192,249	$141,734	$161,337	$8,333	$1,691,935

Individually evaluated for impairment	$-	$-	$45,000	$120,000	$100,000	$-	$-	$265,000

Collectively evaluated for impairment	$1,000	$120,604	$1,021,678	$72,249	$41,734	$161,337	$8,333	$1,426,935

Loans
Individually evaluated for impairment	$-	$-	$794,814	$1,803,253	$559,544	$-	$-	$3,157,611
Collectively evaluated for impairment	450,522	9,933,381	25,677,827	12,657,525	1,685,163	2,744,275	47,683	53,196,376

Ending balance	$450,522	$9,933,381	$26,472,641	$14,460,778	$2,244,707	$2,744,275	$47,683	$56,353,987

E-49

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 4 – Loans (continued)

The following tables present the contractual aging of the recorded investment in past due loans by class of loans as of December 31, 2013 and 2012:

				Loans Past
		30-59 Days	60-89 Days	Due 90 Days
	Current	Past Due	Past Due	or More	Total
December 31, 2013

Collateralized by real estate:
Construction, land development loans, and other land loans	$1,245,356	$-	$-	$-	$1,245,356
Commercial real estate
Owner occupied	11,221,270	-	-	-	11,221,270
Nonowner occupied	28,413,261	-	-	-	28,413,261
Multi-family residential	15,258,404	1,704,964	-	-	16,963,368
Residential real estate	3,340,846	-	-	-	3,340,846
Commercial and industrial	2,213,938	-	-	-	2,213,938
Consumer and other	50,371	-	-	-	50,371

Total	$61,743,446	$1,704,964	$-	$-	$63,448,410

				Loans Past
		30-59 Days	60-89 Days	Due 90 Days
	Current	Past Due	Past Due	or More	Total
December 31, 2012

Collateralized by real estate:
Construction, land development loans, and other land loans	$450,522	$-	$-	$-	$450,522
Commercial real estate
Owner occupied	9,933,381	-	-	-	9,933,381
Nonowner occupied	26,186,957	-	-	285,684	26,472,641
Multi-family residential	14,460,778	-	-	-	14,460,778
Residential real estate	2,244,707	-	-	-	2,244,707
Commercial and industrial	2,744,275	-	-	-	2,744,275
Consumer and other	47,683	-	-	-	47,683

Total	$56,068,303	$-	$-	$285,684	$56,353,987

None of the loans past due greater than 90 days were still accruing interest at December 31, 2013 and 2012.

E-50

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 4 – Loans (continued)

The following table presents the recorded investment in nonaccrual loans by class of loans as of December 31, 2013 and 2012:

	2013	2012
Collateralized by real estate:
Commercial real estate
Nonowner occupied	$-	$794,814
Multi-family residential	1,704,964	1,803,253
Residential real estate	-	559,544

Total	$1,704,964	$3,157,611

As part of the on-going monitoring of the credit quality of the Bank's loan portfolio, management categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt and comply with various terms of their loan agreements. The Bank considers current financial information, historical payment experience, credit documentation, public information, and current economic trends. Generally, all sizeable credits receive a financial review no less than annually to monitor and adjust, if necessary, the credit's risk profile. Credits classified as watch generally receive a review more frequently than annually. For special mention, substandard, and doubtful credit classifications, the frequency of review is increased to no less than quarterly in order to determine potential impact on credit loss estimates.

The Bank categorizes loans into the following risk categories based on relevant information about the ability of borrowers to service their debt:

Pass - A pass asset is well protected by the current worth and paying capacity of the obligator (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner. Pass assets also include certain assets considered watch, which are still protected by the worth and paying capacity of the borrower, but deserve closer attention and a higher level of credit monitoring.

Special mention - A special mention asset has potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution's credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

E-51

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 4 – Loans (continued)

Substandard - A substandard asset is an asset that is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful - An asset that has all the weaknesses inherent in the substandard classification, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently known facts, conditions and values, highly questionable and improbable. The possibility of loss is extremely likely, but it is not identified at this point due to pending factors.

Loss - An asset, or portion thereof, classified as loss is considered uncollectible and of such little value that its continuance on the Bank's books as an asset is not warranted. This classification does not necessarily mean that an asset has no recovery or salvage value; but rather, that it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future. Therefore, there is no balance to report at December 31, 2013.

Residential, consumer, and other loans are assessed for credit quality based on the contractual aging status of the loan and payment activity. Such assessment is completed at the end of each reporting period.

The following tables present the risk category of loans evaluated by internal asset classification based on the most recent analysis performed and the contractual aging as of December 31, 2013 and 2012:

		Special
	Pass	Mention	Substandard	Doubtful	Loss	Total
December 31, 2013

Collateralized by real estate:
Construction, land development loans, and other land loans	$1,245,356	$-	$-	$-	$-	$1,245,356
Commercial real estate
Owner occupied	11,221,270	-	-	-	-	11,221,270
Nonowner occupied	28,413,261	-	-	-	-	28,413,261
Multi-family residential	15,258,404	-	1,704,964	-	-	16,963,368
Commercial and industrial	2,213,938	-	-	-	-	2,213,938

Total	$58,352,229	$-	$1,704,964	$-	$-	$60,057,193

E-52

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 4 – Loans (continued)

		Special
	Pass	Mention	Substandard	Doubtful	Loss	Total
December 31, 2012

Collateralized by real estate:
Construction, land development loans, and other land loans	$450,522	$-	$-	$-	$-	$450,522
Commercial real estate
Owner occupied	8,429,142	1,504,239	-	-	-	9,933,381
Nonowner occupied	24,408,622	328,543	940,662	794,814	-	26,472,641
Multi-family residential	11,843,402	-	319,885	2,297,491	-	14,460,778
Commercial and industrial	2,325,994	418,281	-	-	-	2,744,275

Total	$47,457,682	$2,251,063	$1,260,547	$3,092,305	$-	$54,061,597

	Performing	Nonperforming	Total
December 31, 2013

Residential real estate	$3,340,846	$-	$3,340,846
Consumer and other	50,371	-	50,371

Total	$3,391,217	$-	$3,391,217

December 31, 2012

Residential real estate	$1,685,163	$559,544	$2,244,707
Consumer and other	47,683	-	47,683

Total	$1,732,846	$559,544	$2,292,390

The following tables present additional detail of impaired loans, segregated by class, as of December 31, 2013. The unpaid principal balance represents the recorded balance prior to any partial charge-offs. The recorded investment represents customer balances net of any partial charge-offs recognized on the loans. The interest income recognized column represents all interest income reported on an accrual basis after the loan became impaired.

E-53

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 4 – Loans (continued)

	Unpaid		Allowance for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
	Balance	Investment	Allocated	Investment	Recognized
December 31, 2013

With no related allowance recorded:
Collateralized by real estate:
Commercial real estate
Multi-family residential	$1,906,981	$1,704,964	$-	$1,751,791	$-

With an allowance recorded:
Collateralized by real estate:
Commercial real estate
Nonowner occupied	$517,651	$498,194	$1,000	$501,350	$5,888
Residential real estate	587,050	531,255	117,000	541,362	12,796

Total	$1,104,701	$1,029,449	$118,000	$1,042,712	$18,684

Total impaired loans:
Collateralized by real estate:
Commercial real estate
Nonowner occupied	$517,651	$498,194	$1,000	$501,350	$5,888
Multi-family residential	1,906,981	1,704,964	-	1,751,791	-
Residential real estate	587,050	531,255	117,000	541,362	12,796

Total	$3,011,682	$2,734,413	$118,000	$2,794,503	$18,684
E-54

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 4 – Loans (continued)

	Unpaid		Allowance for	Average	Interest
	Principal	Recorded	Loan Losses	Recorded	Income
	Balance	Investment	Allocated	Investment	Recognized
December 31, 2012

With no related allowance recorded:
Collateralized by real estate:
Commercial real estate
Nonowner occupied	$748,898	$285,684	$-	$287,103	$-

With an allowance recorded:
Collateralized by real estate:
Commercial real estate
Nonowner occupied	$517,651	$509,130	$45,000	$511,149	$-
Multi-family residential	1,947,431	1,803,253	120,000	1,843,049	-
Residential real estate	585,584	559,544	100,000	575,387	-

Total	$3,050,666	$2,871,927	$265,000	$2,929,585	$-

Total impaired loans:
Collateralized by real estate:
Commercial real estate
Nonowner occupied	$1,266,549	$794,814	$45,000	$798,252	$-
Multi-family residential	1,947,431	1,803,253	120,000	1,843,049	-
Residential real estate	585,584	559,544	100,000	575,387	-

Total	$3,799,564	$3,157,611	$265,000	$3,216,688	$-

A troubled debt restructured loan is a loan on which the Bank, for reasons related to a borrower's financial difficulties, grants a concession to the borrower that the Bank would not otherwise consider. The loan terms that have been modified or restructured due to a borrower's financial situation include, but are not limited to, a reduction in the stated interest rate, an extension of the maturity or renewal of the loan at an interest rate below current market, a reduction in the face amount of the debt, a reduction in the accrued interest, extensions, deferrals, renewals, and rewrites. The majority of the Bank's modifications are extension in terms or deferral of payments which result in no lost principal or minimal interest followed by reductions in interest rates or accrued interest. A troubled debt restructured loan is also considered impaired. Generally, a loan that is modified at an effective market rate of interest may no longer be disclosed as a troubled debt restructuring in years subsequent to the restructuring if it is not impaired based on the terms specified by the restructuring agreement.

During the years ended December 31, 2013 and 2012, the Bank did not modify any loans considered troubled debt restructurings.

E-55

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 5 – Premises and Equipment

The major classes of premises and equipment at December 31 are as follows:

	2013	2012
Leasehold improvements	$728,420	$724,833
Furniture, fixtures, and equipment	689,256	676,919
Data processing equipment	519,630	440,108

	1,937,306	1,841,860
Less accumulated depreciation	(1,349,636)	(1,197,695)

	$587,670	$644,165

Depreciation and amortization expense totaled $159,947 and $195,934 for the years ended December 31, 2013 and 2012, respectively.

Note 6 – Deposits

Deposits consist of the following at December 31:

	2013	2012
Noninterest-bearing demand	$8,057,866	$5,556,669
Interest-bearing demand	15,767,550	17,741,678
Savings	445,832	176,295
Money market	24,456,515	24,002,291
Time certificates, $100,000 and over	19,921,895	19,068,652
Time certificates under $100,000	2,873,123	2,233,671

	$71,522,781	$68,779,256

At December 31, 2013, scheduled maturities of time certificates are as follows:

2014	$16,519,540
2015	4,038,963
2016	1,934,269
2017	-
2018	302,246

$22,795,018

The Bank has approximately $4,107,000 and $4,666,000 in brokered deposits at December 31, 2013 and 2012, respectively.

E-56

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 7 – Income Tax Matters

The cumulative tax effects of the primary temporary differences which created deferred tax assets at December 31 are as follows:

	2013	2012
Deferred tax assets
Allowance for loan losses	$205,000	$205,000
Net operating loss carryforward	3,878,000	4,325,000
Organizational costs	270,000	302,000
Stock-based compensation	518,000	511,000
Other	55,000	22,000

Total deferred tax assets	4,926,000	5,365,000

Deferred tax liabilities
Accrual to cash conversion	(82,000)	(111,000)
Unrealized gain on securities available-for-sale	(166,000)	(306,000)
Deferred loan costs	(30,000)	(29,000)

Total deferred tax liabilities	(278,000)	(446,000)

Net deferred tax asset	4,648,000	4,919,000
Less valuation allowance	(4,648,000)	(4,919,000)

	$-	$-

At December 31, 2013 and 2012, the Bank has approximately $10,683,000 and $11,198,000, respectively, of operating loss carryforwards for federal income tax purposes which can be utilized through 2032 and approximately $5,351,000 and $11,243,000, respectively, of operating loss carryforwards for state income tax purposes which can be utilized through 2017. At December 31, 2013 and 2012, the net deferred tax asset of $4,648,000 and $4,919,000, respectively, was offset by an equal valuation allowance.

The Bank files income tax returns in the U.S. federal and state of Arizona jurisdictions. ASC 740, Income Taxes, provides guidance for uncertain tax positions as defined. The Bank identified its federal and state of Arizona tax returns as "major" tax jurisdictions, as defined. The periods subject to examination for the Bank's federal tax return are 2010, 2011, 2012, and 2013, and for the state of Arizona are 2009, 2010, 2011, 2012, and 2013. The Bank believes that its income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to applicable guidance.

E-57

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 7 – Income Tax Matters (continued)

The Bank may from time to time be assessed interest or penalties by tax jurisdictions, although the Bank has had no such assessments historically. The Bank's policy is to include interest and penalties to income taxes as a component of income tax expense.

Management has not concluded on the impact of the potential limitation, if any, upon the utilization of the net operating losses as a result of an ownership change of the Bank pursuant to Section 382 of the Internal Revenue Code.

Note 8 – Commitments and Contingencies

Lease commitments - The Bank leases its main and branch facilities under noncancelable operating leases. The leases expire March 31, 2015 and May 31, 2014, respectively. The Bank, at its option, intends to and has the right to renew the leases for two additional five-year terms. The leases require the Bank to pay all taxes, maintenance, and utility costs, and requires the Bank to maintain certain types of insurance.

At December 31, 2013, the future annual minimum lease payments under these operating leases (including the renewal periods) are as follows:

Year Ending December 31:
2014	$292,964
2015	292,964
2016	292,964
2017	292,964
2018	292,964
Thereafter	1,746,042

Total minimum lease payments	$3,210,862

Rent expense totaled approximately $293,000 for the years ended December 31, 2013 and 2012.

Financial instruments with off-balance sheet risk - The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its clients. These financial instruments include commitments to extend credit and involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the balance sheet.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Bank had commitments to extend credit of approximately $2,656,000 and $1,752,000 at December 31, 2013 and 2012, respectively.

E-58

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 8 – Commitments and Contingencies (continued)

Commitments to extend credit are agreements to lend to a client as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each client's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies but may include accounts receivable, inventory, property and equipment, residential and undeveloped land, and income-producing commercial properties. At December 31, 2013 and 2012, $36,000 and $82,000 of commitments to extend credit were unsecured, respectively.

Concentration of credit risk - Substantially all of the Bank's loans and commitments to extend credit have been granted to clients in the Bank's market area. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of the Bank's legal lending limit. The Bank has a loan portfolio concentration as approximately 96% of loans have real estate as the primary source of collateral at December 31, 2013 and 2012, and substantially all loans are in the Phoenix metropolitan area. Approximately 20% of the Bank's commercial real estate loans as of December 31, 2013 and 2012, respectively, are owner occupied. The Bank experienced significant declines in current valuations for real estate collateral supporting portions of its loan portfolio in 2013 and 2012. If real estate values continue to decline and as updated appraisals are obtained, the Bank may have to increase its allowance for loan losses appropriately.

Borrowing facility - The Bank has approved a federal funds borrowing agreement with one unrelated financial institution of $3,000,000 at December 31, 2013 and 2012, respectively. There were no federal funds purchased under this line at December 31, 2013 or 2012. This borrowing arrangement is unsecured at December 31, 2013. Periodically, the Bank tests availability of credit by drawing on their federal funds line overnight.

The Bank has a line of credit with the FHLB for 25% and 15% of total assets at December 31, 2013 and 2012 respectively. There were no advances on the line at December 31, 2013. There were no advances on the line at December 31, 2012. The line of credit matures on June 30, 2016. This borrowing arrangement is secured by pledged loans in the amount of $19,420,000 and $19,640,000 at December 31, 2013 and 2012.

Contingencies - In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the financial statements.

E-59

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 9 – Transactions with Related Parties

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with nonrelated parties.

There are no loans with related parties at December 31, 2013 or 2012.

Deposit balances with related parties approximated $921,000 and $863,000 at December 31, 2013 and 2012, respectively.

Note 10 – Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve qualitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined).

To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below.

E-60

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 10 – Regulatory Capital Requirements (continued)

The Bank's actual capital amounts and ratios are presented in the following table:

	2013
			For Capital		To be Well
	Actual		Adequacy Purposes		Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital
(to risk-weighted assets)	$10,978	18.2%	$4,835	8.0%	$6,044	10.0%

Tier 1 capital
(to risk-weighted assets)	$10,211	16.9%	$2,418	4.0%	$3,626	6.0%

Tier 1 capital
(to average assets)	$10,211	12.8%	$3,206	4.0%	$4,008	5.0%

	2012
			For Capital		To be Well
	Actual		Adequacy Purposes		Capitalized
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital
(to risk-weighted assets)	$10,061	17.5%	$4,611	8.0%	$5,763	10.0%

Tier 1 capital
(to risk-weighted assets)	$9,329	16.2%	$2,305	4.0%	$3,458	6.0%

Tier 1 capital
(to average assets)	$9,329	11.9%	$3,113	4.0%	$3,891	5.0%

The Bank has agreed to maintain a Tier I leverage ratio of 10% and total risk based capital ratio of 14% with their banking regulators. The Bank was in compliance with the Tier 1 leverage ratio at December 31, 2013 and December 31, 2012.

E-61

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 10 – Regulatory Capital Requirements (continued)

Dividend restriction - The Bank is subject to banking regulations which require the maintenance of certain capital levels and positive retained earnings, which will prevent payment of dividends until positive retained earnings are achieved and may limit the amount of dividends thereafter.

Note 11 – Share-Based Payments

Pursuant to a stock option plan adopted in 2007 and approved by shareholders in 2008, the Bank may grant 556,459 stock options with an exercise price no less than fair value on the date of grant.

The fair value of the stock options was estimated at the date of grant using the Black-Scholes option valuation model that utilizes the assumptions included in the table below. The expected term assumption reflects the period for which the Bank believes the options will remain outstanding. This assumption is based upon the expected behavior of the option holders. The Bank determined the volatility on its stock based on the volatility of peer group public companies over the expected life of the award. For purposes of identifying otherwise similar entities, the Bank considered characteristics such as industry, stage of life cycle, size, and financial leverage. The dividend assumption was estimated to be based on the Bank's intention to not pay dividends for the foreseeable future. The risk-free rate reflects the U.S. Treasury yield curve for a similar expected life instrument in effect at the time of the grant. There were no new stock option grants during the year ended December 31, 2013 and 137,500 new stock option grants were made during the year ended December 31, 2012. The assumptions utilized for the stock options granted during the year ended December 31, 2012 are as follows:

2012
Expected term (in years)	5
Expected volatility	58.0%
Expected dividends	0.0%
Risk-free rate	0.7%
Grant date fair value per option (weighted-average)	$0.37

The Bank recognized approximately $30,600 and $56,000 of compensation expense on these options for the years ended December 31, 2013 and 2012, respectively. At December 31, 2013 and 2012, there was approximately $34,000 and $65,000 of total unrecognized compensation cost related to nonvested options. That remaining cost is expected to be recognized over a weighted-average period of approximately 1.6 years.

E-62

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 11 – Share-Based Payments (continued)

The following is a summary of the stock option activity during the year ended December 31, 2013 and 2012:

	2013		2012
		Weighted-		Weighted-
		Average		Average
	Shares	Exercise Price	Shares	Exercise Price
Outstanding options, beginning of year	295,364	$2.11	183,364	$3.19

Options granted	-	-	137,500	0.75
Options exercised	-	-	-	-
Options forfeited	(12,952)	3.65	(25,500)	1.51

Outstanding options, end of year	282,412	$2.04	295,364	$2.11

Options exercisable, end of year	165,087	$2.99	83,966	$4.97

Weighted-average remaining contractual life of options outstanding, end of year		$7.66		$8.63

Weighted-average remaining contractual life of options exercisable, end of year		$7.09		$7.08

On December 13, 2007, the Bank granted 294,702 warrants to the organizers of the Bank ("organizer warrants"). These organizer warrants have an exercise price of $10.00, vested immediately, and expire June 28, 2017. None of these warrants had been exercised as of December 31, 2013.

Note 12 – Restrictions On Cash

The Bank is required to maintain a balance of approximately $93,000 with their official check service provider at December 31, 2013 and 2012.

The Bank is required to maintain reserve balances with the Federal Reserve Bank. The required balance was $160,000 and $237,000 at December 31, 2013 and 2012, respectively.

E-63

BANK 1440
NOTES TO FINANCIAL STATEMENTS

Note 13 – Loan Servicing Assets

Loans serviced for others are not reported as assets. The principal balances of these loans are as follows at December 31:

2013

SBA loan participations sold	$1,413,972

The Bank has no custodial escrow balances maintained in connection with serviced loans at December 31, 2013.

Activity for loan servicing rights is as follows for the years ended December 31:

Loan servicing asset
2013
Beginning of year	$-
Additions	54,631
Amortized to expense	(2,266)

End of year	$52,365

There was no valuation allowance and no related activity as of and for the year ended December 31, 2013. The Bank reviewed the loan servicing asset for impairment at December 31, 2013 noting none.

Note 14 – Definitive Agreement

On June 26, 2013 BANK'34 and its parent corporation Alamogordo Financial Corp. (ALMG), headquartered in Alamogordo, New Mexico, and Bank 1440 (BFFO), headquartered in Phoenix, Arizona, jointly announced the execution of an agreement and plan of merger for the two community banks.

In connection with the transaction, common and preferred shareholders of Bank 1440 will have the right to elect to receive either cash or shares of Alamogordo Financial Corp. common stock, or a combination, subject to exchange ratios and proration procedures set forth in the merger agreement. The merger transaction is subject to customary closing conditions, including approval by Bank 1440 shareholders and applicable banking regulators.

As of March 13, 2014, all Regulatory Applications have been filed with the appropriate agencies (Federal Reserve Bank, Office of the Comptroller of the Currency and the Securities and Exchange Commission (“SEC”)) and are pending receipt of non-objections. Upon obtaining an effective registration statement from the SEC, Bank 1440 will distribute proxies and conduct a shareholder meeting for the purpose of voting on the proposed transaction.

E-64

REVOCABLE PROXY
Bank 1440

YOUR VOTE IS IMPORTANT!
PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1. By Telephone (using a Touch-Tone Phone); or
2. By Internet; or
3. By Mail.

To Vote by Telephone:

Call 1-866-702-2544 Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., Eastern time, June 26, 2014 or midnight, Local time, on June 25, 2014.

To Vote by Internet:

Go to https://www.rtcoproxy.com/blfo prior to 3:00 a.m., Eastern time, June 26, 2014 or midnight, Local time, on June 25, 2014.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

Comments:

Special Meeting Materials are available at:
http://www.cfpproxy.com/6301sm

FOLD HERE IF YOU ARE VOTING BY MAIL

PLEASE DO NOT DETACH

X **PLEASE MARK VOTES AS IN THIS EXAMPLE**

3. In their discretion, to transact such other business as may be properly presented at the Special Meeting and any adjournments or postponements of the Special Meeting.

Shares of Bank 1440 stock will be voted as specified in this Proxy. Unless otherwise specified, this Proxy will be voted "FOR" the proposal to approve the Merger Agreement and "FOR" the proposal to adjourn the Special Meeting (if necessary). If any other matter is properly presented at the Special Meeting or any postponement or adjournment thereof, the Proxy will be voted in accordance with the judgment of the persons appointed as proxies.

The board of directors of the Bank recommends a vote "FOR" the proposal to approve the Merger Agreement and "FOR" the proposal to adjourn the Special Meeting (if necessary). Such vote is hereby solicited on behalf of the board of directors.

This Proxy may be revoked at any time before it is exercised.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above

Please sign exactly as your name appears on the certificate(s) representing your share(s) of stock of the Bank. Only one holder needs to sign if stock is held jointly. When signing as attorney, trustee, executor, administrator or guardian, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person.

BANK 1440 — SPECIAL MEETING, JUNE 26, 2014

YOUR VOTE IS IMPORTANT!

Special Meeting Materials are available on-line at:

http://www.cfpproxy.com/6301

You can vote in one of three ways:

1. Call **toll free 1-866-702-2544** on a Touch-Tone Phone. There is **NO CHARGE** to you for this call. Phone anytime prior to 3:00 a.m., Eastern time, June 26, 2014 or midnight, Local time, on June 25, 2014.

or

2. Via the Internet at **https://www.rtcoproxy.com/bffo** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

BANK 1440

This Proxy is Solicited on Behalf of the Board of Directors for use at the Special Meeting of Shareholders on June 26, 2014

The shareholder of Bank 1440 (the "Bank") executing this proxy hereby constitutes and appoints Ray Russell and Michael Mandell and each of them, attorneys, agents and proxies with full power of substitution, to vote as proxy the number of shares of common stock, par value $1.00 per share and/or preferred stock, par value $1.00 per share, of the Bank which the undersigned would be entitled to vote if personally present at the special meeting of shareholders of the Bank to be held at the Pinnacle Peak Country Club located at 8701 E. Pinnacle Peak Road, Scottsdale Arizona 85255 at 6:00 p.m., local time, on June 26, 2014, and any adjournment thereof (the "Special Meeting"), with respect to the proposals described in the Proxy Statement/Prospectus and the Notice of Special Meeting of Shareholders, both dated May 13, 2014, timely receipt of which are hereby acknowledged.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

6301